Filed Pursuant to Rule 424(b)(3)
File No. 333-257664

PROSPECTUS

1,073,192 CLASS A ORDINARY SHARES,
400,782 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,
16,651 CLASS A ORDINARY SHARES UNDERLYING THE UNIT PURCHASE OPTIONS,
333,002 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES UNDERLYING THE UNIT PURCHASE OPTIONS,
333,002 RIGHTS TO CONVERT TO CLASS A ORDINARY SHARES UNDERLYING THE UNIT PURCHASE OPTIONS,
8,326 CLASS A ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS UNDERLYING THE UNIT
PURCHASE OPTIONS,
1,665 CLASS A ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE RIGHTS UNDERLYING THE UNIT PURCHASE OPTIONS,
685,000 CLASS A ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE
DEBENTURE, INCLUDING ANY INTEREST ACCRUED ON THE INITIAL PRINCIPAL SUM OF THE DEBENTURE THAT
MAY BE PAID IN SHARES, AND
6,875,000 CLASS A ORDINARY SHARES UNDERLYING JAK WARRANTS

Ucommune International Ltd
(incorporated in Cayman Islands)

________________________

This prospectus relates to the resale from time to time of an aggregate of 1,073,192 Class A ordinary shares, par value US$0.002 per share (“Class A ordinary shares”) of Ucommune International Ltd, the ultimate Cayman Islands holding company (the “Parent”), (i) issued to certain investors (the “PIPE Investors”) in private placements in a PIPE investment (as defined below) in connection with the Business Combination (as defined below), (ii) issued to certain investors as earn-out payments pursuant to the merger agreement dated June 29, 2020 in connection with the Business Combination, (iii) reserved and issuable by the Parent to certain grantees of its share incentive plan awards, including its affiliates, and (iv) issued to the former shareholders of Ucommune Group Holdings Limited (“Ucommune Group Holdings”), some of whom are the Parent’s current affiliates, in connection with the Business Combination.

This prospectus also relates to the issuance by the Parent of (i) up to 116,831 Class A ordinary shares upon the exercise by the holders of outstanding warrants, each exercisable to purchase 0.025 Class A ordinary shares at a price of US$230.00 per share, expiring on November 17, 2025 (the “Prior Warrants”) and (ii) up to 283,951 Class A ordinary shares upon the exercise by the holders of outstanding warrants, each exercisable to purchase 0.05 Class A ordinary share at a price of US$81.00 per share, expiring on February 2, 2026 (the “New Warrants,” and together with the Prior Warrants, the “Warrants”).

This prospectus also relates to the issuance by the Parent of (i) 16,651 Class A ordinary shares upon the exercise of unit purchase options (the “UPOs”) (the “UPO Shares”) by the holder, (ii) 333,002 warrants to purchase an additional 8,326 Class A ordinary shares upon the exercise of the UPOs (the “UPO Warrants”) by the holder, (iii) 333,002 rights to convert to an additional 1,665 Class A ordinary shares upon the exercise of the UPOs (the “UPO Rights”) by the holder, (iv) up to 8,326 Class A ordinary shares upon the exercise of the UPO Warrants by the holder, and (v) up to 1,665 Class A ordinary shares upon the conversion of the UPO Rights by the holder.

This prospectus also relates to the issuance by the Parent of (i) up to 685,000 Class A ordinary shares (at a conversion floor of US$6.00 per share, subject to any dilutive adjustment (the “Floor Price”)) underlying the Parent’s US$3,000,000 principal sum of 8% senior convertible debentures (the “Debenture”), including interest accrued on the principal sum of US$3,000,000 that may be paid in shares, (ii) up to 625,000 Class A ordinary shares underlying a Series A purchase warrant (the “Series A Warrant”), which exercise price was adjusted to be the Floor Price per share on May 13, 2022, each exercise of which entitles the Warrant holder to deduct 10% from the aggregate exercise price, is exercisable immediately and expires on January 26, 2029; (iii) up to 3,125,000 Class A ordinary shares underlying a Series B purchase warrant (the “Series B Warrant”), which exercise price was adjusted to be the Floor Price per 1.25 Class A ordinary shares on May 13, 2022, is exercisable immediately and expires on the twelve month anniversary of the date that the registration statement of which this prospectus forms a part has been declared effective by the Securities and Exchange Commission (the “Effective Date”); (iv) up to 3,125,000 Class A ordinary shares underlying a Series C purchase warrant (the “Series C Warrant,” together with the Series A Warrant and the Series B Warrant, the “JAK Warrants”), which exercise price was adjusted to be the Floor Price per Class A ordinary share on May 13, 2022 and expires on the seven year anniversary of the Effective Date. 50% of Series C Warrant vested upon issuance, and 50% of the Series C Warrant shall vest proportionately based on the number of Series B Warrants exercised.

The Parent does not know whether the holders of the options, Warrants, UPOs, UPO Warrants or JAK Warrants will exercise any of these securities or whether the holders of the UPO Rights or Debenture will convert the rights to the Parents’ Class A ordinary shares. If all of the options, Warrants, UPOs, UPO Warrants and JAK Warrants registered in this prospectus are exercised in full and the UPO Rights and Debenture are fully converted, assuming the JAK Warrants are exercised at the Floor Price and the Debenture are converted at the Floor Price, the Parent will issue an aggregate of additional 8,078,199 Class A ordinary shares.

The selling shareholders named in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”) may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

The Parent will not receive any of the proceeds from the resale of the Class A ordinary shares by the Selling Shareholders. The Parent will receive the proceeds from the exercise of the Warrants, UPOs, UPO Warrants and JAK Warrants for cash, but not from the sale of the Class A ordinary shares underlying the Warrants, UPOs, UPO Warrants, UPO Rights, Debenture and JAK Warrants.

The Parent will bear all costs, expenses and fees in connection with the registration of the Class A ordinary shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to their respective sales of Class A ordinary shares.

The Parent’s Class A ordinary shares and the Prior Warrants are listed on The Nasdaq Capital Market under the symbols “UK” and “UKOMW,” respectively. On July 19, 2022, the closing sale price of the Parent’s Class A ordinary shares and the Prior Warrants was US$3.73 and US$0.06, respectively. The New Warrants, UPOs, UPO Warrants, UPO Rights, Debenture and JAK Warrants of the Parent are not listed on Nasdaq or any national securities exchange or market.

The Parent is an “emerging growth company” under applicable federal securities laws and is subject to reduced public company reporting requirements.

The Parent, its subsidiaries, the consolidated variable interest entities (including the subsidiaries of the consolidated variable interest entities in China, collectively the “VIEs”) (collectively, “Ucommune” or the “group”) face legal and operational risks associated with having the majority of its operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as Ucommune, to conduct its business. Therefore, Ucommune’s investors and business face potential uncertainty from the PRC government. Changes in China’s economic, political or social conditions or government policies could materially adversely affect Ucommune’s business and results of operations. These risks could result in a material change in Ucommune’s operations and/or the value of the Parent’s ordinary shares or could significantly limit or completely hinder the Parent’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. In particular, recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, as well as the PCAOB’s inability to inspect the Parent’s auditors, may impact Ucommune’s ability to conduct its business or accept foreign investments, or the continued listing of the Parent’s securities on a U.S. or other foreign stock exchange. See “Risk Factors — Risks Relating to Doing Business in China.”

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), on December 16, 2021, the U.S. Public Company Accounting Oversight Board (the “PCAOB”) issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. As of the date hereof, the Parent’s auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in the Parent’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB, determines that it cannot inspect the workpapers prepared by the Parent’s auditor and that as a result an exchange may determine to delist the Parent’s securities. See “Risk Factors — Risks Relating to Doing Business in China — Trading in the Parent’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines the Parent’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist the Parent’s securities, and the Parent’s securities may be prohibited from being traded over-the-counter.”

Ucommune International Ltd, the ultimate Cayman Islands holding company, does not directly own any substantive operations in the PRC but operates its businesses in the PRC described in this prospectus through the consolidated VIEs domiciled in China: Ucommune (Beijing) Venture Investment Co., Ltd.(“Ucommune Venture”), Beijing U Bazaar Technology Co., Ltd. (“Beijing U Bazaar”) and Beijing Weixue Tianxia Education Technology Co., Ltd. (“Weixue Tianxia”). Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in certain businesses. As a result, certain of the Parent’s subsidiaries incorporated in the PRC (the “PRC subsidiaries”) have entered into a series of contractual arrangements with the VIEs in which the Parent is considered the primary beneficiary of the VIEs and the Parent consolidates the operating results of the VIEs in the financial statements under United States generally accepted accounting principles (“U.S. GAAP”). Investors in the Parent’s Class A ordinary shares are not purchasing equity interests in the consolidated VIEs domiciled in China but instead are purchasing equity interests in the Parent, the ultimate Cayman Islands holding company.

However, the Parent, its subsidiaries and its investors do not have an equity ownership in, direct foreign investment in, or control through such ownership or investment of the VIEs. The contractual arrangements with respect to the VIEs under which the Parent is the primary beneficiary are not equivalent to an equity ownership in the business of the VIEs. Any references in this prospectus to control or benefits that accrue to the Parent or its subsidiaries because of the VIEs are limited to, and subject to conditions for consolidation of, the VIEs under U.S. GAAP. Consolidation of VIEs under U.S. GAAP generally occurs if the Parent or its subsidiaries (i) have an economic interest in the VIEs that provides significant exposure to potential losses or benefits from the VIEs and (ii) have power over the most significant economic activities of the VIEs. For accounting purposes, the Parent will be the primary beneficiary of the VIEs. In addition, the contractual agreements governing the VIEs have not been tested in a court of law.

Investors in the Parent’s Class A ordinary shares are not purchasing equity interests in the consolidated VIEs domiciled in China but instead are purchasing equity interests in the Parent, the ultimate Cayman Islands holding company. The Parent is not a Chinese operating company but a Cayman Islands holding company with operations conducted by its subsidiaries and through contractual arrangements with VIEs based in China, and this structure involves unique risks to investors. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies, and investors may never hold equity interests in the Chinese operating companies. Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services (“VATS”), and certain other businesses. The Parent’s subsidiaries currently conduct their VATS business through Beijing U Bazaar, including value-added online services for their members. The Parent’s subsidiaries also plan to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future. The VIE structure would afford Ucommune Venture and/or Weixue Tianxia and their subsidiaries greater flexibility in expanding their business scope and implementing their business strategies in compliance with PRC laws and regulations in the future as their business expands. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in Ucommune’s operations and/or a material change in the value of the securities the Parent is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. If the PRC government deems that the contractual arrangements with the consolidated VIEs domiciled in China do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, the Parent, its subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish their interests in those operations. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In addition, to the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on the Parent, its subsidiaries and the VIEs by the PRC government. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of the Parent, its subsidiaries or the VIEs by the PRC government to transfer cash. See “Risk Factors — Risks Relating to the Corporate Structure” and “Risk Factors — Risks Relating to Doing Business in China — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities registered in this prospectus may decline in value or become worthless.”

The Parent, its subsidiaries and the VIEs are subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, the PRC subsidiaries and the VIEs need to obtain SAFE approval to use cash generated from the operations to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. See “Risk Factors — Risks Relating to Doing Business in China — Governmental control of currency conversion may limit the ability of the Parent, its subsidiaries and the VIEs to utilize net revenue effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”

The PRC subsidiaries and the VIEs are subject to restrictions and limitations on their ability to distribute earnings from their businesses, to the Parent and U.S. investors as well as their ability to settle amounts owed under the VIE agreements. The PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. PRC regulations permit a PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. See “Risk Factors — Risks Relating to Doing Business in China — The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.”

Cash may be transferred within the group in the following manner when needed: (i) the Parent may transfer funds to its subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the internal cash management policies described below and the “major operational decision management system” which is established by the risk control and compliance department of the Parent, discussed, considered and reviewed by the management team of the Parent, including its chief executive officer and chief financial officer, and approved by the chairman of the board of directors of the Parent; (ii) the Parent and its subsidiaries may provide loans to the VIEs and vice versa in accordance with the internal cash management policies described below; (iii) funds may be transferred from the VIEs to the WFOEs (as defined below), as service fees for services contemplated by the VIE agreements namely, the Exclusive Business Cooperation Agreement relating to Ucommune Venture and Beijing U Bazaar and the Exclusive Technology Consulting and Service Agreement relating to Weixue Tianxia; (iv) the PRC subsidiaries, including the WFOEs, may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with their articles of association and in compliance with applicable PRC laws and regulations; and (v) the Parent’s non-PRC subsidiaries may make dividends or other distributions to the Parent in accordance with the articles of association of the relevant non-PRC subsidiaries and in compliance with applicable local laws and regulations. Because the Parent is the primary beneficiary of the VIEs through contractual arrangements and the Parent and its subsidiaries do not have equity ownership in the VIEs, neither the Parent nor its subsidiaries are able to make direct capital contributions to the VIEs or their respective subsidiaries, and the VIEs are not able to make dividends or other distributions to the Parent. As an offshore holding company, the Parent may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC subsidiaries or provide loans to the consolidated VIEs, in each case subject to the satisfaction of applicable regulatory requirements.

In August 2020, Ucommune Venture entered into a loan agreement with Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), under which Ucommune HK agreed to provide loans of up to a total of US$60 million to Ucommune Venture and Ucommune Venture could drawdown the loans in multiple tranches (up to an aggregate of US$60 million) within three years from the date of the first drawdown. Thereafter, both parties entered into two supplement agreements in January 2021 and March 2021. As of the date of this prospectus, Ucommune HK has provided a total of US$41 million in loans to Ucommune Venture, of which US$4 million have been repaid, under such loan agreements since the completion of the Business Combination in November 2020, using proceeds from the Parent’s previous PIPE financing and follow-on offerings. Such loans were included in intercompany loans, and disclosed as roll-forwards of the investment in subsidiaries and VIEs. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries.”

Since January 1, 2018, cash has been transferred through the group in terms of loans; there have been no other transfers, dividends or distributions made to date between the Parent as the holding company, its subsidiaries and the consolidated VIEs, or to investors; and there have been no other cash flows and transfers of other assets by type that have occurred between the Parent as the holding company, its subsidiaries, and the consolidated VIEs. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries — Inter-group balances due from VIEs/Subsidiaries — Intercompany loan lent.” The WFOEs and the VIEs do not intend to distribute earnings or settle amounts owed under the VIE agreements.

Ucommune has established stringent controls and procedures for cash flows within Ucommune’s organization based on internal cash management policies established by the group finance department in Beijing, discussed, considered and reviewed by the relevant departments in the group and approved by the chairman of the board of directors of the Parent. Each transfer of cash among the Parent, its subsidiaries and the VIEs is subject to internal approval of each relevant company. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. Only the finance department of each relevant company is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk. See “Prospectus Summary — Ucommune’s Corporate Structure.”

This prospectus refers to 1) Ucommune International Ltd, a Cayman Islands company, as the Parent, 2) the Parent’s subsidiaries, including Ucommune (Beijing) Technology Co., Ltd. (“Ucommune Technology”) and Beijing Melo Technology Co., Ltd. (“Beijing Melo”), as the Parent’s wholly foreign owned entities domiciled in China (“WFOEs”) and 3) Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their subsidiaries as the VIEs domiciled in China to conduct business operations in China. The VIEs are consolidated for accounting purposes but are not entities in which the Parent directly or indirectly owns equity, and the Parent does not conduct operations.

The Parent may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in the Parent’s Class A ordinary shares involves risks that are described in the “Risk Factors” section beginning on page 41 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 22, 2022.

________________________

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with any information other than that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

i

Prospectus Summary

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and the related notes appearing elsewhere in this prospectus. In addition to this summary, you should read the entire prospectus carefully, especially the risks of investing in the ordinary shares discussed under “Risk Factors,” “Business,” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to buy the ordinary shares. Investors should note that Ucommune International Ltd, the ultimate Cayman Islands holding company, does not directly own any substantive operations in the PRC and its businesses in the PRC described in this prospectus are operated through the VIEs.

Ucommune’s Corporate Structure

The following chart shows the Parent’s corporate structure as of the date of this prospectus, including the Parent’s principal subsidiaries and the VIEs. The Nasdaq-listed entity is the Parent, Ucommune International Ltd, and the public shareholders are purchasing the equity interests of the Parent. The VIEs and the Parent’s principal subsidiaries are the operating entities.

Maodq Limited
5.22%
FAIR VISION GROUP LIMITED
4.37%
Astro Angel Limited
1.642%
AMBITIOUS WORLD LIMITED
6.150%
Other holders, each holds less than 5% individually
24.77%
Public holders
57.85%
Ucommune International Ltd. (Cayman Islands)
100%
Ucommune Group Holdings Limited (Cayman Islands)
100%
Melo Inc. (Delaware)
100%
Ucommune Group Holdings (Hong Kong) Limited
100%
Melo Hongkong Limited
100%
Offshore Operating Companies
Off Shore
On Shore
100%
Ucommune (Beijing) Technology Co., Ltd.("Ucommune Technology") WFOE
100%
Beijing Melo Technology Co., Ltd. ("Beijing Melo")
Contractual Arrangements
Contractual Arrangements
Angela Bai
Bin Zhao
Beijing Longxi Real Estate Development Co. LTD
Cooperative Space (Tianjin) Office Service Co., Ltd
Tianjin Zhenge Tianfeng Investment Center (Limited Partnership)
Liang Chen
Beijing Sequoia Xinyuan Equity Investment Center (Limited Partnership)
Co-creation (Tianjin) Office Service Co., Ltd
Jinwang Zhou
Other holders, each owns less than 3% of the equity interests individually (1)
Nan Shi
Guohang Wang
Zhuji Shangde Heli Investment Partnership (Limited partnership)
Ningbo Meishan Bonded Port Area Bozhong Shangdong Investment Center (Limited Partnership)
Yadong Xingchen Venture Capital Co., Ltd
You Liang
26.099%
7.785%
4.828%
3.915%
3.516%
3.358%
3.327%
3.312%
3.198%
40.662%
100%
66.72%
12%
8.62%
8%
4.66%
Contractual Arrangements
Ucommune (Beijing) Venture Investment Co., Ltd.("Ucommune Venture"), a VIE(2)
Beijing Ubazaar Technology Co., Ltd. ("Beijing U Bazaar"), a VIE(3)
Beijing Weixue Tianxia Education Technology Co., Ltd. ("Weixue Tianxia"), a VIE (4)
100%
100%
Na Liu
Xiaodong Chen
Yuxuan Li
Beijing Zerone Management & Consulting Company Ltd. ("Beijing Zerone")
Guangdong Wanhe Green Technology Co., Ltd. ("Wanhe")
5%
10%
25%
60%
Beijing Kuanneng Technology Co., Ltd. ("Kuanneng")

____________

Notes:

(1)      As of the date of this prospectus, other holders which own less than 3% of the equity interests individually includes the following: Zhuhai Qianyi Hongtong Investment Fund (Limited Partnership) holds 2.430%, Beijing Pusi Investment Co., Ltd holds 2.352%, Zhuhai iKang Jiahua Asset Management Partnership (Limited Partnership) holds 2.243%, Wuxi Zhongrong Rongyouchuangxiang Investment Enterprise (Limited Partnership) holds 2.176%, Beijing Zhongkai Investment & Development Co., Ltd holds 2.146%, Xiamen Ruizhiye Equity Investment Co., Ltd holds 2.112%, Ningbo Enterprise One Investment Management Partnership (Limited Partnership) holds 2.057%, Juyuan Xincheng (Tianjin) Commercial Management Partnership (Limited Partnership) holds 2.032%, Beijing Gongqing Success Enterprise Management Center (Limited Partnership) holds 1.983%, Beijing Yirun Chuangyin Investment Center (Limited Partnership) holds 1.946%, Beijing Yintai Land Commercial Co., Ltd holds 1.865%, Yongzhou Ruru Culture Technology

Co., Ltd holds 1.612%, Shenzhen Yiwenda Investment Management Consulting Co., Ltd holds 1.447%, Beijing Hongtai Jinyi Management Consulting Co., Ltd holds 1.430%, Peizhi Wang holds 1.273%, Jiangxi Fusen Information Technology Co., Ltd holds 1.257%, Zhiyong Zhao holds 1.129%, Xinjiang Xinzhongshuo Marketing Co., Ltd holds 1.022%, Beijing Silk Road Cloud and Investment Center (Limited Partnership) holds 0.700%, Shanghai Yongbai Lian investment management co., LTD holds 0.678%, Ping Wang holds 0.667%, Jun Qin holds 0.662%, Jiahui Gan holds 0.659%, Shandong Guohui Investment Co., Ltd holds 0.499%, Shanghai Gopher Rongze Investment Center (Limited Partnership) holds 0.487%, Innovation Factory (Beijing) Enterprise Management Co., Ltd holds 0.487%, Xinyu Guanda Architectural Design Consulting Co., Ltd holds 0.479%, Zhuangkun He holds 0.471%, Lhasa Songhe Incubator Management Co., Ltd holds 0.423%, Jiaxing Chuanghe Huijin Equity Investment Partnership (Limited Partnership) holds 0.379%, Tianjin Ruihe Technology Co., Ltd holds 0.352%, Min Jiang holds 0.347%, Feifei Yi holds 0.328%, Chao Dai holds 0.243%, Kaifeng Cultural Tourism Investment Group Co., Ltd holds 0.203%, and Sichuan Xinwen Investment Co., Ltd holds 0.085%.

(2)      Ucommune Venture, a VIE, is an entity in which Ucommune’s operations are conducted. Ucommune Venture and Ucommune Technology, the WFOE, entered into a series of contractual arrangements.

(3)      Beijing U Bazaar, a VIE, is an entity in which Ucommune’s operations are conducted. Beijing U Bazaar and Ucommune Technology, the WFOE, entered into a series of contractual arrangements.

(4)      Weixue Tianxia, a VIE, is an entity in which Ucommune’s operations are conducted. Weixue Tianxia and Beijing Melo, the WFOE, entered into a series of contractual arrangements.

The Parent is not a Chinese operating company but a Cayman Islands holding company with operations conducted by its subsidiaries and through contractual arrangements with VIEs based in China, and this structure involves unique risks to investors. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies, and investors may never hold equity interests in the Chinese operating companies. Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in VATSs and certain other businesses. The Parent’s subsidiaries currently conduct their VATS business through Beijing U Bazaar, including value-added online services for their members. The Parent’s subsidiaries also plan to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future. The VIE structure would afford Ucommune Venture and/or Weixue Tianxia and their subsidiaries greater flexibility in expanding their business scope and implementing their business strategies in compliance with PRC laws and regulations in the future as their business expands. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in Ucommune’s operations and/or a material change in the value of the securities the Parent is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. If the PRC government deems that the contractual arrangements with the consolidated VIEs domiciled in China do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, the Parent, its subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish their interests in those operations. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In addition, to the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on the Parent, its subsidiaries and the VIEs by the PRC government. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of the Parent, its subsidiaries or the VIEs by the PRC government to transfer cash. See “Risk Factors — Risks Relating to the Corporate Structure.”

The Parent and its subsidiaries operate business mainly through the VIEs in the PRC based on a series of contractual arrangements. As of December 31, 2019, 2020 and 2021, the consolidated VIEs and their subsidiaries accounted for an aggregate of 95.6%, 88.5% and 92.0%, respectively, of the consolidated total assets and 92.7%, 94.3% and 106.2%, respectively, of the consolidated total liabilities. In 2019, 2020 and 2021, the consolidated VIEs and their subsidiaries accounted for an aggregate of 98.3%, 96.5% and 97.2%, respectively, of the consolidated total net revenue. See the consolidated financial statements and the related notes included elsewhere in this prospectus.

These contractual arrangements include:

•        The contractual arrangements by and among Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture include an Exclusive Business Cooperation Agreement, Equity Pledge Agreement, Exclusive Option Agreement, Shareholders’ Voting Rights Proxy Agreement and Spousal Consent Letter.

•        The contractual arrangements by and among Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar include an Exclusive Business Cooperation Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Shareholders’ Voting Rights Proxy Agreement.

•        The contractual arrangements by and among Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia include an Exclusive Technology Consulting and Service Agreement, Equity Pledge Agreement, Exclusive Option Agreement and Shareholders’ Voting Rights Proxy Agreement.

Agreements Relating to Ucommune Venture and Beijing U Bazaar

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement dated July 5, 2019, Ucommune Technology has agreed to provide the following services (among others) to Ucommune Venture:

•        the provision of technical support and marketing services, including, but not limited to consultancy, collection and research of information thereof, support and training for employees, services related to customers and order management;

•        the provision of services related to the transfer, leasing and disposal of equipment or assets;

•        the development, maintenance and updates of computer system, hardware and database;

•        the licensing of software legally owned by Ucommune Technology; and

•        the development of application software and related updates and operational support.

Ucommune Venture has agreed to pay fees up to its and its subsidiaries’ after tax profit to Ucommune Technology. This agreement was effective from July 5, 2019 and will continue to be effective unless it is terminated by written notice of Ucommune Technology or, or until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive purchase option agreement.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive business cooperation agreement, which contains terms substantially similar to the exclusive business cooperation agreement described above.

Equity Pledge Agreement

Ucommune Venture and its shareholders entered into an equity pledge agreement with Ucommune Technology, dated November 22, 2019. Under such equity pledge agreement, each of the shareholders of Ucommune Venture agreed to pledge its respective equity interest in Ucommune Venture to Ucommune Technology to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive business cooperation agreement.

Each of such shareholders further agreed to not transfer or pledge his or her respective equity interest in Ucommune Venture without the prior written consent of Ucommune Technology. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an equity pledge agreement, which contains terms substantially similar to the equity pledge agreement described above.

The registration of equity pledge of Ucommune Venture and Beijing U Bazaar with the relevant offices of the State Administration for Market Regulation, or the SAMR (formerly known as State Administration for Industry and Commerce, or the SAIC) has been completed.

Exclusive Option Agreement

Under the exclusive option agreement entered into by Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, dated November 22, 2019, shareholders of Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of their respective equity interest in

Ucommune Venture for the minimum amount of consideration permitted by PRC law. Under the exclusive option agreement, Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of the assets of Ucommune Venture or its subsidiaries for the minimum amount of consideration permitted by PRC law.

Each of Ucommune Venture and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Ucommune Venture without the prior written consent of Ucommune Technology. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee, or until all parties agree in writing to terminate the agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive purchase option agreement, which contains terms substantially similar to the exclusive purchase option agreement described above.

Shareholders’ Voting Rights Proxy Agreement

Under the shareholders’ voting rights proxy agreement among Ucommune Technology, Ucommune Venture and shareholders of Ucommune Venture, dated November 22, 2019, each of the shareholders of Ucommune Venture, agreed to irrevocably entrust Ucommune Technology or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Ucommune Venture. The shareholders’ voting rights proxy agreement shall remain effective until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive option agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into a shareholders’ voting rights proxy agreement, which contains terms substantially similar to the shareholders’ voting rights proxy agreement described above.

Spousal Consent Letter

Each spouse of the relevant individual shareholders of Ucommune Venture has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in Ucommune Venture which is held by and registered under the name of his or her spouse shall be made pursuant to the above-mentioned equity pledge agreement, exclusive option agreement, shareholders’ voting rights proxy agreement and exclusive business cooperation agreement, as amended from time to time. Moreover, the spouse undertook not to take any action with the intent to interfere with above-mentioned arrangements and unconditionally and irrevocably waive all rights or entitlements whatsoever to such equity interest that may be granted to the spouse according to applicable laws.

Agreements Relating to Weixue Tianxia

In January 2019, Beijing Melo entered into contractual arrangements with Weixue Tianxia and the shareholders of Weixue Tianxia. Ucommune acquired Melo Inc. in May 2019.

Exclusive Technology Consulting and Service Agreement

Under the exclusive technology consulting and service agreement dated January 30, 2019, Beijing Melo has agreed to provide, including without limitation, the following services to Weixue Tianxia:

•        the provision of comprehensive resolutions of information technology as required by the operations of Weixue Tianxia;

•        the development of computer software and technical support and maintenance for computer software operation;

•        training of IT related personnel and collect IT information; and

•        any other technology and consulting services required by Weixue Tianxia.

Weixue Tianxia has agreed to pay fees equal to its monthly income (after tax and expenses) with Beijing Melo in accordance with calculation method as specified in the exclusive consulting and service agreement. The exclusive consulting and service agreement was effective from January 30, 2019 and will continue to be effective unless it is terminated by Beijing Melo or otherwise required by law.

Equity Pledge Agreement

The shareholders of Weixue Tianxia have entered into an equity pledge agreement with Beijing Melo and Weixue Tianxia taking effect from January 30, 2019. Under such equity pledge agreement, each of the shareholders of Weixue Tianxia agreed to pledge their respective equity interest in Weixue Tianxia to Beijing Melo to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive consulting and service agreement. Each of such shareholders further agreed to not transfer or pledge his respective equity interest in Weixue Tianxia without the prior written consent of Beijing Melo. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

The registration of the equity pledges with the relevant office of SAMR has been completed.

Exclusive Option Agreement

Under the exclusive option agreement entered into by Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia, dated January 30, 2019, shareholders of Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of their respective equity interest in Weixue Tianxia for the minimum amount of consideration permitted by PRC law.

Under the exclusive option agreement, Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of the assets of Weixue Tianxia or its subsidiaries for the minimum amount of consideration permitted by PRC law. Each of Weixue Tianxia and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Weixue Tianxia without the prior written consent of Beijing Melo. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Weixue Tianxia have been acquired by Beijing Melo or its designee, or until Beijing Melo unilaterally terminates the agreement by written notice.

Shareholders’ Voting Rights Proxy Agreement

Under the shareholders’ voting rights proxy agreement among Beijing Melo, Weixue Tianxia and shareholders of Weixue Tianxia, dated January 30, 2019, each of the shareholders of Weixue Tianxia, agreed to irrevocably entrust Beijing Melo or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Weixue Tianxia. The shareholders’ voting rights proxy agreement shall remain effective until all parties agree in writing to terminate the agreement, or until Beijing Melo unilaterally terminates the agreement by written notice.

The foregoing contractual arrangements enable the Parent to:

•        receive the economic benefits that could potentially be significant to the consolidated VIEs in consideration for the services provided by the WFOEs;

•        be the primary beneficiary under contractual arrangements with the consolidated VIEs; and

•        hold an exclusive option to purchase all or part of the equity interests and an exclusive option to purchase all or part of the assets in the consolidated VIEs when and to the extent permitted by PRC law.

As a result of these contractual arrangements, the Parent is considered the primary beneficiary of the VIEs and consolidate their operating results in the financial statements under U.S. GAAP.

However, the Parent, its subsidiaries and its investors do not have an equity ownership in, direct foreign investment in, or control through such ownership or investment of the VIEs. The contractual arrangements with respect to the VIEs are not equivalent to an equity ownership in the business of the VIEs. Any references in this prospectus to control or benefits that accrue to the Parent or its subsidiaries because of the VIEs are limited to, and subject to conditions for consolidation of, the VIEs under U.S. GAAP. Consolidation of VIEs under U.S. GAAP generally occurs if the Parent or its subsidiaries (i) have an economic interest in the VIEs that provides significant exposure to potential losses or benefits from the VIEs and (ii) have power over the most significant economic activities of the VIEs. For accounting purposes, the Parent will be the primary beneficiary of the VIEs. In addition, the contractual agreements governing the VIEs have not been tested in a court of law.

These contractual arrangements may be less effective than direct ownership and the WFOEs may incur substantial costs to enforce the terms of the arrangements. If the PRC government deems that the contractual arrangements with the consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, the Parent, its subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish their interests in those operations.

It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. PRC regulatory authorities could disallow this structure, which would materially adversely affect Ucommune’s operations and the value of the Parent’s Class A ordinary shares, and could cause the value of such securities to significantly decline or become worthless. The WFOEs and the VIEs face numerous challenges in enforcing these contractual agreements due to uncertainties under Chinese law as well as jurisdictional limits. In addition, to the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on the Parent, its subsidiaries and the VIEs by the PRC government. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of the Parent, its subsidiaries or the VIEs by the PRC government to transfer cash. For a description of the risks related to these contractual arrangements and Ucommune’s corporate structure, see “Risk Factors — Risks Relating to the Corporate Structure.”

Cash may be transferred within the group in the following manner when needed: (i) the Parent may transfer funds to its subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the internal cash management policies described below and the “major operational decision management system” which is established by the risk control and compliance department of the Parent, discussed, considered and reviewed by the management team of the Parent, including its chief executive officer and chief financial officer, and approved by the chairman of the board of directors of the Parent; (ii) the Parent and its subsidiaries may provide loans to the VIEs and vice versa in accordance with the internal cash management policies described below; (iii) funds may be transferred from the VIEs to the WFOEs, as service fees for services contemplated by the VIE agreements namely, the Exclusive Business Cooperation Agreement relating to Ucommune Venture and Beijing U Bazaar and the Exclusive Technology Consulting and Service Agreement relating to Weixue; (iv) the PRC subsidiaries, including the WFOEs, may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with their articles of association and in compliance with applicable PRC laws and regulations; and (v) the Parent’s non-PRC subsidiaries may make dividends or other distributions to the Parent in accordance with the articles of association or incorporation documents of the relevant non-PRC subsidiaries and in compliance with applicable local laws and regulations. Because the Parent is the primary beneficiary of the VIEs through contractual arrangements and the Parent and its subsidiaries do not have equity ownership in the VIEs, neither the Parent nor its subsidiaries are able to make direct capital contributions to the VIEs or their respective subsidiaries, and the VIEs are not able to make dividends or other distributions to the Parent. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries.”

As an offshore holding company, the Parent may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC subsidiaries or provide loans to the consolidated VIEs, in each case subject to the satisfaction of applicable regulatory requirements. In August 2020, Ucommune Venture entered into a loan agreement with Ucommune HK, under which Ucommune HK agreed to provide loans of up to a total of US$60 million to Ucommune Venture and Ucommune Venture could drawdown the loans in multiple tranches (up to an aggregate of US$60 million) within three years from the date of the first drawdown. Thereafter, both parties entered into two supplement agreements in January 2021 and March 2021. As of the date of this prospectus, Ucommune HK has provided a total of US$41 million in loans to Ucommune Venture, of which US$4 million have been repaid, under such loan agreements since the completion of the Business Combination in November 2020, using proceeds from the Parent’s previous PIPE financing and follow-on offerings. Such loans were included in intercompany loans, and disclosed as roll-forwards of the investment in subsidiaries and VIEs. Since January 1, 2018, cash has been transferred through the group in terms of loans; there have been no other transfers, dividends or distributions made to date between the Parent as the holding company, its subsidiaries and the consolidated VIEs, or to investors; and there have been no other cash flows and transfers of other assets by type that have occurred between the Parent as the holding company, its subsidiaries, and the consolidated VIEs. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. See “Summary Combined and Consolidated Financial Data and Operating Data — Summary Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries — Inter-group balances due from VIEs/Subsidiaries — Intercompany loan lent.” The WFOEs and the VIEs do not intend to distribute earnings or settle amounts owed under the VIE agreements.

The Parent, its subsidiaries and the VIEs are subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, the PRC subsidiaries and the VIEs need to obtain SAFE approval to use cash generated from the operations to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. See “Risk Factors — Risks Relating to Doing Business in China — Governmental control of currency conversion may limit the ability of the Parent, its subsidiaries and the VIEs to utilize net revenue effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”

Ucommune has established stringent controls and procedures for cash flows within Ucommune’s organization based on internal cash management policies established by the group finance department in Beijing, discussed, considered and reviewed by the relevant departments in the group and approved by the chairman of the board of directors of the Parent. Each transfer of cash among the Parent, its subsidiaries and the VIEs is subject to internal approval of each relevant company. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. Only the finance department of each relevant company is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk.

The PRC subsidiaries may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with their articles of association and in compliance with applicable PRC laws and regulations. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent or Ucommune Group Holdings. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. The PRC subsidiaries and the VIEs are subject to restrictions and limitations on their ability to distribute earnings from their businesses, to the Parent and U.S. investors as well as their ability to settle amounts owed under the VIE agreements. The PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. PRC regulations permit a PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. See “Risk Factors — Risks Relating to Doing Business in China — The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.”

In accordance with PRC laws and regulations, the PRC subsidiaries and the VIEs must maintain various approvals, licenses and permits to operate their business. Based on PRC laws and regulations in effect as of the date of this prospectus and the legal advice of Ucommune’s PRC legal counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC subsidiaries and the VIEs have obtained the following licenses and approvals necessary to operate in China as of the date of this prospectus: (i) each of the PRC subsidiaries and the VIEs has obtained a business license; (ii) Beijing U Bazaar, through which the Parent’s subsidiaries conduct their VATS business, including value-added online services for their members, has obtained a value-added telecommunications license for Internet information service and online data processing and transactions; (iii) Beijing Daguan Architectural Engineering Co., Ltd., which engages in interior design service, has obtained a Certificate for Engineering Design Qualification; (iv) Beijing Daguan Architectural Engineering Co., Ltd, Beijing Dongyi Yuanda Architectural Decoration Engineering Co., Ltd and Guangdong Wanhe Construction Engineering Co., Ltd, which engage in construction services, have obtained Certificates for Construction Qualification and Safety Production Licenses; (v) Youxiao Chef (Beijing) Catering Co., Ltd., Xiamen Xunyuan Catering Service Co., Ltd and nine subsidiaries of Beijing Kuanneng Technology Co., Ltd, which engage in catering services, have obtained food operation licenses; and (vi) most of Ucommune’s self-operated model spaces have completed the required as-built acceptance check on fire prevention or fire safety filing. However, a small number of Ucommune’s self-operated model spaces have not completed such as-built acceptance check on fire prevention or fire safety filing. Ucommune’s spaces that fail to complete such as-built acceptance check on fire prevention as required by relevant laws and regulations may be ordered by the relevant government authorities to cease business. As a result, Ucommune may be subject to fines ranging from RMB30,000 to RMB300,000 per space, and Ucommune’s spaces that fail to complete such fire safety filing as required may be subject to fines of up to RMB5,000 per space. Based on relevant laws and regulations and Ucommune’s consultation with relevant government authorities, and as advised by Ucommune’s PRC counsel, the maximum amount of potential fines arising from the incompletion of the required as-built acceptance check on fire prevention and fire safety filing is approximately RMB0.6 million, as of the date of this prospectus. However, Ucommune has not received any material fines or penalties for such non-compliance.

Apart from the above, the Parent cannot assure you that the PRC subsidiaries and the VIEs will be able to maintain existing licenses, permits and approvals or that the government authorities will not subsequently require the PRC subsidiaries and the VIEs to obtain any additional licenses, permits and approvals. If the PRC subsidiaries and the VIEs fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, the PRC subsidiaries and the VIEs may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC subsidiaries and the VIEs may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact Ucommune’s brand. See “Risk Factors — Risks Relating to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to Ucommune’s business may materially adversely affect its business, financial condition and results of operations.”

Based on PRC laws and regulations in effect as of the date of this prospectus and the legal advice of Ucommune’s PRC legal counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the Parent believes that currently the Parent, its subsidiaries and the VIEs are not required to obtain any licenses, approvals or permissions from PRC government authorities (including the China Securities Regulatory Commission, or the CSRC, Cyberspace Administration of China, or the CAC, or any other government entity) to offer securities to foreign investors. As a result, the Parent, its subsidiaries and the VIEs have not submitted any application to the CSRC, the CAC or other PRC authorities for such approval. As of the date of this prospectus, the Parent, its subsidiaries and the VIEs have not received any inquiry, notice, warning or official objection from the CSRC, the CAC or any other PRC authorities. However, the relevant PRC government agencies could reach a different conclusion, applicable laws, regulations, or interpretations could change and the Parent, its subsidiaries and the VIEs could be required to obtain such approvals in the future. If any approval, review or other procedure is in fact required, the Parent, its subsidiaries and the VIEs are not able to guarantee that they will obtain such approval or complete such review or other procedure in a timely manner or at all. Any approval that the Parent, its subsidiaries and the VIEs may be able to obtain could nevertheless be revoked and the terms of its issuance may impose restrictions on Ucommune’s operations and the Parent’s offerings relating to its securities.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions. The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On December 24, 2021, the State Council published the draft Administrative Provisions on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the CSRC published the draft Measures for Record-filings of the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Measures, for public comment. Pursuant to the Administrative Provisions, domestic enterprises that (i) offer shares, depository receipts, convertible notes or other equity securities overseas, or (ii) list securities on an overseas stock exchange, must complete record-filing procedures and report the relevant information to the CSRC. The CSRC shall determine the record-filing method.

Pursuant to the Administrative Measures, domestic enterprises that directly or indirectly offer or list securities on an overseas stock exchange shall file with the CSRC within three business days after submitting their initial public offering and/or listing application documents. Issuers already listed on an overseas stock exchange which offer securities to be listed on an overseas stock exchange shall file with the CSRC within three business days after the completion of such offering.

In accordance with a set of questions and answers published on the CSRC’s official website concurrently released with draft Administrative Provisions and Administrative Measures, a CSRC official indicated that the filing requirements proposed under such rules, once effective, will apply to future offerings and listings, including initial public offerings and follow-on offerings. Other filing requirements applicable to offerings and listings completed before such rules become effective will be separately provided and enacted with a sufficient interim period.

Considering that: (i) the Administrative Provisions and Administrative Measures are currently in draft form and have not yet become effective; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly provide that indirect listing and offering through contractual arrangements, such as the Parent’s, are required to obtain approvals from PRC authorities, and (iii) the CSRC has not yet published any approvals or filing requirements applicable to listings, offerings and resale of securities completed before such rules become effective, the Parent believes this resale and the issuance of its ordinary shares upon exercise of the warrants are not subject to the approval of the CSRC or other equivalent PRC government authorities.

However, there remain substantial uncertainties as to whether and what requirements, including filing obligations, will be imposed on the Parent, its subsidiaries and the VIEs in the future. There is also a lack of clarity on the filing procedure, requirement and timeline, which may not be resolved until the Administrative Provisions and Administrative Measures become effective. If the Administrative Provisions and Administrative Measures come into effect in the current form before the completion of this resale and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or the competent authorities later provide other filing requirements applicable to the Parent, the Parent may be required to make a filing with the CSRC.

On December 27, 2021, the National Development and Reform Commission, or NDRC, and the Ministry of Commerce, or MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. According to the Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors. Since none of the PRC subsidiaries or the VIEs engages in businesses in which foreign investment is prohibited, the Parent believes that the PRC subsidiaries and the VIEs are not required to obtain such approval under the Negative List.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments), or the Draft CAC Regulation, which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (i) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (ii) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (iii) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; (iv) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with other 12 governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review.

The Parent is of the view that the such requirement for cybersecurity review under the Draft CAC Regulation, if effective in the current form, and revised Cybersecurity Review Measures (2021), are not applicable to the PRC subsidiaries and the VIEs, primarily because, as of the date of the Prospectus, neither the PRC subsidiaries nor the VIEs: (i) have received any notice or determination from competent PRC governmental authorities identifying them as a critical information infrastructure operator; (ii) hold or process personal information of over one million users; and (iii) have received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security. However, the relevant PRC government agencies could reach a different conclusion, applicable laws, regulations, or interpretations could change and the PRC subsidiaries and the VIEs could be required to obtain such approvals in the future.

The Parent has been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities. If the CSRC, the CAC or another PRC authority subsequently determines that its approval was needed for the Business Combination, follow-on public offering or Warrants offerings of the Parent, or such approval is needed for this resale or the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, for future offerings, or for maintaining the Parent’s status as a publicly listed company outside China, the Parent may face adverse actions or sanctions by the CSRC, the CAC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on the Parent’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from the Parent’s previous public offerings into the PRC or take other actions that could materially adversely affect Ucommune’s business, financial condition, results of operations, reputation and prospects, as well as the trading price of the Parent’s Class A ordinary shares. See “Risk Factors — Risks Relating to Doing Business in China — Although the Parent believes that PRC government approval is not required for this offering, PRC government authorities could reach a different conclusion. In addition, similar rules could restrict or require additional approvals for public offerings, including this offering and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or for maintaining the Parent’s status as a publicly listed company outside China” and “Risk Factors — Risks Relating to Doing Business in China — The Chinese government exerts substantial influence over the manner in which Ucommune must conduct its business activities and may intervene or influence its operations at any time, which could result in a material change in its operations and the value of the Parent’s Class A ordinary shares.”

What is Ucommune

Ucommune is China’s leading agile office space manager and provider with global ambitions. Ucommune operates the largest agile office space community in China in terms of number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan.

Ucommune’s mission is to cultivate a new working culture anchored in four foundations: “Sharing, Innovation, Responsibility and Success for all.”

Ucommune is dedicated to providing specialized, integrated services for managing agile office spaces in China. With strong management and chain operating capabilities, Ucommune distinguishes itself through seamless integration of physical spaces offline and member community online, empowering its members to fulfil their dreams.

The agile office space Ucommune envisages is based on a standardized, intelligent, humanized, digital and physical setting. It is an open platform complemented by enterprise services, with office space covering both online and offline members.

Ucommune’s Business

The urban transformation and the evolution in working culture in China have created strong demand for flexible and innovative working space, creating a unique and significant opportunity for the agile office space industry. Ucommune’s brand is the most recognized agile office space brand in China, according to Frost & Sullivan. Ucommune’s leading brand position, evidenced by brand awareness and member satisfaction according to a survey conducted by Frost & Sullivan, demonstrates its operating excellence and supports its future development.

Ucommune’s nationwide agile office space network covers economically vibrant regions, including all the tier-1 and new tier-1 cities in China. Ucommune’s unique and comprehensive network provides enterprise members with flexible and cost-efficient office space solutions, helping them to expand into new geographic locations quickly and enhance productivity. Ucommune is also actively involved in the urban transformation of older and under-utilized buildings, redefining the commercial real estate sector in China.

Ucommune believes the establishment of an Ucommune agile office space can attract more traffic to and improve the image of the surrounding neighborhood. Through its physical spaces, Ucommune also offers a comprehensive suite of corporate services to empower its members, which are referred to as U Plus services.

Ucommune’s expertise in the real estate and retail industries has enabled it to operate its agile office spaces with high efficiency. Since the launch of Ucommune’s first agile office space in September 2015, Ucommune has replicated its success across China and expanded its footprint overseas with its strong management and chain operating capabilities. Ucommune had 273 spaces across 65 cities as of December 31, 2021, which 220 spaces were in operation, providing approximately 62,580 workstations to its members, and 53 spaces were under construction or preparation for construction. The following map illustrates its agile office space network in Greater China as of December 31, 2021:

Hulun Buir
Urumqi
Tieling
Benxi
Changchun
Tongliao
Shenyang
Chengde
Dandong
Fushun
Anshan
Tangshan
Beijing
Dalian
Tianjin
Langfang
Zhangjiakou
Hohhot
Datong
Baotou
Baoding
Taiyuan
Haidong
Shijiazhuang
Jinan
Weifang
Jinzhong
Qingdao
Tai'an
Jincheng
Linfen
Kaifeng
Zaozhuang
Xi'an
Weinan
Zhengzhou
Suqian
Taizhou
Xingtai
Yuncheng
Nanyang
Huai'an
Yangzhou
Zhenjiang
Zhoukou
Nanjing
Chengdu
Xiangfan
Huanggang
Shanghai
Lhasa
Wuhan
Chongqing
Qianjiang
Hangzhou
Ningbo
Suzhou
Yiyang
Changde
Luzhou
Lishui
Taizhou
ShangRao
Changsha
Nanchang
Changzhou
Zhuzhou
Xiangtan
Fuzhou
Jiaxing
Kunming
Xiamen
Honghe
Huizhou
Shenzhen
Yangjiang
Hong Kong
Shanwei
Beihai
Dongguan
Haikou
Guangzhou
Zhuhai
Sanya
Foshan
Number of spaces in one city:
1 – 10
11 – 50
>50

In addition, Ucommune provides spaces operated by Ucommune’s associates (which refer to spaces in which Ucommune has a minority interest investment but are operated by its associates and for which Ucommune does not consolidate the revenue from such spaces) to supplement Ucommune’s agile office space network. Ucommune refers members who need agile office space services in locations Ucommune does not operate directly to spaces operated by Ucommune’s associates and share its service experiences for such members with its associates. This network of spaces operated by Ucommune’s associates allows members to expand into new geographic locations by receiving a similar level of services provided by its agile office spaces. As of December 31, 2021, Ucommune had three spaces operated by Ucommune’s associates across three cities in Greater China and New York.

Ucommune currently operates its spaces under the following two models:

•        Self-operated Model.    Ucommune has three categories of spaces under its self-operated model.

•        U Space, under which Ucommune enters into leases with landlords for spaces with area generally over 200 m2 each, and design and build the spaces using its proprietary standard operating procedure, or SOP.

•        U Studio, under which Ucommune leases scattered and small office spaces with area generally less than 200 m2 each from landlords, and design and build the spaces using Ucommune’s proprietary SOP.

•        U Design, under which Ucommune provides one-stop customized services from location selection to daily operations in accordance with the specifications of its members.

•        Asset-light Model.    Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. Ucommune has two categories under its asset-light model.

•        U Brand, under which Ucommune primarily charges landlords management fees for branding, consulting and operating services.

•        U Partner, under which Ucommune shares revenue with landlords.

Ucommune has also been focusing on developing its asset-light model, under which Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build and launch new spaces. The asset-light model allows more landlords to benefit from Ucommune’s professional capabilities and strong brand recognition, which in turn enables Ucommune’s business to scale in a cost-efficient manner.

As of December 31, 2021, Ucommune had 165 spaces under the asset-light model with managed area of approximately 622,815 m2, representing 72% of the aggregate managed area of approximately 865,150 m2 of all spaces. In 2021, Ucommune launched 40 new spaces under its asset-light model with managed area of approximately 271,355 m2, representing a 32% increase and a 77% increase in the number and managed area of new spaces under its asset-light model in 2020. In 2019, 2020 and 2021, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. Ucommune intends to focus on expanding its asset-light business as one of its major growth drivers.

The profitability of Ucommune’s agile office space services is partly driven by the maturity of its agile office spaces, or the length of time a space has been open to its members. Ucommune defines spaces that have been open for more than 24 months as mature spaces. Once a space reaches maturity, occupancy is generally stable, Ucommune’s initial investment in build-out and sales and marketing to drive member acquisition is complete and the space typically generates recurring revenue and cash flows. As of December 31, 2021, the overall occupancy rates for Ucommune’s 220 total spaces in operation and 92 mature spaces were approximately 70% and 76.4%, respectively.

While physical office spaces constitute Ucommune’s core offering, Ucommune has built a smart and integrated platform connecting offline and online services via technological innovation. Ucommune’s app U Bazaar, and data management system, Udata, together with its smart office system and IOT solutions, have created a seamless working experience for its members to go beyond physical spaces and provide them with convenient access to Ucommune’s U Plus services (described in more detail below), resulting in enhanced member loyalty and an expanded member base. As of December 31, 2021, Ucommune had approximately 1,176,970 members, including approximately 1,141,780 individuals and 35,180 enterprises, ranging from large enterprises to SMEs.

Agile office spaces provide unique access to a large urban population with high disposable income in an office setting, providing significant monetization opportunities. Ucommune’s individual members using workstations generally spend an average of eight hours in its spaces during a typical working day, building rapport with Ucommune community and generating significant traffic and data. Powered by Ucommune’s technology capabilities, Ucommune offers various U Plus services meeting its members’ needs and preferences and build a vibrant Ucommune community serving a wider group of members beyond physical spaces.

Cooperating with over 700 business partners, Ucommune provides a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and related services to Ucommune’s community.

Ucommune receives revenue from members by providing U Plus services and charging members fees based on services provided. Ucommune also generates revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services.

Ucommune also generates revenue by providing SAAS services, such as lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management services, to office buildings and industrial parks through Ucommune’s DOMES platform, described below. The client base and revenue of Ucommune’s SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. Ucommune’s expects this trend to continue as Ucommune develops its SAAS business.

Total revenue decreased by 24.9% from RMB1,167.4 million in 2019 to RMB877.1 million in 2020 and increased by 20.6% from 2020 to RMB1,057.5 million (US$165.9 million) in 2021. Ucommune’s spaces in operation decreased from 174 as of December 31, 2019, decreased to 163 as of December 31, 2020 and increased to 220 as of December 31, 2021. Ucommune’s member base increased from approximately 715,600 as of December 31, 2019 to approximately 1,044,700 as of December 31, 2020 and further to approximately 1,176,970 as of December 31, 2021. In 2020, the Parent’s financial condition and results of operation were materially and adversely affected by the impact of COVID-19 outbreak. Despite the adverse conditions, Ucommune has maintained its market leading position, as evidenced by the overall occupancy rate of 77% and 70% for all its spaces in operation as of December 31, 2020 and December 31, 2021, respectively.

The following chart illustrates Ucommune’s business model:

Our Business Model

1,176,970 members(1)
+
273 agile office spaces(2)
Self-operated model
U Space
U Studio
U Design
Asset-light model
U Brand
U Partner
U Bazaar APP
Smart office system
AI
Customer data
Operating data
Udata
UDA
U Plus services
Individual services
General corporate services
Incubation and corporate venturing services
Design and build services
Advertising and branding services
New initiatives
Precision marketing
E-commerce
Additional services to energize community

Notes:
(1) Approximate number as of December 31, 2021, including 1,141,780 individual members and 35,180 enterprise members
(2) As of December 31, 2021

1

The following chart illustrates Ucommune’s community:

Ucommune’s Strengths

Ucommune believes that the following strengths contribute to its success:

•        China’s leading agile office space brand rooted in deep understanding of local market dynamics;

•        Ucommune’s superior space operating efficiency and chain operating capabilities;

•        Ucommune’s technology-driven platform;

•        Ucommune’s dynamic agile office ecosystem empowering enterprise members;

•        Ucommune’s diversified monetization channels enabled by expansion of member base beyond physical spaces; and

•        Ucommune’s innovative management.

Ucommune’s Strategies

Ucommune intends to achieve its mission and further grow its business by pursuing the following strategies:

•        reinforce leading market position by exploring growth under Ucommune’s asset-light model and pursuing target expansion;

•        expand U Plus services to refine Ucommune’s ecosystem;

•        invest in technology to enhance operating efficiency and upgrade smart office system; and

•        selectively pursue acquisition and investment opportunities.

Ucommune’s Challenges

Investing in the ordinary shares involves a high degree of risk. You should carefully consider the risks and uncertainties summarized below, the risks described under the “Risk Factors” section beginning on page 41 of, and the other information contained in, this prospectus before you decide whether to purchase the ordinary shares.

Ucommune’s ability to achieve its mission and execute its strategies is subject to certain challenges, risks and uncertainties, including its ability to:

•        sustain and manage its growth and expansion;

•        obtain sufficient funds to expand its business and respond to business opportunities;

•        attract more members;

•        successfully operate its spaces and U Plus services;

•        develop its technology;

•        compete with other players in co-working space industry efficiently; and

•        comply with the relevant laws and regulations in the PRC and other jurisdictions in which Ucommune operates.

Summary of Risk Factors

Investing in the Parent’s Class A ordinary shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the Class A ordinary shares. Below is a summary of the principal risks and uncertainties Ucommune faces, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors.”

Risks Relating to Ucommune’s Business and Industry

•        Ucommune’s limited operating history makes it difficult to predict its future prospects, business and financial performance.

•        Ucommune may not retain existing members, especially those who enter into short-term contracts with it, or attract new members at a level necessary to sustain or grow its business.

•        Ucommune’s growth has experienced volatility and in subject to various factors, some of which are beyond its control. If Ucommune is unable to manage its growth effectively, its business may be materially adversely affected.

•        The Parent has incurred significant losses historically, and it may experience significant losses in the future.

•        The Parent has substantial indebtedness and other liabilities and are exposed to liquidity constraints, which could make it difficult to obtain additional financing on favorable terms or at all and could adversely affect its financial condition, results of operations and ability to repay its debts.

•        The Parent has recorded negative cash flows from operating activities historically and may experience significant cash outflows or have net current liabilities in the future.

•        The Parent may continue to incur losses and negative cash flows from operating activities and deficit in the future. If the Parent is not able to return to profitability or raise sufficient capital to cover its capital needs, it would materially adversely affect the Parent’s ability to continue as a going concern.

•        The Parent’s financial condition and operational results are affected by occupancy rates. Ucommune faces heightened risks as it relies on many large enterprise members to sustain its occupancy rates.

•        Ucommune’s key operational metrics and other estimates may not accurately measure its operating performance.

•        The Parent requires significant capital to fund its operations and growth. If the Parent cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may suffer.

•        Ucommune’s advertising and branding services are subject to risks associated with concentration of customers.

•        Ucommune’s expansion into new regions, markets and business areas may pose increased risks.

•        The Parent has incurred, and may in the future incur, impairment loss on long-lived assets and long-term prepaid expenses, and impairment loss on goodwill. Significant impairment of its long-lived assets and long-term prepaid expenses and impairment loss on goodwill could materially impact its financial position and results of its operations.

•        Ucommune faces vigorous competition. If Ucommune is not able to compete effectively with others, its business, financial condition and results of operations may be materially and adversely affected.

•        Ucommune’s success depends on the continuing efforts of its key management and capable personnel as well as its ability to recruit new talent. If Ucommune fails to hire, retain or motivate its staff, its business may suffer.

•        Certain of the Parent’s affiliated persons or entities are now or may in the future lease the building spaces they own to Ucommune or have other transactions with Ucommune. Ucommune may have conflicts of interest with the Parent’s officers and directors for such related party transactions and Ucommune may not resolve such conflicts on terms favorable to the Parent.

Risks Relating to the Corporate Structure

•        The Parent and its subsidiaries rely on contractual arrangements with the VIEs and their shareholders for a large portion of their operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under these contractual arrangements would materially adversely affect the Parent and its subsidiaries’ business.

•        The shareholders of the VIEs may have actual or potential conflicts of interest with the Parent, its subsidiaries and the VIEs, which may materially adversely affect the Parent and its subsidiaries’ business and financial condition.

•        The contractual arrangements are governed by PRC law. These contracts are interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

•        Substantial uncertainties in the PRC foreign investment legal regime may significantly impact the Parent’s corporate structure and operations.

•        Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that the Parent, its subsidiaries or the VIEs owe additional taxes, which could negatively affect their financial condition and the value of your investment.

•        The Parent and its subsidiaries may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt the Parent and its subsidiaries’ business, render them unable to conduct some or all of their business and constrain growth.

•        The Parent’s dual-class share structure with different voting rights may adversely affect the value and liquidity of the Parent’s Class A ordinary shares.

•        The Parent’s dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Parent’s Class A ordinary shares may view as beneficial.

•        Certain of the existing shareholders of the Parent have substantial influence over the Parent, and their interests may not be aligned with the interests of the Parent’s other shareholders.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because the Parent is incorporated under Cayman Islands law.

•        Certain judgments obtained against the Parent by its shareholders may not be enforceable.

For detail discussion of the above risk factors and the other risks relating to Ucommune’s corporate structure, see “Risk Factors — Risks Relating to the Corporate Structure.”

Risks Relating to Doing Business in China

•        Changes in China’s economic, political or social conditions or government policies could materially adversely affect Ucommune’s business.

•        Uncertainties with respect to the PRC legal system could adversely affect Ucommune.

•        Regulation and censorship of information disseminated over the internet in China may adversely affect Ucommune’s business and reputation and subject Ucommune to liability for information displayed on its website.

•        Fluctuations in exchange rates could have a material and adverse effect on the Parent’s results of operations and the value of your investment.

•        Any lack of requisite approvals, licenses or permits applicable to Ucommune’s business may materially adversely affect its business, financial condition and results of operations.

•        The other risks and uncertainties discussed in “Risk Factors” and elsewhere in this prospectus.

The Parent, its subsidiaries and the VIEs face risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice. See “Risk Factors — Risks Relating to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect Ucommune.” In addition, the Chinese government may intervene or influence Ucommune’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China based issuers, which could result in a material change in Ucommune’s operations and/or the value of the Parent’s Class A ordinary shares. See “Risk Factors — Risks Relating to Doing Business in China — The Chinese government exerts substantial influence over the manner in which Ucommune must conduct its business activities and may intervene or influence its operations at any time, which could result in a material change in its operations and the value of the Parent’s Class A ordinary shares.” Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder the Parent’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. See “Risk Factors — Risks Relating to Doing Business in China — Although the Parent believes that PRC government approval is not required for this offering, PRC government authorities could reach a different conclusion. In addition, similar rules could restrict or require additional approvals for public offerings, including this offering and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or for maintaining the Parent’s status as a publicly listed company outside China.”

In accordance with PRC laws and regulations, the PRC subsidiaries and the VIEs must maintain various approvals, licenses and permits to operate their business. Based on PRC laws and regulations in effect as of the date of this prospectus and the legal advice of Ucommune’s PRC legal counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC subsidiaries and the VIEs have obtained the following licenses and approvals necessary to operate in China as of the date of this prospectus: (i) each of the PRC subsidiaries and the VIEs has obtained a business license; (ii) Beijing U Bazaar, through which the Parent’s subsidiaries conduct their VATS business, including value-added online services for their members, has obtained a value-added telecommunications license for Internet information service and online data processing and transactions; (iii) Beijing Daguan Architectural Engineering Co., Ltd., which engages in interior design service, has obtained a Certificate for Engineering Design Qualification; (iv) Beijing Daguan Architectural Engineering Co., Ltd, Beijing Dongyi Yuanda Architectural Decoration Engineering Co., Ltd and Guangdong Wanhe Construction Engineering Co., Ltd, which engage in construction services, have obtained Certificates for Construction Qualification and Safety Production Licenses; (v) Youxiao Chef (Beijing) Catering Co., Ltd., Xiamen Xunyuan Catering Service Co., Ltd and nine subsidiaries of Beijing Kuanneng Technology Co., Ltd, which engage in catering services, have obtained food operation licenses; and (vi) most of Ucommune’s self-operated model spaces have completed the required as-built acceptance check on fire prevention or fire safety filing. However, a small number of Ucommune’s self-operated model spaces have not completed such as-built acceptance check on fire prevention or fire safety filing. Ucommune’s spaces that fail to complete such as-built acceptance check on fire prevention as required by relevant laws and regulations may be ordered by the relevant government authorities to cease business. As a result, Ucommune may be subject to fines ranging from RMB30,000 to RMB300,000 per space, and Ucommune’s spaces that fail to complete such fire safety filing as required may be subject to fines of up to RMB5,000 per space. Based on relevant laws and regulations and Ucommune’s consultation with relevant government authorities, and as advised by Ucommune’s PRC counsel, the maximum amount of potential fines arising from the incompletion of the required as-built acceptance check on fire prevention and fire safety filing is approximately RMB0.6 million, as of the date of this prospectus. However, Ucommune has not received any material fines or penalties for such non-compliance.

Apart from the above, the Parent cannot assure you that the PRC subsidiaries and the VIEs will be able to maintain existing licenses, permits and approvals or that the government authorities will not subsequently require the PRC subsidiaries and VIEs to obtain any additional licenses, permits and approvals. If the PRC subsidiaries and the VIEs fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, the PRC subsidiaries and the VIEs may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC subsidiaries and the VIEs may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact Ucommune’s brand. See “Risk Factors — Risks Relating to Doing Business in China — Any lack of requisite approvals, licenses or permits applicable to Ucommune’s business may materially adversely affect its business, financial condition and results of operations.”

Based on PRC laws and regulations in effect as of the date of this prospectus and the legal advice of Ucommune’s PRC legal counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the Parent believes the Parent, its subsidiaries and the VIEs are not required to obtain approvals from any PRC government authorities, including the CSRC, the CAC or any other government entity, to offer securities to foreign investors. As a result, the Parent, its subsidiaries and the VIEs have not submitted any application to the CSRC, the CAC or other PRC authorities for approval. As of the date of this prospectus, the Parent, its subsidiaries and the VIEs have not received any inquiry, notice, warning or official objection from the CSRC, the CAC or any other PRC authorities. However, the relevant PRC government agencies could reach a different conclusion, applicable laws, regulations, or interpretations could change and the Parent, its subsidiaries and the VIEs could be required to obtain such approvals in the future. If any approval, review or other procedure is in fact required, the Parent, its subsidiaries and the VIEs are not able to guarantee that they will obtain such approval or complete such review or other procedure in a timely manner or at all. Any approval that the Parent, its subsidiaries and the VIEs may be able to obtain could nevertheless be revoked and the terms of its issuance may impose restrictions on Ucommune’s operations and the Parent’s offerings relating to its securities.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions. The Opinions stressed the need to strengthen the administration over illegal securities activities and the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies.

On December 24, 2021, the State Council published the draft Administrative Provisions on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the CSRC published the draft Measures for Record-filings of the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Measures, for public comment. Pursuant to the Administrative Provisions, domestic enterprises that (i) offer shares, depository receipts, convertible notes or other equity securities overseas, or (ii) list securities on an overseas stock exchange, must complete record-filing procedures and report the relevant information to the CSRC. The CSRC shall determine the record-filing method.

Pursuant to the Administrative Measures, domestic enterprises that directly or indirectly offer or list securities on an overseas stock exchange shall file with the CSRC within three business days after submitting their initial public offering and/or listing application documents. Issuers already listed on an overseas stock exchange which offer securities to be listed on an overseas stock exchange shall file with the CSRC within three business days after the completion of such offering.

In accordance with a set of questions and answers published on the CSRC’s official website concurrently released with draft Administrative Provisions and Administrative Measures, a CSRC official indicated that the filing requirements proposed under such rules, once effective, will apply to future offerings and listings, including initial public offerings and follow-on offerings. Other filing requirements applicable to offerings and listings completed before such rules become effective will be separately provided and enacted with a sufficient interim period.

Considering that: (i) the Administrative Provisions and Administrative Measures are currently in draft form and have not yet become effective; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly provide that indirect listing and offering through contractual arrangements, such as the Parent’s, are required to obtain approvals from PRC authorities, and (iii) the CSRC has not yet published any approvals or filing requirements applicable to listings, offerings and resale of securities completed before such rules become effective, the Parent believes this resale and the issuance of its ordinary shares upon exercise of the warrants are not subject to the approval of the CSRC or other equivalent PRC government authorities.

However, there remain substantial uncertainties as to whether and what requirements, including filing obligations, will be imposed on the Parent, its subsidiaries and the VIEs in the future. There is also a lack of clarity on the filing procedure, requirement and timeline, which may not be resolved until the Administrative Provisions and Administrative Measures become effective. If the Administrative Provisions and Administrative Measures come into effect in the current form before the completion of this resale and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or the competent authorities later provide other filing requirements applicable to the Parent, the Parent may be required to make a filing with the CSRC. On December 27, 2021, NDRC and MOFCOM jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. According to the Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors. Since none of the PRC subsidiaries or the VIEs engages in businesses in which foreign investment is prohibited, the Parent believe that the PRC subsidiaries and the VIEs are not required to obtain such approval under the Negative List.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments), or the Draft CAC Regulation, which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (i) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (ii) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (iii) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (iv) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with other 12 governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review.

The Parent is of the view that the such requirement for cybersecurity review under the Draft CAC Regulation, if effective in the current form, and revised Cybersecurity Review Measures (2021), are not applicable to the PRC subsidiaries or the VIEs, primarily because, as of the date of the Prospectus, neither the PRC subsidiaries nor the VIEs: (i) have received any notice or determination from competent PRC governmental authorities identifying them as a critical information infrastructure operator; (ii) hold or process personal information of over one million users; and (iii) have received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security. However, the relevant PRC government agencies could reach a different conclusion, applicable laws, regulations, or interpretations could change and the PRC subsidiaries and the VIEs could be required to obtain such approvals in the future.

The Parent has been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities. If the CSRC, the CAC or another PRC authority subsequently determines that its approval was needed for the Business Combination, follow-on public offering or Warrants offerings of the Parent, or such approval is needed for this resale or the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, for future offerings, or for maintaining the Parent’s status as a publicly listed company outside China, the Parent may face adverse actions or sanctions by the CSRC, the CAC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on the Parent’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from the Parent’s previous public offerings into the PRC or take other actions that could materially adversely affect Ucommune’s business, financial condition, results of operations, reputation and prospects, as well as the trading price of the Parent’s Class A ordinary shares. See “Risk Factors — Risks Relating to Doing Business in China — Although the Parent believes that PRC government approval is not required for this offering, PRC government authorities could reach a different conclusion. In addition, similar rules could restrict or require additional approvals for public offerings, including this offering and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or for maintaining the Parent’s status as a publicly listed company outside China” and “Risk Factors — Risks Relating to Doing Business in China — The Chinese government exerts substantial influence over the manner in which Ucommune must conduct its business activities and may intervene or influence its operations at any time, which could result in a material change in its operations and the value of the Parent’s Class A ordinary shares.”

To the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on the Parent, the PRC subsidiaries and the VIEs by the PRC government. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of the Parent, its subsidiaries or the VIEs by the PRC government to transfer cash. See “Risk Factors — Risks Relating to Doing Business in China — If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities registered in this prospectus may decline in value or become worthless.”

Cash may be transferred within the group in the following manner when needed: (i) the Parent may transfer funds to its subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the internal cash management policies described below and the “major operational decision management system” which is established by the risk control and compliance department of the Parent, discussed, considered and reviewed by the management team of the Parent, including its chief executive officer and chief financial officer, and approved by the chairman of the board of directors of the Parent; (ii) the Parent and its subsidiaries may provide loans to the VIEs and vice versa in accordance with the internal cash management policies described below; (iii) funds may be transferred from the VIEs to the WFOEs, as service fees for services contemplated by the VIE agreements namely, the Exclusive Business Cooperation Agreement relating to Ucommune Venture and Beijing U Bazaar and the Exclusive Technology Consulting and Service Agreement relating to Weixue Tianxia; (iv) the PRC subsidiaries, including the WFOEs, may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with their articles of association and in compliance with applicable PRC laws and regulations; and (v) the Parent’s non-PRC subsidiaries may make dividends or other distributions to the Parent in accordance with the articles of association or incorporation documents of the relevant non-PRC subsidiaries and in compliance with applicable local laws and regulations. Because the Parent is the primary beneficiary of the VIEs through contractual arrangements and the Parent and its subsidiaries do not have equity ownership in the VIEs, neither the Parent nor its subsidiaries are able to make direct capital contributions to the VIEs or their respective subsidiaries, and the VIEs are not able to make dividends or other distributions to the Parent. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries.”

Ucommune has established stringent controls and procedures for cash flows within Ucommune’s organization based on internal cash management policies established by the group finance department in Beijing, discussed, considered and reviewed by the relevant departments in the group and approved by the chairman of the board of directors of the Parent. Each transfer of cash among the Parent, its subsidiaries and the VIEs is subject to internal approval of each relevant company. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. Only the finance department of each relevant company is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk. See “Prospectus Summary — Ucommune’s Corporate Structure.”

Since January 1, 2018, cash has been transferred through the group in terms of loans; there have been no other transfers, dividends or distributions made to date between the Parent as the holding company, its subsidiaries and the consolidated VIEs, or to investors; and there have been no other cash flows and transfers of other assets by type that have occurred between the Parent as the holding company, its subsidiaries, and the consolidated VIEs. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. See “Summary Combined and Consolidated Financial Data and Operating Data — Summary Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries — Inter-group balances due from VIEs/Subsidiaries — Intercompany loan lent.” The WFOEs and the VIEs do not intend to distribute earnings or settle amounts owed under the VIE agreements.

As an offshore holding company, the Parent may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC subsidiaries or provide loans to the consolidated VIEs, in each case subject to the satisfaction of applicable regulatory requirements. Before the Parent or its offshore entities provide loans to their onshore entities (i.e. the PRC subsidiaries and the VIE entities), the borrower must make filings with the SAFE or its local counterparts in accordance with relevant PRC laws and regulations. In addition, in accordance with the Notice on Promoting the Reform of the Filing and Registration System for Issuance of Foreign Debt by Corporates issued by the NDRC on September 14, 2015, or the NDRC Circular, for loans provided by the Parent or its offshore entities to their PRC subsidiaries or the VIE entities with a term of more than one year, the borrower must also obtain a certificate of registration from the NDRC before obtaining such loan, and report relevant information to the NDRC afterward.

In August 2020, Ucommune Venture entered into a loan agreement with Ucommune HK, under which Ucommune HK agreed to provide loans of up to a total of US$60 million to Ucommune Venture and Ucommune Venture could drawdown the loans in multiple tranches (up to an aggregate of US$60 million) within three years from the date of the first drawdown. Thereafter, both parties entered into two supplement agreements in January 2021 and March 2021. As of the date of this prospectus, Ucommune HK has provided a total of US$41 million in loans to Ucommune Venture, of which US$4 million have been repaid, under such loan agreements since the completion of the Business Combination in November 2020, using proceeds from the Parent’s previous PIPE financing and follow-on offerings. Such loans were included in intercompany loans, and disclosed as roll-forwards of the investment in subsidiaries and VIEs. Ucommune Venture has completed the filing procedure with Beijing Foreign Exchange Management Department, a local branch of SAFE, but has not yet made the registration with the NDRC. The NDRC Circular does not expressly state the legal consequences for such non-compliance. However, the NDRC has indicated in several public notices on its website that punitive measures, such the credit discipline, public criticism and suspension from applying for registration in the future, might be imposed on the such enterprises. As of the date of this prospectus, Ucommune Venture has not received any inquiry, notice, warning or sanction from the NDRC in relation to this loan.

The PRC subsidiaries and the VIE entities that receive the loans are only allowed to use the loans for the purposes set forth in these laws and regulations. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay the Parent from using the proceeds of securities offerings to make loans or additional capital contributions to the PRC subsidiaries, which could materially adversely affect the Parent’s liquidity and the Parent’s ability to fund and expand Ucommune’s business.”

The Parent, its subsidiaries and the VIEs are subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, the PRC subsidiaries and the VIEs need to obtain SAFE approval to use cash generated from operations to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. See “Risk Factors — Risks Relating to Doing Business in China — Governmental control of currency conversion may limit the ability of the Parent, its subsidiaries and the VIEs to utilize net revenue effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”

The PRC subsidiaries may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with and in compliance with applicable PRC laws and regulations and their articles of association. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent or Ucommune Group Holdings. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. The PRC subsidiaries and the VIEs are subject to restrictions and limitations on their ability to distribute earnings from their businesses to the Parent and U.S. investors as well as their ability to settle amounts owed under the VIE agreements. The PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. PRC regulations permit a PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. See “Risk Factors — Risks Relating to Doing Business in China — The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.”

Pursuant to the HFCAA, on December 16, 2021, the PCAOB issued its report notifying the SEC of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. As of the date hereof, the Parent’s auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCAA determination list, which list notes all of the auditor firms that the PCAOB is not able to inspect. However, trading in the Parent’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA if the PCAOB, determines that it cannot inspect the workpapers prepared by the Parent’s auditor and that as a result an exchange may determine to delist the Parent’s securities. See “Risk Factors — Risks Relating to Doing Business in China — Trading in the Parent’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines the Parent’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist the Parent’s securities, and the Parent’s securities may be prohibited from being traded over-the-counter.”

Ucommune’s History and Corporate Structure

Ucommune’s Corporate History

Ucommune International Ltd has been the ultimate holding company since November 2020 after the completion of the Business Combination. Ucommune International Ltd was incorporated in the Cayman Islands on June 16, 2020 as an exempted company with limited liability.

Ucommune commenced operations in April 2015 through Ucommune Venture. Ucommune expanded its operations beyond Greater China to Singapore in July 2017. Ucommune entered into New York market through the space operated by Ucommune’s associate in April 2018. In August 2018, Ucommune established Beijing U Bazaar.

Ucommune underwent a series of restructuring transactions, which primarily included the following:

•        In September 2018, Ucommune Group Holdings was incorporated under the laws of the Cayman Islands.

•        In December 2018, Ucommune HK was incorporated under the laws of Hong Kong.

•        In January 2019, Ucommune Technology was incorporated in the PRC as a wholly owned subsidiary of Ucommune HK.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Ucommune Venture as well as its shareholders, and the contractual arrangements were renewed in July 2019 and in November 2019.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Beijing U Bazaar as well as its shareholder. The Parent is the primary beneficiary under contractual arrangements with Ucommune Venture and Beijing U Bazaar and their respective subsidiaries.

In May 2019, Ucommune acquired Melo Inc., a holding company incorporated under the laws of Delaware. Beijing Melo, a company engaging in smart office systems development, is a wholly-owned subsidiary of Melo Inc. Ucommune believes the acquisition strengthens its technology capability and enables it to provide advanced office solutions to its members. Beijing Melo entered into a series of contractual arrangements with Weixue Tianxia, a company incorporated in the PRC in December 2017, as well as its respective shareholders, under which the Parent is the primary beneficiary of Weixue Tianxia.

On November 17, 2020, Ucommune consummated a business combination pursuant to a merger agreement with Orisun Acquisition Corp. and certain other parties. Upon completion of the Business Combination, the combined company, or Ucommune International Ltd, remains as the surviving publicly traded entity. Following the business combination, Ucommune Group Holdings became a wholly owned subsidiary of Ucommune International Ltd.

Starting from November 17, 2020, the Parent’s Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “UK” and the warrants of the Parent, expiring on November 17, 2025, are listed on the Nasdaq under the symbol “UKOMW.”

The Parent is regarded as the primary beneficiary of each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their respective subsidiaries. The Parent treats them as its consolidated affiliated entities under with U.S. GAAP and have consolidated the financial results of these entities in the combined and consolidated financial statements in accordance with U.S. GAAP.

In this prospectus, each of Ucommune Technology and Beijing Melo is referred to as the WFOE, and each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their subsidiaries is referred to as the VIE under which the Parent is the primary beneficiary. For more details and risks related to the VIE structure, see “Corporate History and Structure — Contractual Arrangements with the VIEs and Their Respective Shareholders” and “Risk Factors — Risks Relating to the Corporate Structure.”

On April 21, 2022, shareholders of the Parent approved a share consolidation of 20 ordinary shares with par value of US$0.0001 each in the Parent’s issued and unissued share capital into one ordinary share with par value of US$0.002 each of the Parent, or the Share Consolidation, at an extraordinary general meeting, or the Meeting, by ordinary resolutions. As a result, the Share Consolidation became effective at 5 P.M. on April 21, 2022, U.S. Eastern time, and the Class A ordinary shares began trading on a post-Share Consolidation basis on the Nasdaq Capital Market when the market opened on the next business trading day under the same symbol “UK” but under a new CUSIP number of G9449A 209. No fractional shares were issued in connection with the Share Consolidation. All fractional shares were rounded up to the whole number of shares. Each twenty pre-split ordinary shares outstanding automatically combined and converted to one issued and outstanding ordinary share without any action on the part of the shareholders, and the terms of the outstanding warrants, unit purchase options, senior convertible debentures and awards under share incentive plans of the Parent were adjusted automatically without any action on the part of the holders of those warrants, unit purchase options, senior convertible debentures and awards under share incentive plans. Immediately following the Share Consolidation, the authorized share capital of the Parent became US$50,000.00 divided into 25,000,000 ordinary shares of par value of US$0.002 each, comprising (a) 20,000,000 Class A ordinary shares of par value of US$0.002 each and (b) 5,000,000 Class B ordinary shares of par value of US$0.002 each.

From a Cayman Islands legal perspective, the Share Consolidation does not have any retroactive effect on the Parent’s shares prior to the effective date on April 21, 2022. However, references to the Parent’s ordinary shares in this registration statement are stated as having been retroactively adjusted and restated to give effect to the Share Consolidation, as if the Share Consolidation had occurred by the relevant earlier date. As a result of the Share Consolidation, the Parent’s issued and outstanding ordinary shares have been retroactively adjusted, where applicable, in this registration statement to give effect to the Share Consolidation of the ordinary shares of the Parent, as if it had occurred at the beginning of the earlier period presented.

On February 2, 2021, the Parent completed a follow-on offering of 4,938,271 Class A ordinary shares and warrants to purchase 4,938,271 Class A ordinary shares at a combined offering price of US$4.05 for one Class A ordinary share and one firm warrant to purchase one Class A ordinary share (or, 246,914 Class A ordinary shares and warrants to purchase 246,914 Class A ordinary shares at a combined offering price of US$81.00 for 0.05 Class A ordinary shares and one firm warrant to purchase 0.05 ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022), or the base offering. The warrants will expire on February 2, 2026. The underwriter in this offering exercised its option in full to purchase an additional 740,740 warrants to purchase ordinary shares at an offering price of US$0.01 per warrant, which closed concurrently with the base offering.

On March 18, 2021, the Parent filed a registration statement on Form F-1 (File No. 333-254442), as amended, to which a prospectus forms a part, related to (i) the resale from time to time of an aggregate of 6,030,670 Class A ordinary shares (or, 301,538 Class A ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) issued by the Parent to certain investors in a PIPE investment in connection with Business Combination, (ii) the issuance by the Parent of (a) up to 2,336,612 Class A ordinary shares (or, 116,831 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of outstanding warrants, each exercisable to purchase one-half of one Class A ordinary share at a price of US$11.50 per share (or, exercisable to purchase 0.025 Class A ordinary shares at a price of US$230.00 per share if retroactively adjusted to reflect the Share Consolidation), expiring on November 17, 2025 and (b) up to 5,679,011 Class A ordinary shares upon the exercise of outstanding warrants, each exercisable to purchase one Class A ordinary share at a price of US$4.05 per share (or, up to 283,951 Class A ordinary shares upon the exercise of outstanding warrants, each exercisable to purchase 0.05 Class A ordinary share at a price of US$81.00 per share if retroactively adjusted to reflect the Share Consolidation), expiring on February 2, 2026, and (iii) the issuance by the Parent of (a) 333,002 Class A ordinary shares (or, 16,651 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of unit purchase options, or the UPOs, (b) 333,002 warrants to purchase an additional 166,501 Class A ordinary shares (or, 8,326 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of the UPOs, or the UPO Warrants, (c) 333,002 rights to convert to an additional 33,300 Class A ordinary shares (or, 1,665 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of the UPOs, or the UPO Rights, (d) 166,501 Class A ordinary shares (or, 8,326 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of the UPO Warrants and (e) 33,300 Class A ordinary shares (or, 1,665 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the conversion of the UPO Rights. The registration statement became effective on March 22, 2021. On July 2, 2021, the Parent withdrew such registration statement. Securities registered therein, together with other securities registered herein, will be offered pursuant to this registration statement (File No. 333-257664), to which a prospectus forms a part.

Corporate Information

Ucommune’s principal executive offices are located at Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China. Ucommune’s telephone number at this address is +8610 6506-7789.

The Parent’s registered office in the Cayman Islands is located at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The Parent’s agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact Ucommune for any inquiries through the address and telephone number of its principal executive office. Ucommune’s principal website is https://www.ucommune.com/. The information contained on its website is not a part of this prospectus.

Conventions Which Apply to this Prospectus

Except where the context otherwise requires and for purposes of this prospectus only:

•        “AI” refers to artificial intelligence;

•        “app” refers to mobile app;

•        “Business Combination” refers to (1) reincorporation of Orisun Acquisition Corp in Cayman Islands by merging with and into Ucommune; and (2) merger of Everstone International Ltd, a Cayman Islands exempted company, with and into Ucommune Group Holdings, resulting in Ucommune Group Holdings being a wholly owned subsidiary of the Parent.

•        “CAGR” refers to compound annual growth rate;

•        “China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and the Macau Special Administrative Region;

•        “Class A ordinary shares” refers to the Class A ordinary shares, par value US$0.0001 per share prior to Share Consolidation (or, US$0.002 per share after the effectiveness of Share Consolidation), of the Parent, carrying one vote per share;

•        “Class B ordinary shares” refers to the Class B ordinary shares, par value US$0.0001 per share prior to Share Consolidation (or, US$0.002 per share after the effectiveness of Share Consolidation), of the Parent, carrying 15 votes per share;

•        “Frost & Sullivan” refers to Frost & Sullivan (Beijing) Inc., Shanghai Branch Co., a third-party industry research firm;

•        “Generation Z” refers to the demographic cohort in China of individuals born from 1990 to 2009;

•        “GMV” refers to gross merchandize value;

•        “Greater China” refers to, for the purpose of this prospectus only, China as well as Hong Kong, Macau Special Administrative Region and Taiwan;

•        “Hong Kong” or “HK” refers to the Hong Kong Special Administrative Region of the PRC;

•        “individual members using workstations” refers to the individuals that use Ucommune’s workstations under a membership agreement as of a given date, excluding the individuals that have access to a workstation on as-needed basis;

•        “IOT” refers to internet of things;

•        “IT” refers to information technology;

•        “mature spaces” refers to spaces that have been open for more than 24 months;

•        “members” refers to the individuals and enterprises that have registered on U Bazaar and have received reward points as of a given date;

•        “new tier-1 cities” refers to the relatively developed cities following the tier-1 cities: Chengdu, Hangzhou, Nanjing, Qingdao, Kunming, Shenyang, Tianjin, Wuhan, Xi’an, Changsha, Chongqing, Suzhou, Ningbo, Zhengzhou and Dongguan;

•        “ordinary shares” refers to the Class A ordinary shares and the Class B ordinary shares, both of par value US$0.0001 per share prior to Share Consolidation (or, US$0.002 per share after the effectiveness of Share Consolidation);

•        “PIPE investment” refers to the investment of US$60.9 million in by certain backstop investors in connection with the Business Combination.

•        “PRC subsidiaries” refers to the Parent’s subsidiaries incorporated in the PRC, including the WFOEs;

•        “RMB” or “Renminbi” refers to the legal currency of the PRC;

•        “SME” refers to small and medium enterprises;

•        “space(s) operated by Ucommune’s associate(s)” refers to the co-working space(s) in which Ucommune has a minority interest investment but are operated by Ucommune’s associate(s); and Ucommune accounts for its investment under the equity method but does not consolidate the revenue of such spaces into the combined and consolidated financial statements;

•        “tier-1 cities” refers to the most developed cities in the PRC: Beijing, Shanghai, Guangzhou and Shenzhen;

•        “Ucommune” or the “group” refers to the Parent, its subsidiaries and, in the context of describing the operations and combined and consolidated financial statements, the consolidated VIEs;

•        “US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

•        “variable interest entities” or “VIEs” refers to Ucommune Venture, Beijing U Bazaar and Weixue Tianxia (including each of their consolidated subsidiaries in China, if any), which are PRC companies in which the Parent does not have equity interests but whose financial results have been consolidated into the combined and consolidated financial statements in accordance U.S. GAAP due to the Parent being the primary beneficiary of, such entities;

•        “WFOEs” refers to Ucommune Technology and Beijing Melo, both are the Parent’s wholly foreign owned entities domiciled in China;

•        “2019 plan” refers to a share incentive plan the Parent adopted on August 22, 2019; and

•        “2020 plan” refers to a share incentive plan the Parent adopted in November 17, 2020, to assume and replace the 2019 plan.

Unless otherwise noted, all statistics with respect to Ucommune’s co-working spaces, cities covered by its co-working space network, managed area of co-working spaces, workstations, occupancy rates and members exclude the spaces operated by Ucommune’s associates.

Certain amounts, percentages and other figures, such as key operating data, presented in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals, dollars or percentages may not represent the arithmetic summation or calculation of the figures that accompany them.

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB6.3726 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2021. The Parent makes no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. On July 15, 2022, the noon buying rate for Renminbi was RMB6.7565 to US$1.00.

This prospectus contains information derived from various public sources and certain information from an industry report commissioned by Ucommune and prepared by Frost & Sullivan, a third-party industry research firm, to provide information regarding its industry and market position. Such information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which Ucommune operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause the results to differ materially from those expressed in these publications and reports.

The Offering

The Parent is registering (i) the resale from time to time of an aggregate of 1,073,192 Class A ordinary shares of the Parent, (ii) the issuance by the Parent of up to 116,831 Class A ordinary shares upon the exercise of Prior Warrants, (iii) the issuance by the Parent of up to 283,951 Class A ordinary shares upon the exercise of New Warrants, (iv) the issuance by the Parent of 16,651 Class A ordinary shares upon the exercise of the UPOs, (v) the issuance by the Parent of 333,002 UPO Warrants to purchase an additional 8,326 Class A ordinary shares upon the exercise of the UPOs, (vi) the issuance by the Parent of 333,002 UPO Rights to convert to an additional 1,665 Class A ordinary shares upon the exercise of the UPOs, (vii) the issuance by the Parent of 8,326 Class A ordinary shares upon the exercise of the UPO Warrants, (viii) the issuance by the Parent of 1,665 Class A ordinary shares upon the conversion of the UPO Rights, (ix) the issuance by the Parent of up to 685,000 Class A ordinary shares upon conversion of the Debenture at the Floor Price, including interest accrued on the principal sum of US$3,000,000 that may be paid in shares, and (x) the issuance by the Parent of up to an aggregate of 6,875,000 Class A ordinary shares upon the exercise of the Series A Warrant and the Series C Warrant at the Floor Price per Class A ordinary share and the Series B Warrant at the Floor Price per 1.25 Class A ordinary shares.

Terms of the Prior Warrants

After retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, each Prior Warrant entitles the holder to purchase 0.025 Class A ordinary shares for US$230.00 per share. The Prior Warrants will expire at 5:00 p.m., New York time, on November 17, 2025 (five years after the completion of the Business Combination) or earlier upon redemption or liquidation.

Terms of the New Warrants

After retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, each New Warrant entitles the holder to purchase 0.05 Class A ordinary share for US$81.00 per share. The New Warrants will expire at 5:00 p.m., New York time, on February 2, 2026 (five years after the issuance of the New Warrants) or earlier upon redemption or liquidation.

Terms of the UPOs

The option to purchase units was exercisable initially at US$11.50 per unit. Each unit consists of one UPO Share, one UPO Warrant and one UPO Right. Each UPO Warrant was initially exercisable to purchase one-half of one Class A ordinary share at an exercise price of US$11.50 per whole share, and each UPO Right will convert into one-tenth (1/10) of one Class A ordinary share, subject to adjustment. The UPOs and UPO Warrants may be exercised for cash or on a cashless basis, at the holder’s option, and will expire on August 2, 2024. In March 2021, the parties agreed to amend the exercise price of UPOs and UPO Warrants to US$3.05. On April 21, 2022, upon the effective of the Share Consolidation, the exercise price of UPOs and UPO Warrants were adjusted to US$61.00. Each unit consists of 0.05 UPO Shares, one UPO Warrant and one UPO Right. Each UPO Warrant was initially exercisable to purchase 0.025 Class A ordinary shares at an exercise price of US$61.00 per whole share, and each UPO Right will convert into 0.005 Class A ordinary share, subject to adjustment.

Terms of the Debenture and JAK Warrants

The Debenture matures on January 25, 2023 and pays interest in cash at the rate of 8.0% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on April 1, 2022. The Parent may also elect to pay accrued interest in Class A ordinary shares, at a rate of 12.0% per annum, assuming a conversion rate equal to the lesser of (a) the conversion price then in effect or (b) the average of the volume weighted average price of Class A ordinary shares for the five consecutive trading days ending on the applicable interest payment date. The Debenture is convertible at the option of the purchaser into Class A ordinary shares equal to 125% of the principal amount of the Debenture at an initial conversion price equal to the lesser of (i) US$20.00 (after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022), subject to certain adjustments, and (ii) 100% of the lowest daily volume weighted average price of Class A ordinary shares during the ten consecutive trading days prior to the conversion date.

After retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022:

•   the Series A Warrant entitles the holder to purchase 187,500 Class A ordinary shares at an initial exercise price of US$81.00 per Class A ordinary share (subject to adjustment pursuant to the terms therein). The Series A Warrant is exercisable immediately and expires on January 26, 2029;

•   the Series B Warrant entitles the holder to purchase a total of 937,500 Class A ordinary shares at an initial exercise price of US$20.00 per 1.25 Class A ordinary shares (equivalent to an exercise price of US$1.60 per Class A ordinary share), each exercise of which entitles the Series B Warrant holder to deduct 10% from the exercise price. The exercise price shall be subject to a one-time downward adjustment to match the lowest volume weighted average price of the Class A ordinary shares on the ten consecutive trading days immediately following the Effective Date. The Series B Warrant is exercisable immediately and expires on the twelve month anniversary of the Effective Date and

•   the Series C Warrant entitles the holder to purchase 937,500 Class A ordinary shares at an initial exercise price of US$81.00 per Class A ordinary share (subject to adjustment pursuant to the terms therein). 50% of Series C Warrant vested upon issuance, and 50% of the Series C Warrant shall vest proportionately based on the number of Series B Warrants exercised. The Series C Warrant shall expire on the seven year anniversary of Effective Date.

Notwithstanding anything to the contrary in the Debenture, JAK Warrants or related transaction documents, neither the conversion price of the Debentures nor the exercise price of the JAK Warrants shall be lower than the Floor Price of US$6.00. The Floor Price shall be proportionately decreased upon a stock split or share subdivision of Class A ordinary shares, and shall be proportionately increased in the case of a reverse stock split or share combination of Class A ordinary shares.

Effective May 13, 2022, the conversion price of the Debenture was adjusted to be the Floor Price of US$6.00, and the terms of the JAK Warrants were further adjusted to be the following:

•   the Series A Warrant entitles the holder to purchase 625,000 Class A ordinary shares at an exercise price equaling to the Floor Price of US$6.00 per Class A ordinary share. The Series A Warrant is exercisable immediately and expires on January 26, 2029;

•   the Series B Warrant entitles the holder to purchase a total of 3,125,000 Class A ordinary shares at an exercise price equaling to the Floor Price of US$6.00 per 1.25 Class A ordinary shares (equivalent to an exercise price of US$4.8 per Class A ordinary share), each exercise of which entitles the Series B Warrant holder to deduct 10% from the aggregate exercise price. The Series B Warrant is exercisable immediately and expires on the twelve month anniversary of the Effective Date; and

•   the Series C Warrant entitles the holder to purchase 3,125,000 Class A ordinary shares at an exercise price equaling to the Floor Price of US$6.00 per Class A ordinary share. 50% of Series C Warrant vested upon issuance, and 50% of the Series C Warrant shall vest proportionately based on the number of Series B Warrants exercised. The Series C Warrant shall expire on the seven year anniversary of Effective Date.

Class A ordinary shares outstanding prior to the exercise of options, Warrants, UPOs, UPO Warrants, JAK Warrants and upon conversion of the UPO Rights and Debenture (including interest thereon) registered in this prospectus	3,901,106.
Class A ordinary shares outstanding assuming sale of the Class A ordinary shares, exercise of the options, Warrants, UPOs, UPO Warrants and JAK Warrants and conversion of the UPO Rights and Debenture (including interest thereon) registered in this prospectus and assuming the JAK Warrants are exercised and the Debenture are converted at the Floor Price	11,979,305.
Risk factors	Before investing in the Parent’s securities, you should carefully read and consider the information set forth in “Risk Factors.”
Use of proceeds

After retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022; the Parent expects to receive proceeds of approximately (i) US$26.9 million from the exercise of the Prior Warrants if they are all exercised for cash at an exercise price of US$230.00 per Class A ordinary share, (ii) US$23.0 million from the exercise of the New Warrants if they are all exercised for cash at an exercise price of US$81.00 per Class A ordinary share, (iii) US$1.5 million from the exercise of the UPOs and UPO Warrants if they are all exercised for cash at the exercise price of US$61.00, and (iv) up to US$36.0 million from the exercise of the JAK Warrants if they are all exercised for cash (the exercise prices of Series A Warrant and Series B Warrant equal to the Floor Price per Class A ordinary share and the exercise price of Series B Warrant equals to the Floor Price per 1.25 Class A ordinary shares) (also assuming exercise of Series B Warrant at a 10% deduction from the aggregate exercise price). The Parent intends to use any such proceeds for working capital and general corporate purposes. The Parent will not receive any of the proceeds from the resale of the Class A ordinary shares by the Selling Shareholders or the sale of the Class A ordinary shares underlying the Warrants, UPOs, UPO Warrants, UPO Rights, Debenture or JAK Warrants.

Trading market and symbol

The Parent’s Class A ordinary shares and the Prior Warrants are listed on The Nasdaq Capital Market under the symbols “UK” and “UKOMW,” respectively. The New Warrants, UPOs, UPO Warrants, UPO Rights, Debenture and JAK Warrants of the Parent are not listed on Nasdaq or any national securities exchange or market.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for the Class A ordinary shares of the Parent is American Stock Transfer & Trust Company LLC. Its address is 6201, 15th Ave, Brooklyn, NY 11219, and its telephone number is 718-921-8380.

Summary COMBINED AND Consolidated Financial Data and Operating Data

Summary Financial Information

The following summary combined and consolidated statements of operations data for the years ended December 31, 2019, 2020 and 2021, summary combined and consolidated balance sheet data as of December 31, 2019, 2020 and 2021 and summary combined and consolidated cash flow data for the years ended December 31, 2019, 2020 and 2021 have been derived from the audited combined and consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

The historical results are not necessarily indicative of results expected for future periods. You should read this Summary Combined and Consolidated Financial Data and Operating Data section together with the combined and consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents the summary combined and consolidated statements of operation data for the years ended December 31, 2019, 2020 and 2021.

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Summary Combined and Consolidated Statements of Operation Data:
Revenue:
Workspace membership revenue	557,994	422,984	376,642	59,103
Marketing and branding service revenue	534,826	317,461	463,475	72,729
Other service revenue	74,538	136,692	217,391	34,113
Total revenue	1,167,358	877,137	1,057,508	165,945

Cost of revenue(1):
Workspace membership	(814,002)	(557,102)	(508,121)	(79,735)
Marketing and branding services	(485,473)	(297,893)	(444,717)	(69,786)
Other services	(69,917)	(113,074)	(181,222)	(28,438)
Total cost of revenue (excluding impairment loss)	(1,369,392)	(968,069)	(1,134,060)	(177,959)
Impairment loss on long-lived assets and long-term prepaid expenses	(52,030)	(36,505)	(114,485)	(17,965)
Impairment loss on goodwill	—	—	(1,504,525)	(236,093)
Pre-opening expenses	(15,124)	—	—	—
Sales and marketing expenses	(75,841)	(47,061)	(61,670)	(9,677)
General and administrative expenses	(181,582)	(320,202)	(376,417)	(59,068)
Remeasurement gain of previously held equity interests in connection with step acquisitions	386	—	—	—
Change in fair value of warrant liability	—	—	6,837	1,073
Change in fair value of liabilities to be settled in shares	(179,475)	—	—	—
Loss from operations	(705,700)	(494,700)	(2,126,812)	(333,744)
Interest expense, net	(10,402)	(12,863)	(3,262)	(512)
Subsidy income	16,782	13,931	7,352	1,154
Impairment loss on long-term investments	(37,453)	(10,060)	(1,371)	(215)
Gain on disposal of long-term investments	—	8,561	—	—
Loss on disposal of subsidiaries	—	—	(14,978)	(2,350)
Other (expense)/income, net	(63,480)	30,393	(19,260)	(3,022)
Loss before income taxes and loss from equity method investments	(800,253)	(504,441)	(2,158,331)	(338,689)
Provision for income taxes	(4,872)	(2,864)	(4,479)	(703)
Loss from equity method investments	(1,548)	(639)	(27)	(4)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Less: net loss attributable to non-controlling interests	(15,523)	(19,452)	(166,424)	(26,116)
Net loss attributable to Ucommune International Ltd.	(791,150)	(488,492)	(1,996,413)	(313,280)

Net loss per share attributable to ordinary shareholders of Ucommune International Ltd.(2)
– Basic and diluted(2)	(316.00)	(149.98)	(462.88)	(72.64)

Weighted average shares used in calculating net loss per share(2)
– Basic and diluted(2)	2,503,708	3,257,088	4,313,064	4,313,064

__________

(1)      Cost of revenue does not include impairment loss, and the Parent generally does not consider impairment factor on a routine basis when operating and managing the co-working space business.

(2)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization, see Note 1(a) to the combined and consolidated financial statements. Further, the ordinary shares are presented on a retroactive basis to reflect the Parent’s Share Consolidation on April 21, 2022 (see Note 26 to the combined and consolidated financial statements).

The following table presents the summary combined and consolidated balance sheet data as of December 31, 2019, 2020 and 2021.

	As of December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Summary Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	175,774	348,064	165,792	26,016
Restricted cash, current	—	52,199	50,703	7,956
Term deposits, current	41,715	47,710	—	—
Short-term investments	37,930	5,900	26,423	4,146
Accounts receivable, net of allowance	86,200	125,359	132,264	20,755
Prepaid expenses and other current assets, net	135,830	163,401	147,676	23,173
Loans receivable	—	—	—	—
Amounts due from related parties, current	52,611	24,504	54,715	8,586
Held-for-sale assets, current	365,233	—	—	—
Total current assets	886,293	767,137	577,573	90,632

Non-current assets
Restricted cash, non-current	20,527	527	—	—
Long-term investments	29,329	9,051	22,231	3,489
Property and equipment, net	567,844	350,980	231,795	36,374
Right-of-use assets, net	1,851,729	879,348	678,769	106,514
Intangible assets, net	40,105	28,420	16,639	2,611
Goodwill	1,533,485	1,533,485	43,011	6,749
Rental deposit	98,486	61,170	35,920	5,637
Long-term prepaid expenses	116,363	113,271	72,135	11,320
Amounts due from related parties, non-current	884	297	498	78
Other assets, non-current	185	194,444	194,444	30,513
Total non-current assets	4,258,937	3,170,993	1,295,442	203,284
Total assets	5,145,230	3,938,130	1,873,015	293,916
Total current liabilities	1,625,690	1,138,690	1,031,530	161,870
Total non-current liabilities	1,415,426	613,824	463,774	72,776
Total liabilities	3,041,116	1,752,514	1,495,304	234,646
Total equity	2,104,114	2,185,616	377,711	59,270
Total liabilities and shareholders’ equity	5,145,230	3,938,130	1,873,015	293,916

The following table presents the summary combined and consolidated cash flow data for the years ended December 31, 2019, 2020 and 2021.

	For the Year Ended December 31,
	2019	2020	2021
	(in thousands)
	RMB	RMB	RMB	US$
Summary Combined and Consolidated Cash Flow Data:
Net cash used in operating activities	(223,357)	(27,644)	(199,120)	(31,245)
Net cash provided by(used in) investing activities	7,424	(39,258)	(59,083)	(9,272)
Net cash provided by financing activities	104,379	289,576	78,894	12,379
Effects of exchange rate changes	(51)	(18,185)	(4,986)	(783)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(111,605)	204,489	(184,295)	(28,921)
Cash, cash equivalents and restricted cash – beginning of the year	307,906	196,301	400,790	62,893
Cash, cash equivalents and restricted cash – end of the year	196,301	400,790	216,495	33,972

Non-GAAP Financial Measures

To supplement the combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Parent uses the following non-GAAP financial measures for the combined and consolidated results: EBITDA (including EBITDA margin), adjusted EBITDA (including adjusted EBITDA margin) and adjusted net loss. The Parent believes that EBITDA, adjusted EBITDA and adjusted net loss help understand and evaluate its core operating performance.

EBITDA, adjusted EBITDA and adjusted net loss are presented to enhance investors’ overall understanding of Ucommune’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measures to their most directly comparable GAAP financial measures. As EBITDA, adjusted EBITDA and adjusted net loss have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

In light of the foregoing limitations, you should not consider EBITDA, adjusted EBITDA and adjusted net loss as substitutes for, or superior to, net loss prepared in accordance with U.S. GAAP. The Parent encourages investors and others to review its financial information in its entirety and not rely on any single financial measure. For more information on these non-GAAP financial measures, see the table below.

EBITDA represents net loss before interest expense, net, provision for income taxes, depreciation of property and equipment and amortization of intangible assets.

Adjusted EBITDA represents net loss before (i) interest expense, net, other expense/(income), net, provision for income taxes and loss on disposal of subsidiaries and (ii) certain non-cash expenses, consisting of share-based compensation expense, impairment loss on long-term investments, impairment loss on long-lived assets and long-term prepaid expenses, impairment loss on goodwill, depreciation of property and equipment, amortization of intangible assets, change in fair value of warrant liability and change in fair value of liabilities to be settled in shares, which the Parent does not believe are reflective of Ucommune’s core operating performance during the periods presented.

Adjusted net loss represents net loss before share-based compensation expense, impairment loss on long-lived assets and long-term prepaid expenses, impairment loss on long-term investments, impairment loss on goodwill, change in fair value of warrant liability, change in fair value of liabilities to be settled in shares and loss/(gain) on disposal of subsidiaries.

The following table sets forth a reconciliation of net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Interest expense, net	10,402	12,863	3,262	512
Provision for income taxes	4,872	2,864	4,479	703
Depreciation of property and equipment	108,303	76,353	71,697	11,251
Amortization of intangible assets	10,803	11,202	10,154	1,593
EBITDA (non-GAAP)	(672,293)	(404,662)	(2,073,245)	(325,337)
Share-based compensation expense	—	202,333	249,317	39,123
Impairment loss on long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment loss on goodwill	—	—	1,504,525	236,093
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liability	—	—	(6,837)	(1,073)
Impairment loss on long-term investments	37,453	10,060	1,371	215
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Other expense/(income), net	63,480	(30,393)	19,260	3,022
Adjusted EBITDA (non-GAAP)	(339,855)	(146,454)	(176,146)	(27,642)

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Share-based compensation expense	—	202,333	249,317	39,123
Impairment loss on long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment loss on goodwill	—	—	1,504,525	236,093
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liability	—	—	(6,837)	(1,073)
Impairment loss on long-term investments	37,453	10,060	1,371	215
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Adjusted net loss (non-GAAP)	(537,715)	(219,343)	(284,998)	(44,723)

Summary Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and Other Subsidiaries

The following condensed combined and consolidated financial statement information presents information related to Ucommune International Ltd., or the Parent, which is the investment holding company, the VIEs, the WFOEs, the subsidiaries incorporated in Hong Kong, or the HK Subsidiaries, and other subsidiaries as of and for the periods indicated.

	As of December 31, 2021
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Cash and cash equivalent	1,284	125,064	6,521	29,236	3,687	—	165,792
Held-for-sale asset, current	—	—	—	—	—	—	—
Inter-Company balances due from VIEs/Subsidiaries	493,382	—	—	—	—	(493,382)	—
Other current assets	—	382,788	13,800	50,704	88,265	(123,776)	411,781
Total current assets	494,666	507,852	20,321	79,940	91,952	(617,158)	577,573
Property and equipments, net	—	229,655	17	2,123	—	—	231,795
Right of use assets, net	—	644,886	—	2,785	31,098	—	678,769
Goodwill	—	28,912	—	—	14,099	—	43,011
Other non-current assets	—	333,442	—	8,219	206	—	341,867
Total non-current assets	—	1,236,895	17	13,127	45,403	—	1,295,442
Total assets	494,666	1,744,747	20,338	93,067	137,355	(617,158)	1,873,015
Accounts payable	5,231	261,204	—	—	—	(3,217)	263,218
Investment deficit in subsidiaries and consolidated VIEs	97,625	—	—	—	—	(97,625)	—
Inter-Company balances due to Parent/VIEs/Subsidiaries	—	196,429	12,256	123,769	160,928	(493,382)	—
Lease liabilities, current	—	256,178	—	6,570	22,452	—	285,200
Other current liabilities	44,045	436,031	6,870	95,314	318,464	(417,612)	483,112
Total current liabilities	146,901	1,149,842	19,126	225,653	501,844	(1,011,836)	1,031,530
Lease liabilities, non-current	—	413,593	—	—	14,893	—	428,486
Other non-current liabilities	11,211	24,077	—	—	—	—	35,288
Total non-current liabilities	11,211	437,670	—	—	14,893	—	463,774
Total liabilities	158,112	1,587,512	19,126	225,653	516,737	(1,011,836)	1,495,304
Total Equity/(Deficit)	336,554	157,235	1,212	(132,586)	(379,382)	394,678	377,711
	As of December 31, 2020
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Cash and cash equivalent	181,262	122,354	1,032	40,853	2,563	—	348,064
Held-for-sale asset, current	—	—	—	—	—	—	—
Inter-Company balances due from VIEs/Subsidiaries	235,086	5,638	—	—	—	(240,724)	—
Other current assets	979	376,221	12,557	53,749	451	(24,884)	419,073
Total current assets	417,327	504,213	13,589	94,602	3,014	(265,608)	767,137
Property and equipments, net	—	329,322	34	6,831	14,793	—	350,980
Right of use assets, net	—	832,411	—	9,023	37,914	—	879,348
Goodwill	—	1,440,769	—	—	92,716	—	1,533,485
Investment in subsidiaries	1,623,395	—	—	—	—	(1,623,395)	—
Other non-current assets	—	382,218	—	7,461	17,501	—	407,180
Total non-current assets	1,623,395	2,984,720	34	23,315	162,924	(1,623,395)	3,170,993
Total assets	2,040,722	3,488,933	13,623	117,917	165,938	(1,889,003)	3,938,130
Accounts payable	297	267,558	—	362	5,219	(1,137)	272,299
Inter-Company balances due to Parent/VIEs/Subsidiaries	—	1,452	6,642	109,858	122,772	(240,724)	—
Lease liabilities, current	—	351,225	—	8,596	10,862	(5,634)	365,049
Other current liabilities	40,112	447,621	5,935	47,755	213,118	(253,199)	501,342
Total current liabilities	40,409	1,067,856	12,577	166,571	351,971	(500,694)	1,138,690
Lease liabilities, non-current	—	553,034	—	5,080	22,448	—	580,562
Other non-current liabilities	—	33,261	—	—	1	—	33,262
Total non-current liabilities	—	586,295	—	5,080	22,449	—	613,824
Total liabilities	40,409	1,654,151	12,577	171,651	374,420	(500,694)	1,752,514
Total Equity/(Deficit)	2,000,313	1,834,782	1,046	(53,734)	(208,482)	(1,388,309)	2,185,616

	As of December 31, 2019
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Cash and cash equivalent	140	169,530	1,236	2,850	2,018	—	175,774
Held-for-sale asset, current	—	356,233	—	—	—	—	356,233
Inter-Company balances due from VIEs/Subsidiaries	69,624	9,480	—	—	—	(79,104)	—
Other current assets	284	362,155	4,922	24,526	145,552	(183,153)	354,286
Total current assets	70,048	897,398	6,158	27,376	147,570	(262,257)	886,293
Property and equipments, net	—	538,514	23	9,227	20,080	—	567,844
Right of use assets, net	—	1,778,734	—	20,935	52,060	—	1,851,729
Goodwill	—	1,440,769	—	—	92,716	—	1,533,485
Investment in subsidiaries	1,909,366	—	—	—	—	(1,909,366)	—
Other non-current assets	—	272,772	—	11,221	21,886	—	305,879
Total non-current assets	1,909,366	4,030,789	23	41,383	186,742	(1,909,366)	4,258,937
Total assets	1,979,414	4,928,187	6,181	68,759	334,312	(2,171,623)	5,145,230
Accounts payable	4,761	317,816	—	1,387	1,718	—	325,682
Inter-Company balances due to Parent/VIEs/Subsidiaries	—	—	4,056	64,391	10,657	(79,104)	—
Lease liabilities, current	—	557,647	—	16,658	15,162	—	589,467
Other current liabilities	76,514	574,779	3,400	28,481	280,144	(252,777)	710,541
Total current liabilities	81,275	1,450,242	7,456	110,917	307,681	(331,881)	1,625,690
Lease liabilities, non-current	—	1,345,623	—	12,698	35,370	—	1,393,691
Other non-current liabilities	—	21,735	—	—	—	—	21,735
Total non-current liabilities	—	1,367,358	—	12,698	35,370	—	1,415,426
Total liabilities	81,275	2,817,600	7,456	123,615	343,051	(331,881)	3,041,116
Total Equity/(Deficit)	1,898,139	2,110,587	(1,275)	(54,856)	(8,739)	(1,839,742)	2,104,114
	For the Period Ended December 31, 2021
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Total revenue	—	1,027,988	836	16,401	18,441	(6,158)	1,057,508
Total cost of revenue	—	(1,089,977)	—	(13,761)	(30,322)	—	(1,134,060)
Operating expenses:	(120,491)	(1,803,696)	(753)	(15,392)	(116,086)	6,158	(2,050,260)
Loss from operations	(120,491)	(1,865,685)	83	(12,752)	(127,967)	—	(2,126,812)
Loss from equity method investments	(1,875,922)	(27)	—	—	—	1,875,922	(27)
Net loss	(1,996,413)	(1,832,247)	83	(12,752)	(197,430)	1,875,922	(2,162,837)
	For the Period Ended December 31, 2020
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Total revenue	—	846,298	2,489	18,628	25,311	(15,589)	877,137
Total cost of revenue	—	(936,040)	—	(19,342)	(28,276)	15,589	(968,069)
Operating expenses:	(42,702)	(340,337)	(168)	(1,602)	(18,959)	—	(403,768)
Loss from operations	(42,702)	(430,079)	2,321	(2,316)	(21,924)	—	(494,700)
Loss from equity method investments	(445,790)	(639)	—	—	—	445,790	(639)
Net loss	(488,492)	(396,494)	2,321	(2,316)	(68,753)	445,790	(507,944)

	For the Period Ended December 31, 2019
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Total revenue	—	1,147,942	—	14,143	12,001	(6,728)	1,167,358
Total cost of revenue	—	(1,320,954)	—	(26,595)	(28,571)	6,728	(1,369,392)
Operating expenses:	(11,110)	(467,007)	(1,275)	(25,260)	986	—	(503,666)
Loss from operations	(11,110)	(640,019)	(1,275)	(37,712)	(15,584)	—	(705,700)
Loss from equity method investments	(780,040)	(363)	—	—	(1,185)	780,040	(1,548)
Net loss	(791,150)	(736,149)	(1,275)	(37,712)	(20,427)	780,040	(806,673)
	For the Period Ended December 31, 2021
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(290,529)	72,702	844	(71,528)	89,391	—	(199,120)
Purchase of short-term investments	—	(45,700)	(65,850)	(254,318)	—	—	(365,868)
Settlement of short-term investments	—	24,250	66,777	254,318	—	—	345,345
Purchase of property and equipment	—	(42,604)	—	(158)	—	—	(42,762)
Other investing activities	—	23,243	—	—	(19,041)	—	4,202
Net cash (used in)/provided by investing activities	—	(40,811)	927	(158)	(19,041)	—	(59,083)
Loan received from third parties	—	50,990	—	—	—	—	50,990
Loan repaid to third parties	—	(73,482)	—	(842)	(707)	—	(75,031)
Underwritten public offering financing, net of listing fee	111,559	—	—	—	—	—	111,559
Other financing activities	165	(8,789)	—	—	—	—	(8,624)
Net cash provided by/(used in) financing activities	111,724	(31,281)	—	(842)	(707)	—	78,894
Effects of exchange rate changes	2,087	—	—	—	(7,073)	—	(4,986)
Net increase/(decrease) in cash, cash equivalents and restricted cash	(176,718)	610	1,771	(72,528)	62,570	—	(184,295)
Cash, cash equivalents and restricted cash – beginning of the period	178,002	124,454	4,750	101,764	(8,180)	—	400,790
Cash, cash equivalents and restricted cash – end of the period	1,284	125,064	6,521	29,236	54,390	—	216,495

	For the Period Ended December 31, 2020
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(179,963)	8,435	3,823	50,669	89,392	—	(27,644)
Purchase of short-term investments	—	(20,980)	(4,000)	—	—	—	(24,980)
Settlement of short-term investments	—	57,010	—	—	—	—	57,010
Purchase of property and equipment	—	(95,351)	(27)	—	(55)	—	(95,433)
Other investing activities	—	17,406	—	—	6,739	—	24,145
Net cash (used in)/provided by investing activities	—	(41,915)	(4,027)	—	6,684	—	(39,258)
Loan received from third parties	—	72,952	—	8,714	15,351	—	97,017
Loan repaid to third parties	—	(133,651)	—	(21,257)	(5,280)	—	(160,188)
Reverse recapitalization	39,162	—	—	—	(3,281)	—	35,881
Equity financing through PIPE, net	336,300	—	—	—	35,066	—	371,366
Repayment for convertible bond	—	—	—	—	(65,250)	—	(65,250)
Other financing activities	—	26,476	—	—	(15,726)	—	10,750
Net cash provided by/(used in) financing activities	375,462	(34,223)	—	(12,543)	(39,120)	—	289,576
Effects of exchange rate changes	(17,637)	2,240	—	(123)	(2,665)	—	(18,185)
Net increase/(decrease) in cash, cash equivalents and restricted cash	177,862	(65,463)	(204)	38,003	54,291	—	204,489
Cash, cash equivalents and restricted cash – beginning of the period	140	189,917	1,236	2,850	2,158	—	196,301
Cash, cash equivalents and restricted cash – end of the period	178,002	124,454	1,032	40,853	56,449	—	400,790
	For the Period Ended December 31, 2019
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(69,622)	(164,856)	1,252	(14,084)	23,953	—	(223,357)
Purchase of short-term investments	—	(321,940)	—	—	—	—	(321,940)
Settlement of short-term investments	—	317,200	—	—	—	—	317,200
Purchase of property and equipment	—	(144,032)	(16)	(4,799)	(24,724)	—	(173,571)
Other investing activities	—	185,101	—	—	634	—	185,735
Net cash (used in)/provided by investing activities	—	36,329	(16)	(4,799)	(24,090)	—	7,424
Loan received from third parties	—	99,086	—	21,079	—	—	120,165
Loan repaid to third parties	—	(73,733)	—	—	—	—	(73,733)
Cash received from issuing convertible bond	69,762	—	—	—	—	—	69,762
Other financing activities	—	(11,815)	—	—	—	—	(11,815)
Net cash provided by financing activities	69,762	13,538	—	21,079	—	—	104,379
Effects of exchange rate changes	—	(3,000)	—	654	2,295	—	(51)
Net increase/(decrease) in cash, cash equivalents and restricted cash	140	(117,989)	1,236	2,850	2,158	—	(111,605)
Cash, cash equivalents and restricted cash – beginning of the period	—	307,906	—	—	—	—	307,906
Cash, cash equivalents and restricted cash – end of the period	140	189,917	1,236	2,850	2,158	—	196,301

The following table sets forth the roll-forwards of the investment in the subsidiaries and the VIEs line item for the periods indicated:

Inter-group Balances Due from VIEs/Subsidiaries:	Parent Company	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries
	(RMB in thousands)
January 1, 2018	—	—	—	—	—
Re-domiciliation of Ucommune Group Holdings(1)	827,307	—	—	—	—
Loss from equity method investment	(429,592)	—	—	—	—
December 31, 2018	397,715	—	—	—	—
Loss from equity method investment	(780,040)	—	—	—	—
Issue ordinary shares for acquisitions(2)	2,292,617	—	—	—	—
Foreign exchange loss for long-term investments	(926)	—	—	—	—
Restructure of VIE and Subsidiaries(3)	—	5,795	—	—	—
Intercompany loan lent	69,624	10,438	135	8,960	—
Intercompany loan collected	—	(6,752)	(121)	—	—
December 31, 2019	1,978,990	9,481	14	8,960	—
Loss from equity method investment	(184,716)	—	—	—	—
Foreign exchange gain for long-term investments	2,911	—	—	—	—
Intercompany loan lent	—	79,476	—	457	—
Intercompany loan collected	—	(61,106)	(2)	(3,429)	—
June 30, 2020	1,797,185	27,851	12	5,988	—
Additional long-term investment held by ESOP(4)	164,623	—	—	—	—
Loss from equity method investment	(261,074)	—	—	—	—
Foreign exchange loss-LTI	(7,716)	—	—	—	—
Restructure of Parent and Subsidiaries through SPAC(5)	(69,624)	—	—	—	—
Intercompany loan lent	235,086	99,550	45	10,547	—
Intercompany loan collected	—	(121,763)	(44)	(5,612)	—
December 31, 2020	1,858,480	5,638	13	10,923	—
Loss from equity method investment	(1,875,922)	—	—	—	—
Additional long-term investment held by ESOP(4)	151,177	—	—	—	—
New acquisition	8,701	—	—	—	—
Foreign exchange gain for Long-term investments	(4,976)	—	—	—	—
Intercompany loan lent	474,773	—	84,065	252,913	65,676
Intercompany loan collected	(216,477)	(5,638)	(84,078)	(38,882)	(65,676)
December 31, 2021	395,756	—	—	224,954	—

____________

(1)      Ucommune Group Holdings was incorporated under the laws of the Cayman Islands on September 21, 2018. Ucommune Venture was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. From September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands, or the Re-domiciliation. Prior to the Re-domiciliation, Ucommune International Ltd and Ucommune Venture were under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. See Note 1 to the consolidated financial statements. The amount of long-term investment of the parent company was the total net assets of the VIEs as of September 21, 2018.

(2)      Prior to establishing Ucommune Group Holdings and issuing the shares, Ucommune Group Holdings recorded capital investments into liabilities to be settled in shares rather than paid-in capital and additional paid-in capital. This is due to the enterprise law of PRC that has limitations on the number of shareholders. After the re-domiciliation and establishment of the Ucommune Group Holdings, through the VIE agreements, these investors could be registered as shareholders by issuing ordinary shares to them and became common shareholders. These liabilities to be settled in shares have been reclassified to additional paid-in capital and increased the amount of long-term investments of the parent company in the amount of RMB 2.3 billion.

(3)      During 2018, all the entities were VIEs. During 2019, some of the VIEs changed to become the subsidiaries through restructuring. There were inter-company loans among VIE subsidiaries before 2019 and were reclassified as inter-company balances between the VIEs and the subsidiaries during 2019 with some of the VIEs changed to become the subsidiaries.

(4)      Ucommune International Ltd issued share incentives to its employees using its ordinary shares. Upon the consummation of the Business Combination, the shares previously granted became effective and vest according to the related share incentive agreements. Therefore, the parent company recognized long-term investments to the subsidiaries and the subsidiaries recognized share-based compensation expenses.

(5)      The parent company was Ucommune Group Holdings for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2020. Ucommune International Ltd has been the parent company since November 2020 after the completion of the business reorganization. Ucommune International Ltd was incorporated in the Cayman Islands on June 16, 2020 as an exempted company with limited liability. Therefore, the original parent company, Ucommune Group Holdings, changed to a subsidiary company and deducted the inter-company balance as the original parent company changed to a subsidiary company.

Inter-group Balances Due to VIEs/Subsidiaries:	Parent Company	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries
	(RMB in thousands)
January 1, 2018	—	—	—	—	—
December 31, 2018	—	—	—	—	—
Restructure of VIE and Subsidiaries	—	—	1,845	2,307	1,643
Intercompany loan received	—	—	8,588	71,069	9,500
Intercompany loan repayment	—	—	(6,363)	(25)	(485)
December 31, 2019	—	—	4,070	73,351	10,658
Intercompany loan received	—	—	54,374	85	25,474
Intercompany loan repayment	—	—	(43,646)	—	(20,891)
June 30, 2020	—	—	14,798	73,436	15,241
Restructure of Parent and Subsidiaries through SPAC	—	—	—	(69,624)	—
Intercompany loan received	—	1,452	64,396	149,587	129,793
Intercompany loan repayment	—	—	(72,540)	(32,619)	(22,260)
December 31, 2020	—	1,452	6,654	120,780	122,774
Intercompany loan received	—	370,966	5,602	440,891	59,968
Intercompany loan repayment	—	(175,989)		(212,948)	(21,814)
December 31, 2021	—	196,429	12,256	348,723	160,928

Key Operating Data

As of December 31, 2021, Ucommune had 273 spaces across 65 cities of which 220 spaces were in operation, providing approximately 62,580 workstations to its members, and 53 spaces were under construction or preparation for construction. The following table presents Ucommune’s key operating data as of the dates indicated:

	As of December 31, 2019	As of December 31, 2020	As of December 31, 2021
Number of cities	44	54	65
Number of Spaces	204	234	273
Number of spaces under self-operated model(1)	157	109	108
Number of spaces under asset-light model	47	125	165
Managed area (m2)(2)	643,100	647,700	865,150
Managed area under self-operated model(2)	471,900	296,200	242,335
Managed area under asset-light model(2)	171,200	351,500	622,815
Number of spaces in operation	174	163	220
Number of workstations of spaces in operation(2)(3)	73,300	57,500	62,580
Number of members(2)	715,600	1,044,700	1,176,970
Number of individual members(2)	688,900	1,013,600	1,141,780
Number of individual members using workstations(2)	58,100	44,050	44,580
Number of enterprise members(2)	26,700	31,100	35,180
Occupancy rate for all spaces in operation(2)	79%	77%	70%
Occupancy rate for mature spaces(2)	87%	81%	76.4%

____________

(1)      As spaces under U Studio category are small offices, Ucommune counts one or more small offices operated under U Studio category in one building as one space. As of December 31, 2019, December 31, 2020 and December 31, 2021, Ucommune cooperated with 147, 132 and 132 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, Ucommune leases the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of the spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Risk Factors

You should consider carefully all of the information in this prospectus, including the risks and uncertainties below and in the combined and consolidated financial statements and related notes, before making an investment in the Class A ordinary shares. Any of the following risks and uncertainties could materially adversely affect Ucommune’s business, financial condition and results of operations. The market price of the Parent’s Class A ordinary shares could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment. You should also carefully review the cautionary statements referred to under “Forward-looking Statements.” The actual results could differ materially and adversely from those anticipated in this prospectus.

Risks Relating to Ucommune’s Business and Industry

Ucommune’s limited operating history makes it difficult to predict its future prospects, business and financial performance.

Ucommune launched its first space in September 2015 and officially launched its app, U Bazaar, in April 2016. Ucommune expanded its operations beyond Greater China to Singapore in July 2017. Ucommune entered into the New York market through the space operated by its associate in April 2018. In addition, Ucommune continually reviews the operating models of its spaces and explore new operating models for enhancing its operational efficiency and broadening its monetization channels. For example, Ucommune further expanded its operations under U Partner, a category under its asset-light model, in July 2019.

Ucommune short operating history may not serve as an adequate basis for evaluating its prospects and future operating results, including its key operating data, net revenue, cash flows and operating margins. In addition, the co-working space industry in China remains at an early stage of development and continues to evolve. As a result, you may not be able to fully discern the market dynamics to which Ucommune is subject and assess the business prospects.

Ucommune has encountered risks, challenges and uncertainties experienced by companies at an early stage, including those relating to Ucommune’s ability to adapt to the industry, to maintain and monetize its member base and to introduce new offerings and services. If Ucommune cannot successfully address these risks and uncertainties, its business, financial condition and results of operations could be materially adversely affected.

Ucommune may not retain existing members, especially those who enter into short-term contracts with it, or attract new members at a level necessary to sustain or grow its business.

Ucommune’s membership fees constitute an important part of net revenue, and Ucommune depends on the enlargement of its member base to build the vibrant community that it envisions. Any failure to attract existing members or bring new members in adequate numbers or at adequate rental rates would materially adversely affect Ucommune’s business. To sustain its growth, Ucommune endeavors to retain its existing members and continually add new members to maintain or improve its occupancy rates.

Because the agile office space industry is relatively new and rapidly evolving, Ucommune faces uncertainties and challenges in maintaining and growing its member base. A significant number of its existing and target members consists of SMEs. These members frequently have limited budgets and are more vulnerable to adverse economic conditions and unfavorable changes in the regulatory environment.

If these businesses experience economic hardship, they may be unwilling or unable to use Ucommune’s services. This would reduce demand for Ucommune’s services, increase customer attrition and adversely affect Ucommune’s business, financial condition and results of operations. In addition, Ucommune may lose members due to adverse changes in general economic conditions or the regulatory environment in the regions in which Ucommune operates or the industries in which Ucommune’s members operate.

Ucommune has experienced fluctuations in its member base. Ucommune’s members may terminate their membership agreements for leasing Ucommune’s workstations or spaces with Ucommune at any time upon one-month’s notice. Furthermore, Ucommune’s existing spaces may become unsuitable to members for a number of reasons. For example, Ucommune’s community could become less popular because of a shift in the local economic landscape, or Ucommune’s members may no longer favor its products and service offerings because of new work style trends or changes in the large enterprise members’ business plans.

Launching new spaces, as mentioned above, is expensive and involves certain risks. Likewise, it would be costly and risky to develop and introduce new lines of products or service offerings. Even if Ucommune attracts new members, these new members may not maintain the same level of involvement in Ucommune’s community. For example, they may not use Ucommune’s U Plus services. In addition, net revenue might suffer because of the discounts and other incentives Ucommune offers to attract new members.

Ucommune’s growth has experienced volatility and in subject to various factors, some of which are beyond its control. If Ucommune is unable to manage its growth effectively, its business may be materially adversely affected.

Ucommune’s growth has experienced volatility. The number of Ucommune’s agile office spaces increased from 204 as of December 31, 2019 to 234 as of December 31, 2020 and further to 273 as of December 31, 2021. The number of its spaces in operation decreased from 174 as of December 31, 2019 to 163 as of December 31, 2020 and increased to 220 as of December 31, 2021. The number of workstations available in Ucommune’s spaces in operation decreased from approximately 73,300 as of December 31, 2019 to approximately 57,500 as of December 31, 2020 and increased to approximately 62,580 as of December 31, 2021.

Ucommune’s growth rates remain subject to various factors, some of which are beyond its control, including increasing competition within the industry, emergence of alternative business models, or changes in government policies or general economic conditions. For example, a significant portion of Ucommune’s existing and target member base consists of SMEs, whose growth and expansion have benefited from favorable policies encouraging entrepreneurship and innovation in recent years in China. If changes in policies adversely affect the growth of SMEs, Ucommune’s growth rate may decline due to the reduction in agile office needs in general.

The Parent has incurred significant losses historically, and it may experience significant losses in the future.

The Parent has incurred net losses since its inception in April 2015. For the years ended December 31, 2019, 2020 and 2021, the Parent incurred net loss of RMB806.7 million, RMB507.9 million and RMB2,162.8 million (US$339.4 million), respectively.

The Parent’s significant losses have resulted primarily from the investments made to grow its business, including opening additional spaces, redeveloping existing spaces and acquiring businesses that could contribute to realizing Ucommune’s enterprise vision. The Parent expects that these costs and investments will grow as its business develops. Moreover, Ucommune plans to invest significant capital in upgrading its technology system, recruiting a large number of members and launching more spaces.

The Parent also expects to incur additional general and administrative expenses and compliance costs. These expenditures may make it difficult for Ucommune to achieve profitability, and the Parent cannot predict whether it will achieve profitability in the near term or at all. The costs actually incurred could exceed its expectations, and the investments may be unsuccessful and not generate adequate revenue and cash flow, if any at all.

The Parent has substantial indebtedness and other liabilities and are exposed to liquidity constraints, which could make it difficult to obtain additional financing on favorable terms or at all and could adversely affect its financial condition, results of operations and ability to repay its debts.

The Parent has substantial debt, which it has incurred primarily to finance the capital expenditures needed to carry out its daily operations. The Parent had working capital (defined as total current assets deducted by total current liabilities) deficits of RMB371.6 million and RMB454.0 million (US$71.2 million) as of December 31, 2020 2021, respectively.

As of December 31, 2021, the Parent had RMB47.8 million (US$7.5 million) in short-term borrowings, RMB15.1 million (US$2.4 million) as the current portion of long-term borrowings and RMB0.6 million (US$0.1 million) in long-term borrowings. To service its debt, the Parent intends to extend or renew those borrowings, or to borrow new loans from commercial banks or other institutions or entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

If the Parent were unable to obtain financing on favorable terms, this could hamper its ability to obtain further financing and meet its principal and interest payment obligations to its creditors. As a result, Ucommune may face liquidity constraints. In order to provide additional liquidity, Ucommune could be forced to reduce its planned capital expenditures, implement austerity measures and/or sell additional non-strategic assets to raise funds.

A reduction in Ucommune’s capital expenditure program could adversely affect its financial condition and results of operations, in particular, its ability to achieve its anticipated growth or maintain the operations of its current spaces. Such events, if they occur, would adversely affect the Parent’s financial condition and results of operations.

The Parent has recorded negative cash flows from operating activities historically and may experience significant cash outflows or have net current liabilities in the future.

The Parent has experienced significant cash outflow from operating activities historically. The Parent had net cash used in operating activities of RMB223.4 million, RMB27.6 million and RMB199.1 million (US$31.2 million) in 2019, 2020 and 2021, respectively. The cost of continuing operations could further reduce its cash position, and an increase in its net cash outflow from operating activities could adversely affect its operations by reducing the amount of cash available for its operations and business expansion.

Failure to generate positive cash flow from operations may adversely affect the Parent’s ability to raise capital for its business on reasonable terms, if at all. It may also diminish the willingness of members or other parties to enter into transactions with Ucommune, and have other adverse effects that harm Ucommune’s long-term viability.

The Parent had net current liabilities of RMB371.6 million and RMB454.0 million (US$71.2 million) as of December 31, 2020 and 2021, respectively. Net current liabilities expose the Parent to liquidity risk. The Parent has satisfied its liquidity requirements primarily through equity financing activities and short-term/long-term borrowings. Such financing might not be available to the Parent in a timely manner or on terms that are acceptable, or at all.

Ucommune business will require significant working capital to support its growth. The Parent’s future liquidity and ability to make additional capital investments will depend primarily on its ability to maintain sufficient cash generated from operating activities and to obtain adequate external financing. Ucommune may not renew existing bank facilities or obtain equity or other sources of financing.

The Parent may continue to incur losses and negative cash flows from operating activities and deficit in the future. If the Parent is not able to return to profitability or raise sufficient capital to cover its capital needs, it would materially adversely affect the Parent’s ability to continue as a going concern.

The Parent has incurred recurring operating losses since its inception, including net losses of RMB806.7 million, RMB507.9 million and RMB2,162.8 million (US$339.4 million) for the years ended December 31, 2019, 2020 and 2021, respectively. Net cash used in operating activities was RMB223.4 million, RMB27.6 million and RMB199.1 million (US$31.2 million) for the years ended December 31, 2019, 2020 and 2021, respectively. Accumulated deficit was RMB4,237.6 million (US$665.0 million) as of December 31, 2021. As of December 31, 2021, the Parent had cash and cash equivalents of RMB165.8 million (US$26.0 million). The COVID-19 pandemic negatively impacted the Parent’s business operations for the years ended December 31, 2020 and 2021 and has continued to impact its financial position, results of operations and cash flows. These conditions raise substantial doubt about the group’s ability to continue as a going concern.

Historically, the Parent has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Parent’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan which includes continued business transition from asset-heavy model to asset-light model in order to improve the profitability, continued exploration of new business opportunities that have synergies with Ucommune’s core business, push collection of long term receivables, controlling operating costs and optimizing operational efficiency to improve the group’s cash flow from operations. The Parent also plans to raise additional capital, including among others, obtaining debt financing, to support its future operation.

The Parent continues to explore opportunities to grow its business. However, it has not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve net profit and positive cash flows from operating activities, and the Parent expects the operating losses and negative cash flows from operations will continue for the foreseeable future. If it is unable to grow the business to achieve economies of scale in the future, it will become even more difficult for the Parent to sustain a sufficient source of cash to cover its operating costs. There can be no assurance, however, that the Parent and its subsidiaries will be able to obtain additional financing on terms acceptable to the group, in a timely manner, or at all. In the event that financing sources are not available, or that the Parent is unsuccessful in increasing its gross profit margin, push collection of long term receivables and reducing operating losses, the Parent and its subsidiaries may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Parent’s business, financial condition and results of operations and would materially adversely affect its ability to continue as a going concern.

The Parent’s financial condition and operational results are affected by occupancy rates. Ucommune faces heightened risks as it relies on many large enterprise members to sustain its occupancy rates.

In pre-opening process, Ucommune’s spaces typically have a three to five month vacancy period to redevelop space and conduct other pre-opening preparation work. The vacancy period might also be longer than expected if Ucommune cannot attract members to its new spaces or maintain members of its existing spaces.

Ucommune relies on a limited number of key large enterprise members to sustain its occupancy rates. Ucommune’s top 25 large enterprise members accounted for approximately 20% of its tenancy in terms of workstations as of December 31, 2021 and contributed to 11.1% of total net revenue for 2021. Such concentration leads to heightened risks, for instance, if one of these key enterprises terminates its contract with Ucommune, its business could suffer.

Large enterprise members often sign membership agreements on longer lease terms and for larger spaces or a greater number of workstations than some of Ucommune’s other members. They generally account for a high proportion of net revenue at a particular community. A default by a large enterprise member under its agreement with Ucommune could significantly reduce the operating cash flow generated by the community where that large enterprise member is situated.

In addition, the larger amount of available space occupied by any individual large enterprise member means that the time and effort required to execute a definitive agreement tailored for such a member is greater than that required for Ucommune’s standard membership agreements. In some instances, Ucommune agrees to varying levels of customization of the spaces Ucommune licenses to these large enterprise members.

Large enterprise members may nevertheless delay commencement of their membership agreements, fail to make timely lease payments, declare bankruptcy or otherwise default on their obligations. Any of these events could result in the termination of that large enterprise member’s agreement with Ucommune and, potentially, sunk costs and transaction costs that are difficult or impossible for Ucommune to recover.

If the members choose not to continue using Ucommune’s spaces, new members may not use the current space or Ucommune needs additional time and cost to redevelop the space. This may result in longer vacancy periods and adversely affect the operational results.

Ucommune’s key operational metrics and other estimates may not accurately measure its operating performance.

Ucommune continually reviews the numbers of spaces, workstations, members and occupancy rates to evaluate its growth trends, measure its performance and make strategic decisions. Ucommune calculates these metrics using internal data and they may not be indicative of its future operating performance. While these numbers are based on what Ucommune believes to be reasonable estimates for the applicable period of measurement, measuring how Ucommune’s spaces are used across a large member base involves significant challenges.

For example, the number of Ucommune’s members may include members who do not actively use Ucommune’s spaces or services. If investors do not perceive Ucommune’s operating metrics to accurately represent its operating performance, or if Ucommune discovers material inaccuracies in its operating metrics, its business, financial condition and reputation may be materially adversely affected.

The Parent requires significant capital to fund its operations and growth. If the Parent cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may suffer.

The Parent requires significant capital and resources for its operations and continued growth. Ucommune expects to make significant investments in the expansion and operations of its spaces, which may significantly increase its net cash used in operating activities. The sales and marketing expenses may also increase to retain existing members and attract new members. In addition, Ucommune invests heavily in its technology systems, which are essential to its expansion and operations. It may take substantial time to realize returns on such investments, if at all.

The Parent has historically funded its cash requirements primarily through capital contributions from its shareholders and securities offerings, and Ucommune’s short-term/long-term borrowings. If these resources are insufficient to satisfy Ucommune’s cash requirements, the group may seek to raise funds through additional equity offerings or debt financing or additional bank facilities.

The Parent’s ability to obtain additional capital in the future, however, is subject to a number of uncertainties, including its future business development, financial condition and results of operations, general market conditions for financing activities by companies in the industry, and macro-economic and other conditions in China and globally. If the Parent cannot obtain sufficient capital on acceptable terms to meet its capital needs, Ucommune may not execute its growth strategies, and its business, financial condition and prospects may be materially adversely affected.

Ucommune’s advertising and branding services are subject to risks associated with concentration of customers.

The majority of Ucommune’s marketing and branding services revenue generated in 2020 was mainly attributed to one of the PRC subsidiaries, Zhuhai Shengguang Zhongshuo Digital Marketing Co., Ltd., or Shengguang Zhongshuo, a digital marketing services provider Ucommune acquired in December 2018. In 2021, the top four customers of Shengguang Zhongshuo accounted for approximately 77.0% of the revenue from its advertising and branding services.

Such concentration leads to heightened risks. For example, any adverse changes or loss of one of Ucommune’s major customers of its advertising and branding services may materially decrease its marketing and branding services revenue, and any interruption or adjustments of those major customers’ businesses may lead to material fluctuations in its marketing and branding services revenue. Due to the increased demand for advertising and marketing services from certain customers in 2021, the Parent’s marketing and branding services revenue increased by 46.0% from RMB317.5 million in 2020 to RMB463.5 million (US$72.7 million) in 2021. In December 2021, two of the top four customers terminated cooperation with Shengguang Zhongshuo, which accounted for approximately 46.8% of the Parent’s revenue from advertising and branding services.

In addition, the historical financial results of Ucommune’s marketing and branding services may not serve as an adequate basis for evaluating the future financial results of this segment. Ucommune’s history of operating Shengguang Zhongshuo is limited and the concentration of customers increases the likelihood of material fluctuations of the marketing and branding services net revenue.

For example, Ucommune experienced substantial growth in net revenue from marketing and branding services in the second quarter of 2021 primarily due to the increased demand for advertising and marketing services as customer demand fully recovered to pre-epidemic levels. However, such growth rate may not be sustainable since the net revenue from marketing and branding services will be largely impacted by fluctuations in demand for marketing and branding services from its major customers.

Ucommune’s expansion into new regions, markets and business areas may pose increased risks.

Ucommune plans to expand its operations in China and overseas markets. To provide superior services to its members, Ucommune also intends to increase its U Plus service offerings. This expansion will incur significant costs, and inherently involves uncertainties and risks as Ucommune may encounter unexpected issues or situations for which Ucommune is unprepared.

As Ucommune’s business expands into new regions, Ucommune plans to invest substantial resources and may face new operational risks and challenges associated with business, economic and regulatory environments with which Ucommune is not familiar. Ucommune must understand and comply with local regulations, partner with local businesses or individuals, hire, train, manage and retain local workforce, and cope with members or potential members with different preferences.

In launching new spaces in a new region, Ucommune needs to negotiate satisfactory leasing terms with local parties, adapt the designs and features of its spaces and services to accommodate local conventions, and adjust its pricing and marketing approaches based on local rental prices. All these adjustments Ucommune makes may be ineffective and adversely affect its business. Ucommune’s strategy of overseas expansion will further subject Ucommune to different cultural norms and business practices, risks relating to fluctuations in currency exchange rates, and unpredictable disruptions as a result of security threats or political or social unrest and economic instability.

The Parent has incurred, and may in the future incur, impairment loss on long-lived assets and long-term prepaid expenses, and impairment loss on goodwill. Significant impairment of its long-lived assets and long-term prepaid expenses and impairment loss on goodwill could materially impact its financial position and results of its operations.

Ucommune has made significant investment in long-lived assets. The Parent reviews its long-lived assets, including right-of-use of assets arising from certain long-term leases, property, plant and equipment and assets recorded in connection with business combinations, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Parent measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.

If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Parent recognizes an impairment loss based on the fair value of the assets. The application of long-lived asset impairment test requires significant management judgment. If the Parent’s estimates and judgments are inaccurate, the fair value determined could be inaccurate and the impairment may not be adequate, and the Parent may need to record additional impairments in the future.

Goodwill is primarily acquired through business acquisitions. Purchase price allocation is measured at fair value on a non-recurring basis as of the acquisition dates. The Parent measures goodwill at fair value on a non-recurring basis when it is annually evaluated or whenever events or changes in circumstances indicate that carrying amount of a reporting unit exceeds its fair value.

The Parent had impairment loss on long-lived assets and long-term prepaid expenses of RMB36.5 million in 2020 and RMB114.5 million (US$18.0 million) in 2021. These impairment losses primarily reflected impairment of held-for-sale asset and long-term prepaid expenses. The Parent had impairment loss on goodwill of RMB1,504.5 million (US$236.1 million) in 2021. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Components of Results of Operations.” The Parent could record additional impairments on long-lived assets in the future. Any significant impairment losses charged against its long-lived assets could materially adversely affect its results of operations.

Ucommune faces vigorous competition. If Ucommune is not able to compete effectively with others, its business, financial condition and results of operations may be materially and adversely affected.

While Ucommune is a leader in the Chinese agile office space industry, the industry remains at an early stage of development. If new companies launch competing solutions in the markets in which Ucommune operates, Ucommune may face increased competition for members. Ucommune’s competitors include global players, up-and-coming local companies and traditional workspace operators. Some competitors may have more resources, operate in more jurisdictions and be able to provide a better member experience at more competitive prices.

Ucommune may face heightened competition under certain operating models. For example, for its spaces under U Brand, its competitors may charge lower management fees and Ucommune may lose clients due to pricing or be forced to lower its fees. Ucommune’s inability to compete effectively in securing new or repeat businesses could hinder its growth or adversely impact its operating results.

In addition, some of the services Ucommune provides or plans to provide are served by companies established in their markets. Failure to compete in such services markets could damage its ability to cultivate the vibrant community Ucommune seeks to build.

Ucommune’s success depends on the continuing efforts of its key management and capable personnel as well as its ability to recruit new talent. If Ucommune fails to hire, retain or motivate its staff, its business may suffer.

Ucommune’s future success depends in a large part on the continued service of its key management. If Ucommune loses the services of any member of its key management, Ucommune may not hire suitable or qualified replacements, and may incur additional expenses to recruit and train new staff, which could severely disrupt its business and growth. If any member of its key management joins a competitor or forms a competing business, Ucommune may lose customers, know-how and key professionals and staff members.

Ucommune’s rapid growth also requires it to hire, train, and retain a wide range of personnel that can adapt to a dynamic, competitive and challenging business environment and that help it conduct effective marketing, innovate new products and service offerings, and develop technological capabilities. Ucommune may need to offer attractive compensation and other benefits packages, including share-based compensation, to attract and retain them.

Ucommune also needs to provide its employees with sufficient training to help them realize their career development and grow with Ucommune. Any failure to attract, train, retain or motivate experienced and capable personnel could severely disrupt its business and growth.

Certain of the Parent’s affiliated persons or entities are now or may in the future lease the building spaces they own to Ucommune or have other transactions with Ucommune. Ucommune may have conflicts of interest with the Parent’s officers and directors for such related party transactions and Ucommune may not resolve such conflicts on terms favorable to the Parent.

Certain of the Parent’s officers and directors are now or may in the future lease the building spaces they own to Ucommune or have other transactions with Ucommune. For example, Ucommune leases certain spaces from Youxiang Group, an affiliate of Dr. Daqing Mao, the founder of the Parent and Ucommune. See “Related Party Transactions.” Those related parties negotiated satisfactory terms that are in the best interests of their businesses as a whole. Although the Parent’s audit committee, consisting of independent non-executive directors, reviews and approves all proposed related party transactions, the Parent may not resolve all potential conflicts of interest in this regard.

The Parent has engaged in transactions with related parties, and such transactions present potential conflicts of interest that could adversely affect its business and results of operations.

In addition to leasing building spaces from related parties, the Parent has entered into a number of other transactions with related parties. See “Related Party Transactions.” for more details. The Parent may enter into additional transactions with its related parties. Interests of these related parties may not necessarily be aligned with its interests and the interests of its other shareholders.

For example, conflicts of interest may arise in connection with transaction arrangements which may be less favorable to the Parent than similar arrangements negotiated with unaffiliated third parties. Conflicts of interest may also arise in connection with the exercise of contractual remedies, such as the treatment of events of default. As a result, those related party transactions, individually or in the aggregate, may adversely affect its business and results of operations.

Unexpected termination of leases or other arrangements, failure to negotiate satisfactory terms for or perform leases or other arrangements, failure to renew leases or other arrangements of Ucommune’s existing premises or to renew leases or other arrangements at acceptable terms could materially adversely affect its business.

Ucommune’s ability to increase the number of spaces and to operate them profitably depends on the execution and performance of these leases or other arrangements and whether Ucommune can negotiate these leases and other arrangements on satisfactory terms. Lessors may also not duly perform their obligations under the leases or other arrangements due to various reasons, such as lessors’ failure to deliver the possession of the premises as agreed.

The increases in rental rates, particularly in markets where initial terms under Ucommune’s leases are shorter, could adversely affect its business. In addition, Ucommune’s ability to negotiate favorable terms to extend an lease agreement or in connection with an alternate space depend on prevailing conditions in the real estate market, such as overall lease expenses, competition from other would-be tenants for desirable leased spaces, its relationships with building owners and landlords, or other factors beyond its control. If Ucommune cannot renew or replace an expiring lease agreement, it will incur significant costs related to vacating that space or redeveloping the space, which could result in loss of members who may have chosen that space based on the design, location or other attributes of that particular space.

Strategic alternatives to pure leasing arrangements, such as acquisitions, strategic alliances and asset management agreements, accounted for a significant percentage of the spaces Ucommune obtains. These arrangements are generally more flexible and require less direct capital expenditures than a traditional lease arrangement but also involve risks and uncertainties. For example, Ucommune has experienced delays or failure to deliver the possession of the premises with some of the counterparties for various reasons, including the delay of completion of the construction and the change of title of the premises before delivery. Although Ucommune has experienced such delays or failures in limited cases, Ucommune could experience delays or failures to deliver the premises in the future. Disruption of these strategic arrangements will adversely affect its business.

Growth of Ucommune’s business will partially depend on the recognition of its brand. Failure to maintain, protect and enhance its brand would limit its ability to expand or retain its member base, which would materially adversely affect its business, financial condition and results of operations.

Ucommune believes that recognition of its brand among members and business partners has reduced member acquisition costs and contributed to the growth and success of its business. Maintaining, protecting and enhancing its brand remains critical to its business and market position. Maintaining, protecting and enhancing its brand depends on several factors, including its ability to:

•        maintain the quality and attractiveness of the services Ucommune offers;

•        maintain relationships with landlords and other business partners;

•        increase brand awareness through marketing and brand promotion activities;

•        comply with relevant laws and regulations;

•        compete effectively against existing and future competitors; and

•        preserve its reputation and goodwill generally and in the event of any negative publicity on its services and data security, or other issues affecting Ucommune, and China’s agile office space industry in general.

A public perception that Ucommune, or other industry participants do not provide satisfactory services, even if factually incorrect or based on isolated incidents, could damage its reputation, diminish the value of its brand, undermine the trust and credibility Ucommune has established and negatively impact its ability to attract and retain members, as well as its business, financial condition and results of operations.

Ucommune faces risks associated with the redevelopment and construction of the spaces it occupies.

Opening new spaces subjects Ucommune to risks associated with redevelopment projects in general, such as delays in construction, contract disputes and claims, fines or penalties levied by government authorities relating to its construction activities. Ucommune may also experience delays when opening a new space as a result of building owners or landlords not completing their base building work on time or as a result of delays in its obtaining land-use, building, occupancy and other required governmental permits and authorizations. Failure to open a space on schedule may result in lost revenue from that space, damage its brand and require that Ucommune leases and provides temporary space for its members.

Despite having its own design and building team during the development phase of its space, Ucommune relies in part on the availability and satisfactory performance of third-party general contractors and subcontractors to perform the actual construction work, and in many cases to select and obtain the related building materials. The timing and quality of the redevelopment of its occupied spaces depend on the performance of these third party contractors acting on its behalf.

The people Ucommune engages in connection with a construction project are subject to the usual hazards associated with providing construction and related services on construction project sites, which can cause personal injury, damage to or destruction of property, plant and equipment, and environmental damage. Although Ucommune is insured against many of these risks, its insurance coverage may be inadequate in scope or coverage amount, and may be insufficient to fully compensate Ucommune for losses arising from any such events.

Despite its detailed specifications and its inspection, project management and quality control procedures, in some cases, general contractors and their subcontractors may use improper construction practices or defective materials. Improper construction practices or defective materials can result in the need to perform extensive repairs to its spaces and potentially lead to personal injury. Ucommune could also suffer damage to its reputation, and may be exposed to possible liability, if these third parties fail to comply with applicable laws.

Ucommune incurs significant costs related to the redevelopment of its spaces, which Ucommune may be unable to recover in a timely manner or at all.

Redevelopment of a space typically takes three to five months from the date Ucommune takes possession of the space under the relevant occupancy agreement to the opening date. During this time, Ucommune incurs substantial costs without generating any revenues from the space, especially the costs for spaces under Ucommune’s self-operated model for which Ucommune bears lease and redevelopment costs.

If Ucommune cannot complete its redevelopment and construction activities, or conditions in the real estate market or the broader economy change in unfavorable ways, Ucommune may be unable to recover these costs in a timely manner or at all. In addition, its redevelopment activities are subject to cost and schedule overruns as a result of many factors, some of which are beyond its control and ability to foresee, including increases in the cost of materials and labor.

Ucommune incurs costs relating to the maintenance, refurbishment and remediation of its spaces.

Ucommune’s lease agreements generally require that Ucommune keeps the spaces it occupies in good status and Ucommune typically must maintain and repair spaces it decorates. Ucommune’s lease agreements for overseas spaces may also require it to return the space to the landlord at the end of the term in the same condition it was delivered to Ucommune, which, in such instances, will require removing all fixtures and improvements to the space. The costs associated with this maintenance, removal and repair work may be significant.

Ucommune may also have to periodically refurbish its spaces to keep pace with the changing needs of its members. Extensive refurbishments may be costly and time-consuming and negatively impact its operational and financial performance. Ucommune’s member experience may also be adversely affected if extensive refurbishments disrupt its operations at its spaces.

The long-term and fixed cost nature of Ucommune’s leases may limit its operating flexibility and could adversely affect its liquidity.

Ucommune currently lease a significant majority of its spaces under long-term leases with an average term of approximately seven years. Ucommune’s obligations to landlords under these agreements extend for periods that significantly exceed the length of its membership agreements with its members, which its members may terminate upon one-month’s notice. Ucommune’s leases generally provides for fixed monthly payments that are not tied to member usage or the size of its member base, and all of its leases contain minimum lease payment obligations.

As a result, if members at a particular space terminate their membership agreements with Ucommune and if Ucommune is unable to attract its members to actively use its spaces or services, the lease expenses may exceed net revenue. In areas where retail cost for real estate is decreasing, Ucommune may not lower its fixed monthly payments under its leases to rates commensurate with prevailing market rates. At the same time, Ucommune would be pressured to lower its membership fees charged to the members, potentially resulting in the lease expense exceeding net revenue. In such events, Ucommune could not reduce the lease expenses or otherwise terminate the relevant lease in accordance with its terms.

If Ucommune experiences a prolonged reduction in net revenue at a particular space, the results of operations in respect of that space would be adversely affected unless and until either the lease expires, or Ucommune is able to assign the lease or sublease the space to a third party, or Ucommune defaults under the lease and ceases operations at the leased spaces. Ucommune’s ability to assign a lease or sublease the space to a third party may be constrained by provisions in the lease that restrict these transfers without the prior consent of the landlord.

In addition, Ucommune could incur significant costs if it decides to assign or sublease unprofitable leases, as Ucommune may incur transaction costs associated with finding and negotiating with potential transferees, and the ultimate transferee may require upfront payments or other inducements. A default under a lease could expose Ucommune to breach of contract and other claims which could result in direct and indirect costs to it, and could result in operational disruptions that could harm its reputation and brand.

Failure to comply with the terms of the indebtedness could result in default, which could have an adverse effect on cash flow and liquidity.

Ucommune may enter into credit facilities and debt financing arrangements containing financial and other covenants that could, among other things, restrict its operations. If Ucommune breaches any of these covenants, including the failure to maintain certain financial ratios, Ucommune’s lenders may accelerate its debt obligations. Any default under its credit facility could result in the repayment of these loans prior to maturity as well as the inability to obtain additional financing, which may materially adversely affect cash flow and liquidity.

Some of the lease agreements of Ucommune’s leased properties have not been registered with PRC government authorities as required by PRC law, which may expose it to potential fines.

Under PRC law, Ucommune must register lease agreements of commodity housing tenancy with the local construction (real estate) departments. Some of its lease agreements for its leased properties in China, including leased properties for its spaces, have not been registered with PRC government authorities. The reasons for the incomplete registration and filing of lease agreements include:

•        the lessors failed to provide necessary documents for Ucommune to register the leases with the local government authorities;

•        certain local regulatory authorities do not process certain leases registration applications; and

•        Ucommune did not file registrations for certain of its lease agreements that were close to expiration.

Failure to complete the registration and filing of lease agreements will typically not affect the validity of the lease agreements. However, if the parties to the lease agreements fail to rectify such non-compliance within the prescribed timeframes after receiving notice from the PRC government authorities, they may be exposed to potential fines ranging from RMB1,000 to RMB10,000 for each unregistered lease, at the discretion of the relevant authority.

As advised by Ucommune’s PRC counsel, if Ucommune fails to rectify the unregistered leases within the period required by relevant government authorities, the maximum amount of potential fines arising from the unregistered leases would be approximately RMB0.8 million, as of the date of this prospectus. However, no material penalty has been imposed on Ucommune to date for the failure to register the relevant lease agreements.

Ucommune has taken several steps to strengthen its compliance for registration of lease agreements, including:

•        liaising with the relevant lessors to provide required documentation for completing the registration;

•        filing registrations for lease agreements that are close to expiration if such agreements are extended; and

•        strengthening its internal control procedures to ensure registration of lease agreements for its new spaces.

Property owners, government authorities or other third parties could challenge Ucommune’s rights to use its leased properties, which may disrupt its operations and incur relocation costs.

Certain lessors of Ucommune’s leased properties in China have failed to provide Ucommune with valid property ownership certificates or authorizations from the property owners for the lessors to sublease the properties. If such lessors do not have the relevant property ownership certificates or the right to lease or sublease such properties to Ucommune, the relevant rightful title holders or other third parties may challenge its use of such leased properties. As a result, Ucommune may be forced to vacate these properties and be required to seek alternative properties for lease or choose to terminate the lease earlier while bearing the penalty for early termination under the lease.

The usage of Ucommune’s leased properties might also be challenged by other various reasons, such as restrictions purposed by laws, regulations or policies based on the nature or usage of certain leased properties. With respect to these properties, if the lessors violate relevant laws and regulations for providing such leased properties to Ucommune, and incur penalties by government authorities, Ucommune may not lease and use such properties. In such an event, Ucommune’s operations may be interrupted, and Ucommune would incur relocation costs. Moreover, if third parties challenge Ucommune’s lease agreements, Ucommune could incur time, attention and costs associated with defending such actions, even if such challenges are ultimately determined in its favor.

If Ucommune’s promotional and marketing plans are not effective, its business and prospects may be negatively affected.

Ucommune invests in sales and marketing activities to promote its brand and spaces and deepen its relationships with members. Ucommune also pays for online advertisements to platforms to sustain its exposure and publicity. To foster its member base, Ucommune may offer discounts or other incentives, which incur costs and might not be effective for obtaining new members.

Ucommune’s members may not appreciate its sales and marketing activities. The evolving marketing landscape may require it to experiment with new marketing methods to keep pace with industry trends and member preferences. Failure to refine its existing marketing approaches or introduce new marketing approaches in a cost-effective manner could reduce its members, occupancy rates and market share.

Ucommune also relies on a number of agencies, business partners and its own business development team to attract new members and enlarge its member base. Any disruption of its relationship with these intermediaries could harm its abilities to promote its business. Ucommune may not recover the costs of its sales and marketing activities and these activities may not retain or attract members.

A significant interruption in the operations of Ucommune’s suppliers could potentially disrupt its operations.

Ucommune partially relies on third-party suppliers for certain equipment, furniture and other fixtures. Ucommune also depends on third-party suppliers to provide certain services to facilitate its daily operations, such as security services and maintenance services. Ucommune has limited control over the operations of third-party suppliers, and any significant interruption in their operations may adversely impact its operations. For example, a significant interruption in the operations of its internet service provider could impact the operations of its applications, malfunctioning of its security equipment could lead to safety issues of its spaces, and lighting disruptions could result in poor member experience.

Disruptions in the supply chain may result from weather-related events, natural disasters, trade restrictions, tariffs, border controls, acts of war, terrorist attacks, pandemics, third-party strikes or ineffective cross dock operations, work stoppages or slowdowns, shipping capacity constraints, supply or shipping interruptions or other factors beyond its control. If Ucommune cannot resolve the impact of the interruptions of operations of its third-party suppliers or service providers, its operations and financial results may be materially adversely affected.

In some cases, Ucommune may rely on a single source for procurement of construction materials or other supplies in a given region. Any disruption in the supply of certain materials could disrupt operations at its existing spaces or significantly delay its opening of a new space, which may harm its reputation and brand.

A large portion of Ucommune’s members are concentrated in major metropolitan areas and certain industries. An economic downturn in any of these areas or industries may result in reduction of its members and adversely affect its results of operations.

A significant portion of Ucommune’s existing and target member base consists of SMEs who may be disproportionately affected by adverse economic conditions. In addition, the concentration of its operations in specific cities magnifies the risk of localized economic conditions in those cities or the surrounding regions to any business.

In 2019, 2020 and 2021, Ucommune generated the majority of its net revenue from its agile office spaces located in Beijing, Shanghai, Guangzhou and Shenzhen. Adverse changes in general economic conditions or real estate markets as well as relevant regulatory environment in these cities may disproportionately affect Ucommune’s member base, occupancy rates and/or pricing.

In addition, Ucommune’s members are concentrated in certain industries, such as the technology, media and telecommunications industries. Adverse changes in those industries may affect the demand for agile office spaces of its members and further affect its operation results. Ucommune’s business may also be affected by generally prevailing economic conditions in the markets where it operates, which can result in a general decline in real estate activity, reduce demand for occupancy and its services and exert downward pressure on pricing.

Ucommune faces risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt its operations.

China has experienced significant natural disasters, including earthquakes, extreme weather conditions, as well as health scares related to epidemic or pandemic diseases, and any similar event could materially impact its business in the future. If a disaster or other disruption occurred that affects the regions where Ucommune operates its business, the resulting loss of personnel and damage to property could materially adversely affect its business. Even if Ucommune is not directly affected, such a disaster or disruption could affect the operations or financial condition of its ecosystem participants, which could harm its results of operations.

In addition, Ucommune’s business could be affected by public health epidemics, such as the outbreak of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, COVID-19 or other disease. In December 2019, a novel strain of coronavirus, or COVID-19, surfaced in China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, infections have spread globally. The World Health Organization declared COVID-19 to constitute a “Public Health Emergency of International Concern” on January 30, 2020 and characterized it as a pandemic on March 11, 2020.

To contain the COVID-19 outbreak, the PRC government imposed strict measures across the country including, but not limited to, travel restrictions, mandatory quarantine requirements, temporary closure of business premises, and postponed resumption of business. Ucommune’s operations were severely disrupted in the first quarter of 2020 but gradually resumed after April 2020. In particular, most of Ucommune’s space in China temporarily shut down from February 2020 to April 2020 as a result of government restrictions and regulations. Due to the economic downturn in China and worldwide caused by COVID-19, the demand for Ucommune’s spaces has been adversely affected in 2020, 2021 and 2022.

As some of its members are vulnerable to the COVID-19 outbreak and the slowdown of the macroeconomic conditions, they could not make payments in a timely manner or stopped renewing their leases, resulting in decreased occupancy rates. Although China has controlled COVID-19 to some extent and Ucommune’s business started to recover after the second quarter of 2020, the potential impact brought by and the duration of the COVID-19 outbreak is difficult to assess or predict and the full impact of COVID-19 on its operations will depend on many factors beyond its control.

While it is unknown how long these conditions will last and what the complete financial effect will be on the Parent, the Parent is closely monitoring the impact of COVID-19. The Parent’s business, results of operations, financial condition and prospects could be materially adversely affected to the extent that COVID-19 harms the Chinese and global economy in general.

Ucommune’s business and its reputation may be affected if its employees or members of Ucommune’s community or guests who enter Ucommune’s spaces behave badly.

Ucommune’s emphasis on its values makes Ucommune’s reputation particularly sensitive to allegations of violations of community rules or applicable laws by employees, members, or guests who enter Ucommune’s spaces. If employees, members or guests violate Ucommune’s policies or engage in illegal or unethical behavior, or are perceived to do so, Ucommune may be subject to negative publicity and Ucommune’s reputation may be harmed. This behavior may also lead to existing members ceasing to use Ucommune’s spaces, which would adversely impact occupancy and revenue for the affected spaces.

Ucommune is exposed to risks relating to its cooperation with its business partners.

Ucommune selects and relies on a number of business partners to provide various services such as corporate secretary and human resources, to facilitate more service options and better experience for its members. Due to the reliance on such business partners, any interruption of their operations, any failure of them to accommodate Ucommune’s fast growing business scale, any termination or suspension of Ucommune’s partnership arrangements, any change in cooperation terms, or any deterioration of cooperative relationships with them may materially adversely affect Ucommune’s brand image and impact its operations.

Ucommune has limited control over its business partners. Failure by third parties to provide satisfactory services or comply with laws and regulations could subject Ucommune to reputational harm based on their association with Ucommune and its brand. If Ucommune becomes subject to claims arising from services provided by its business partners, Ucommune may attempt to seek compensation from the relevant business partners. However, such compensation may be limited.

If no claim can be asserted against a business partner, or Ucommune cannot fully recover amounts claimed from business partners, Ucommune may be required to bear such losses and compensation at its own costs. This could materially adversely affect its business, financial condition and results of operations.

Ucommune may not effectively identify, pursue and consummate strategic alliances, investments or acquisitions.

Ucommune may from time to time engage in evaluations of, and discussions with, possible domestic and international acquisitions, investments or alliance candidates. Ucommune may also make investments in private or public entities, enter into strategic alliances or issue securities through its parent company or subsidiaries.

Ucommune may not identify suitable strategic alliances, investment or acquisition opportunities. Even when Ucommune identifies an appropriate acquisition or investment target, Ucommune may not negotiate the acquisition or investment successfully, obtain financing for the proposed transaction, or integrate the relevant businesses into its existing operations.

Since Ucommune retains limited control over the companies in which Ucommune only has minority stake, Ucommune cannot ensure that these companies will always comply with applicable laws and regulations. Non-compliance of regulatory requirements by its investees may cause substantial harm to its reputation and the value of its investment.

In addition, particular complexities, regulatory or otherwise, may be associated with Ucommune’s expansion into new markets. Ucommune may not successfully implement its strategies beyond its current markets. If Ucommune cannot effectively address these challenges, its ability to execute acquisitions as part of its long-term strategy will be impaired, which could adversely affect its growth.

Ucommune may not achieve the benefits it expects from recent and future investments and acquisitions and its operations may be materially adversely affected by such investments and acquisitions.

Ucommune has made equity investments in or acquisitions of businesses that it believes may complement its existing business or may improve the experience of its members. Future investments may be made in private or public entities, strategic alliances may be entered into or securities may be issued through the parent company or subsidiaries.

While Ucommune believes those initiatives may benefit its business long term, such decisions may adversely impact its short- or medium-term operating results. Furthermore, if the businesses Ucommune acquires or in which it invests do not subsequently achieve the synergies it expects or do not generate the financial and operational benefits it expect, its investments and acquisitions may not benefit its business strategy or generate sufficient revenues to offset the associated investment or acquisition costs.

Investments and acquisitions present financial, managerial and operational challenges, including difficulty in integrating Ucommune’s operations with businesses it acquires or in which it invest, potential disruption of Ucommune’s ongoing business and distraction of management attention and risks associated with offering new products and services or entering additional markets. For example, Ucommune invested in or acquired certain construction and decoration services providers and companies that provide value-added services to customers of agile office spaces.

Ucommune has limited experience in these new businesses and services and may fail to generate sufficient revenue or other value to justify its investments in these businesses and services. Ucommune’s members may not respond favorably to its new services and solutions, which could damage its public image and market reputation and adversely affect its business.

In addition, investments and acquisitions could result in significant impairments to long-term investment, goodwill and other intangible assets. For example, the Parent recognized RMB1,504.5 million (US$236.1 million) impairment loss related to goodwill and RMB13.5 million (US$2.1 million) impairment loss on intangible assets acquired from acquisitions for the years ended December 31, 2021 as the Parent believes the carrying value was no longer recoverable.

Certain industry data and information in this prospectus were obtained from third-party sources and were not independently verified by Ucommune.

This prospectus contains certain industry data and information from third-party sources. Ucommune has not independently verified the data and information contained in such third-party publications and reports. Data and information in such third-party publications and reports may use third-party methodologies, which may differ from the data collection methods used by Ucommune. In addition, these industry publications and reports generally indicate that the information is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Statistical data in these publications also include projections based on a number of assumptions. The agile office space industry may not grow at the rates projected by market data, or at all. If any of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions. Material slowdown of the agile office space industry against the projected rates may materially adversely affect Ucommune’s business and the market price of the Parent’s ordinary shares.

Ucommune may not adequately protect its intellectual property from unauthorized use by others.

Ucommune’s trademarks and other intellectual property are critical to its business. Any of Ucommune’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide Ucommune with competitive advantages. Risks include the following:

•        Ucommune’s pending applications for intellectual property rights may not be approved;

•        Ucommune’s intellectual property rights may not be adequately protected;

•        Ucommune’s intellectual property rights could be challenged by third parties or found by a judicial authority to be invalid or unenforceable;

•        Third parties may claim that Ucommune is infringing their rights, and Ucommune may not be successful in defending these claims; and

•        Ucommune may not enforce and defend its proprietary rights or prevent infringement or misappropriation, without substantial expense to Ucommune and a significant diversion of management time and attention from its business strategy.

To protect Ucommune’s trademarks and other proprietary rights, Ucommune relies and expects to rely on a combination of protective agreements with its team members and third parties (including local or other strategic partners Ucommune may do business with), physical and electronic security measures, and trademark, copyright, patent and trade secret protection laws. If the measures Ucommune takes to protect its proprietary rights do not prevent the use or misappropriation by third parties or such rights are diminished due to successful challenges, the value of its brand and other intangible assets may be diminished, materially adversely affecting Ucommune’s ability to attract and retain members.

The proper functioning of Ucommune’s technology is essential to its business, and any difficulty experienced by such system would materially adversely affect Ucommune.

Ucommune uses a combination of proprietary technology and technology from third-party service providers to support its business and its member experience. For example, U Bazaar, which Ucommune developed in-house but also incorporates third-party and opens source software where appropriate, connects local spaces and develops and deepens connections among its members, both at a particular space and across its global network.

Third-party service providers may not support Ucommune’s products and services on commercially reasonable terms or at all. Ucommune may be subject to claims by third parties who maintain that its service providers’ technology infringes the third party’s intellectual property rights. Although Ucommune’s agreements with its third-party service providers often contain indemnities in its favor with respect to these eventualities, Ucommune may not be indemnified for these claims or Ucommune may not be successful in obtaining indemnification to which it is entitled.

If the technologies and systems that Ucommune uses to manage the daily operations of its business or that Ucommune makes available to its members malfunction, Ucommune’s ability to operate its business, retain existing members and attract new members may be impaired. Ucommune may not attract and retain sufficiently skilled and experienced professionals to operate and maintain these technologies and systems, and Ucommune’s product and service offerings may not continue to be, and new product and service offerings may not be, supported by the applicable third-party service providers on commercially reasonable terms or at all. Any harm to the personal computers or other devices of Ucommune’s members caused by Ucommune’s software, such as Ucommune’s apps, or other sources of harm, such as hackers or computer viruses, could adversely affect the member experience and Ucommune’s reputation.

Ucommune needs to invest heavily on its technology to sustain and grow its business, and the uncertainties associated with the evolving customer needs and emerging industry standards create risks with respect to such investment. Ucommune’s ongoing investment in technology may not generate the expected level of returns and failure to adopt new technologies to adapt to such changing environment may materially and adversely impact its business.

Ucommune’s business generates and processes a large amount of data; the improper use or disclosure of such data by unauthorized persons could subject Ucommune to significant reputational, financial, legal and operational consequences.

Ucommune generates significant amount of proprietary, sensitive and otherwise confidential information relating to its business. Ucommune collects and stores personal data regarding its members, including member names and billing data in its system. Privacy laws and regulations in PRC and other jurisdictions around the world govern the collection, protection and use of personal data. These laws and regulations are evolving and may be inconsistent from one jurisdiction to another.

Compliance with applicable privacy laws and regulations may lead to increases in Ucommune’s operating costs and adversely impact its ability to conduct its business and market its products and services to its members. Any failure by Ucommune or its third-party service providers to comply with applicable privacy laws, privacy policies or privacy-related contractual obligations may result in governmental enforcement actions, fines, litigation, other claims and adverse publicity.

Similar to other companies, Ucommune’s information technology systems face the threat of cyber-attacks, such as security breaches, phishing scams, malware and denial-of-service attacks. Ucommune’s systems or the systems of third-parties that Ucommune uses could experience unauthorized intrusions or inadvertent data breaches, which could result in the exposure or erosion of Ucommune’s proprietary information and/or members’ data. This data is maintained on Ucommune’s own systems as well as the systems of third-party service providers.

As methods used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against Ucommune or the third parties on which Ucommune relies, Ucommune and its partners may be unable to anticipate these attacks or implement adequate preventative measures. In addition, any party who illegally obtains identification and password credentials could potentially gain unauthorized access to Ucommune systems or the systems of third parties on which Ucommune relies. If any such event occurs, Ucommune may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent such future events of that nature from occurring.

From time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. These can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may disrupt operations or result in unauthorized disclosure of confidential information.

If a cybersecurity incident occurs, or is perceived to occur, Ucommune may be the subject of negative publicity and the perception of the effectiveness of its security measures and Ucommune’s reputation may be harmed. This could damage Ucommune’s relationships and result in the loss of existing or potential members. In addition, even if no compromise of member information occurs, Ucommune could incur significant fines or lose the opportunity to support electronic payments from members, which would limit the full effectiveness and efficiency of its payment processing.

The wide variety of payment methods that Ucommune accepts subjects it to third-party payment processing-related risks.

Ucommune accepts a variety of payment methods including WeChat Pay and Alipay through third-party payment processors. Ucommune pays these payment processors varying service fees, which may increase over time and raise its operating costs. Ucommune may also be subject to fraud, security breaches and other illegal activities in connection with the payment methods it offers.

Ucommune is subject to various rules, regulations and requirements, regulatory or otherwise, governing payment processing, which could change or be reinterpreted to make it difficult or impossible for Ucommune to comply with. For example, according to Announcement No.10 (2018) of the People’s Bank of China issued in July 2018, or Announcement No.10, companies that refuse to accept cash payment should rectify such non-compliance. According to People’s Bank of China’s interpretation of Announcement No.10, e-commence platforms, self-service counters and other companies:

•        that offer products and services online and in a cashier-less manner,

•        whose entire customer purchase process does not involve payment or receipt of cash, and

•        who have obtained consent from customers to use electronic payment methods, may use electronic payment methods instead of accepting cash.

Ucommune believes that its cashier-less operation complies with Announcement No. 10. However, governmental authorities may not have the same interpretation. If Ucommune fails to comply with these rules or requirements, Ucommune may be subject to fines and higher transaction fees or no longer be able to offer certain payment methods, materially adversely affecting its business, financial condition and results of operations.

Ucommune may experience significant complaints from members, or adverse publicity involving its spaces and services.

Ucommune faces an inherent risk of complaints from its members. Most of the complaints from its members related to the facilities and services of its spaces. Ucommune takes these complaints seriously and endeavor to reduce these complaints by implementing various remedial measures. Nevertheless, Ucommune may not successfully prevent or address all complaints.

Any complaints or claims against Ucommune, even if meritless and unsuccessful, may divert management attention and other resources from its business and adversely affect its business. Members may lose confidence in Ucommune and its brand, which may adversely affect its business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings or media reports related to agile office spaces industry, whether or not accurate, and whether or not concerning its spaces, can adversely affect its business, results of operations and reputation.

Pending or future litigation could have a material and adverse impact on Ucommune’s business, financial condition and results of operations.

Ucommune is subject to lawsuits from its competitors, individuals, or other entities against Ucommune, in matters relating to intellectual property rights and contractual disputes. The outcomes of actions Ucommune institutes may not be successful or favorable to Ucommune. Lawsuits against Ucommune may also generate negative publicity that significantly harms its reputation, which may adversely affect its ability to expand its member base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert management’s attention from operating its business. Ucommune may also need to pay damages or settle lawsuits with a substantial amount of cash.

As a publicly listed company, Ucommune may face additional exposure to claims and lawsuits. These claims could divert management time and attention away from its business and result in significant costs to investigate and defend, regardless of the merits of the claims. In some instances, Ucommune may elect or be forced to pay substantial damages if it is unsuccessful in its efforts to defend against these claims, which could harm the business, financial condition and results of operations.

Share-based compensation may have an impact on Ucommune’s future profit. Exercise of the share options granted will increase the number of the Parent’s shares, which may affect the market price of the Parent’s shares.

The Parent adopted share incentive plans in August 2019 and November 2020, which are respectively referred to as 2019 Plan and 2020 Plan in this prospectus, to enhance the ability to attract and retain qualified individuals and align their interests with Ucommune’s growth and performance. The maximum aggregate numbers of ordinary shares the Parent is authorized to issue pursuant to all awards under 2019 Plan are 15,028,567 ordinary shares (751,429 ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022).

In November 2020, the Parent adopted the 2020 Plan, under which the Parent is authorized to issue a maximum number of 7,188,661 Class A ordinary shares (359,434 Class A ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022). As of the date of this prospectus, the Parent has granted awards to purchase 358,507 Class A ordinary shares (adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022), including awards to purchase 343,509 Class A ordinary shares (adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) granted to replace the granted and outstanding awards under 2019 Plan.

The Parent believes the granting of share-based awards helps Ucommune attract and retain key personnel and employees, and the Parent expects to grant share-based compensation to employees in the future. As a result, the expenses associated with share-based compensation may increase, which may have an adverse effect on the results of operations.

A severe or prolonged downturn in the PRC or global economy could materially adversely affect Ucommune’s business and its financial condition.

The global macroeconomic environment is facing challenges. Uncertainties remain over the long-term effects of the expansionary monetary and fiscal policies of the central banks and financial authorities of some of the world’s leading economies, including the United States and China. Unrest and terrorist threats in the Middle East, Europe and Africa and conflicts involving Ukraine, Syria and North Korea have also raised concerns. These concerns relate to regional instability and tension, as well as the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes, and the trade disputes between the United States and China.

For example, a growing trade dispute between the United States and China could adversely impact demand for Ucommune’s agile office spaces and services, its costs, its members, suppliers and business partners and China’s economy, which could materially adversely affect Ucommune’s business, operating results and financial condition. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term.

Economic conditions in China are sensitive to global economic conditions, changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. While the economy in China has grown significantly over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing in recent years. Although growth of China’s economy remained relatively stable, China’s economic growth may materially decline in the near future. Any severe or prolonged slowdown in the global or PRC economy may materially adversely affect Ucommune’s business, results of operations and financial condition.

If the Parent fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, the Parent may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investors’ confidence and the market price of the ordinary shares may be materially adversely affected.

In connection with the Parent’s attempted initial public offering, the Parent previously engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP, or Deloitte, to audit the combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. In January 2020, Deloitte informed the Parent’s Board of Directors that Deloitte became aware of certain contractual arrangements regarding the Parent’s shareholder transactions which were not previously provided to Deloitte. Deloitte raised concerns over the impact of these contracts on the subsequent event footnote to the combined and consolidated financial statements for the years ended December 31, 2017 and 2018, which omitted disclosures related to the contractual arrangements as well as the Parent’s internal control over financial reporting.

In response to the issues raised by Deloitte, the Parent’s Board of Directors commenced an investigation, or the Internal Investigation, of such issues with assistance from external legal advisors. On July 22, 2020, the Parent’s Board of Directors concluded the Internal Investigation. The material weaknesses identified during the Internal Investigation included:

•        The lack of an Audit & Risk Committee and Chief Compliance officer to monitor all company policies, and ensure that the policies are implemented and followed;

•        A lack of financial compliance training related to the disclosure obligations by shareholders, directors and officers during a U.S. IPO to the Parent’s management personnel as well as other staff;

•        A failure to strictly implement the internal contract initiation and approval procedures to prohibit any unusual bypassing conduct of such procedures and improve employee’s awareness of such procedures by distributing relevant policies and delivering training;

•        A lack of proper contract approval procedures and policies, in which all related party transactions or above a certain amount must be reviewed;

•        A lack of internal file management procedures and lack of a more effective file records management system;

•        A lack of effective chop usage registration records with identifiable contract information, and lack of a parallel searchable chop usage registration records management system; and

•        A lack of compliance policies related to conflict of interest, related party transactions, ethics, and related matters.

As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The Parent has implemented relevant remedy measures and all above material weaknesses are assessed to be remediated by December 31, 2020. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Change in Registered Independent Public Accounting Firm” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.”

In connection with the audits of its combined and consolidated financial statements included in this prospectus, the Parent and its independent registered public accounting firm identified the following material weaknesses in its internal control over financial reporting. The Parent’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. The material weaknesses that have been identified relate to:

•        A lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP, and

•        Insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP.

To remedy the identified material weaknesses, the Parent has adopted and plans to adopt further measures to improve its internal control over financial reporting. The Parent has implemented, and plans to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work.

The Parent has recruited staff with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department. The Parent has also supplemented and enhanced internal training and development programs for financial reporting personnel. When entering into complex transactions, the Parent plans to utilize third party consultant for accounting services as additional resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting.” However, the Parent cannot assure you that these measures may fully address the material weaknesses and deficiencies in its internal control over financial reporting or that it may conclude that they have been fully remediated.

The Parent has become a public company and is subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that the Parent include a report from management on the effectiveness of its internal control over financial reporting in its annual report on Form 20-F beginning with its annual report in its second annual report on Form 20-F after becoming a public company, which the Parent filed in May 2022. In addition, once the Parent ceases to be an “emerging growth company” as such term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, the Parent’s independent registered public accounting firm must attest to and report on the effectiveness of its internal control over financial reporting.

Even if the Parent’s management concludes that the Parent’s internal control over financial reporting is effective, the Parent’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with its internal controls or the level at which its controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from the Parent’s. The Parent’s reporting obligations may significantly strain its management, operational and financial resources and systems for the foreseeable future. The Parent may be unable to timely complete its evaluation testing and any required remediation.

In documenting and testing its internal control procedures, to satisfy the requirements of Section 404, the Parent may identify other weaknesses and deficiencies in its internal control over financial reporting. If the Parent fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended, the Parent may not conclude on an ongoing basis that the Parent has effective internal control over financial reporting in accordance with Section 404.

The Parent’s failure to achieve and maintain an effective internal control environment could result in material misstatements in the financial statements and impair its ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, the businesses, financial condition, results of operations and prospects, as well as the trading price of the Parent’s Class A ordinary shares, may be materially adversely affected. Ineffective internal control over financial reporting could expose the Parent to increased risk of fraud or misuse of corporate assets and subject the Parent to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. The Parent may also be required to restate the financial statements from prior periods.

As a recently public company, the Parent expects to incur significant legal, accounting and other expenses. For example, as a result of the Parent becoming a public company, the Parent has increased the number of independent directors and adopted policies regarding internal controls and disclosure controls and procedures. Operating as a public company will make it more difficult and more expensive for the Parent to obtain director and officer liability insurance, and the Parent may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.

In addition, the Parent will incur additional costs associated with its public company reporting requirements. It may also be more difficult for the Parent to find qualified persons to serve on its Board of Directors or as executive officers. After the Parent is no longer an “emerging growth company,” the Parent may incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the Securities and Exchange Commission, or the SEC.

If the interpretations, estimates or judgments used to prepare the financial statements are incorrect, the Parent may restate its financial results, which could materially adversely affect the Parent and the group.

The Parent is subject to complex securities laws and regulations and accounting principles and interpretations. In preparing the financial statements, the Parent must interpret accounting principles and guidance and make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the financial statements, as well as the reported expenses incurred during the reporting periods. The Parent bases its interpretations, estimates and judgments on its historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for the preparation of the financial statements.

Generally accepted accounting principles are subject to interpretation by the SEC, the Financial Accounting Standards Board and other bodies that create and interpret accounting principles and guidance. If any of these bodies disagrees with the Parent’s accounting recognition, measurement or disclosure or its accounting interpretations, estimates or assumptions, this may significantly affect the Parent’s reported results and may retroactively affect previously reported results.

In connection with its initial public offering, the Parent’s predecessor company, Orisun Acquisition Corp., or Orisun, a special purpose acquisition company, issued 4,440,024 public warrants, or the Public Warrants, 233,201 private placement warrants, or the Private Warrants, and 333,002 warrants underlying a unit purchase option issued to the representative of the underwriters in the initial public offering, or the Representative Warrants, and together with the Public Warrants and Private Warrants, the “Orisun Warrants.” For a description of the Orisun Warrants, please refer to (i) the prospectus filed in connection with Orisun’s initial public offering on August 5, 2019 (File No. 333-232356) and (ii) the proxy statement filed in connection with the Business Combination on November 5, 2020 (File No. 333- 248191), or the Proxy Statement.

Orisun originally classified the Orisun Warrants as equity in its (i) audited consolidated balance sheet as of December 31, 2019, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year then ended, and the related notes included in its Annual Report on Form 10-K filed on March 30, 2020, and (ii) unaudited consolidated balance sheet as of June 30, 2020, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the six months then ended, and the related notes included in the Proxy Statement.

On April 12, 2021, the Staff of the SEC released the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, or the Statement. In the Statement, the Staff of the SEC indicated that certain contractual provisions in many special purpose acquisition company warrant agreements may result in such warrants needing to be classified as a liability rather than as equity.

The Parent has reviewed the Statement and the Orisun Warrants with its independent auditors and management has concluded that the Private Warrants should be classified as liabilities measured at fair value, which will result in noncash gains or losses from changes in fair value reported each period in earnings. Additional guidance or new regulations or accounting principles and interpretations could be released that would require the Parent to reclassify the Public Warrants and Representative Warrants as liabilities measured at fair value, with changes in fair value reported each period in earnings and/or require a restatement of the financial statements with respect to treatment of the Public Warrants and Representative Warrants.

Any restatement of the financial results could, among other potential adverse effects:

•        result in the Parent incurring substantial costs;

•        affect the Parent’s ability to timely file its periodic reports or registration statements for securities until the restatement is completed;

•        divert the attention of the Parent’s management and employees from managing its business;

•        result in material changes to its historical and future financial results;

•        result in investors losing confidence in its operating results;

•        subject the Parent to securities class action litigation; and

•        cause the Parent’s share price to decline.

Ucommune has limited insurance coverage for its operations.

The insurance industry in China remains at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. Although Ucommune has purchased insurance including business disruption insurance and property insurance for its space, such insurance might not be able to cover all risks. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect its results of operations and financial condition.

Risks Relating to the Corporate Structure

The Parent and its subsidiaries rely on contractual arrangements with the VIEs and their shareholders for a large portion of their operations. These arrangements may not be as effective as direct ownership in providing operational control. Any failure by the VIEs or their shareholders to perform their obligations under these contractual arrangements would materially adversely affect the Parent and its subsidiaries’ business.

The Parent and its subsidiaries rely on contractual arrangements with the VIEs and their shareholders to operate their business in China. The revenues contributed by the VIEs and their subsidiaries constituted substantially all net revenue for 2019, 2020 and 2021.

These contractual arrangements may not be as effective as direct ownership in providing the Parent with control over the VIEs. For example, the VIEs and their shareholders could breach their contractual arrangements with the WFOEs by, among other things, failing to conduct their operations in an acceptable manner or taking other actions detrimental to the WFOEs’ interests. If the Parent or its subsidiaries had direct ownership of the VIEs, the Parent or its subsidiaries would be able to exercise their rights as shareholders to effect changes in the board of directors of the VIEs, which in turn could implement changes, subject to any applicable fiduciary obligations, at the management and operational level.

However, under the contractual arrangements, the Parent relies on the performance by the VIEs and their shareholders of their obligations under the contracts to be the primary beneficiary of the VIEs for accounting purposes. The shareholders of the consolidated VIEs may not act in the best interests of the Parent and its subsidiaries or may not perform their obligations under these contracts. Such risks exist throughout the period in which the Parent and its subsidiaries intend to operate certain portions of their business through the contractual arrangements with the VIEs. One of the VIEs, Ucommune Venture, has 45 shareholders. As a result, the Parent and its subsidiaries face increased risk that these shareholders may breach the VIE contracts or take other actions detrimental to the WFOEs’ interests.

If the VIEs or their shareholders fail to perform their respective obligations under the contractual arrangements, the Parent and its subsidiaries may incur substantial costs and expend additional resources to enforce such arrangements. If the shareholders of the VIEs refuse to transfer their equity interest in the VIEs to the WFOEs or the WFOEs’ designee if the WFOEs exercise the purchase option pursuant to these contractual arrangements, or if they otherwise act in bad faith, then the WFOEs may have to take legal actions to compel the shareholders of the VIEs to perform their contractual obligations.

If any third parties claim any interest in such shareholders’ equity interests in the VIEs, the WFOEs’ ability to exercise shareholders’ rights or foreclose the share pledge according to the contractual arrangements may be impaired. If these or other disputes between the shareholders of the VIEs and third parties were to impair the contractual arrangements with the VIEs, the Parent’s ability to consolidate the financial results of the VIEs would be affected, which would in turn materially adversely affect the Parent and its subsidiaries’ business, operations and financial condition.

The shareholders of the VIEs may have actual or potential conflicts of interest with the Parent, its subsidiaries and the VIEs, which may materially adversely affect the Parent and its subsidiaries’ business and financial condition.

The Parent and its subsidiaries are not aware of any conflicts between the shareholders of the VIEs and the Parent, its subsidiaries and the VIEs. However, the shareholders of the VIEs may have actual or potential conflicts of interest with and the Parent, its subsidiaries or the VIEs in the future. These shareholders may refuse to sign or breach, or cause the VIEs to breach, or refuse to renew, the existing contractual arrangements the WFOEs have with them and the VIEs, which would materially adversely affect the contractual arrangements with the VIEs and receive economic benefits from them. For example, the shareholders could cause the agreements with the VIEs to be performed in a manner adverse to the WFOEs by, among other things, failing to remit payments due under the contractual arrangements to the WFOEs on a timely basis.

The Parent and its subsidiaries cannot assure you that when conflicts of interest arise any or all of these shareholders will act in the best interests of the WFOEs, the Parent and its subsidiaries or such conflicts will be resolved in favor of the WFOEs, the Parent and its subsidiaries, particularly given the relatively large number of shareholders that Ucommune Venture has. The WFOEs, the Parent and its subsidiaries do not have any arrangements to address potential conflicts of interest between these shareholders and them. If any of the conflict of interest or dispute cannot be resolved, the WFOEs would rely on legal proceedings, which could result in disruption of the business and subject the Parent and its subsidiaries to substantial uncertainty as to the outcome of any such legal proceedings.

The contractual arrangements are governed by PRC law. These contracts are interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures.

The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit the WFOE’s ability to enforce these contractual arrangements. Meanwhile, very few precedents and little formal guidance exist as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary.

Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts except that parties may apply for a cancellation of such rulings before an intermediate people’s court at the place where the arbitration commission is located under certain circumstances. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts, which would require additional expenses and delay. If the WFOEs are unable to enforce these contractual arrangements, or if the WFOEs suffer significant delays or other obstacles in the process of enforcing these contractual arrangements, the Parent and its subsidiaries’ ability to conduct their business would be negatively affected.

Substantial uncertainties in the PRC foreign investment legal regime may significantly impact the Parent’s corporate structure and operations.

On March 15, 2019, the PRC National People’s Congress adopted the Foreign Investment Law, which came into effect as of January 1, 2020 and replaced the existing laws regulating foreign investment in the PRC: the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law. As a result, the Foreign Investment law became the legal foundation for foreign investment in the PRC. The Implementation Regulation of the Foreign Investment Law came into effect as of January 1, 2020, which clarified and elaborated the relevant provisions of the Foreign Investment Law.

The Foreign Investment Law stipulates three forms of foreign investment. However, the Foreign Investment Law does not explicitly stipulate the contractual arrangements as a form of foreign investment. The Foreign Investment Law stipulates that foreign investment includes “foreign investors invest through any other methods under laws, administrative regulations or provisions prescribed by the State Council.”

Future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, and whether the contractual arrangement will be recognized as foreign investment, whether the contractual arrangement will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangement will be handled are uncertain. The Parent and its subsidiaries may ultimately need to unwind the contractual arrangements and/or dispose of the VIEs or their subsidiaries, which could have a material and adverse effect on the Parent and its subsidiaries’ business, financial condition and results of operations.

Contractual arrangements in relation to the VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that the Parent, its subsidiaries or the VIEs owe additional taxes, which could negatively affect the Parent’s financial condition and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted. The Parent, its subsidiaries and the VIEs could face material and adverse tax consequences if the PRC tax authorities determine that the VIE contractual arrangements were not entered into on an arm’s-length basis. This could result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, and adjust the income of the VIEs in the form of a transfer pricing adjustment.

A transfer pricing adjustment could result in a reduction of expense deductions recorded by the VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing the PRC subsidiaries’ tax expenses. In addition, the PRC tax authorities may impose late payment fees and other penalties on the VIEs for the adjusted but unpaid taxes under applicable regulations. The financial position could be materially adversely affected if the tax liabilities of the VIEs increase or if they are required to pay late payment fees and other penalties.

The Parent and its subsidiaries may lose the ability to use, or otherwise benefit from, the licenses, approvals and assets held by the VIEs, which could severely disrupt the Parent and its subsidiaries’ business, render them unable to conduct some or all of their business and constrain growth.

The Parent and its subsidiaries rely on contractual arrangements with the VIEs to use, or otherwise benefit from, certain foreign restricted licenses and permits that the Parent and its subsidiaries need or may need in the future as their business continues to expand, such as the internet content provider license, or the ICP license held by one of the VIEs.

The contractual arrangements contain terms that obligate the VIEs’ shareholders to ensure the valid existence of the VIEs and restrict the disposal of material assets of the VIEs. If the VIEs’ shareholders breach these contractual arrangements and voluntarily liquidate the VIEs, or the VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without the WFOEs’ consent, the Parent and its subsidiaries may be unable to conduct some or all of their business or otherwise benefit from the assets held by the VIEs.

If the VIEs undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of the assets of the VIEs, hindering the Parent and its subsidiaries’ ability to operate their business and constrain growth. The foregoing risks could materially adversely affect the Parent and its subsidiaries’ business, financial condition and results of operations.

The Parent’s dual-class share structure with different voting rights may adversely affect the value and liquidity of the Parent’s Class A ordinary shares.

The Parent cannot predict whether the Parent’s dual-class share structure with different voting rights will result in a lower or more volatile market price of the Class A ordinary shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. For example, in July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public shareholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices.

In 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. In October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Because of the Parent’s dual-class structure, the Parent will likely be excluded from these indices and other stock indices that take similar actions.

Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the Parent’s Class A ordinary shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures and the Parent’s dual-class structure may cause shareholder advisory firms to publish negative commentary about the Parent’s corporate governance, adversely affecting the market price and liquidity of the Parent’s Class A ordinary shares.

The Parent’s dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of the Parent’s Class A ordinary shares may view as beneficial.

The Parent has adopted a dual-class share structure such that its ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 15 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. The Parent’s dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that you, as the holders of the Parent’s Class A ordinary shares, may view as beneficial.

Certain of the existing shareholders of the Parent have substantial influence over the Parent, and their interests may not be aligned with the interests of the Parent’s other shareholders.

Dr. Daqing Mao, the founder of the Parent and Ucommune, and his wife, Angela Bai, together hold approximately 64.7% of the Parent’s voting power due to the Parent’s dual-class share structure. For more information, see “Principal Shareholders.” Dr. Mao is expected to retain significant influence over the Parent’s business, including decisions regarding mergers, consolidations, liquidations and the sale of all or substantially all of the assets, election of directors and other significant corporate actions.

This concentration of ownership may also discourage, delay or prevent a future change of control, which could deprive the Parent’s shareholders of an opportunity to receive a premium for their shares as part of a sale of the Parent and might reduce the price of the Parent’s Class A ordinary shares. Dr. Mao may pursue corporate opportunities independent of the Parent, and the sale of his shares could constitute a change of control under certain outstanding debt instruments of the Parent, its subsidiaries and the VIEs.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because the Parent is incorporated under Cayman Islands law.

The ultimate holding company is the Parent which is an exempted company incorporated under the laws of the Cayman Islands. The Parent’s corporate affairs are governed by its memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, or the Companies Act. The rights of shareholders to take action against the Parent’s directors, the actions by the Parent’s minority shareholders and the fiduciary duties of the Parent’s directors to the Parent under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands.

The rights of the Parent’s shareholders and the fiduciary duties of the Parent’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies, such as the Parent’s, have no general rights under Cayman Islands law to inspect corporate records (except for the Parent’s memorandum and articles of association, special resolutions which have been passed by the Parent’s shareholders, the Parent’s register of mortgages and charges, and a list of the Parent’s current directors) or to obtain copies of lists of shareholders of these companies. The Parent’s directors have discretion under the Parent’s articles of association to determine whether or not, and under what conditions, the Parent’s corporate records may be inspected by its shareholders, but are not obliged to make them available to its shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The Parent’s Class A ordinary shares are listed in Nasdaq Capital Market. As a result, the Parent’s public shareholders may have more difficulty in protecting their interests in the face of actions taken by the Parent’s management, users of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital and Other Securities — Differences in Corporate Law.”

Certain judgments obtained against the Parent by its shareholders may not be enforceable.

The ultimate holding company is incorporated under the laws of the Cayman Islands. Ucommune has most of its operations in China, and substantially all of its operations are outside of the United States. Most of Ucommune’s assets are located in China, and substantially all of its assets are located outside of the United States. In addition, all of the Parent’s senior executive officers reside within China for a significant portion of the time and most are PRC nationals. Substantially all of the assets of these persons are located outside the United States.

As a result, it may be difficult or impossible for you to bring an action against the Parent or against these individuals in the United States if your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against the Parent’s assets or the assets of the Parent’s directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

Risks Relating to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could materially adversely affect Ucommune’s business.

Substantially all of Ucommune’s assets and operations are in China. Accordingly, Ucommune’s business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, foreign exchange control and allocation of resources.

Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, the government still owns a substantial portion of productive assets in China. In addition, the Chinese government plays a significant role in regulating industry development through industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could materially adversely affect the overall economic growth of China. Such developments could adversely affect Ucommune’s business and operating results, reducing demand for its services and adversely affecting its competitive position.

The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on Ucommune. For example, the Parent’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.

In the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect Ucommune’s business and operating results. In addition, since many of Ucommune’s members are concentrated in major metropolitan areas, an economic downturn in any of these areas may materially adversely affect Ucommune’s business.

Uncertainties with respect to the PRC legal system could adversely affect Ucommune.

The Parent, its subsidiaries and the VIEs face risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation since then has significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.

The interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection the Parent, its subsidiaries and the VIEs obtain. These uncertainties may affect Ucommune’s judgment on the relevance of legal requirements and Ucommune’s ability to enforce its contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from Ucommune.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. Ucommune may not be aware of its violation of any of these policies and rules until after the violation occurs. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The Chinese government exerts substantial influence over the manner in which Ucommune must conduct its business activities and may intervene or influence its operations at any time, which could result in a material change in its operations and the value of the Parent’s Class A ordinary shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Ucommune’s ability to operate in China may be harmed by changes in its laws and regulations, including those relating to securities regulation, data protection, cybersecurity and mergers and acquisitions and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on its part to ensure Ucommune’s compliance with such regulations or interpretations.

Government actions in the future could significantly affect economic conditions in China or particular regions thereof, and could require Ucommune to materially change its operating activities or divest itself of any interests it holds in Chinese assets. Ucommune’s business may be subject to various government and regulatory interference in the provinces in which Ucommune operates. Ucommune may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Ucommune’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder the Parent’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

The General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-related overseas listed companies. As of the date of this prospectus, the Parent, its subsidiaries and the VIEs have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ).

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the

Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which became effective in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

On November 14, 2021, the CAC promulgated the draft Regulations on the Administration of Cyber Data Security (Draft for Comments), or the Draft CAC Regulation, which has not yet become effective. The Draft CAC Regulation provides that data processors that conduct the following activities must apply for cybersecurity review: (i) merger, reorganization or spin-off of Internet platform operators holding a large amount of data resources related to national security, economic development or public interests, which may have an adverse effect on national security; (ii) data processors intending to list their securities on a foreign stock exchange that handle personal information of more than one million people; (iii) data processors intending to list their securities on a stock exchange in Hong Kong which may have an adverse effect on national security; and (iv) other data processing activities that may have an adverse effect on national security.

On December 28, 2021, the CAC, jointly with other 12 governmental authorities, promulgated the revised Cybersecurity Review Measures (2021), which became effective on February 15, 2022. According to the Cybersecurity Review Measures (2021), critical information infrastructure operators that intend to purchase internet products and services which may have an adverse effect on national security must apply for cybersecurity review. Meanwhile, online platform operators holding personal information of over one million users that intend to list their securities on a foreign stock exchange must apply for cybersecurity review.

Given that the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties. The Parent is of the view that such requirement for cybersecurity review under the Draft CAC Regulation, if effective in the current form, and revised Cybersecurity Review Measures (2021), are not applicable to the PRC subsidiaries or the VIEs, primarily because, as of the date of the Prospectus, neither the PRC subsidiaries nor the VIEs: (i) have received any notice or determination from competent PRC governmental authorities identifying them as a critical information infrastructure operator; (ii) hold or process personal information of over one million users; and (iii) have received any investigation, notice, warning, or sanctions from applicable government authorities in relation to national security.

However, the relevant PRC government agencies could reach a different conclusion, applicable laws, regulations or interpretations could change and the Parent, its subsidiaries and the VIEs could be required to obtain such approvals in the future. See “— Ucommune may be liable for improper use or appropriation of personal information provided by Ucommune’s customers” and “— Although the Parent believes that PRC government approval is not required for this offering, PRC government authorities could reach a different conclusion. In addition, similar rules could restrict or require additional approvals for public offerings, including this offering and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or for maintaining the Parent’s status as a publicly listed company outside China.”

If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities registered in this prospectus may decline in value or become worthless.

The Parent, its subsidiaries and the VIEs face material risks relating to their corporate structure. Investors in the Parent’s Class A ordinary shares are not purchasing equity interests in the consolidated VIEs domiciled in China but instead are purchasing equity interests in the Parent, the ultimate Cayman Islands holding company. The Parent is not a Chinese operating company but a Cayman Islands holding company with operations conducted by its subsidiaries and through contractual arrangements with VIEs based in China, and this structure involves unique risks to investors. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies, and investors may never hold equity interests in the Chinese operating companies. Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in VATSs and certain other businesses. The Parent’s subsidiaries currently conduct their VATS business through Beijing U Bazaar, including value-added online services for their members. The Parent’s subsidiaries also plan to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future. The VIE structure would afford Ucommune Venture and/or Weixue Tianxia and their subsidiaries greater flexibility in expanding their business scope and implementing their business strategies in compliance with PRC laws and regulations in the future as their business expands. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in Ucommune’s operations and/or a material change in the value of the securities the Parent is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. If the PRC government deems that the contractual arrangements with the consolidated VIEs domiciled in China do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, the Parent, its subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish their interests in those operations.

The Parent, its subsidiaries and its investors do not have an equity ownership in, direct foreign investment in, or control through such ownership or investment of the VIEs. The contractual arrangements with respect to the VIEs are not equivalent to an equity ownership in the business of the VIEs. Any references in this prospectus to control or benefits that accrue to the Parent and its subsidiaries because of the VIEs are limited to, and subject to conditions for consolidation of, the VIEs under U.S. GAAP. Consolidation of VIEs under U.S. GAAP generally occurs if the Parent or its subsidiaries (i) have an economic interest in the VIEs that provides significant exposure to potential losses or benefits from the VIEs and (ii) have power over the most significant economic activities of the VIEs. For accounting purposes, the Parent will be the primary beneficiary of the VIEs. In addition, the contractual agreements governing the VIEs have not been tested in a court of law.

It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. PRC regulatory authorities could disallow this structure, which would materially adversely affect Ucommune’s operations and the value of the Parent’s Class A ordinary shares, and could cause the value of such securities to significantly decline or become worthless. If the PRC government determines that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, the securities registered in this prospectus may decline in value or become worthless. In addition, to the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on the Parent, its subsidiaries and the VIEs by the PRC government. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of the Parent, its subsidiaries or the VIEs by the PRC government to transfer cash. See “— Risks Relating to the Corporate Structure.”

Regulation and censorship of information disseminated over the internet in China may adversely affect Ucommune’s business and reputation and subject Ucommune to liability for information displayed on its website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers and internet publishers may not post or display over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide internet content and other licenses, and the closure of the concerned websites or other internet platforms.

The website or platform operator may also be held liable for such censored information displayed on or linked to the websites or platforms. If Ucommune’s website or internet platform violates any such requirements, Ucommune may be penalized by relevant authorities, and its operations or reputation could be adversely affected.

Fluctuations in exchange rates could have a material and adverse effect on the Parent’s results of operations and the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate due to changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably.

On November 30, 2015, the Executive Board of the International Monetary Fund (IMF) completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. Since then, the RMB has appreciated against the U.S. dollar, particularly in 2020.

With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces, international relations especially the trade tensions between U.S. and China, or government policies of PRC or U.S. may impact the exchange rate between the Renminbi and the U.S. dollar.

A significant majority of net revenue and costs are denominated in Renminbi. The Parent is a holding company and relies on dividends paid by the PRC subsidiaries in China for the cash needs. Any significant revaluation of Renminbi may materially adversely affect the results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on in U.S. dollars.

To the extent that the Parent needs to convert U.S. dollars into Renminbi for its operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount the Parent’s subsidiaries would receive. Conversely, if the Parent decides to convert the Renminbi into U.S. dollars to make payments for dividends on its ordinary shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would negatively affect the U.S. dollar amount.

Any lack of requisite approvals, licenses or permits applicable to Ucommune’s business may materially adversely affect its business, financial condition and results of operations.

In accordance with PRC laws and regulations, the PRC subsidiaries and the VIEs must maintain various approvals, licenses and permits to operate their business, including but not limited to business license, fire prevention as-built acceptance check and filing for Ucommune’s spaces, and value-added telecommunications license and other approvals, licenses and permits. These approvals, licenses and permits require satisfactory compliance with, among other things, the applicable laws and regulations.

Based on PRC laws and regulations in effect as of the date of this prospectus and the legal advice of Ucommune’s PRC legal counsel, Jingtian & Gongcheng, and subject to different interpretations of these laws and regulations that may be adopted by PRC authorities, the PRC subsidiaries and the VIEs have obtained the following licenses and approvals necessary to operate in China as of the date of this prospectus: (i) each of the PRC subsidiaries and the VIEs has obtained a business license; (ii) Beijing U Bazaar, through which the Parent’s subsidiaries conduct their VATS business, including value-added online services for their members, has obtained a value-added telecommunications license for Internet information service and online data processing and transactions; (iii) Beijing Daguan Architectural Engineering Co., Ltd., which engages in interior design service, has obtained a Certificate for Engineering Design Qualification; (iv) Beijing Daguan Architectural Engineering Co., Ltd, Beijing Dongyi Yuanda Architectural Decoration Engineering Co., Ltd and Guangdong Wanhe Construction Engineering Co., Ltd, which engage in construction services, have obtained Certificates for Construction Qualification and Safety Production Licenses; (v) Youxiao Chef (Beijing) Catering Co., Ltd., Xiamen Xunyuan Catering Service Co., Ltd and nine subsidiaries of Beijing Kuanneng Technology Co., Ltd, which engage in catering services, have obtained food operation licenses; and (vi) most of Ucommune’s self-operated model spaces have completed the required as-built acceptance check on fire prevention or fire safety filing. However, a small number of Ucommune’s self-operated model spaces have not completed such as-built acceptance check on fire prevention or fire safety filing.

Apart from the above, the Parent cannot assure you that the PRC subsidiaries and the VIEs will be able to maintain existing licenses, permits and approvals or that the government authorities will not subsequently require the PRC subsidiaries and the VIEs to obtain any additional licenses, permits and approvals. If the PRC subsidiaries and the VIEs fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC subsidiaries or the VIEs are required to obtain such permissions or approvals in the future, the PRC subsidiaries and the VIEs may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC subsidiaries and the VIEs may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact Ucommune’s brand. The PRC subsidiaries and the VIEs may experience difficulties or failures in obtaining the necessary approvals, licenses and permits for new spaces or new service offerings.

If the PRC subsidiaries and the VIEs fail to obtain the material licenses, Ucommune’s expansion plans may be delayed. In addition, the PRC subsidiaries and the VIEs may not obtain, renew and/or convert all of the approvals, licenses and permits required for their existing business upon their expiration in a timely manner or at all, which could adversely affect their operations.

A small number of spaces under Ucommune’s self-operated model have not completed the required as-built acceptance check on fire prevention or fire safety filing. Ucommune’s spaces that fail to complete such as-built acceptance check on fire prevention as required by relevant laws and regulations may be ordered by the relevant government authorities to cease business. As a result, Ucommune may be subject to fines ranging from RMB30,000 to RMB300,000 per space, and Ucommune’s spaces that fail to complete such fire safety filing as required may be subject to fines of up to RMB5,000 per space.

Based on relevant laws and regulations and Ucommune’s consultation with relevant government authorities, and as advised by Ucommune’s PRC counsel, the maximum amount of potential fines arising from the incompletion of the required as-built acceptance check on fire prevention and fire safety filing is approximately RMB0.6 million, as of the date of this prospectus. However, Ucommune has not received any material fines or penalties for such non-compliance.

Ucommune has taken several steps to strengthen its management over fire prevention or fire safety, including:

•        consulting with local regulatory authorities for completing the required as built acceptance checks on fire prevention or fire safety filings;

•        equipping the relevant spaces with proper fire safety facilities, equipment and safety signs;

•        engaging several fire safety consulting institutions to conduct fire safety inspection on the fire safety equipment and system of the -relevant spaces; and

•        implementing fire safety internal control policy in accordance with applicable laws and regulations and providing fire safety related training to Ucommune’s employees.

The custodians or authorized users of Ucommune’s controlling non-tangible assets, including stamps and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under PRC law, legal documents for corporate transactions, including agreements and contracts, are executed using the stamps or seals of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC industry and commerce authorities. To secure the use of the stamps and seals, Ucommune has established internal control procedures and rules for using these stamps and seals.

When Ucommune uses the stamps and seals, responsible personnel will apply through its office automation system and authorized employees will verify and approve the application in accordance with its internal control procedures and rules. In order to maintain the physical security of the stamps, Ucommune generally stores them in secured locations accessible only to authorized employees.

Although Ucommune monitors such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. Ucommune’s employees could abuse their authority by entering into a contract not approved by Ucommune or seeking to gain control of one of its subsidiaries or consolidated VIEs. If any employee obtains, misuses or misappropriates the stamps and seals or other controlling non-tangible assets, Ucommune could experience disruption to its operations, and Ucommune may have to take corporate or legal actions, which could involve significant time and resources to resolve and divert management from its operations.

Ucommune’s operations depend on the performance of the mobile based systems, telecommunications networks and digital infrastructure in China.

Ucommune operations rely heavily on mobile based systems, telecommunications networks and digital infrastructure. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or MIIT. Ucommune primarily relies on a limited number of telecommunication service providers to provide data communications capacity through local telecommunications lines and internet data centers to host its servers.

Ucommune has limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of its business, Ucommune may need to upgrade its technology and infrastructure to keep up with the increasing traffic on its apps. The digital infrastructure and the telecommunications networks in China may not support the demands associated with the growth in digital usage.

In addition, Ucommune has no control over the costs of the services provided by telecommunication service providers. If the prices Ucommune pays for telecommunications and digital services rise significantly, its results of operations may be materially adversely affected. Furthermore, if data access fees or other charges to mobile members increase, its member traffic may decline and its business may be harmed.

The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.

The ultimate Cayman Islands holding company, the Parent, relies principally on dividends and other distributions on equity from the PRC subsidiaries for its cash requirements, including for services of any debt which may be incurred.

The ability of the PRC subsidiaries to distribute dividends is based upon their distributable earnings. PRC regulations permit a PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.

Each of the PRC subsidiaries as a Foreign Invested Enterprise, or FIE, is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at its discretion. These reserves are not distributable as cash dividends.

If the PRC subsidiaries incur debt in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Parent. Any limitation on the ability of the PRC subsidiaries to distribute dividends or other payments to their shareholders could materially and adversely limit the Parent’s ability to grow, make investments or acquisitions that could be beneficial to its business, pay dividends or otherwise fund and conduct Ucommune’s business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay the Parent from using the proceeds of securities offerings, to make loans or additional capital contributions to the PRC subsidiaries, which could materially adversely affect the Parent’s liquidity and the Parent’s ability to fund and expand Ucommune’s business.

Any funds the Parent transfers to the PRC subsidiaries, either as shareholder loans or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on FIEs in China, capital contributions to the PRC subsidiaries are subject to the information report requirement with MOFCOM or their respective local branches and registration with a local bank authorized by State Administration of Foreign Exchange, or SAFE. In addition, any foreign loan procured by the PRC subsidiaries cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches.

As an offshore holding company, the Parent may use the proceeds of its offshore fund-raising activities to provide loans or make capital contributions to the PRC subsidiaries or provide loans to the consolidated VIEs, in each case subject to the satisfaction of applicable regulatory requirements. Any medium or long-term loan to be provided by the Parent or its offshore subsidiaries to the PRC subsidiaries and the VIEs must be registered with NDRC and SAFE or its local branches. Before the Parent or its offshore entities provide loans to their onshore entities (i.e. the PRC subsidiaries and the VIE entities), the borrower must make filings with the SAFE or its local counterparts in accordance with relevant PRC laws and regulations. In addition, in accordance with the Notice on Promoting the Reform of the Filing and Registration System for Issuance of Foreign Debt by Corporates issued by the NDRC on September 14, 2015, or the NDRC Circular, for loans provided by the Parent or its offshore entities to their PRC subsidiaries or the VIE entities with a term of more than one year, the borrower must also obtain a certificate of registration from the NDRC before obtaining such loan, and report relevant information to the NDRC afterward. The Parent or its offshore subsidiaries may not complete such registrations on a timely basis, with respect to future capital contributions or foreign loans by the Parent or its offshore subsidiaries to their onshore entities (i.e. the PRC subsidiaries and the VIE entities). If the Parent or its offshore subsidiaries fail to complete such registrations, the Parent’s ability to use the proceeds of securities offering, and to capitalize its PRC operations may be negatively affected, which could adversely affect the Parent’s liquidity and the Parent’s ability to fund and expand Ucommune’s business.

In August 2020, Ucommune Venture entered into a loan agreement with Ucommune HK, under which Ucommune HK agreed to provide loans of up to a total of US$60 million to Ucommune Venture and Ucommune Venture could drawdown the loans in multiple tranches (up to an aggregate of US$60 million) within three years from the date of the first drawdown. Thereafter, both parties entered into two supplement agreements in January 2021 and March 2021. As of the date of this prospectus, Ucommune HK has provided a total of US$41 million in loans to Ucommune Venture, of which US$4 million have been repaid, under such loan agreements since the completion of the Business Combination in November 2020, using proceeds from the Parent’s previous PIPE financing and follow-on offerings. Such loans were included in intercompany loans, and disclosed as roll-forwards of the investment in subsidiaries and VIEs. Ucommune Venture has completed the filing procedure with Beijing Foreign Exchange Management Department, a local branch of SAFE, but has not yet made the registration with the NDRC. The NDRC Circular does not expressly state the legal consequences for such non-compliance. However, the NDRC has indicated in several public notices on its website that punitive measures, such the credit discipline, public criticism and suspension from applying for registration in the future, might be imposed on the such enterprises. As of the date of this prospectus, Ucommune Venture has not received any inquiry, notice, warning or sanction from the NDRC in relation to this loan.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of FIEs and allows FIEs to settle their foreign exchange capital at their discretion. However,

SAFE Circular 19 prohibits FIEs from using the Renminbi funds converted from their foreign exchange capital for expenditures beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises.

SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016. Pursuant to SAFE Circular 16, enterprises registered in China may convert their foreign debts from foreign currency to Renminbi on a discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a discretionary basis which applies to all enterprises registered in China.

SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, its interpretation and application and any other future foreign exchange related rules remain uncertain.

Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit the ability to use Renminbi converted from the net proceeds of securities offering, to fund the establishment of new entities in China by the VIEs, to invest in or acquire any other PRC companies through the PRC subsidiaries, or to establish new consolidated VIEs in China, which may adversely affect the Parent’s business, financial condition and results of operations.

Governmental control of currency conversion may limit the ability of the Parent, its subsidiaries and the VIEs to utilize net revenue effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The PRC subsidiaries receive substantially all of its net revenue in Renminbi. Under the current corporate structure, the Parent, as the ultimate Cayman Islands holding company, primarily relies on dividend payments from the PRC subsidiaries to fund any cash and financing requirements it may have.

Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. Under existing exchange restrictions, without prior approval of SAFE, cash generated from the operations of the PRC subsidiaries in China may be used to pay dividends.

However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, the PRC subsidiaries and the VIEs need to obtain SAFE approval to use cash generated from the operations of the PRC subsidiaries and the VIEs to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi.

The PRC government may at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents the Parent from obtaining sufficient foreign currencies to satisfy the foreign currency demands, the Parent may not pay dividends in foreign currencies to its investors.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the PRC resident beneficial owners or the PRC subsidiaries to liability or penalties, limit the Parent’s ability to inject capital into the PRC subsidiaries, limit the PRC subsidiaries’ ability to increase their registered capital or distribute profits to the Parent, or may otherwise adversely affect the Parent.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment Through Special

Purpose Vehicles, or SAFE Circular 37, to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents’ Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or SAFE Circular 75, which ceased to be effective upon the promulgation of SAFE Circular 37.

SAFE Circular 37 requires PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 applies to the Parent’s shareholders who are PRC residents and may apply to any offshore acquisitions that the Parent may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles must register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of a special purpose vehicle must update its filed registration with the local branch of SAFE with respect to that special purpose vehicle, to reflect any material change.

If the Parent’s shareholders who are PRC residents or entities fail to make the required registration or to update the previously filed registration, the PRC subsidiaries may be prohibited from distributing their profits and any proceeds from any reduction in capital, share transfer or liquidation to the Parent, and the Parent may be restricted in its ability to contribute additional capital to the PRC subsidiaries. On February 13, 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13, which became effective on June 1, 2015.

Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

The Parent has requested PRC residents who it knows hold direct or indirect interests in the Parent to make the necessary applications, filings and registrations as required under SAFE Circular 37. The Parent believes that most of these shareholders have completed the initial foreign exchange registrations with relevant banks. However, these individuals may not continue to make required filings or updates in a timely manner, or at all.

The Parent may not know the identities of all PRC residents holding direct or indirect interest in the Parent. Any failure or inability by such individuals to comply with SAFE regulations may subject the Parent to fines or legal sanctions, restrict its cross-border investment activities, and limit the PRC subsidiaries’ ability to distribute dividends to the Parent. As a result, Ucommune’s business and the Parent’s ability to make distributions to you could be materially adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, the Parent may be subject to a more stringent review and approval process with respect to its foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect its financial condition and results of operations.

If the Parent decides to acquire a PRC domestic company, the Parent or the owners of such company, as the case may be, may not obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict the Parent’s ability to implement its acquisition strategy and could adversely affect its business and prospects.

The Parent faces uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the State Administration of Taxation, or the SAT, issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company.

In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax.

As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

The Parent faces uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in its offshore subsidiaries and investments. The Parent may be subject to filing obligations or taxed if the Parent is the transferor in such transactions, and may be subject to withholding obligations if the Parent is the transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37.

For transfer of shares in the Parent by investors who are non-PRC resident enterprises, the PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, the Parent and the PRC subsidiaries may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request that the relevant transferors from whom Ucommune purchases taxable assets comply with these circulars, or establish that the Parent should not be taxed under these circulars, which may materially adversely affect the Parent’s financial condition and results of operations.

Certain PRC regulations may make it more difficult for Ucommune to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. The Anti-Monopoly Law of the PRC also requires that MOFCOM be notified in advance of any concentration of undertaking if certain thresholds are triggered.

In addition, the Circular of the General Office of the State Council on the Establishment of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors that became effective in March 2011, and the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the Ministry of Commerce that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM. The rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

Ucommune may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming.

Any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit Ucommune’s ability to complete such transactions, which could affect its ability to expand its business or maintain its market share.

Failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or the Parent to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to certain exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. In addition, an overseas-entrusted institution must handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests.

The Parent and its executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions, and additional restrictions may limit their ability to exercise their stock options or remit proceeds gained from the sale of their stock into the PRC. The Parent also faces regulatory uncertainties that could restrict its ability to adopt incentive plans for its directors, executive officers and employees under PRC law.

Ucommune may be subject to liability for placing advertisements with content that is deemed inappropriate or misleading under PRC laws.

PRC laws and regulations prohibit advertising companies from producing, distributing or publishing any advertisement with content that violates PRC laws and regulations, impairs the national dignity of the PRC, involves designs of the PRC national flag, national emblem or national anthem or the music of the national anthem, is considered reactionary, obscene, superstitious or absurd, is fraudulent, or disparages similar products. Ucommune cannot assure you that all the content contained in its advertisements is true and accurate as required by, and complies in all respects with, these advertising laws and regulations especially given the uncertainty in the interpretation of these PRC laws and regulations.

The foregoing regulations include the Advertising Law of the People’s Republic of China and the Interim Measures for the Administration of Internet Advertising. If Ucommune violates applicable PRC advertising laws and regulations, it may be subject to penalties and its reputation may be harmed, which may negatively affect its business, financial condition, results of operations and prospects.

Under PRC advertising laws and regulations, Ucommune must monitor the advertising content shown on its platform to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. In addition, where special government review is required for specific types of advertisements prior to posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, Ucommune must confirm that such review has been performed and approval has been obtained from competent governmental authority.

Violation of these laws and regulations may subject Ucommune to penalties, including fines, confiscation of its advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations, PRC governmental authorities may force Ucommune to terminate its advertising operation or revoke its licenses.

Third parties provide Ucommune with a majority of the advertisements shown on its platform. Although Ucommune has implemented manual monitoring systems and made significant efforts to ensure that the advertisements shown on its platform are in full compliance with applicable laws and regulations, the content contained in such advertisements may not be true and accurate as required by the advertising laws and regulations.

Although Ucommune has not been subject to material penalties or administrative sanctions in the past for the advertisements shown on its platform, if Ucommune violates PRC advertising laws and regulations, it may be subject to penalties and its reputation may be harmed, which may materially adversely affect its business, financial condition, results of operations and prospects. Ucommune may also be subject to claims by customers misled by information on its apps, website or other portals on which Ucommune places its advertisements.

Ucommune may not recover its losses from advertisers by enforcing the indemnification provisions in the contracts, which may divert management’s time and other resources from its business to defend against these infringement claims. As a result, Ucommune’s business, financial condition and results of operations could be materially adversely affected.

Ucommune’s employment practices may be adversely impacted under the labor contract law of the PRC.

The PRC National People’s Congress promulgated the Labor Contract Law which became effective on January 1, 2008 and was amended on December 28, 2012, and the State Council promulgated implementing rules for the labor contract law on September 18, 2008. The labor contract law and the implementing rules impose requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of employment contracts.

The interpretation and implementation of these regulations are evolving, Ucommune’s employment practices may violate the labor contract law and related regulations and Ucommune could be subject to penalties, fines or legal fees as a result. If Ucommune violates relevant laws and regulations, Ucommune may be subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, its business, financial condition and results of operations may be adversely affected.

The PRC subsidiaries and the VIES may be subject to additional contributions of social insurance and housing fund and late payments and fines imposed by relevant governmental authorities.

PRC laws and regulations require the PRC subsidiaries and the VIEs in the PRC to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of its employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties.

Under the Social Insurance Law and the Regulations on the Administration of Housing Fund, PRC subsidiaries and the VIEs shall register with local social insurance agencies and register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. As of the date of this prospectus, certain of the VIEs have not made adequate contributions to the above employee benefits for some of their employees.

Government authorities could require those VIEs to pay the outstanding amount and impose late fees or fines on those VIEs. If those VIEs fail to make the outstanding social insurance and housing fund contributions within the prescribed time frame, those VIEs may be subject to fines and late payment fees, and the Parent’s financial condition may be adversely affected.

If the Parent is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable PRC tax consequences to Ucommune and the Parent’s non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In 2009, the SAT issued a circular, known as SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how “de facto management body” should be applied in determining the tax resident status of all offshore enterprises.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met:

•        the primary location of the day-to-day operational management is in the PRC;

•        decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

•        the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and

•        at least 50% of voting board members or senior executives habitually reside in the PRC.

The Parent believes that it is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that the Parentis a PRC resident enterprise for enterprise income tax purposes, the Parent would be subject to PRC enterprise income tax on its worldwide income at the rate of 25%. Furthermore, the Parent would be required to withhold a 10% tax from dividends it pays to its shareholders that are non-resident enterprises.

In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the ordinary shares or ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if the Parent is deemed a PRC resident enterprise, dividends paid to its non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by the Parent).

These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of the Parent would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Parent is treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

Trading in the Parent’s securities on any U.S. stock exchange or the U.S. over-the-counter market may be prohibited under the HFCAA or the Accelerating Holding Foreign Companies Accountable Act if the SEC subsequently determines the Parent’s audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist the Parent’s securities, and the securities may be prohibited from being traded over-the-counter.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that the Parent has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2022, the SEC shall prohibit the Parent’s shares from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCAA and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2,

2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (i) China, and (ii) Hong Kong.

The Parent’s current auditor, Marcum Bernstein & Pinchuk LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Bernstein & Pinchuk LLP is headquartered in Manhattan, New York, was not included in the list of PCAOB Identified Firms in the PCAOB Determination Report issued in December 2021 and was inspected by the PCAOB on a regular basis with the last inspection in 2020. The Parent’s ability to retain an auditor subject to PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to the Parent, may depend on the relevant positions of U.S. and Chinese regulators. Marcum Bernstein & Pinchuk LLP’s audit working papers related to the Parent are located in China. With respect to audits of companies with operations in China, such as the Parent, there are uncertainties about the ability of its auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities.

Whether the PCAOB will be able to conduct inspections of the Parent’s auditor, including but not limited to inspection of the audit working papers related to the Parent, in the future is subject to substantial uncertainty and depends on a number of factors out of the control of the Parent and its auditors. If the Parent’s shares are prohibited from trading in the U.S., there is no certainty that the Parent will be able to list on a non-U.S. exchange or that a market for the Parent’s shares will develop outside of the United States. Such a prohibition would substantially impair your ability to sell or purchase the Parent’s shares when you wish to do so, and the risk and uncertainty associated with delisting would have a negative impact on the price of the Parent’s shares. Also, such a prohibition would significantly affect the Parent’s ability to raise capital on terms acceptable to the Parent, or at all, which would have a material adverse impact on its business, financial condition, and prospects.

Ucommune may be liable for improper use or appropriation of personal information provided by Ucommune’s customers.

Ucommune’s business involves collecting and retaining certain internal and customer data. Ucommune also maintains information about various aspects of its operations as well as regarding its employees. The integrity and protection of its customer, employee and company data is critical to Ucommune’s business. Ucommune’s customers and employees expect that Ucommune will adequately protect their personal information. Ucommune is required by applicable laws to keep strictly confidential the personal information that Ucommune collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained in performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the SCNPC issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017. Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the CAC, MIIT and the Ministry of Public Security, have been increasingly focused on regulation in data security and data protection.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in China, including the CAC, the Ministry of Public Security and the SAMR (formerly the SAIC), have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April

2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In July 2021, the CAC and other related authorities released the draft amendment to the Cybersecurity Review Measures for public comments through July 25, 2021, which became effective on February 15, 2022. The Cybersecurity Review Measures (2021) proposes the following key changes:

•        companies who are engaged in data processing are also subject to the regulatory scope;

•        the CSRC is included as one of the regulatory authorities for purposes of jointly establishing the state cybersecurity review working mechanism;

•        online platform operators holding more than one million users individual information and seeking a listing outside China shall file for cybersecurity review with the Cybersecurity Review Office; and

•        the risks of core data, material data or large amounts of personal information being stolen, leaked, destroyed, damaged, illegally used or transmitted to overseas parties and the risks of critical information infrastructure, core data, material data or large amounts of personal information being influenced, controlled or used maliciously shall be collectively taken into consideration during the cybersecurity review process.

The Parent, its subsidiaries and the VIEs may become subject to enhanced cybersecurity review. Certain internet platforms in China have been reportedly subject to heightened regulatory scrutiny in relation to cybersecurity matters. As of the date of this prospectus, the Parent, its subsidiaries and the VIEs have not been informed by any PRC governmental authority of any requirement that they file for a cybersecurity review. However, if the Parent, its subsidiaries and the VIEs are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, the Parent, its subsidiaries and the VIEs could be subject to PRC cybersecurity review.

As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, the Parent, its subsidiaries and the VIEs could be subject to cybersecurity review, and if so, they may not be able to pass such review in relation to this offering. In addition, the Parent, its subsidiaries and the VIEs could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of Ucommune’s app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against Ucommune, which may materially adversely affect Ucommune’s business, financial condition or results of operations.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which became effective in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

As uncertainties remain regarding the interpretation and implementation of these laws and regulations, the Parent cannot assure you that Ucommune will comply with such regulations in all respects and Ucommune may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. Ucommune may also become subject to fines and/or other sanctions which may materially adversely affect its business, operations and financial condition.

While Ucommune takes various measures to comply with all applicable data privacy and protection laws and regulations, its current security measures and those of its third-party service providers may not always be adequate for the protection of its customer, employee or company data. Ucommune may be a target for computer hackers, foreign governments or cyber terrorists in the future.

Unauthorized access to Ucommune’s proprietary internal and customer data may be obtained through break-ins, sabotage, breach of its secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of its third party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage Ucommune’s proprietary internal and customer data change frequently and may not be recognized until launched against a target, Ucommune may be unable to anticipate these techniques.

Unauthorized access to Ucommune’s proprietary internal and customer data may also be obtained through inadequate use of security controls. Any of such incidents may harm its reputation and adversely affect its business and results of operations. In addition, Ucommune may be subject to negative publicity about its security and privacy policies, systems, or measurements. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to Ucommune’s systems or disclosure of its customers’ data, including their personal information, could result in loss or misuse of such data, interruptions to its service system, diminished customer experience, loss of customer confidence and trust, impairment of its technology infrastructure, and harm its reputation and business, resulting in significant legal and financial exposure and potential lawsuits.

Although the Parent believes that PRC government approval is not required for this offering, PRC government authorities could reach a different conclusion. In addition, similar rules could restrict or require additional approvals for public offerings, including this offering and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or for maintaining the Parent’s status as a publicly listed company outside China.

The Parent believes that the Parent, its subsidiaries and the VIEs are not required to obtain approvals from any PRC government authorities, including the CSRC or any other government entity, to issue its ordinary shares to foreign investors. However, the relevant PRC government agencies could reach a different conclusion.

On August 8, 2006, six PRC regulatory agencies jointly adopted M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, the Parent believes that the CSRC approval was not required in the context of the Business Combination, follow-on public offering or Warrants offerings, because (a) the WFOE and Beijing Melo was incorporated as a wholly foreign-owned enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies owned by PRC companies or individuals as defined under the M&A Rules; (b) no explicit provision in the M&A Rules clearly classifies the contractual arrangements among WFOE or Beijing Melo, VIEs and VIEs’ shareholders as an acquisition falling under the M&A Rules; and (c) the CSRC has not issued any definitive rule or interpretation concerning whether Business Combination, follow-on public offering or Warrants offerings, like the Parent’s, under this prospectus are subject to this regulation. However, there can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, or the Opinions, which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities.

On December 24, 2021, the State Council published the draft Administrative Provisions on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the CSRC published the draft Measures for Record-filings of the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Measures, for public comment. Pursuant to the Administrative Provisions, domestic enterprises that (i) offer shares, depository receipts, convertible notes or other equity securities overseas, or (ii) list securities on an overseas stock exchange, must complete record-filing procedures and report the relevant information to the CSRC. The CSRC shall determine the record-filing method.

Pursuant to the Administrative Measures, domestic enterprises that directly or indirectly offer or list securities on an overseas stock exchange shall file with the CSRC within three business days after submitting their initial public offering and/or listing application documents. Issuers already listed on an overseas stock exchange which offer securities to be listed on an overseas stock exchange shall file with the CSRC within three business days after the completion of such offering.

In accordance with a set of questions and answers published on the CSRC’s official website concurrently released with draft Administrative Provisions and Administrative Measures, a CSRC official indicated that the filing requirements proposed under such rules, once effective, will apply to future offerings and listings, including initial public offerings and follow-on offerings. Other filing requirements applicable to offerings and listings completed before such rules become effective will be separately provided and enacted with a sufficient interim period.

Considering that: (i) the Administrative Provisions and Administrative Measures are currently in draft form and have not yet become effective; (ii) no explicit provisions under currently effective PRC laws, regulations and rules clearly provide that indirect listing and offering through contractual arrangements, such as the Parent’s, are required to obtain approvals from PRC authorities, and (iii) the CSRC has not yet published any approvals or filing requirements applicable to listings, offerings and resale of securities completed before such rules become effective, the Parent believes this resale and the issuance of its ordinary shares upon exercise of the warrants are not subject to the approval of the CSRC or other PRC government authorities.

However, there remain substantial uncertainties as to whether and what requirements, including filing obligations, will be imposed on the Parent, its subsidiaries and the VIEs in the future. There is also a lack of clarity on the filing procedure, requirement and timeline, which may not be resolved until the Administrative Provisions and Administrative Measures become effective. If the Administrative Provisions and Administrative Measures come into effect in the current form before the completion of this resale and the issuance of the Parent’s ordinary shares upon exercise of the warrants, or the competent authorities later provide other filing requirements applicable to the Parent, the Parent may be required to make a filing with the CSRC.

On December 27, 2021, NDRC and MOFCOM jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. According to the Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors.

Since none of the PRC subsidiaries or the VIEs engages in businesses in which foreign investment is prohibited, the Parent believes that the PRC subsidiaries and the VIEs are not required to obtain such approval under the Negative List. However, the above mentioned newly promulgated laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to substantial uncertainties, and uncertainties remain regarding the interpretation and implementation of the new rules and regulations.

If the CSRC or another PRC regulatory body subsequently determines that its approval was needed for the Business Combination, follow-on public offering or Warrants offerings, or such approval is needed for this offering or the issuance of the Parent’s ordinary shares upon exercise of the warrants, for future offerings, or for maintaining the Parent’s status as a publicly listed company outside China, the Parent may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies.

In any such event, these regulatory agencies may impose fines and penalties on Ucommune’s operations in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from the Parent’s previous public offerings or this offering into the PRC or take other actions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects, as well as the trading price of the Parent’s ordinary shares.

The regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies.

Ucommune may grow its business in part by acquiring other companies operating in its industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit Ucommune’s ability to complete such transactions, which could affect its ability to expand its business or maintain its market share.

Risks Relating to Being a Public Company and the Parent’s Securities

The market price of the Parent’s Class A ordinary shares has recently declined significantly, and the Parent’s Class A ordinary shares could be delisted from the Nasdaq or trading could be suspended.

The listing of the Parent’s ordinary shares on the Nasdaq Capital Market is contingent on the Parent’s compliance with the Nasdaq Capital Market’s conditions for continued listing. On January 28, 2022, the Parent announced that the Parent received written notification, or the Notification Letter, from the Nasdaq Stock Market LLC that the Parent was not in compliance with the minimum bid price requirement of US$1.00 per share under the Nasdaq Listing Rules. In accordance with Nasdaq Listing Rules, the Parent had to regain compliance within 180 calendar days, or until July 25, 2022. To regain compliance, the Parent’s Class A ordinary shares had to have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days. In the event the Parent had not regained compliance by July 25, 2022, the Parent could have been eligible for additional time to regain compliance or may face delisting. On April 21, 2022, the Parent effected a 20-to-1 Share Consolidation in order to cure the deficiency, and on May 6, 2022, the Parent regained the compliance.

The Parent cannot assure you that the Parent will not receive other deficiency notifications from Nasdaq in the future. A decline in the closing price of the Parent’s Class A ordinary shares could result in a breach of the requirements for listing on the Nasdaq Capital Market. If the Parent does not maintain compliance, Nasdaq could commence suspension or delisting procedures in respect of the Parent’s Class A ordinary shares. The commencement of suspension or delisting procedures by an exchange remains at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, the Parent’s ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted ordinary shares, the Parent would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such ordinary shares. A suspension or delisting would likely decrease the attractiveness of the Parent’s Class A ordinary shares to investors, may constitute a breach under certain of the Parent’s credit facilities, constitute an event of default under certain of the Parent’s securities (including the Parent’s agreements with JAK Opportunities LLC) and cause the trading volume of the Parent’s Class A ordinary shares to decline, which could result in a further decline in the market price of the Parent’s Class A ordinary shares.

Because the Parent does not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of the Class A ordinary shares for a return on your investment.

The Parent currently intends to retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, the Parent does not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Parent’s Class A ordinary shares as a source for any future dividend income.

A large, active trading market for the Parent’s securities may not develop and the trading price for its securities may fluctuate significantly.

The Parent’s Class A ordinary shares and the Prior Warrants are listed on The Nasdaq Capital Market under the symbols “UK” and “UKOMW,” respectively. The New Warrants, UPOs, UPO Warrants, UPO Rights, Debenture and JAK Warrants of the Parent are not listed on Nasdaq or any national securities exchange or market. The Parent cannot assure you that a liquid public market for the Class A ordinary shares will develop. If a large, active public market for the Class A ordinary shares does not develop, the market price and liquidity of the Class A ordinary shares may be materially adversely affected. As a result, investors in the Parent’s securities may experience a significant decrease in the value of the Class A ordinary shares.

Warrants and UPOs are exercisable for, and UPO Rights and the Debenture are convertible into, the Parent’s Class A ordinary shares, which may increase the number of Class A ordinary shares eligible for future resale in the public market and result in dilution to the Parent’s shareholders.

As of the date of this prospectus, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, there are outstanding warrants to purchase up to an aggregate of 7,275,782 Class A ordinary shares at exercise prices, which warrants are immediately exercisable. In addition, there are outstanding 333,002 UPOs exercisable for 16,651 Class A ordinary shares, 333,002 UPO Warrants to purchase an additional 8,326 Class A ordinary shares, 333,002 UPO Rights to convert to an additional 1,665 Class A ordinary shares and a Debenture convertible into up to 625,000 Class A ordinary shares assuming the Debenture is fully converted at the Floor Price (or up to 685,000 Class A ordinary shares if interest accrued on the principal sum of US$3,000,000 is paid in shares). To the extent such warrants or UPOs are exercised, or UPO Rights and Debenture are converted, additional Class A ordinary shares will be issued, which will result in dilution to the Parent’s ordinary shareholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants or UPOs may be exercised could adversely affect the market price of the Parent’s Class A ordinary shares.

The trading prices of the Parent’s Class A ordinary shares and the warrants expiring on November 17, 2025 are likely to be volatile, which could result in substantial losses to investors.

The trading prices of the Parent’s Class A ordinary shares and the warrants expiring on November 17, 2025 are likely to be volatile and could fluctuate widely due to factors beyond the Parent’s control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Class A ordinary shares and the listed warrants may be highly volatile for factors specific to the Parent’s own operations, including the following:

•        variations in net revenue, earnings and cash flows;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by Ucommune or its competitors;

•        announcements of new offerings and expansions by Ucommune or its competitors;

•        changes in financial estimates by securities analysts;

•        detrimental adverse publicity about Ucommune, the Parent’s shareholders, affiliates, directors, officers or employees, and Ucommune’s business model, services or industry;

•        announcements of new regulations, rules or policies relevant for Ucommune’s business;

•        additions or departures of key personnel;

•        release of lock-up or other transfer restrictions on the Parent’s outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If the Parent were involved in a class action suit, it could divert a significant amount of the management’s attention and other resources from the business and require the Parent to incur significant expenses to defend the suit, which could harm the results of operations.

Any such class action suit, whether or not successful, could harm the reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against the Parent, the Parent may be required to pay significant damages, which could materially adversely affect the Parent’s financial condition and results of operations.

The sale or availability for sale of substantial amounts of Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of the Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the market price of the Class A ordinary shares and could materially impair the Parent’s ability to raise capital through equity offerings in the future. Shares held by the Parent’s existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements.

The Parent cannot predict what effect, if any, market sales of securities held by the Parent’s significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of the Class A ordinary shares. See “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling the Parent’ securities.

In addition, certain holders of the Parent existing securities are entitled to certain registration rights. Registration of these securities and the underlying shares under the Securities Act of 1933, or the Securities Act, would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market, or the perception that such sales could occur, could cause the price of the Parent’s Class A ordinary shares to decline.

Techniques employed by short sellers may drive down the market price of the Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.

As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its prospects to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on the Parent. If Ucommune were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, the Parent could have to expend significant resources to investigate such allegations and/or defend itself.

While the Parent would strongly defend against any such short seller attacks, the Parent may be constrained in the manner in which the Parent can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract the Parent’s management from growing the business. Even if such allegations are ultimately proven to be groundless, allegations against Ucommune could severely impact the Parent’s business, and any investment in the Parent’s Class A ordinary shares could be greatly reduced or even rendered worthless.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about Ucommune’s business, the market price for the Parent’s Class A ordinary shares and trading volume could decline.

The trading market for the Parent’s Class A ordinary shares will depend in part on the research and reports that securities or industry analysts publish about Ucommune or its business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers Ucommune downgrades the Parent’s Class A ordinary shares or publishes inaccurate or unfavorable research about Ucommune’s business, the market price for the Parent’s Class A ordinary shares would likely decline. If one or more of these analysts ceases coverage of the Parent or fails to publish reports on Ucommune regularly, the Parent could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the Parent’s Class A ordinary shares to decline.

The Parent’s management will have broad discretion over the use of any net proceeds from the exercise of Warrants and you may not agree with how the Parent uses the proceeds, and the proceeds may not be invested successfully.

The Parent’s management will have broad discretion as to the use of any net proceeds from the exercise of Warrants and could use them for purposes other than those contemplated as of the date of this prospectus and in ways that do not necessarily improve its results of operations or enhance the value of its Class A ordinary shares. Accordingly, you will be relying on the judgment of the Parent’s management with regard to the use of any proceeds from the exercise of Warrants on a cash basis and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The proceeds could be invested in a way that does not yield a favorable, or any, return for you.

The Parent’s memorandum and articles of association contain anti-takeover provisions that could materially adversely affect the rights of holders of the Parent’s ordinary shares.

The Parent has adopted an amended and restated memorandum and articles of association that contains provisions to limit the ability of others to acquire control of the Parent or cause the Parent to engage in change-of-control transactions. These provisions could deprive the Parent’s shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of the Parent in a tender offer or similar transaction.

The Parent’s Board of Directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with the Parent’s Class A ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of the Parent or make removal of management more difficult. If the Parent’s Board of Directors decides to issue preferred shares, the price of its Class A ordinary shares may fall and the voting and other rights of the holders of the Parent’s ordinary shares may be materially adversely affected.

The Parent is an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

The Parent is an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 as long as the Parent remains an emerging growth company. As a result, if the Parent elects not to comply with such auditor attestation requirements, its investors may not have access to certain information they may deem important.

The Parent is a foreign private issuer within the meaning of the rules under the Exchange Act, and as such is exempt from certain provisions applicable to U.S. domestic public companies.

Because the Parent qualifies as a foreign private issuer under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Parent is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

The Parent is required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, the Parent intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K.

However, the information the Parent is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

As the Parent is an exempted company incorporated in the Cayman Islands, the Parent is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if the Parent complied fully with the Nasdaq corporate governance listing standards.

As the Parent is an exempted company incorporated in the Cayman Islands listed on the Nasdaq, the Parent is subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like the Parent to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is the Parent’s home country, may differ significantly from the Nasdaq corporate governance listing standards.

The Parent has relied on home country practice with respect to its corporate governance. The Parent does not have a majority of independent directors serving on its Board of Directors, its audit committee composed entirely of only two independent directors and the Parent has not established a nominating committee and a compensation committee composed entirely of independent directors. For details, please refer to “Management — Committees of the Board of Directors.” As a result, the Parent’s shareholders may be afforded less protection than they otherwise would enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from the Parent’s business.

As the Parent is a public company, the Parent is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. The Exchange Act requires the filing of annual and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act of 2002 requires, among other things, that a public company establish and maintain effective internal control over financial reporting.

As a result, the Parent is incurring, and will continue to incur, significant legal, accounting and other expenses that the Parent did not incur prior to the Business Combination. The Parent’s management team and many of its other employees devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

These rules and regulations have resulted, and will continue to result, in the Parent incurring substantial legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for the Parent to obtain director and officer liability insurance, and the Parent may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for the Parent to attract and retain qualified people to serve on its Board of Directors, its board committees or as executive officers.

There can be no assurance the Parent will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of the Parent’ ordinary shares or warrants.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income (including interest income) or (ii) 50% or more of the value of its assets (generally determined based on an average of the quarterly values of the assets) is attributable to assets that produce, or are held for the production of, passive income. For purposes of the above calculations, the Parent will be treated as earning its proportionate share of the income of, and owning its proportionate share of the assets of, any other corporation in which the Parent owns, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which the Parent operates its business, the composition of its income and assets and the value of its assets, the Parent does not believe it was a PFIC for its taxable year ended December 31, 2021. However, the application of the PFIC rules is subject to uncertainty in several respects, and the Parent cannot assure you that the Parent will not be a PFIC for any taxable year. The value of the Parent’s assets for purposes of the PFIC determination will generally be determined by reference to the market price of its Class A ordinary shares, which could fluctuate significantly. In addition, the Parent’s PFIC status depends on the manner the Parent operates its workspace business (and the extent to which its income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between the Parent, its subsidiaries, the VIEs and their nominal shareholders are treated for purposes of the PFIC rules, and the Parent may be or become a PFIC if the VIEs are not treated as owned by the Parent. Because of these uncertainties, there can be no assurance the Parent will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If the Parent were a PFIC for any taxable year during which a U.S. Holder (as defined below) owns the Parent’s Class A ordinary shares or warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — Material U.S. Federal Income Taxation Considerations — Passive Foreign Investment Company.”

If a U.S. Holder is treated as owning at least 10% of the Parent’s ordinary shares, such holder may be subject to adverse U.S. federal income tax consequences.

If a U.S. Holder is treated as owning, directly, indirectly or constructively, at least 10% of the value or voting power of the Parent’s ordinary shares, such U.S. Holder may be treated as a “United States shareholder” with respect to each “controlled foreign corporation” in the group, if any. If the group includes one or more U.S. subsidiaries, certain of its non-U.S. subsidiaries could be treated as controlled foreign corporations, regardless of whether the Parent is treated as a controlled foreign corporation. A United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income its pro rata share of “Subpart F income,”

“global intangible low-taxed income” and investments in U.S. property by controlled foreign corporations, regardless of whether the Parent makes any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder of a U.S. corporation. Failure to comply with these reporting obligations may subject a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such shareholder’s U.S. federal income tax return for the year for which reporting was due from starting. The Parent cannot provide any assurances that it will assist its investors in determining whether any of its non-U.S. subsidiaries are treated as a controlled foreign corporation or whether such investor is treated as a United States shareholder with respect to any of such controlled foreign corporations. Further, the Parent cannot provide any assurances that it will furnish to any United States shareholder information that may be necessary to comply with the reporting and tax paying obligations described in this risk factor. U.S. Holders should consult their tax advisors regarding the potential application of these rules to their investment in the Parent’s ordinary shares.

The Parent is a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, the Parent will qualify for, and may rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

The Parent is a “controlled company” as defined under the rules of the Nasdaq since Dr. Daqing Mao and his spouse, Angela Bai, beneficially own, when combined, more than 50% of its total voting power. As long as the Parent remains a controlled company under this definition, the Parent is permitted to elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of the Parent’s Board of Directors must be independent directors;

•        an exemption from the rule that the compensation of the chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that the Parent’s director nominees must be selected or recommended solely by independent directors.

Although the Parent currently does not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, the Parent could elect to rely on those exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. The Parent has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect the Parent’s financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•        the Parent’s goals and growth strategies;

•        the the Parent’s future business development, results of operations and financial condition;

•        relevant government policies and regulations relating to Ucommune’s business and industry;

•        the expectations regarding the use of proceeds from securities offerings;

•        general economic and business conditions in China; and

•        assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents that are referred to in this prospectus with the understanding that the Parent’s actual future results may be materially different from and worse than what the Parent expects. Other sections of this prospectus include additional factors which could adversely impact Ucommune’s business and financial performance.

Ucommune operates in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for the management to predict all risk factors and uncertainties, nor can Ucommune assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The Parent qualifies all of its forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. The Parent undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also contains statistical data and estimates that Ucommune obtained from industry publications and reports generated by third-party providers of market intelligence. These industry publications and reports generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Use of Proceeds

All of the Class A ordinary shares of the Parent offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. The Parent will not receive any of the proceeds from these resales of the Class A ordinary shares by the Selling Shareholders.

The Parent will receive proceeds from the exercise of the Warrants, UPOs, UPO Warrants and JAK Warrants for cash but not from the sale of the Class A ordinary shares underlying the Warrants, UPOs, UPO Warrants, UPO Rights, Debenture and JAK Warrants. After retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, the Parent expects to receive proceeds of approximately (i) US$26.9 million from the exercise of the Prior Warrants if they are all exercised for cash at an exercise price of US$230.00 per Class A ordinary share, (ii) US$23.0 million from the exercise of the New Warrants if they are all exercised for cash at an exercise price of US$81.00 per Class A ordinary share, (iii) US$1.5 million from the exercise of the UPOs and UPO Warrants if they are all exercised for cash at the exercise price of US$61.00 and (iv) up to US$36.0 million from the exercise of the JAK Warrants if they are all exercised for cash (the exercise prices of Series A Warrant and Series B Warrant equal to the Floor Price per Class A ordinary share and the exercise price of Series B Warrant equals to the Floor Price per 1.25 Class A ordinary shares) (also assuming exercise of Series B Warrant at a 10% deduction from the aggregate exercise price). The Parent intends to use any such proceeds for working capital and general corporate purposes.

The Selling Shareholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Shareholders in disposing of their Class A ordinary shares, and the Parent will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of its counsel and its independent registered public accountants.

The Parent’s management will have broad discretion over the use of proceeds from the exercise of the Warrants, UPOs, UPO Warrants and JAK Warrants. There is no assurance that the holders of the Warrants, UPOs, UPO Warrants and JAK Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants, UPOs, UPO Warrants or JAK Warrants are exercised on a “cashless basis,” the amount of cash the Parent would receive from the exercise of such Warrants, UPOs, UPO Warrants or JAK Warrants will decrease.

If an unforeseen event occurs or business conditions change, the Parent may use the proceeds from the exercise of the Warrants, UPOs, UPO Warrants and JAK Warrants differently than as described in this prospectus. In utilizing the proceeds from the exercise of the Warrants, UPOs, UPO Warrants and JAK Warrants, the Parent and its offshore subsidiaries are permitted under PRC laws and regulations to provide funding to their PRC subsidiaries only through loans or capital contributions, and to the consolidated VIEs only through loans, and only if the Parent and its offshore subsidiaries satisfy the applicable government registration and approval requirements.

The Parent cannot assure you that the Parent and its offshore subsidiaries will be able to meet these requirements on a timely basis, if at all. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay the Parent from using the proceeds of securities offerings, to make loans or additional capital contributions to the PRC subsidiaries, which could materially adversely affect the Parent’s liquidity and the Parent’s ability to fund and expand Ucommune’s business.

Dividend Policy

The Parent has not previously declared or paid cash dividends and the Parent has no plan to declare or pay any dividends in the near future on its shares. The Parent currently intends to retain most, if not all, of its available funds and any future earnings to operate and expand its business.

The Parent is the ultimate holding company incorporated in the Cayman Islands and relies principally on dividends from the PRC subsidiaries for its cash requirements, including any payment of dividends to its shareholders. PRC regulations may restrict the ability of the PRC subsidiaries to pay dividends to the Parent. See “Risk Factors — Risks Relating to Doing Business in China — The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.”

The Parent’s Board of Directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, the Parent’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Parent’s Board of Directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

If the Parent’s Board of Directors decides to pay dividends, the form, frequency and amount will depend upon its future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Parent’s Board of Directors may deem relevant.

Enforceability of Civil Liabilities

Cayman Islands

The Parent is incorporated in the Cayman Islands in order to enjoy the following benefits:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The Parent’s memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between the Parent and its officers, directors and shareholders, be arbitrated.

Substantially all of the Parent’s operations are conducted outside the United States, and all of the Parent’s assets are located outside the United States. A majority of the Parent’s directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against the Parent or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

The Parent has appointed Cogency Global Inc. as its agent upon whom process may be served in any action brought against the Parent under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, the Parent’s counsel as to Cayman Islands law, and Jingtian & Gongcheng, the Parent’s counsel as to PRC law, have advised the Parent, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against the Parent or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against the Parent or its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has informed the Parent that it is uncertain whether the courts of the Cayman Islands will allow the Parent’s shareholders to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as the Parent.

As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder (Hong Kong) LLP has further informed the Parent that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

•        is given by a foreign court of competent jurisdiction,

•        imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given,

•        is final,

•        is not in respect of taxes, a fine or a penalty, and

•        was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

PRC

The Parent has been advised by Jingtian & Gongcheng, the Parent’s PRC legal counsel, that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or Cayman courts obtained against the Parent or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. Jingtian & Gongcheng has further advised the Parent that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments.

In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against the Parent or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

Corporate History and Structure

Corporate History

Ucommune International Ltd has been the ultimate holding company since November 2020 after the completion of the Business Combination. Ucommune International Ltd was incorporated in the Cayman Islands on June 16, 2020 as an exempted company with limited liability.

Ucommune commenced operations in April 2015 through Ucommune Venture. Ucommune expanded its operations beyond Greater China to Singapore in July 2017. Ucommune entered into New York market through the space operated by Ucommune’s associate in April 2018. In August 2018, Ucommune established Beijing U Bazaar.

Ucommune underwent a series of restructuring transactions, which primarily included the following:

•        In September 2018, Ucommune Group Holdings was incorporated under the laws of the Cayman Islands.

•        In December 2018, Ucommune HK was incorporated under the laws of Hong Kong.

•        In January 2019, Ucommune Technology was incorporated in the PRC as a wholly owned subsidiary of Ucommune HK.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Ucommune Venture as well as its shareholders, and the contractual arrangements were renewed in July 2019 and in November 2019.

•        In May 2019, Ucommune Technology entered into a series of contractual arrangements with Beijing U Bazaar as well as its shareholder.

Under the contractual arrangements with Ucommune Venture and Beijing U Bazaar and their respective subsidiaries which Ucommune Technology entered into, the Parent is the primary beneficiary for accounting purposes.

In May 2019, Ucommune acquired Melo Inc., a holding company incorporated under the laws of Delaware. Beijing Melo, a company engaging in smart office systems development, is a wholly-owned subsidiary of Melo Inc. Ucommune believes the acquisition strengthens its technology capability and enables it to provide advanced office solutions to its members. Beijing Melo entered into a series of contractual arrangements with Weixue Tianxia, a company incorporated in the PRC in December 2017, as well as its respective shareholders, under which the Parent is the primary beneficiary of Weixue Tianxia for accounting purposes.

On November 17, 2020, Ucommune consummated a business combination pursuant to a merger agreement with Orisun Acquisition Corp. and certain other parties. Upon completion of the Business Combination, the combined company, or Ucommune International Ltd, remains as the surviving publicly traded entity. Following the business combination, Ucommune Group Holdings became a wholly owned subsidiary of Ucommune International Ltd.

Starting from November 17, 2020, the Parent’s Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “UK” and the warrants of the Parent, expiring on November 17, 2025, are listed on the Nasdaq under the symbol “UKOMW.”

The Parent is regarded as the primary beneficiary of each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their respective subsidiaries. The Parent treats them as its consolidated affiliated entities under U.S. GAAP, and have consolidated the financial results of these entities in the combined and consolidated financial statements in accordance with U.S. GAAP.

In this prospectus, each of Ucommune Technology and Beijing Melo is referred to as the WFOE, and each of Ucommune Venture, Beijing U Bazaar and Weixue Tianxia and their subsidiaries is referred to as the VIE. For more details and risks related to the VIE structure, see “— Contractual Arrangements with the VIEs and Their Respective Shareholders” and “Risk Factors — Risks Relating to the Corporate Structure.”

Registration Statements

On February 2, 2021, the Parent completed a follow-on offering of 4,938,271 Class A ordinary shares and warrants to purchase 4,938,271 Class A ordinary shares at a combined offering price of US$4.05 for one Class A ordinary share and one firm warrant to purchase one ordinary share (or, 246,914 Class A ordinary shares and warrants to purchase 246,914 Class A ordinary shares at a combined offering price of US$81.00 for 0.05 Class A ordinary shares and one firm warrant to purchase 0.05 ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022), or the base offering. The warrants will expire on February 2, 2026. The underwriter in this offering exercised its option in full to purchase an additional 740,740 warrants to purchase ordinary shares at an offering price of US$0.01 per warrant, which closed concurrently with the base offering.

On March 18, 2021, the Parent filed a registration statement on Form F-1 (File No. 333-254442), as amended, to which a prospectus forms a part, related to:

•        the resale from time to time of an aggregate of 6,030,670 Class A ordinary shares (or, 301,538 Class A ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) issued by the Parent to certain investors in a PIPE investment in connection with Business Combination,

•        the issuance by the Parent of:

•        up to 2,336,612 Class A ordinary shares upon the exercise of outstanding warrants, each exercisable to purchase one-half of one Class A ordinary share at a price of US$11.50 per share (or, up to 116,831 Class A ordinary shares upon the exercise of outstanding warrants, each exercisable to purchase 0.025 Class A ordinary shares at a price of US$230.00 per share if retroactively adjusted to reflect the Share Consolidation), expiring on November 17, 2025, and

•        up to 5,679,011 Class A ordinary shares upon the exercise of outstanding warrants, each exercisable to purchase one Class A ordinary share at a price of US$4.05 per share (or, up to 283,951 Class A ordinary shares upon the exercise of outstanding warrants, each exercisable to purchase 0.05 Class A ordinary share at a price of US$81.00 per share if retroactively adjusted to reflect the Share Consolidation), expiring on February 2, 2026, and

•        the issuance by the Parent of:

•        333,002 Class A ordinary shares (or, 16,651 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of unit purchase options, or the UPOs,

•        333,002 warrants to purchase an additional 166,501 Class A ordinary shares (or, 8,326 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of the UPOs, or the UPO Warrants,

•        333,002 rights to convert to an additional 33,300 Class A ordinary shares (or, 1,665 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of the UPOs, or the UPO Rights,

•        166,501 Class A ordinary shares (or, 8,326 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the exercise of the UPO Warrants, and

•        33,300 Class A ordinary shares (or, 1,665 Class A ordinary shares if retroactively adjusted to reflect the Share Consolidation) upon the conversion of the UPO Rights.

The registration statement became effective on March 22, 2021. On July 2, 2021, the Parent withdrew such registration statement. Securities registered therein, together with other securities registered herein, will be offered pursuant to this registration statement (File No. 333-257664), to which a prospectus forms a part.

Debenture and Warrants Offering

On January 26, 2022, the Parent entered into and closed a private placement pursuant to a securities purchase agreement with JAK Opportunities LLC as the purchaser for the offering of certain securities. See “Description of Share Capital and Other Securities — History of Securities Issuances — Issuance of Debenture and JAK Warrants.”

Acquisitions

In May 2021, the group acquired 100% equity interests of Guangdong Wanhe Green Technology Co., Ltd, an eco-friendly and intelligent space renovation service provider in China, to promote carbon neutrality and eco-friendly office environments.

In September, 2021, the Parent’s wholly owned subsidiary, Beijing Zerone Management & Consulting Company Ltd., or Beijing Zerone, an office space management services provider in China, acquired a 60% equity interest in Beijing Kuanneng Technology Co., Ltd., which owns and operates the Japanese culinary restaurant brand “Xiao Sushi.” This allows the group to officially enter the consumer services sector by integrating its 300,000 self-owned platform members into its operations of nearly 300 chain office spaces and 1.16 million offline members.

In October 2021, Beijing Zerone entered into an equity transfer agreement with certain transferors to acquire a 60% equity interest in Beijing Jiajia Renhe Intelligent Technology Co., Ltd, a human resources solution platform. As of the date of this prospectus, such acquisition has not yet closed.

Nasdaq Notification Letter

On January 24, 2022, the Parent received a written Notification Letter from the Nasdaq that the Parent was not in compliance with the minimum bid price requirement set forth in Nasdaq Rules for continued listing on Nasdaq. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of US$1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for 30 consecutive business days. Based on the closing bid price of the Parent’s ordinary shares for the 30 consecutive business days from December 8, 2021 to January 21, 2022, the Parent no longer met the minimum bid price requirement.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Parent had to regain compliance with Nasdaq Listing Rule 5550(a)(2) within 180 calendar days, or until July 25, 2022. To regain compliance, the Parent’s ordinary shares had to have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days. In the event the Parent had not regained compliance by July 25, 2022, the Parent could have been eligible for additional time to regain compliance or may face delisting.

On April 21, 2022, the Parent effected a 20-to-1 Share Consolidation in order to cure the deficiency. On May 6, 2022, Nasdaq confirmed that for the last 10 consecutive business days, from April 22, 2022 to May 5, 2022, the closing bid price of the Company’s Class A ordinary shares was at US$1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and this matter has been closed.

Share Consolidation

On April 21, 2022, shareholders of the Parent approved a share consolidation of 20 ordinary shares with par value of US$0.0001 each in the Parent’s issued and unissued share capital into one ordinary share with par value of US$0.002 each of the Parent, or the Share Consolidation, at an extraordinary general meeting, or the Meeting, by ordinary resolutions. As a result, the Share Consolidation became effective at 5 P.M. on April 21, 2022, U.S. Eastern time, and the Class A ordinary shares began trading on a post-Share Consolidation basis on the Nasdaq Capital Market when the market opened on the next business trading day under the same symbol “UK” but under a new CUSIP number of G9449A 209. No fractional shares were issued in connection with the Share Consolidation. All fractional shares were rounded up to the whole number of shares. Each twenty pre-split ordinary shares outstanding automatically combined and converted to one issued and outstanding ordinary share without any action on the part of the shareholders, and the terms of the outstanding warrants, unit purchase options, senior convertible debentures and awards under share incentive plans of the Parent were adjusted automatically without any action on the part of the holders of those warrants, unit purchase options, senior convertible debentures and awards under share incentive plans. Immediately following the Share Consolidation, the Parent’s authorized share capital became US$50,000.00 divided into 25,000,000 ordinary shares of par value of US$0.002 each, comprising (a) 20,000,000 Class A ordinary shares of par value of US$0.002 each and (b) 5,000,000 Class B ordinary shares of par value of US$0.002 each.

Corporate Structure

The following chart shows the Parent’s corporate structure as of the date of this prospectus, including the Parent’s principal subsidiaries and the VIEs. The Nasdaq-listed entity is the Parent, Ucommune International Ltd, and the public shareholders are purchasing the equity interests of the Parent. The VIEs and the Parent’s principal subsidiaries are the operating entities.

____________

Notes:

(1)      As of the date of this prospectus, other holders which own less than 3% of the equity interests individually includes the following: Zhuhai Qianyi Hongtong Investment Fund (Limited Partnership) holds 2.430%, Beijing Pusi Investment Co., Ltd holds 2.352%, Zhuhai iKang Jiahua Asset Management Partnership (Limited Partnership) holds 2.243%, Wuxi Zhongrong Rongyouchuangxiang Investment Enterprise (Limited Partnership) holds 2.176%, Beijing Zhongkai Investment & Development Co., Ltd holds 2.146%, Xiamen Ruizhiye Equity Investment Co., Ltd holds 2.112%, Ningbo Enterprise One Investment Management Partnership (Limited Partnership) holds 2.057%, Juyuan Xincheng (Tianjin) Commercial Management Partnership (Limited Partnership) holds 2.032%, Beijing Gongqing Success Enterprise Management Center (Limited Partnership) holds 1.983%, Beijing Yirun Chuangyin Investment Center (Limited Partnership) holds 1.946%, Beijing Yintai Land Commercial Co., Ltd holds 1.865%, Yongzhou Ruru Culture Technology Co., Ltd holds 1.612%, Shenzhen Yiwenda Investment Management Consulting Co., Ltd holds 1.447%, Beijing Hongtai Jinyi Management Consulting Co., Ltd holds 1.430%, Peizhi Wang holds 1.273%, Jiangxi Fusen Information Technology Co., Ltd holds 1.257%, Zhiyong Zhao holds 1.129%, Xinjiang Xinzhongshuo Marketing Co., Ltd holds 1.022%, Beijing Silk Road Cloud and Investment Center (Limited Partnership) holds 0.700%, Shanghai Yongbai Lian investment management co., LTD holds 0.678%, Ping Wang holds 0.667%, Jun Qin holds 0.662%, Jiahui Gan holds 0.659%, Shandong Guohui Investment Co., Ltd holds 0.499%, Shanghai Gopher Rongze Investment Center (Limited Partnership) holds 0.487%, Innovation Factory (Beijing) Enterprise Management Co., Ltd holds 0.487%, Xinyu Guanda Architectural Design Consulting Co., Ltd holds 0.479%, Zhuangkun He holds 0.471%, Lhasa Songhe Incubator Management Co., Ltd holds 0.423%, Jiaxing Chuanghe Huijin Equity Investment Partnership (Limited Partnership) holds 0.379%, Tianjin Ruihe Technology Co., Ltd holds 0.352%, Min Jiang holds 0.347%, Feifei Yi holds 0.328%, Chao Dai holds 0.243%, Kaifeng Cultural Tourism Investment Group Co., Ltd holds 0.203%, and Sichuan Xinwen Investment Co., Ltd holds 0.085%.

(2)      Ucommune Venture, a VIE, is an entity in which Ucommune’s operations are conducted. Ucommune Venture and Ucommune Technology, the WFOE, entered into a series of contractual arrangements.

(3)      Beijing U Bazaar, a VIE, is an entity in which Ucommune’s operations are conducted. Beijing U Bazaar and Ucommune Technology, the WFOE, entered into a series of contractual arrangements.

(4)      Weixue Tianxia, a VIE, is an entity in which Ucommune’s operations are conducted. Weixue Tianxia and Beijing Melo, the WFOE, entered into a series of contractual arrangements.

The Parent is not a Chinese operating company but a Cayman Islands holding company with operations conducted by its subsidiaries and through contractual arrangements with VIEs based in China, and this structure involves unique risks to investors. The VIE structure is used to provide investors with exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies, and investors may never hold equity interests in the Chinese operating companies. Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in VATSs and certain other businesses. The Parent’s subsidiaries currently conduct their VATS business through Beijing U Bazaar, including value-added online services for their members. The Parent’s subsidiaries also plan to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future. The VIE structure would afford Ucommune Venture and/or Weixue Tianxia and their subsidiaries greater flexibility in expanding their business scope and implementing their business strategies in compliance with PRC laws and regulations in the future as their business expands. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in Ucommune’s operations and/or a material change in the value of the securities the Parent is registering for sale, including that it could cause the value of such securities to significantly decline or become worthless. If the PRC government deems that the contractual arrangements with the consolidated VIEs domiciled in China do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, the Parent, its subsidiaries and the VIEs could be subject to severe penalties or be forced to relinquish their interests in those operations. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In addition, to the extent cash is located in the PRC or within a PRC domiciled entity and may need to be used to fund operations outside of the PRC, the funds may not be available due to limitations placed on the Parent, its subsidiaries and the VIEs by the PRC government. To the extent cash in the business is in the PRC or a PRC entity, the funds may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of the Parent, its subsidiaries or the VIEs by the PRC government to transfer cash. See “Risk Factors — Risks Relating to the Corporate Structure.”

Contractual Arrangements with the VIEs and Their Respective Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in VATSs and certain other businesses. The Parent is a company incorporated in the Cayman Islands. The Parent’s subsidiaries currently conduct their VATS business through Beijing U Bazaar, including value-added online services for their members. The Parent’s subsidiaries also plan to engage in VATS businesses and other business which may subject to foreign investment restrictions through Ucommune Venture and/or Weixue Tianxia in the future.

The Parent and its subsidiaries operate their business mainly through the VIEs in the PRC based on a series of contractual arrangements. As of December 31, 2019, 2020 and 2021, the consolidated VIEs and their subsidiaries accounted for an aggregate of 95.6%, 88.5% and 92.0%, respectively, of consolidated total assets and 92.7%, 94.3% and 106.2%, respectively, of consolidated total liabilities. In 2019, 2020 and 2021, the consolidated VIEs and their subsidiaries accounted for an aggregate of 98.3%, 96.5% and 97.2%, respectively, of consolidated total net revenue. See the consolidated financial statements and the related notes included elsewhere in this prospectus.

The following is a summary of the contractual arrangements by and among Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, the contractual arrangements by and among Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar, and the contractual arrangements by and among Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia. For the complete text of these contractual arrangements, see the copies filed or incorporated by reference as exhibits to the registration statement filed with the SEC of which this prospectus forms a part.

These contractual arrangements enable the Parent to:

•        receive the economic benefits that could potentially be significant to the consolidated VIEs in consideration for the services provided by the PRC subsidiaries;

•        be the primary beneficiary of contractual arrangements with the consolidated VIEs; and

•        hold an exclusive option to purchase all or part of the equity interests and an exclusive option to purchase all or part of the assets in the consolidated VIEs when and to the extent permitted by PRC law.

As a result of these contractual arrangements, the Parent is considered the primary beneficiary of the VIEs and consolidate their operating results in the financial statements under U.S. GAAP.

In the opinion of Jingtian & Gongcheng, Ucommune’s PRC legal counsel, the contractual arrangements described below are valid, binding and enforceable under current PRC law. However, these contractual arrangements may not be as effective in providing control as direct ownership. There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations.

According to Ucommune’s PRC counsel, if the agreements that establish the structure for operating the VATS business and related business do not comply with PRC government restrictions on foreign investment in such businesses, Ucommune could be subject to severe penalties including being prohibited from continuing operating such business. For a description of the risks related to these contractual arrangements and Ucommune’s corporate structure, see “Risk Factors — Risks Relating to the Corporate Structure.”

Agreements Relating to Ucommune Venture and Beijing U Bazaar

Exclusive Business Cooperation Agreement

Under the exclusive business cooperation agreement dated July 5, 2019, Ucommune Technology has agreed to provide the following services (among others) to Ucommune Venture:

•        the provision of technical support and marketing services, including, but not limited to consultancy, collection and research of information thereof, support and training for employees, services related to customers and order management;

•        the provision of services related to the transfer, leasing and disposal of equipment or assets;

•        the development, maintenance and updates of computer system, hardware and database;

•        the licensing of software legally owned by Ucommune Technology; and

•        the development of application software and related updates and operational support.

Ucommune Venture has agreed to pay fees up to its and its subsidiaries’ after tax profit to Ucommune Technology. This agreement was effective from July 5, 2019 and will continue to be effective unless it is terminated by written notice of Ucommune Technology or, or until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive purchase option agreement.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive business cooperation agreement, which contains terms substantially similar to the exclusive business cooperation agreement described above.

Equity Pledge Agreement

Ucommune Venture and its shareholders entered into an equity pledge agreement with Ucommune Technology, dated November 22, 2019. Under such equity pledge agreement, each of the shareholders of Ucommune Venture agreed to pledge its respective equity interest in Ucommune Venture to Ucommune Technology to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive business cooperation agreement.

Each of such shareholders further agreed to not transfer or pledge his or her respective equity interest in Ucommune Venture without the prior written consent of Ucommune Technology. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an equity pledge agreement, which contains terms substantially similar to the equity pledge agreement described above.

The registration of equity pledge of Ucommune Venture and Beijing U Bazaar with the relevant offices of the SAMR (formerly, the SAIC) has been completed.

Exclusive Option Agreement

Under the exclusive option agreement entered into by Ucommune Technology, Ucommune Venture and the shareholders of Ucommune Venture, dated November 22, 2019, shareholders of Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of their respective equity interest in Ucommune Venture for the minimum amount of consideration permitted by PRC law. Under the exclusive option agreement, Ucommune Venture granted Ucommune Technology or its designee an option to purchase all or a portion of the assets of Ucommune Venture or its subsidiaries for the minimum amount of consideration permitted by PRC law.

Each of Ucommune Venture and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Ucommune Venture without the prior written consent of Ucommune Technology. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee, or until all parties agree in writing to terminate the agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into an exclusive purchase option agreement, which contains terms substantially similar to the exclusive purchase option agreement described above.

Shareholders’ Voting Rights Proxy Agreement

Under the shareholders’ voting rights proxy agreement among Ucommune Technology, Ucommune Venture and shareholders of Ucommune Venture, dated November 22, 2019, each of the shareholders of Ucommune Venture, agreed to irrevocably entrust Ucommune Technology or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Ucommune Venture. The shareholders’ voting rights proxy agreement shall remain effective until all of the equity interests in or assets of Ucommune Venture have been acquired by Ucommune Technology or its designee under the exclusive option agreement, or until Ucommune Technology unilaterally terminates the agreement by written notice.

On May 20, 2019, Ucommune Technology, Beijing U Bazaar and the shareholder of Beijing U Bazaar entered into a shareholders’ voting rights proxy agreement, which contains terms substantially similar to the shareholders’ voting rights proxy agreement described above.

Spousal Consent Letter

Each spouse of the relevant individual shareholders of Ucommune Venture has signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably agreed that the disposition of the equity interest in Ucommune Venture which is held by and registered under the name of his or her spouse shall be made pursuant to the above-mentioned equity pledge agreement, exclusive option agreement, shareholders’ voting rights proxy agreement and exclusive business cooperation agreement, as amended from time to time. Moreover, the spouse undertook not to take any action with the intent to interfere with above-mentioned arrangements and unconditionally and irrevocably waive all rights or entitlements whatsoever to such equity interest that may be granted to the spouse according to applicable laws.

Agreements Relating to Weixue Tianxia

In January 2019, Beijing Melo entered into contractual arrangements with Weixue Tianxia and the shareholders of Weixue Tianxia. Ucommune acquired Melo Inc. in May 2019.

Exclusive Technology Consulting and Service Agreement

Under the exclusive technology consulting and service agreement dated January 30, 2019, Beijing Melo has agreed to provide, including without limitation, the following services to Weixue Tianxia:

•        the provision of comprehensive resolutions of information technology as required by the operations of Weixue Tianxia;

•        the development of computer software and technical support and maintenance for computer software operation;

•        training of IT related personnel and collect IT information; and

•        any other technology and consulting services required by Weixue Tianxia.

Weixue Tianxia has agreed to pay fees equal to its monthly income (after tax and expenses) with Beijing Melo in accordance with calculation method as specified in the exclusive consulting and service agreement. The exclusive consulting and service agreement was effective from January 30, 2019 and will continue to be effective unless it is terminated by Beijing Melo or otherwise required by law.

Equity Pledge Agreement

The shareholders of Weixue Tianxia have entered into an equity pledge agreement with Beijing Melo and Weixue Tianxia taking effect from January 30, 2019. Under such equity pledge agreement, each of the shareholders of Weixue Tianxia agreed to pledge their respective equity interest in Weixue Tianxia to Beijing Melo to secure their obligations under the exclusive option agreement, shareholders’ voting rights proxy agreement, and exclusive consulting and service agreement. Each of such shareholders further agreed to not transfer or pledge his respective equity interest in Weixue Tianxia without the prior written consent of Beijing Melo. The equity pledge agreement will remain binding until the pledgers discharge all their obligations under the above-mentioned agreements.

The registration of the equity pledges with the relevant office of SAMR has been completed.

Exclusive Option Agreement

Under the exclusive option agreement entered into by Beijing Melo, Weixue Tianxia and the shareholders of Weixue Tianxia, dated January 30, 2019, shareholders of Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of their respective equity interest in Weixue Tianxia for the minimum amount of consideration permitted by PRC law.

Under the exclusive option agreement, Weixue Tianxia granted Beijing Melo or its designee an option to purchase all or a portion of the assets of Weixue Tianxia or its subsidiaries for the minimum amount of consideration permitted by PRC law. Each of Weixue Tianxia and its shareholders agreed not to transfer, mortgage or permit any security interest to be created on any equity interest in or assets of Weixue Tianxia without the prior written consent of Beijing Melo. The exclusive option agreement shall remain in effect until all of the equity interests in or assets of Weixue Tianxia have been acquired by Beijing Melo or its designee, or until Beijing Melo unilaterally terminates the agreement by written notice.

Shareholders’ Voting Rights Proxy Agreement

Under the shareholders’ voting rights proxy agreement among Beijing Melo, Weixue Tianxia and shareholders of Weixue Tianxia, dated January 30, 2019, each of the shareholders of Weixue Tianxia, agreed to irrevocably entrust Beijing Melo or its designee to represent it to exercise all the voting rights and other shareholders’ rights to which it is entitled as a shareholder of Weixue Tianxia. The shareholders’ voting rights proxy agreement shall remain effective until all parties agree in writing to terminate the agreement, or until Beijing Melo unilaterally terminates the agreement by written notice.

Selected COMBINED AND Consolidated Financial Data

Selected Financial Information

The following selected combined and consolidated statements of operations data for the years ended December 31, 2019, 2020 and 2021, selected combined and consolidated balance sheet data as of December 31, 2019, 2020 and 2021 and selected combined and consolidated cash flow data for the years ended December 31, 2019, 2020 and 2021 have been derived from the audited combined and consolidated financial statements included elsewhere in this prospectus. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

The historical results are not necessarily indicative of results expected for future periods. You should read this Selected Combined and Consolidated Financial Data section together with the combined and consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents the selected combined and consolidated statements of operation data for the years ended December 31, 2019, 2020 and 2021.

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Selected Combined and Consolidated Statements of Operation Data:
Revenue:
Workspace membership revenue	557,994	422,984	376,642	59,103
Marketing and branding service revenue	534,826	317,461	463,475	72,729
Other service revenue	74,538	136,692	217,391	34,113
Total revenue	1,167,358	877,137	1,057,508	165,945
Cost of revenue(1):
Workspace membership	(814,002)	(557,102)	(508,121)	(79,735)
Marketing and branding services	(485,473)	(297,893)	(444,717)	(69,786)
Other services	(69,917)	(113,074)	(181,222)	(28,438)
Total cost of revenue (excluding impairment loss)	(1,369,392)	(968,069)	(1,134,060)	(177,959)
Impairment loss on long-lived assets and long-term prepaid expenses	(52,030)	(36,505)	(114,485)	(17,965)
Impairment loss on goodwill	—	—	(1,504,525)	(236,093)
Pre-opening expenses	(15,124)	—	—	—
Sales and marketing expenses	(75,841)	(47,061)	(61,670)	(9,677)
General and administrative expenses	(181,582)	(320,202)	(376,417)	(59,068)
Remeasurement gain of previously held equity interests in connection with step acquisitions	386	—	—	—
Change in fair value of warrant liability	—	—	6,837	1,073
Change in fair value of liabilities to be settled in shares	(179,475)	—	—	—
Loss from operations	(705,700)	(494,700)	(2,126,812)	(333,744)
Interest expense, net	(10,402)	(12,863)	(3,262)	(512)
Subsidy income	16,782)	13,931	7,352	1,154
Impairment loss on long-term investments	(37,453)	(10,060)	(1,371)	(215)
Gain on disposal of long-term investments	—	8,561	—	—
Loss on disposal of subsidiaries	—	—	(14,978)	(2,350)
Other (expense)/income, net	(63,480)	30,393	(19,260)	(3,022)
Loss before income taxes and loss from equity method investments	(800,253)	(504,441)	(2,158,331)	(338,689)
Provision for income taxes	(4,872)	(2,864)	(4,479)	(703)
Loss from equity method investments	(1,548)	(639)	(27)	(4)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands, except for shares and per share data)
Less: net loss attributable to non-controlling interests	(15,523)	(19,452)	(166,424)	(26,116)
Net loss attributable to Ucommune International Ltd.	(791,150)	(488,492)	(1,996,413)	(313,280)
Net loss per share attributable to ordinary shareholders of Ucommune International Ltd.(2)
– Basic and diluted(2)	(316.00)	(149.98)	(462.88)	(72.64)
Weighted average shares used in calculating net loss per share(2)
– Basic and diluted(2)	2,503,708	3,257,088	4,313,064	4,313,064

____________

(1)      Cost of revenue does not include impairment loss, and the Parent generally does not consider impairment factor on a routine basis when operating and managing the co-working space business.

(2)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization, see Note 1(a) to the combined and consolidated financial statements. Further, the ordinary shares are presented on a retroactive basis to reflect the Parent’s Share Consolidation on April 21, 2022 (see Note 26 to the combined and consolidated financial statements).

The following table presents the selected combined and consolidated balance sheet data as of December 31, 2019, 2020 and 2021.

	As of December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Selected Combined and Consolidated Balance Sheet Data:
Current assets
Cash and cash equivalents	175,774	348,064	165,792	26,016
Restricted cash, current	—	52,199	50,703	7,956
Term deposits, current	41,715	47,710	—	—
Short-term investments	37,930	5,900	26,423	4,146
Accounts receivable, net of allowance	86,200	125,359	132,264	20,755
Prepaid expenses and other current assets, net	135,830	163,401	147,676	23,173
Loans receivable	—	—	—	—
Amounts due from related parties, current	52,611	24,504	54,715	8,586
Held-for-sale assets, current	365,233	—	—	—
Total current assets	886,293	767,137	577,573	90,632
Non-current assets
Restricted cash, non-current	20,527	527	—	—
Long-term investments	29,329	9,051	22,231	3,489
Property and equipment, net	567,844	350,980	231,795	36,374
Right-of-use assets, net	1,851,729	879,348	678,769	106,514
Intangible assets, net	40,105	28,420	16,639	2,611
Goodwill	1,533,485	1,533,485	43,011	6,749
Rental deposit	98,486	61,170	35,920	5,637
Long-term prepaid expenses	116,363	113,271	72,135	11,320
Amounts due from related parties, non-current	884	297	498	78
Other assets, non-current	185	194,444	194,444	30,513
Total non-current assets	4,258,937	3,170,993	1,295,442	203,284
Total assets	5,145,230	3,938,130	1,873,015	293,916
Total current liabilities	1,625,690	1,138,690	1,031,530	161,870
Total non-current liabilities	1,415,426	613,824	463,774	72,776
Total liabilities	3,041,116	1,752,514	1,495,304	234,646
Total equity	2,104,114	2,185,616	377,711	59,270
Total liabilities and shareholders’ equity	5,145,230	3,938,130	1,873,015	293,916

The following table presents the selected combined and consolidated cash flow data for the years ended December 31, 2019, 2020 and 2021.

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Selected Combined and Consolidated Cash Flow Data:
Net cash used in operating activities	(223,357)	(27,644)	(199,120)	(31,245)
Net cash provided by(used in) investing activities	7,424	(39,258)	(59,083)	(9,272)
Net cash provided by financing activities	104,379	289,576	78,894	12,379
Effects of exchange rate changes	(51)	(18,185)	(4,986)	(783)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(111,605)	204,489	(184,295)	(28,921)
Cash, cash equivalents and restricted cash – beginning of the year	307,906	196,301	400,790	62,893
Cash, cash equivalents and restricted cash – end of the year	196,301	400,790	216,495	33,972

Non-GAAP Financial Measures

To supplement the combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Parent uses the following non-GAAP financial measures for the combined and consolidated results: EBITDA (including EBITDA margin), adjusted EBITDA (including adjusted EBITDA margin) and adjusted net loss. The Parent believes that EBITDA, adjusted EBITDA and adjusted net loss help understand and evaluate its core operating performance.

EBITDA, adjusted EBITDA and adjusted net loss are presented to enhance investors’ overall understanding of Ucommune’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measures to their most directly comparable GAAP financial measures. As EBITDA, adjusted EBITDA and adjusted net loss have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

In light of the foregoing limitations, you should not consider EBITDA, adjusted EBITDA and adjusted net loss as substitutes for, or superior to, net loss prepared in accordance with U.S. GAAP. The Parent encourages investors and others to review its financial information in its entirety and not rely on any single financial measure. For more information on these non-GAAP financial measures, see the table below.

EBITDA represents net loss before interest expense, net, provision for income taxes, depreciation of property and equipment and amortization of intangible assets.

Adjusted EBITDA represents net loss before (i) interest expense, net, other expense/(income), net, provision for income taxes and loss on disposal of subsidiaries and (ii) certain non-cash expenses, consisting of share-based compensation expense, impairment loss on long-term investments, impairment loss on long-lived assets and long-term prepaid expenses, impairment loss on goodwill, depreciation of property and equipment, amortization of intangible assets, change in fair value of warrant liability and change in fair value of liabilities to be settled in shares, which the Parent does not believe are reflective of Ucommune’s core operating performance during the periods presented.

Adjusted net loss represents net loss before share-based compensation expense, impairment loss on long-lived assets and long-term prepaid expenses, impairment loss on long-term investments, impairment loss on goodwill, change in fair value of warrant liability, change in fair value of liabilities to be settled in shares and loss/(gain) on disposal of subsidiaries.

The following table sets forth a reconciliation of net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Interest expense, net	10,402	12,863	3,262	512
Provision for income taxes	4,872	2,864	4,479	703
Depreciation of property and equipment	108,303	76,353	71,697	11,251
Amortization of intangible assets	10,803	11,202	10,154	1,593
EBITDA (non-GAAP)	(672,293)	(404,662)	(2,073,245)	(325,337)
Share-based compensation expense	—	202,333	249,317	39,123
Impairment loss on long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment loss on goodwill	—	—	1,504,525	236,093
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liability	—	—	(6,837)	(1,073)
Impairment loss on long-term investments	37,453	10,060	1,371	215
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Other expense/(income), net	63,480	(30,393)	19,260	3,022
Adjusted EBITDA (non-GAAP)	(339,855)	(146,454)	(176,146)	(27,642)

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Share-based compensation expense	—	202,333	249,317	39,123
Impairment loss on long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment loss on goodwill	—	—	1,504,525	236,093
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liability	—	—	(6,837)	(1,073)
Impairment loss on long-term investments	37,453	10,060	1,371	215
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Adjusted net loss (non-GAAP)	(537,715)	(219,343)	(284,998)	(44,723)

Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and Other Subsidiaries

The following condensed combined and consolidated financial statement information presents information related to the Parent, which is the investment holding company, the VIEs, the WFOEs, the HK Subsidiaries and other subsidiaries as of and for the periods indicated.

	As of December 31, 2021
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Cash and cash equivalent	1,284	125,064	6,521	29,236	3,687	—	165,792
Held-for-sale asset, current	—	—	—	—	—	—	—
Inter-Company balances due from VIEs/Subsidiaries	493,382	—	—	—	—	(493,382)	—
Other current assets	—	382,788	13,800	50,704	88,265	(123,776)	411,781
Total current assets	494,666	507,852	20,321	79,940	91,952	(617,158)	577,573
Property and equipments, net	—	229,655	17	2,123	—	—	231,795
Right of use assets, net	—	644,886	—	2,785	31,098	—	678,769
Goodwill	—	28,912	—	—	14,099	—	43,011
Other non-current assets	—	333,442	—	8,219	206	—	341,867
Total non-current assets	—	1,236,895	17	13,127	45,403	—	1,295,442
Total assets	494,666	1,744,747	20,338	93,067	137,355	(617,158)	1,873,015
Accounts payable	5,231	261,204	—	—	—	(3,217)	263,218
Investment deficit in subsidiaries and consolidated VIEs	97,625	—	—	—	—	(97,625)	—
Inter-Company balances due to Parent/VIEs/Subsidiaries	—	196,429	12,256	123,769	160,928	(493,382)	—
Lease liabilities, current	—	256,178	—	6,570	22,452	—	285,200
Other current liabilities	44,045	436,031	6,870	95,314	318,464	(417,612)	483,112
Total current liabilities	146,901	1,149,842	19,126	225,653	501,844	(1,011,836)	1,031,530
Lease liabilities, non-current	—	413,593	—	—	14,893	—	428,486
Other non-current liabilities	11,211	24,077	—	—	—	—	35,288
Total non-current liabilities	11,211	437,670	—	—	14,893	—	463,774
Total liabilities	158,112	1,587,512	19,126	225,653	516,737	(1,011,836)	1,495,304
Total Equity/(Deficit)	336,554	157,235	1,212	(132,586)	(379,382)	394,678	377,711

	As of December 31, 2020
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Cash and cash equivalent	181,262	122,354	1,032	40,853	2,563	—	348,064
Held-for-sale asset, current	—	—	—	—	—	—	—
Inter-Company balances due from VIEs/Subsidiaries	235,086	5,638	—	—	—	(240,724)	—
Other current assets	979	376,221	12,557	53,749	451	(24,884)	419,073
Total current assets	417,327	504,213	13,589	94,602	3,014	(265,608)	767,137
Property and equipments, net	—	329,322	34	6,831	14,793	—	350,980
Right of use assets, net	—	832,411	—	9,023	37,914	—	879,348
Goodwill	—	1,440,769	—	—	92,716	—	1,533,485
Investment in subsidiaries	1,623,395	—	—	—	—	(1,623,395)	—
Other non-current assets	—	382,218	—	7,461	17,501	—	407,180
Total non-current assets	1,623,395	2,984,720	34	23,315	162,924	(1,623,395)	3,170,993
Total assets	2,040,722	3,488,933	13,623	117,917	165,938	(1,889,003)	3,938,130
Accounts payable	297	267,558	—	362	5,219	(1,137)	272,299
Inter-Company balances due to Parent/VIEs/Subsidiaries	—	1,452	6,642	109,858	122,772	(240,724)	—
Lease liabilities, current	—	351,225	—	8,596	10,862	(5,634)	365,049
Other current liabilities	40,112	447,621	5,935	47,755	213,118	(253,199)	501,342
Total current liabilities	40,409	1,067,856	12,577	166,571	351,971	(500,694)	1,138,690
Lease liabilities, non-current	—	553,034	—	5,080	22,448	—	580,562
Other non-current liabilities	—	33,261	—	—	1	—	33,262
Total non-current liabilities	—	586,295	—	5,080	22,449	—	613,824
Total liabilities	40,409	1,654,151	12,577	171,651	374,420	(500,694)	1,752,514
Total Equity/(Deficit)	2,000,313	1,834,782	1,046	(53,734)	(208,482)	(1,388,309)	2,185,616
	As of December 31, 2019
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Cash and cash equivalent	140	169,530	1,236	2,850	2,018	—	175,774
Held-for-sale asset, current	—	356,233	—	—	—	—	356,233
Inter-Company balances due from VIEs/Subsidiaries	69,624	9,480	—	—	—	(79,104)	—
Other current assets	284	362,155	4,922	24,526	145,552	(183,153)	354,286
Total current assets	70,048	897,398	6,158	27,376	147,570	(262,257)	886,293
Property and equipments, net	—	538,514	23	9,227	20,080	—	567,844
Right of use assets, net	—	1,778,734	—	20,935	52,060	—	1,851,729
Goodwill	—	1,440,769	—	—	92,716	—	1,533,485
Investment in subsidiaries	1,909,366	—	—	—	—	(1,909,366)	—
Other non-current assets	—	272,772	—	11,221	21,886	—	305,879
Total non-current assets	1,909,366	4,030,789	23	41,383	186,742	(1,909,366)	4,258,937
Total assets	1,979,414	4,928,187	6,181	68,759	334,312	(2,171,623)	5,145,230
Accounts payable	4,761	317,816	—	1,387	1,718	—	325,682
Inter-Company balances due to Parent/VIEs/Subsidiaries	—	—	4,056	64,391	10,657	(79,104)	—
Lease liabilities, current	—	557,647	—	16,658	15,162	—	589,467
Other current liabilities	76,514	574,779	3,400	28,481	280,144	(252,777)	710,541
Total current liabilities	81,275	1,450,242	7,456	110,917	307,681	(331,881)	1,625,690
Lease liabilities, non-current	—	1,345,623	—	12,698	35,370	—	1,393,691
Other non-current liabilities	—	21,735	—	—	—	—	21,735
Total non-current liabilities	—	1,367,358	—	12,698	35,370	—	1,415,426
Total liabilities	81,275	2,817,600	7,456	123,615	343,051	(331,881)	3,041,116
Total Equity/(Deficit)	1,898,139	2,110,587	(1,275)	(54,856)	(8,739)	(1,839,742)	2,104,114

	For the Period Ended December 31, 2021
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Total revenue	—	1,027,988	836	16,401	18,441	(6,158)	1,057,508
Total cost of revenue	—	(1,089,977)	—	(13,761)	(30,322)	—	(1,134,060)
Operating expenses:	(120,491)	(1,803,696)	(753)	(15,392)	(116,086)	6,158	(2,050,260)
Loss from operations	(120,491)	(1,865,685)	83	(12,752)	(127,967)	—	(2,126,812)
Loss from equity method investments	(1,875,922)	(27)	—	—	—	1,875,922	(27)
Net loss	(1,996,413)	(1,832,247)	83	(12,752)	(197,430)	1,875,922	(2,162,837)
	For the Period Ended December 31, 2020
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Total revenue	—	846,298	2,489	18,628	25,311	(15,589)	877,137
Total cost of revenue	—	(936,040)	—	(19,342)	(28,276)	15,589	(968,069)
Operating expenses:	(42,702)	(340,337)	(168)	(1,602)	(18,959)	—	(403,768)
Loss from operations	(42,702)	(430,079)	2,321	(2,316)	(21,924)	—	(494,700)
Loss from equity method investments	(445,790)	(639)	—	—	—	445,790	(639)
Net loss	(488,492)	(396,494)	2,321	(2,316)	(68,753)	445,790	(507,944)
	For the Period Ended December 31, 2019
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Total revenue	—	1,147,942	—	14,143	12,001	(6,728)	1,167,358
Total cost of revenue	—	(1,320,954)	—	(26,595)	(28,571)	6,728	(1,369,392)
Operating expenses:	(11,110)	(467,007)	(1,275)	(25,260)	986	—	(503,666)
Loss from operations	(11,110)	(640,019)	(1,275)	(37,712)	(15,584)	—	(705,700)
Loss from equity method investments	(780,040)	(363)	—	—	(1,185)	780,040	(1,548)
Net loss	(791,150)	(736,149)	(1,275)	(37,712)	(20,427)	780,040	(806,673)

	For the Period Ended December 31, 2021
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(290,529)	72,702	844	(71,528)	89,391	—	(199,120)
Purchase of short-term investments	—	(45,700)	(65,850)	(254,318)	—	—	(365,868)
Settlement of short-term investments	—	24,250	66,777	254,318	—	—	345,345
Purchase of property and equipment	—	(42,604)	—	(158)	—	—	(42,762)
Other investing activities	—	23,243	—	—	(19,041)	—	4,202
Net cash (used in)/provided by investing activities	—	(40,811)	927	(158)	(19,041)	—	(59,083)
Loan received from third parties	—	50,990	—	—	—	—	50,990
Loan repaid to third parties	—	(73,482)	—	(842)	(707)	—	(75,031)
Underwritten public offering financing, net of listing fee	111,559	—	—	—	—	—	111,559
Other financing activities	165	(8,789)	—	—	—	—	(8,624)
Net cash provided by/(used in) financing activities	111,724	(31,281)	—	(842)	(707)	—	78,894

Effects of exchange rate changes	2,087	—	—	—	(7,073)	—	(4,986)
Net increase/(decrease) in cash, cash equivalents and restricted cash	(176,718)	610	1,771	(72,528)	62,570	—	(184,295)
Cash, cash equivalents and restricted cash – beginning of the period	178,002	124,454	4,750	101,764	(8,180)	—	400,790
Cash, cash equivalents and restricted cash – end of the period	1,284	125,064	6,521	29,236	54,390	—	216,495
	For the Period Ended December 31, 2020
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(179,963)	8,435	3,823	50,669	89,392	—	(27,644)
Purchase of short-term investments	—	(20,980)	(4,000)	—	—	—	(24,980)
Settlement of short-term investments	—	57,010	—	—	—	—	57,010
Purchase of property and equipment	—	(95,351)	(27)	—	(55)	—	(95,433)
Other investing activities	—	17,406	—	—	6,739	—	24,145
Net cash (used in)/provided by investing activities	—	(41,915)	(4,027)	—	6,684	—	(39,258)
Loan received from third parties	—	72,952	—	8,714	15,351	—	97,017
Loan repaid to third parties	—	(133,651)	—	(21,257)	(5,280)	—	(160,188)
Reverse recapitalization	39,162	—	—	—	(3,281)	—	35,881
Equity financing through PIPE, net	336,300	—	—	—	35,066	—	371,366
Repayment for convertible bond	—	—	—	—	(65,250)	—	(65,250)
Other financing activities	—	26,476	—	—	(15,726)	—	10,750
Net cash provided by/(used in) financing activities	375,462	(34,223)	—	(12,543)	(39,120)	—	289,576

Effects of exchange rate changes	(17,637)	2,240	—	(123)	(2,665)	—	(18,185)
Net increase/(decrease) in cash, cash equivalents and restricted cash	177,862	(65,463)	(204)	38,003	54,291	—	204,489
Cash, cash equivalents and restricted cash – beginning of the period	140	189,917	1,236	2,850	2,158	—	196,301
Cash, cash equivalents and restricted cash – end of the period	178,002	124,454	1,032	40,853	56,449	—	400,790

	For the Period Ended December 31, 2019
	Parent	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries	Eliminating Entries	Total
	(RMB in thousands)
Net cash (used in)/provided by operating activities	(69,622)	(164,856)	1,252	(14,084)	23,953	—	(223,357)
Purchase of short-term investments	—	(321,940)	—	—	—	—	(321,940)
Settlement of short-term investments	—	317,200	—	—	—	—	317,200
Purchase of property and equipment	—	(144,032)	(16)	(4,799)	(24,724)	—	(173,571)
Other investing activities	—	185,101	—	—	634	—	185,735
Net cash (used in)/provided by investing activities	—	36,329	(16)	(4,799)	(24,090)	—	7,424
Loan received from third parties	—	99,086	—	21,079	—	—	120,165
Loan repaid to third parties	—	(73,733)	—	—	—	—	(73,733)
Cash received from issuing convertible bond	69,762	—	—	—	—	—	69,762
Other financing activities	—	(11,815)	—	—	—	—	(11,815)
Net cash provided by financing activities	69,762	13,538	—	21,079	—	—	104,379

Effects of exchange rate changes	—	(3,000)	—	654	2,295	—	(51)
Net increase/(decrease) in cash, cash equivalents and restricted cash	140	(117,989)	1,236	2,850	2,158	—	(111,605)
Cash, cash equivalents and restricted cash – beginning of the period	—	307,906	—	—	—	—	307,906
Cash, cash equivalents and restricted cash – end of the period	140	189,917	1,236	2,850	2,158	—	196,301

The following table sets forth the roll-forwards of the investment in the subsidiaries and the VIEs line item for the periods indicated:

Inter-group Balances Due from VIEs/Subsidiaries:	Parent Company	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries
	(RMB in thousands)
January 1, 2018	—	—	—	—	—
Re-domiciliation of Ucommune Group Holdings(1)	827,307	—	—	—	—
Loss from equity method investment	(429,592)	—	—	—	—
December 31, 2018	397,715	—	—	—	—
Loss from equity method investment	(780,040)	—	—	—	—
Issue ordinary shares for acquisitions(2)	2,292,617	—	—	—	—
Foreign exchange loss for long-term investments	(926)	—	—	—	—
Restructure of VIE and Subsidiaries(3)	—	5,795	—	—	—
Intercompany loan lent	69,624	10,438	135	8,960	—
Intercompany loan collected	—	(6,752)	(121)	—	—
December 31, 2019	1,978,990	9,481	14	8,960	—
Loss from equity method investment	(184,716)	—	—	—	—
Foreign exchange gain for long-term investments	2,911	—	—	—	—
Intercompany loan lent	—	79,476	—	457	—
Intercompany loan collected	—	(61,106)	(2)	(3,429)	—
June 30, 2020	1,797,185	27,851	12	5,988	—
Additional long-term investment held by ESOP(4)	164,623	—	—	—	—
Loss from equity method investment	(261,074)	—	—	—	—
Foreign exchange loss-LTI	(7,716)	—	—	—	—
Restructure of Parent and Subsidiaries through SPAC(5)	(69,624)	—	—	—	—
Intercompany loan lent	235,086	99,550	45	10,547	—
Intercompany loan collected	—	(121,763)	(44)	(5,612)	—
December 31, 2020	1,858,480	5,638	13	10,923	—
Loss from equity method investment	(1,875,922)	—	—	—	—
Additional long-term investment held by ESOP(4)	151,177	—	—	—	—
New acquisition	8,701	—	—	—	—
Foreign exchange gain for Long-term investments	(4,976)	—	—	—	—
Intercompany loan lent	474,773	—	84,065	252,913	65,676
Intercompany loan collected	(216,477)	(5,638)	(84,078)	(38,882)	(65,676)
December 31, 2021	395,756	—	—	224,954	—

____________

(1)      Ucommune Group Holdings was incorporated under the laws of the Cayman Islands on September 21, 2018. Ucommune Venture was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. From September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands, or the Re-domiciliation. Prior to the Re-domiciliation, Ucommune International Ltd and Ucommune Venture were under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. See Note 1 to the consolidated financial statements. The amount of long-term investment of the parent company was the total net assets of the VIEs as of September 21, 2018.

(2)      Prior to establishing Ucommune Group Holdings and issuing the shares, Ucommune Group Holdings recorded capital investments into liabilities to be settled in shares rather than paid-in capital and additional paid-in capital. This is due to the enterprise law of PRC that has limitations on the number of shareholders. After the re-domiciliation and establishment of the Ucommune Group Holdings, through the VIE agreements, these investors could be registered as shareholders by issuing ordinary shares to them and became common shareholders. These liabilities to be settled in shares have been reclassified to additional paid-in capital and increased the amount of long-term investments of the parent company in the amount of RMB 2.3 billion.

(3)      During 2018, all the entities were VIEs. During 2019, some of the VIEs changed to become the subsidiaries through restructuring. There were inter-company loans among VIE subsidiaries before 2019 and were reclassified as inter-company balances between the VIEs and the subsidiaries during 2019 with some of the VIEs changed to become the subsidiaries.

(4)      Ucommune International Ltd issued share incentives to its employees using its ordinary shares. Upon the consummation of the Business Combination, the shares previously granted became effective and vest according to the related share incentive agreements. Therefore, the parent company recognized long-term investments to the subsidiaries and the subsidiaries recognized share-based compensation expenses.

(5)      The parent company was Ucommune Group Holdings for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2020. Ucommune International Ltd has been the parent company since November 2020 after the completion of the business reorganization. Ucommune International Ltd was incorporated in the Cayman Islands on June 16, 2020 as an exempted company with limited liability. Therefore, the original parent company, Ucommune Group Holdings, changed to a subsidiary company and deducted the inter-company balance as the original parent company changed to a subsidiary company.

Inter-group Balances Due to VIEs/Subsidiaries:	Parent Company	VIE and its Subsidiaries	WFOEs	HK Subsidiaries	Other Subsidiaries
	(RMB in thousands)
January 1, 2018	—	—	—	—	—
December 31, 2018	—	—	—	—	—
Restructure of VIE and Subsidiaries	—	—	1,845	2,307	1,643
Intercompany loan received	—	—	8,588	71,069	9,500
Intercompany loan repayment	—	—	(6,363)	(25)	(485)
December 31, 2019	—	—	4,070	73,351	10,658
Intercompany loan received	—	—	54,374	85	25,474
Intercompany loan repayment	—	—	(43,646)	—	(20,891)
June 30, 2020	—	—	14,798	73,436	15,241
Restructure of Parent and Subsidiaries through SPAC	—	—	—	(69,624)	—
Intercompany loan received	—	1,452	64,396	149,587	129,793
Intercompany loan repayment	—	—	(72,540)	(32,619)	(22,260)
December 31, 2020	—	1,452	6,654	120,780	122,774
Intercompany loan received	—	370,966	5,602	440,891	59,968
Intercompany loan repayment	—	(175,989)		(212,948)	(21,814)
December 31, 2021	—	196,429	12,256	348,723	160,928

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

You should read the following discussion and analysis of the Parent’s financial condition and results of operations in conjunction with the section entitled “Selected Combined and Consolidated Financial Data” and the combined and consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. The actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Ucommune’s brand is the most recognized agile office space brand in China according to Frost & Sullivan. Ucommune operates the largest agile office space community in China in terms of the number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. Ucommune had 273 agile office spaces across 65 cities as of December 31, 2021.

As of the same date, Ucommune had 220 spaces in operation, providing approximately 62,580 workstations to its members and Ucommune also had 53 spaces under construction or preparation for construction. As of December 31, 2021, Ucommune had three spaces operated by Ucommune’s associates across three cities in Greater China and New York. As of December 31, 2021, Ucommune had approximately 1,176,970 members, including approximately 1,141,780 individuals and 35,180 enterprises, ranging from large enterprises to SMEs.

Ucommune has been developing its asset-light model, under which Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build and launch new spaces. The asset-light model allows more landlords to benefit from Ucommune’s professional capabilities and strong brand recognition, which in turn enables Ucommune’s business to scale in a cost-efficient manner.

As of December 31, 2021, Ucommune had 165 spaces under the asset-light model with managed area of approximately 622,815 m2, representing 72% of the aggregate managed area of approximately 865,150 m2 of all spaces. In 2021, Ucommune launched 40 new spaces under its asset-light model with managed area of approximately 271,355 m2, representing a 32% increase and a 77% increase in the number and managed area of new spaces under its asset-light model in 2020. In 2019, 2020 and 2021, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. Ucommune intends to focus on expanding its asset-light business as one of its major growth drivers.

Cooperating with over 700 business partners, Ucommune provides a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and services to further energize Ucommune’s community.

Ucommune receives revenue from members by providing U Plus services and charging members fees based on the services provided, such as design and build services, and advertising and branding services. Ucommune also generates revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which it shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which it charges its business partners and investees fixed fees for leasing its spaces to provide services.

Key Operating Data

Ucommune regularly monitors a number of operating metrics in order to measure its current performance and project its future performance. These metrics aid Ucommune in developing and refining its growth strategies and making strategic decisions.

	As of December 31, 2019	As of December 31, 2020	As of December 31, 2021
Number of cities	44	54	65
Number of Spaces	204	234	273
Number of spaces under self-operated model(1)	157	109	108
Number of spaces under asset-light model	47	125	165
Managed area (m2)(2)	643,100	647,700	865,150
Managed area under self-operated model(2)	471,900	296,200	242,335
Managed area under asset-light model(2)	171,200	351,500	622,815
Number of spaces in operation	174	163	220
Number of workstations of spaces in operation(2)(3)	73,300	57,500	62,580
Number of members(2)	715,600	1,044,700	1,176,970
Number of individual members(2)	688,900	1,013,600	1,141,780
Number of individual members using workstations(2)	58,100	44,050	44,580
Number of enterprise members(2)	26,700	31,100	35,180
Occupancy rate for all spaces in operation(2)	79%	77%	70%
Occupancy rate for mature spaces(2)	87%	81%	76.4%

____________

(1)      As spaces under U Studio category are small offices, Ucommune counts one or more small offices operated under U Studio category in one building as one space. As of December 31, 2019, December 31, 2020 and December 31, 2021, Ucommune cooperated with 147, 132 and 132 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, Ucommune leases the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of the spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Key Factors Affecting the Results of Operations

Ucommune operates in China’s agile office space industry, and its results of operations and financial condition are influenced by the macroeconomic factors affecting this industry. These factors include China’s economic growth, the impact of COVID-19 outbreak on the economy in China or worldwide, the emergence of China’s new economy and internet companies under favorable policies encouraging entrepreneurship and innovation, and urbanization of the workforce.

The COVID-19 outbreak has materially adversely affected the Parent’s financial condition and results of operation. Net revenue in 2020 decreased partially due to the temporary closure of its spaces during the break and Ucommune experienced difficulty in collection of receivables, which resulted in additional allowance for doubtful accounts or impairment loss. The COVID-19 outbreak has resulted in, and may intensify global economic distress, and the extent to which it may affect its financial condition, results of operations, and cash flows will depend on future developments, which are highly uncertain and cannot be reasonably estimated at this time. See “Risk Factors — Risks Relating to Ucommune’s Business and Industry — Ucommune faces risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt its operations.”

The Parent’s financial condition and results of operations are also affected by a number of emerging market trends, such as companies’ rising needs for cost-efficient and flexible office space solutions and one-stop services for both corporates and employees, and new demand for intelligent office systems and working environments.

In addition, as Ucommune generates a portion of net revenue from providing marketing and branding services, the results of operations are also affected by the general factors affecting its advertisers and their marketing and branding budgets.

Ucommune’s results of operations and financial condition are also subject to changes in the regulatory regime governing China’s agile office space industry, as well as the U Plus services it provides. The PRC government regulates various aspects of Ucommune’s operations, such as leasing, design and build and the operation of office spaces and online advertising and branding content. See “Risk Factors — Risks Relating to Doing Business in China — Regulation and censorship of information disseminated over the internet in China may adversely affect Ucommune’s business and reputation and subject Ucommune to liability for information displayed on its website.”

Ucommune’s results of operations and financial condition also depend on a number of company-specific factors, including the factors discussed below.

Ucommune’s Ability to Refine its Agile office Space Network

Given that the majority of net revenue is from workspace membership, net revenue growth depends primarily on Ucommune’s ability to refine its agile office space network and expand its community. Since the launch of its first agile office space in September 2015, Ucommune has expanded its operations across 35 cities primarily through its self-operating model. Ucommune derives substantially all of its net revenue from operations within Greater China.

Ucommune has developed an asset-light model by providing landlords with its design and build and operation capabilities. Ucommune’s asset-light model has two categories, i.e., U Brand and U Partner. Under U Brand, Ucommune primarily receives management fees from landlords. Under U Partner, Ucommune primarily shares revenue with landlords.

Ucommune operates agile office spaces under its asset-light model through one subsidiary. In 2019, 2020 and 2021, the net revenue and operating profit of this subsidiary were relatively insignificant to the group. However, the subsidiary generated operating profit while Ucommune incurred overall loss from operations.

Ucommune plans to refine its agile office space network by exploring growth under the asset-light model and pursuing targeted expansion. Ucommune’s spaces under the asset-light model increased from 47 as of December 31, 2019 to 125 as of December 31, 2020 and 165 as of December 31, 2021. Ucommune also plans to enhance its leading position by expanding across tier-1 and new tier-1 cities in China and into overseas markets.

With the expansion of its agile office space network, Ucommune’s business may be exposed to additional risks. For example, the impairment loss on property and equipment and right-of-use assets was RMB29.7 million (US$4.7 million) in 2021, as compared to RMB8.1 million in 2020, primarily associated with the spaces where carrying value is not expected to be fully recoverable.

The changes in impairment loss on long-lived assets and long-term prepaid expenses are affected by various factors, primarily including Ucommune’s spaces in operation and the new operating risks and challenges associated with its expansion into existing markets and new markets, and therefore are subject to fluctuations. See “Risk Factors — Risks Relating to Ucommune’s Business and Industry — Ucommune’s expansion into new regions, markets and business areas may pose increased risks.” However, the Parent believes that Ucommune can improve the performance of its spaces in operation leveraging on its management capabilities and its experience of expanding into new markets.

Ucommune’s Ability to Manage Costs and Expenses Effectively

Ucommune’s ability to manage its costs and expenses effectively is critical to the success of its business. Ucommune has benefited from the use of technologies and the standardization of its processes and achieved economies of scale as Ucommune has developed a core competency in the efficient sourcing, design and build, and operation of its spaces. Building on its operating capabilities, Ucommune has also developed an asset-light model, which can free up a large amount of capital investments to build out and launch new spaces. The cost of revenue (excluding impairment loss) as a percentage of net revenue decreased from 2019 to 2020 and further decreased in 2021.

The financial and business performance of Ucommune’s agile office spaces under the U Space category highly depends on its ability to source and lease suitable properties on reasonable terms. Ucommune plans to utilize its management team’s expertise in developing and operating commercial properties and its strong relationships with landlords to identify new locations suitable for the expansion of its business and to negotiate leasing terms of such properties to effectively manage its costs and expenses.

Ucommune’s design and build capabilities enable it to shorten the time from taking possession of a new space to making the space ready for leasing to members. Ucommune typically completes this process within three to five months for spaces under the U Space category. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately nine months.

The Parent expects the costs and expenses to increase in absolute amount as Ucommune expands its business and to decrease a percentage of net revenue as Ucommune improves operational efficiency, achieves economies of scale and enhances its brand recognition.

Growth in Ucommune’s Member Base and Pricing of its Agile Office Space Services

Ucommune generates most of its net revenue from providing various agile office space solutions to its members from whom Ucommune collects monthly rent in the form of membership service fees in accordance with membership service contracts or office workstation rental fees in accordance with office workstation rental contracts. The key contract terms and services provided under both membership service contracts and office workstation rental contracts are identical. Therefore, the results of operations are directly affected by the growth in its member base and the pricing of its agile office space services. The number of individual members using workstations decreased from approximately 58,100 as of December 31, 2019 to approximately 44,050 as of December 31, 2020, and increased to approximately 44,580 as of December 31, 2021.

The pricing of Ucommune’s agile office space services is affected by its service positioning strategy, locations of its spaces, brand recognition, the competitive landscape of the agile office space industry in China and the design and build and maintenance cost of its agile office spaces. Ucommune’s ability to maintain or increase the pricing of its agile office space services largely depends on its ability to compete effectively and differentiate its services through its strong brand recognition, its unique and nationwide agile office space network and its ability to meet its members’ needs for office space solutions.

Development of U Plus Services

Ucommune derives revenue from U Plus services in cooperation with its business partners and investees. As of December 31, 2021, Ucommune had over 700 business partners. Ucommune’s member base has grown rapidly, increasing from approximately 715,600 as of December 31, 2019 to approximately 1,044,700 as of December 31, 2020 and further to approximately 1,176,970 as of December 31, 2021. As its business grows, Ucommune has opportunities to provide more services and build a vibrant community serving wider group of members beyond the physical spaces.

The growth of net revenue from U Plus services depends on Ucommune’s own capabilities, including through acquisitions or strategic investments, or through selected quality business partners to provide services that match the needs of its members at reasonable prices. Ucommune will make ongoing efforts, including investing time and money, to identify the needs of its members and provide quality and diversified services to them.

Acquisition Activities to Expand Offerings

Ucommune has made acquisitions or investments that it believes will expand its agile office space network and service offerings that benefit its members and have the potential to become meaningful revenue streams in the future. For example, in 2018, Ucommune acquired a company engaging in marketing and branding services and two companies engaging in interior design and construction services. Ucommune intends to continue selectively pursuing strategic partnerships and acquisitions, which could include investments in private or public entities, strategic alliances, or securities offerings through the Parent or its subsidiaries, to expand the Ucommune community.

Key Components of Results of Operations

Ucommune has three operating segments including (i) workspace membership, (ii) marketing and branding services, and (iii) other services. Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available. The Parent’s chief operating decision makers regularly evaluate Ucommune’s operating segments in deciding how to allocate resources and assess performance. See the combined and consolidated financial statements included elsewhere in this prospectus for additional information regarding the three reportable segments.

Net Revenue

The following table sets forth a breakdown of net revenue, in absolute amounts and as percentages of total net revenue, for the periods indicated.

	For the Year Ended December 31,
	2019		2020		2021
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Net Revenue
Workspace membership revenue	557,994	47.8	422,984	48.2	376,642	59,103	35.6
Marketing and branding services revenue	534,826	45.8	317,461	36.2	463,475	72,729	43.8
Other services revenue	74,538	6.4	136,692	15.6	217,391	34,113	20.6
Total net revenue	1,167,358	100.0	877,137	100.0	1,057,508	165,945	100.0

Workspace Membership Revenue.    The Parent generates a majority of net revenue by Ucommune’s providing of various agile office space solutions to members from whom Ucommune collects monthly rent in the form of membership service fees or office workstation rental fees. Workspace membership net revenue primarily includes fees generated through the agile office spaces services under Ucommune’s self-operated model, fees generated through revenue sharing under U Partner, and also includes other net revenue in relation to utilizing Ucommune’s spaces, such as net revenue generated from service fees for using its conference rooms.

Marketing and Branding Services Revenue.    Marketing and branding services net revenue includes advertising services net revenue, primarily generated by integrated branding services and online targeted marketing services provided by Shengguang Zhongshuo that Ucommune acquired in December 2018.

Other Services Revenue.    Other services net revenue primarily consists of (i) interior design and construction net revenue generated from two companies that Ucommune acquired in July 2018, (ii) management fees generated from Ucommune’s agile office spaces under U Brand, (iii) SaaS services and IOT solutions revenue and (iv) charges to members for ancillary services such as printing and copying fees.

Cost of Revenue (Excluding Impairment Loss)

The following table sets forth a breakdown of the cost of revenue (excluding impairment loss), in absolute amounts and as percentages of total cost of revenue (excluding impairment loss), for the periods indicated.

	For the Year Ended December 31,
	2019		2020		2021
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue (excluding impairment loss)
Workspace membership	814,002	59.4	557,102	57.5	508,121	79,735	44.8
Marketing and branding services	485,473	35.5	297,893	30.8	444,717	69,786	39.2
Other services	69,917	5.1	113,074	11.7	181,222	28,438	16.0
Total cost of revenue (excluding impairment loss)	1,369,392	100.0	968,069	100.0	1,134,060	177,959	100.0

Note: Cost of revenue does not include impairment loss, and Ucommune generally does not consider impairment on a routine basis when operating and managing its agile office space business.

Workspace Membership.    The following table sets forth a breakdown of the cost of revenue (excluding impairment loss) for workspace membership, in absolute amounts and as percentage of total cost of revenue (excluding impairment loss) for workspace membership, for period indicated.

	For the Year Ended December 31,
	2019		2020		2021
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenue (excluding impairment loss) for workspace membership
Lease expenses	490,068	60.2	345,072	61.9	260,318	40,850	51.2
Employee compensation and benefits	42,051	5.2	38,398	6.9	75,853	11,903	14.9
Depreciation and amortization	105,761	13.0	70,412	12.6	67,653	10,616	13.3
Other workspace operating costs	176,122	21.6	103,220	18.6	104,297	16,366	20.6
Total cost of revenue (excluding impairment loss) for workspace membership	814,002	100.0	557,102	100.0	508,121	79,735	100.0

Cost of revenue (excluding impairment loss) for workspace membership primarily consists of (i) lease expenses, (ii) employee compensation and benefits, (iii) depreciation and amortization expenses, and (iv) other workspace operating costs, such as costs for daily maintenance and cleaning, and insurance costs.

Marketing and Branding Services.    Cost of revenue (excluding impairment loss) for marketing and branding services primarily consists of costs associated with advertisement distribution and content design, and employee compensation and benefits.

Other Services.    Cost of revenue (excluding impairment loss) for other services primarily consists of costs in relation to Ucommune’s interior design and construction services, costs in relation to revenue from asset-light model, costs in relation to SaaS services and IOT solutions and other ancillary costs.

Impairment Loss on Long-lived Assets and Long-term Prepaid Expenses

Impairment loss on long-lived assets and long-term prepaid expenses was impairment loss recognized whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset and long-term prepaid expenses may no longer be recoverable.

Impairment Loss on Goodwill

Impairment loss on goodwill was recognized whenever the carrying amount of a reporting unit exceeds its fair value.

Pre-opening Expenses

Pre-opening expenses consist primarily of lease expenses incurred before an agile office space open for operations.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of (i) marketing and promotion expenses, (ii) compensation for Ucommune’s sales and marketing personnel and (iii) share-based compensation expense.

General and Administrative Expenses

General and administrative expenses consist primarily of (i) compensation for Ucommune’s management and administrative personnel, (ii) expenses in connection with its operation and financing supporting functions such as legal and human resources, (iii) share-based compensation expense, and (iv) other administrative expenses.

Remeasurement Gain of Previously Held Equity Interests in Connection with Step Acquisitions

Remeasurement gain of previously held equity interests in connection with step acquisitions was recognized in relation to the business acquisition achieved in stages in which the initial investments Ucommune made were re-measured to fair value.

Change in Fair Value of Warrant Liability

Warrants classified as liabilities are initially recorded at fair value with gains and losses arising from changes in fair value recognized in the consolidated statements of operations during the period in which such instruments are outstanding.

Change in Fair Value of Liabilities to be Settled in Shares

Change in fair value of liabilities to be settled in shares was recognized since Ucommune had certain issuable shares for its financing and acquisition that were not issued during the reporting period, which were accounted for as a liability and subsequently measured at fair value. The change primarily arose from the change of the fair value of the Parent’s shares during the reporting period.

Impairment Loss on Long-term Investments

Impairment loss on long-term investments was recognized when the investees’ operating performances indicate that the carrying value of the investment is no longer recoverable.

Gain on Disposal of Long-term Investments

Gain on disposal of long-term investments was generated from the disposal of equity investment in 2020.

Loss on Disposal of Subsidiaries

Loss on disposal of subsidiaries was generated from the disposal of several subsidiaries.

Taxation

Cayman Islands

Ucommune International Ltd, the Parent, and Ucommune Group Holdings, the Parent’s subsidiary, are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, these entities are not subject to income, corporation or capital gains tax in the Cayman Islands. In addition, payment of dividends, if any, is not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Ucommune International Limited, the Parent’s subsidiary incorporated in the British Virgin Islands, is not subject to income tax in the British Virgin Islands.

Hong Kong

Ucommune HK, the Parent’s subsidiary incorporated in Hong Kong, is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first two million Hong Kong dollars of profits earned by a company are subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements it had no assessable income for the years ended December 31, 2019, 2020 and 2021.

Singapore

Ucommune Singapore Pte. Ltd., the Parent’s subsidiary incorporated in Singapore, is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2019, 2020 and 2021.

United States

Ucommune N.Y. Corp. is incorporated in the U.S. and is subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% was effective beginning in 2018.

With effective from January 1, 2018, the tax act introduced a provision to tax global intangible low-taxed income, or GILTI. The Parent will account for future tax liability arising from GILTI, if any, as a period cost.

As a result of the tax act, the Parent has evaluated whether it has an additional tax liability from the GILTI inclusion on current earnings and profits of its foreign controlled corporations. The law also provides that corporate taxpayers may benefit from a 50% reduction in the GILTI inclusion, which effectively reduces the tax rate on the foreign income to 10.5%. The GILTI inclusion further provides for a foreign tax credit in connection with the foreign taxes paid. As of December 31, 2020, the Parent does not have any aggregated positive tested income; and as such, did not record a liability for GILTI tax.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or the PRC EIT Law, combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions.

According to the requirements of Cai Shui [2014] No. 26, enterprises that qualify as encouraged industrial enterprises located in Heng Qin New Area in Guangdong province, Ping Tan Comprehensive Experimental Area in Fujian province and Qian hai shen gang Modern Service Cooperation Zone in Shenzhen are subject to a tax rate of 15%. The notification will be implemented from January 1, 2014 to December 31, 2020, subject to extension. One of the PRC subsidiaries, Shengguang Zhongshuo, an advertising company, was established in September 2015 in Heng Qin New Area. Its main business belongs to one of the industries in the tax preferential catalogue, which accounts for more than 70% of the total income of enterprises, so it has enjoyed 15% preferential tax rate of income tax.

According to Caishui [2019] No. 13, Caishui [2021] No. 12, small and low-profit enterprises shall meet three conditions for enjoying preferential tax conditions, including (i) annual taxable income of no more than RMB3 million, (ii) no more than 300 employees, and (iii) total assets of no more than RMB50 million. Small, low-profit enterprises whose annual taxable income is no more than RMB1 million is subject to the preferential income tax rate of 2.5% (only 12.5% of such taxable income shall be subject to enterprise income tax at a tax rate of 20%). Small, low-profit enterprises whose annual taxable income exceed RMB1 million but no more than RMB3 million is subject to the preferential income tax rate of 10% (only 50%) of such taxable income shall be subject to enterprise income tax at a tax rate of 20%). According to Caishui [2022] No.13, which became effective on January 1, 2022, small, low-profit enterprises whose annual taxable income exceed RMB1 million but no more than RMB3 million is subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprise income tax at a tax rate of 20%).

The Parent, as the ultimate Cayman Islands holding company, may receive dividends from Ucommune Group Holdings, the group’s another Cayman Islands holding company wholly owned by the Parent. Ucommune Group Holdings may receive dividends from the PRC subsidiaries through Ucommune HK. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise.

Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply for the reduced withholding tax rate: (i) it must be a company; (ii) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (iii) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends.

In October 2019, the SAT promulgated the Administrative Measures for Non-Resident Taxpayers Enjoying Treaties Benefits, or Announcement 35, which became effective on January 1, 2020. Announcement 35 provides that nonresident enterprises do not need to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, nonresident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities.

Accordingly, Ucommune HK may be able to benefit from the 5% withholding tax rate for the dividends it receives from the PRC subsidiaries, if it satisfies the conditions prescribed under SAT Circular 81 and other relevant tax rules and regulations. However, according to SAT Circular 81 and Announcement 35, if the relevant tax authorities believe that the primary purpose of the transactions or arrangements is to enjoy a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

If the holding companies in the Cayman Islands or any of the Parent’s subsidiaries outside of China were deemed to be a “resident enterprise” under the PRC EIT Law, the Parent and its subsidiaries would be subject to enterprise income tax on the group’s worldwide income at a rate of 25%. See “Risk Factors — Risks Relating to Doing Business in China — If the Parent is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable PRC tax consequences to Ucommune and the Parent’s non-PRC shareholders.”

Critical Accounting Policies, Judgments and Estimates

The Parent prepares the consolidated financial statements in conformity with U.S. GAAP, which requires it to make judgments, estimates and assumptions. The Parent continually evaluates these estimates and assumptions based on the most recently available information, its own historical experience and various other assumptions that it believes to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from the Parent’s expectations as a result of changes in its estimates. Some of its accounting policies require a higher degree of judgment than others in their application and require the Parent to make significant accounting estimates.

The critical accounting policies, judgments and estimates that the Parent believes to have the most significant impact on the combined and consolidated financial statements are described below, which should be read in conjunction with the combined and consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing the financial statements, you should consider:

•        the selection of critical accounting policies,

•        the judgments and other uncertainties affecting the application of such policies,

•        the sensitivity of reported results to changes in conditions and assumptions.

The critical accounting policies and practices include the following: (i) impairment of right-of-use assets and other long-lived assets; (ii) lease; (iii) revenue recognition; (iv) business combination; (v) goodwill and (vi) share-based compensation. See Note 2 — Significant Accounting Policies to the combined and consolidated financial statements for the disclosure of these accounting policies. The Parent believes the following accounting estimates involve the most significant judgments used in the preparation of the financial statements.

Impairment of Right-of-use Assets and Other Long-lived Assets

The Parent reviews its right-of-use assets, or ROU assets, and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Parent considers to be important which could trigger an impairment review primarily include:

•        significant underperformance relative to projected operating results;

•        significant changes in the overall business strategy;

•        significant adverse changes in legal or business environment; and

•        significant competition, unfavorable industry trends, or economic outlook.

When these events occur, the Parent measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Parent would recognize an impairment loss based on the fair value of the assets.

The Parent measures the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate and operating costs. The weighted average cost of capital is used as the discount rate.

Lease

The Parent early adopted ASC Topic 842 — Leases, or ASC 842, on January 1, 2017 on a modified retrospective basis. In connection with the adoption of ASC 842, the Parent made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. The Parent has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Parent’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective of Lessee

Ucommune leases properties for its collaborative workspaces and other locations. At the commencement of each lease, management determines the classification as an operating or finance lease. In 2019, 2020 and 2021, the Parent did not enter into any finance lease. For leases that qualify as operating leases, the Parent recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession. The date of initial possession is generally when Ucommune enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, the Parent recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term. The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporates lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, the Parent elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, the Parent uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses includes rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses it incurred or becomes probable.

From the Perspective of Lessor

The Parent recognizes workspace membership revenue under ASC 842, and all the leases contracts are operating leases. Ucommune provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership service fees or workstation rental fee.

The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas and related areas), as well as service fees for the use of conference room and prints/copies. The price of each membership varies, based on the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the number of workstations in the contract.

The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of the lease contracts are fixed lease payment contracts. The Parent’s variable lease payments consists of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred.

Workspace membership revenue consists primarily of fees from members and is recognized ratably, on a monthly basis, over the lease term, as access to office space is provided. The Parent applied practical expedients to choose not to separate lease and non-lease components for all lease related asset classes. The consolidated component is accounted for under ASC842. The lease term for most of the membership services is less than one year.

The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases. Workspace membership fees are generally collected in advance each quarter. Members are generally required to provide Ucommune with a deposit which is normally one-month service fee. Pursuant to the term of membership agreement, the amount of deposit may be applied against the member’s unpaid balance.

The residual value of the lease assets represents the fair value of the leased assets at the end of the lease terms. The Parent relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Revenue Recognition

Revenue is recognized when control of promised goods or services is transferred to Ucommune’s customers in an amount of consideration to which Ucommune expects to be entitled in exchange for those goods or services. The Parent follows the five steps approach for revenue recognition under Topic 606:

•        identify the contract(s) with a customer,

•        identify the performance obligations in the contract,

•        determine the transaction price,

•        allocate the transaction price to the performance obligations in the contract, and

•        recognize revenue when (or as) Ucommune satisfies a performance obligation.

The primary sources of the revenues are as follows:

Workspace Membership Revenue

Workspace membership revenue is recognized under ASC 842. See “— Lease — From the Perspective of Lessor.”

Marketing and Branding Services Revenue

Marketing and branding services revenue primarily consists of advertising services revenue, generated by a subsidiary acquired in 2018. The service provided is accounted for as a single performance obligation and revenue is recognized over the service period by using the advertisement placed as output method.

Other Services Revenue

Other services revenue primarily consists of (i) interior design and construction net revenue, (ii) co-working space management fees, (iii) SaaS services and IOT solutions revenue and (iv) charges to members for ancillary services including printing, copying and related services.

Design and construction revenue is generated from two companies acquired in 2018 and one subsidiary acquired in 2021. Design revenue is recognized over time based on the basis of direct measurements of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost.

Co-working space management fees is derived from managing branded co-working space locations for leased property owners. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided.

SaaS service and IOT solution is generated from a subsidiary acquired in 2019 and recognized upon the service is completed. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Business Combinations

The Parent records business combinations using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interest, if any, based on their estimated fair values as of the acquisition date.

The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred. Common forms of the consideration made in acquisitions is equity exchange; consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

In a business combination achieved in stages, the Parent re-measures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value. The re-measurement gain or loss, if any, is recognized in the combined and consolidated statements of operations.

Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

The Parent has determined that it has three reporting units within the entity at which goodwill is monitored for internal management purposes. Starting from January 1, 2020, the Parent adopted ASU 2017-04, which simplifies the accounting for goodwill impairment by eliminating Step 2 from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step 2 to measure the impairment loss. The Parent evaluated the recoverability of goodwill by performing a qualitative assessment before using the quantitative impairment test approach at the reporting unit level. Based on an assessment of the qualitative factors, the Parent determined that it is more-likely-than-not that the fair value of three, three and three reporting units are less than its carrying amount as of December 31, 2019, 2020 and 2021.

Therefore, the Parent performed a quantitative assessment using the discounted cash flow method and taking into account the market capitalization when determining the fair value of each reporting unit. Key assumptions used to determine the estimated fair value include: (a) internal cash flows forecasts including expected revenue growth, operating margins and estimated capital needs, (b) an estimated terminal value using a terminal year long-term future growth rate determined based on the growth prospects of each reporting unit; (c) a discount rate that reflects the weighted-average cost of capital adjusted for the relevant risk associated with each reporting unit’s operations and the uncertainty inherent in the group’s internally developed forecasts; and (d) the EBITDA multiples used in the market approach fair value method. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

Based on the results of the annual goodwill impairment assessment, nil, nil and RMB1,504.5 million (US$236.1 million) impairment loss on goodwill for the years ended December 31, 2019, 2020 and 2021 as the fair value of the reporting units are in excess of their carrying value.

Share-based Compensation

Share-based compensation expense arises from the share-based awards granted to the Parent’s employees and consultants.

In determining the fair value of share options granted, a binomial option pricing model is applied.

Share-based compensation expense for share options granted is recognized on a tranche-by-tranche method over the requisite service period. The Parent elected to not estimate the forfeiture rate, but to account for the forfeiture when forfeitures occur.

A change in any of the terms or conditions of share awards is accounted for as a modification. The Parent calculates the incremental compensation cost of modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. The Parent recognizes, over the remaining requisite service period of the modified awards, the sum of the incremental compensation cost and the remaining unrecognized compensation cost, if any, for the original award on the modification date.

Results of Operations

The following table summarizes the combined and consolidated results of operations both in absolute amounts and as percentages of total net revenue for the periods presented. This information should be read together with the combined and consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	For the Year Ended December 31,
	2019		2020		2021
	RMB	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages, shares and per share data)
Combined and Consolidated Statements of Operation Data:
Net revenue
Workspace membership revenue	557,994	47.8	422,984	48.2	376,642	59,103	35.6
Marketing and branding services revenue	534,826	45.8	317,461	36.2	463,475	72,729	43.8
Other services revenue	74,538	6.4	136,692	15.6	217,391	34,113	20.6
Total net revenue	1,167,358	100.0	877,137	100.0	1,057,508	165,945	100.0
Cost of revenue (excluding impairment loss):
Workspace membership	(814,002)	(69.7)	(557,102)	(63.5)	(508,121)	(79,735)	(48.0)
Marketing and branding services	(485,473)	(41.6)	(297,893)	(34.0)	(444,717)	(69,786)	(42.1)
Other services	(69,917)	(6.0)	(113,074)	(12.9)	(181,222)	(28,438)	(17.1)
Total cost of revenue (excluding impairment loss)	(1,369,392)	(117.3)	(968,069)	(110.4)	(1,134,060)	(177,959)	(107.2)
Impairment loss on long-lived assets and long-term prepaid expenses	(52,030)	(4.5)	(36,505)	(4.2)	(114,485)	(17,965)	(10.8)
Impairment loss on goodwill	—	—	—	—	(1,504,525)	(236,093)	(142.3)
Pre-opening expenses	(15,124)	(1.3)	—	—	—	—	—
Sales and marketing expenses	(75,841)	(6.5)	(47,061)	(5.4)	(61,670)	(9,677)	(5.8)
General and administrative expenses	(181,582)	(15.6)	(320,202)	(36.5)	(376,417)	(59,068)	(35.6)
Remeasurement gain of previously held equity interests in connection with step acquisitions	386	0.0	—	—	—	—	—
Change in fair value of warrant liability	—	—	—	—	6,837	1,073	0.6
Change in fair value of liabilities to be settled in shares	(179,475)	(15.4)	—	—	—	—	—
Loss from operations	(705,700)	(60.5)	(494,700)	(56.4)	(2,126,812)	(333,744)	(201.1)
Interest expense, net	(10,402)	(0.9)	(12,863)	(1.5)	(3,262)	(512)	(0.3)
Subsidy income	16,782	1.4	13,931	1.6	7,352	1,154	0.6
Impairment loss on long-term investments	(37,453)	(3.2)	(10,060)	(1.1)	(1,371)	(215)	(0.1)
Gain on disposal of long-term investments	—	—	8,561	1.0	—	—	—
Loss on disposal of subsidiaries	—	—	(39,703)	(4.5)	(14,978)	(2,350)	(1.4)
Other (expense)/income, net	(63,480)	(5.4)	30,393	3.5	(19,260)	(3,022)	(1.8)
Loss before income taxes and loss from equity method investments	(800,253)	(68.6)	(504,441)	(57.5)	(2,158,331)	(338,689)	(204.1)
Provision for income taxes	(4,872)	(0.4)	(2,864)	(0.3)	(4,479)	(703)	(0.4)
Loss from Equity method investments	(1,548)	(0.1)	(639)	(0.1)	(27)	(4)	—
Net loss	(806,673)	(69.1)	(507,944)	(57.9)	(2,162,837)	(339,396)	(204.5)
Less: net loss attributable to non-controlling interests	(15,523)	(1.3)	(19,452)	(2.2)	(166,424)	(26,116)	(15.7)
Net loss attributable to Ucommune International Ltd,	(791,150)	(67.8)	(488,492)	(55.7)	(1,996,413)	(313,280)	(188.8)

Net loss per share attributable to ordinary shareholders of Ucommune international Ltd.(1)
– Basic and diluted(1)	(316.00)	N/A	(149.98)	N/A	(462.88)	(72.64)	N/A
Weighted average shares used in calculating net loss per share(1)
– Basic and diluted(1)	2,503,708	N/A	3,257,088	N/A	4,313,064	4,313,064	N/A

____________

(1)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization, see Note 1(a) to the combined and consolidated financial statements. Further, the ordinary shares are presented on a retroactive basis to reflect the Parent’s Share Consolidation on April 21, 2022 (see Note 26 to the combined and consolidated financial statements).

Results of Operation

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Net Revenue

Total net revenue increased by 20.6% to RMB1,057.5 million (US$165.9 million) in 2021 from RMB877.1 million in 2020. Revenues from the asset-light model increased by 183.8% to RMB66.7 million (US$10.5 million) in 2021 from RMB23.5 million in 2020.

Workspace Membership Services Revenues

Workspace membership services revenues decreased by 11.0% to RMB376.6 million (US$59.1 million) in 2021 from RMB423.0 million in 2020, mainly due to the closure of unprofitable spaces in operation and the contraction of the self-operated coworking space services resulting from the transformation to an asset-light model.

Marketing and Branding Services Revenues

Marketing and branding services revenues increased by 46.0% to RMB 463.5 million (US$72.7 million) in 2021 from RMB317.5 million in 2020, primarily due to increased demand for advertising and marketing services as customer demand fully recovered to pre-epidemic levels.

Other Services Revenues

Other services revenues increased by 59.0% to RMB217.4 million (US$34.1 million) in 2021 from RMB136.7 million in 2020, primarily due to increased net revenue in the interior design and construction services from an acquisition and increased revenue in SaaS services.

Cost of Revenue (excluding Impairment Loss)

Total cost of revenue (excluding impairment loss) increased by 17.1% to RMB1,134.1 million (US$178.0 million) in 2021 from RMB968.1 million in 2020. Cost of revenue from the asset-light model increased by 297.9% to RMB56.5 million (US$8.9 million) in 2021 from RMB14.2 million in 2020, which was in line with the increase in revenues from the asset-light model businesses.

Workspace Membership

Costs of workspace membership decreased by 8.8% to RMB508.1 million (US$79.7 million) in 2021 from RMB557.1 million in 2020, mainly due to decreased operating costs related to leases and staff, partially offset by the increase in employee compensation and benefits (including share-based compensation), amounting to RMB33.2 million. Cost of revenue (excluding impairment loss) for workspace membership accounted for 63.5% and 48.0% of total net revenue in 2020 and 2021, respectively.

Marketing and Branding Services

Costs of marketing and branding services increased by 49.3% to RMB444.7 million (US$69.8 million) in 2021 from RMB297.9 million in 2020, mainly due to increased advertising costs, which was in line with the increase in advertising revenue. Cost of revenue (excluding impairment loss) for marketing and branding services accounted for 34.0% and 42.1% of total net revenue in 2020 and 2021, respectively.

Other Services

Costs of other services increased by 60.3% to RMB181.2 million (US$28.4 million) in 2021 from RMB113.1 million in 2020, mainly due to increased costs related to interior design and construction services and SaaS services. Cost of revenue (excluding impairment loss) for other services accounted for 12.9% and 17.1% of total net revenue in 2020 and 2021, respectively.

Impairment Loss on Long-lived Assets and long-term prepaid expenses

Impairment loss on long-lived assets and long-term prepaid expenses increased by 213.6% to RMB114.5 million (US$18.0 million) in 2021 from RMB36.5 million in 2020, primarily due to the increase in impairment costs for spaces where the carrying value is not expected to be fully recoverable.

Impairment Loss on Goodwill

Impairment loss on goodwill was RMB1,504.5 million (US$236.1 million) in 2021 from nil in 2020, primarily due to the carrying amount of the three reporting units exceeding their respective fair values as Ucommune’s business was adversely affected by COVID-19.

Sales and Marketing Expenses

Sales and marketing expenses increased by 31.0% to RMB61.7 million (US$9.7 million) in 2021 from RMB47.1 million in 2020, mainly due to the increase in share-based compensation expenses. Sales and marketing expenses accounted for 5.4% and 5.8% of total net revenue in 2020 and 2021, respectively.

General and Administrative Expenses

General and administrative expenses increased by 17.6% to RMB376.4 million (US$59.1 million) in 2021 from RMB320.2 million in 2020, mainly due to an increase in professional service fees, and directors’ and officers’ liability insurance fees associated with the Parent’s public listing. General and administrative expenses accounted for 36.5% and 35.6% of total net revenue in 2020 and 2021, respectively.

Change in Fair Value of Warrant Liability

Change in fair value of warrant liability was RMB6.8 million (US$1.1 million) in 2021, primarily attributable to the fair value change of warrants issued on February 2, 2021 in connection with the Parent’s underwritten public offering.

Loss from Operations

As a result of the foregoing, loss from operations was RMB2,126.8 million (US$333.7 million) in 2021, as compared to RMB494.7 million in 2020.

Interest Expense, Net

Interest expense, net was RMB3.3 million (US$0.5 million) in 2021, as compared to RMB12.9 million in 2020. The Parent generated interest income from Ucommune’s bank balances and short-term investments and incurred interest expense on convertible bonds, bank loans and other borrowings. The decrease in interest expense, net in 2021 was primarily due to a decrease in long-term borrowings in 2021.

Subsidy Income

Subsidy income was subsidies granted by local governments to support the development and operation of agile office spaces. Subsidy income was RMB7.4 million (US$1.2 million) in 2021, as compared to RMB13.9 million in 2020.

Impairment Loss on Long-term Investments

Impairment loss on long-term investments was RMB1.4 million (US$215 thousand) in 2021, as compared to RMB10.1 million in 2020.

Loss on Disposal of Subsidiaries

Loss on disposal of subsidiaries was RMB15.0 million (US$2.4 million) and RMB39.7 million in 2021 and 2020 respectively, primarily attributable to losses from the disposal of several subsidiaries in 2021 and 2020.

Other (Expense) Income, Net

Other expense, net, was RMB19.3 million (US$3.0 million) in 2021, as compared with other income, net of RMB30.4 million in 2020, mainly due to the penalty resulting from breach of service agreement and estimated contingent loss from legal proceedings in the fourth quarter of 2021.

Provision for Income Taxes

Provision for income taxes was RMB4.5 million (US$0.7 million) and RMB2.9 million in 2021 and 2020, respectively.

Loss from Equity Method Investments

Loss from equity method investments was RMB27 thousand (US$4 thousand) and RMB0.6 million in 2021 and 2020 respectively, primarily attributable to losses recorded in connection with investees in 2021 and 2020.

Net Loss

As a result of the foregoing, net loss increased by 325.8% to RMB2,162.8 million (US$339.4 million) in 2021 from RMB507.9 million in 2020.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Net Revenue

Net revenue decreased by 24.9% from RMB1,167.4 million in 2019 to RMB877.1 million in 2020.

Workspace Membership Revenue

Workspace membership net revenue decreased by 24.2% from RMB558.0 million in 2019 to RMB423.0 million in 2020, primarily due to Ucommune’s decreased occupancy rate from 79% as of December 31, 2019 to 77% as of December 31, 2020 and temporary closures of spaces, mainly caused by the effects of the COVID-19 outbreak.

The decrease in Ucommune’s workspace membership net revenue was partially offset by net revenue of RMB8.8 million generated under U Partner in 2020, compared to RMB0.6 in 2019. Workspace membership net revenue accounted for 47.8% and 48.2% of total net revenue in 2019 and 2020, respectively.

Marketing and Branding Services Revenue

Marketing and branding services net revenue decreased by 40.6% from RMB534.8 million in 2019 to RMB317.5 million in 2020, primarily due to the reduction in customers’ budgets for advertising and marketing services as a result of COVID-19. Marketing and branding services net revenue accounted for 45.8% and 36.2% of total net revenue in 2019 and 2020, respectively.

Other Services Revenue

Other services net revenue increased by 83.4% from RMB74.5 million in 2019 to RMB136.7 million in 2020, primarily due to increased net revenue from Ucommune’s interior design and construction services and SaaS services. Other services net revenue accounted for 6.4% and 15.6% of total net revenue in 2019 and 2020, respectively.

Cost of Revenue (excluding Impairment Loss)

Cost of revenue (excluding impairment loss) decreased by 29.3% from RMB1,369.4 in 2019 to RMB968.1 million in 2020.

Workspace Membership

Cost of revenue (excluding impairment loss) for workspace membership decreased by 31.6% from RMB814.0 million in 2019 to RMB557.1 million in 2020, primarily due to decreased operating costs related to leases, as well as the reduction in costs related to property services and staff. Cost of revenue (excluding impairment loss) for workspace membership accounted for 69.7% and 63.5% of total net revenue in 2019 and 2020, respectively.

Marketing and Branding Services

Cost of revenue (excluding impairment loss) for marketing and branding services decreased by 38.6% from RMB485.5 million in 2019 to RMB297.9 million in 2020, primarily attributable to decreased costs for advertising distribution and content design, which was in line with the decrease in the revenue from marketing and branding services. Cost of revenue (excluding impairment loss) for marketing and branding services accounted for 41.6% and 34.0% of total net revenue in 2019 and 2020, respectively.

Other Services

Cost of revenue (excluding impairment loss) for other services increased by 61.7% from RMB69.9 million in 2019 to RMB113.1 million in 2020, which was in line with increased revenue from Ucommune’s interior design and construction services and SaaS services. Cost of revenue (excluding impairment loss) for other services accounted for 6.0% and 12.9% of total net revenue in 2019 and 2020, respectively.

Impairment Loss on Long-lived Assets and Long-term Prepaid Expenses

Impairment loss on long-lived assets and long-term prepaid expenses was RMB36.5 million in 2020, compared to RMB52.0 million in 2019. The Parent evaluates the recoverability of long-lived assets and long-term prepaid expenses including right-of-use assets, leasehold improvements, property and equipment with finite lives and long-term prepaid expenses by comparing the carrying amount of the assets to the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition whenever any events or changes in circumstances occur, such as a significant adverse change to market conditions that will impact the future use of the assets. The impairment loss on long-lived assets and long-term prepaid expenses incurred was primarily due to some spaces and other assets, whose carrying value the Parent expected would not be recoverable, during Ucommune’s expansion in that period.

Pre-opening Expenses

Pre-opening expenses were nil in 2020, as compared to RMB15.1 million in 2019, primarily due to a gradual shift in Ucommune’s workspace strategy from a self-managed approach to an asset-light management approach, under which Ucommune did not incur any pre-opening expenses.

Sales and Marketing Expenses

Sales and marketing expenses decreased by 37.9% from RMB75.8 million in 2019 to RMB47.1 million in 2020, mainly due to decreased compensation for Ucommune’s sales and marketing personnel and the decrease in marketing and promotion expenses in response to the COVID-19 outbreak, partially offset by the increase in share-based compensation expenses. Sales and marketing expenses accounted for 6.5% and 5.4% of total net revenue in 2019 and 2020, respectively.

General and Administrative Expenses

General and administrative expenses increased by 76.3% from RMB181.6 million in 2019 to RMB320.2 million in 2020, mainly due to increased share-based compensation expenses, partially offset by the decreased professional consulting fees and staff costs, as Ucommune optimized its staff structure and reduced its general and administrative personnel to increase operational efficiency. General and administrative expenses accounted for 15.6% and 36.5% of total net revenue in 2019 and 2020, respectively.

Change in Fair Value of Liabilities to be Settled in Shares

Change in fair value of liabilities to be settled in shares was nil in 2020, compared to a loss of RMB179.5 million in 2019. Change in fair value of liabilities to be settled in 2019 reflected the increase in the fair value of equity interests during the period.

Loss from Operations

As a result of the foregoing, loss from operations was RMB494.7 million in 2020, as compared to RMB705.7 million in 2019.

Interest Expense, net

Interest expense, net was RMB12.9 million in 2020, compared to RMB10.4 million in 2019. The Parent generated interest income from Ucommune’s bank balances, short-term investments and loan receivables and incurred interest expense on Ucommune’s convertible bonds, bank loans and other borrowings. The increase in interest expense, net in 2020 was primarily due to a decrease in interest income because of the maturity of certain short-term investments Ucommune made in 2019.

Subsidy Income

Subsidy income was subsidies granted by local governments to support the development and operation of agile office spaces. Subsidy income was RMB13.9 million in 2020, as compared to RMB16.8 million in 2019.

Impairment Loss on Long-term Investments

Impairment loss on long-term investments was RMB10.1 million in 2020, as compared to RMB37.5 million in 2019. The decrease was primarily related to the impairment of Ucommune’s investment in an agile workspace services provider in 2019.

Loss on Disposal of Subsidiaries

Loss on disposal of subsidiaries was RMB39.7 million in 2020, primarily attributable to losses from the disposal of several subsidiaries in 2020. Loss on disposal of subsidiaries was nil in 2019.

Other Income/(Expense), Net

Other income, net, was RMB30.4 million in 2020, as compared to other expense, net of RMB63.5 million in 2019, primarily attributable to (i) penalties associated with land that Ucommune made idle in 2019, which did not occur in 2020, and (ii) expense reversals from terminated lease contract in advance as a result of voluntary office space closures as part of Ucommune’s business transformation.

Provision for Income Taxes

Provision for income taxes was RMB2.9 million in 2020 and RMB4.9 million in 2019, primarily related to income taxes incurred by certain companies Ucommune acquired in the second half of 2018.

Loss from Equity Method Investments

Loss from equity method investments was RMB0.6 million in 2020, and RMB1.5 million in 2019, primarily due to a decrease in losses recorded in connection with Ucommune’s investees in 2020.

Net Loss

As a result of the foregoing, net loss was RMB507.9 million in 2020 as compared to RMB806.7 million in 2019.

Non-GAAP Financial Measures

To supplement the combined and consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Parent uses the following non-GAAP financial measures for the combined and consolidated results: EBITDA (including EBITDA margin), adjusted EBITDA (including adjusted EBITDA margin) and adjusted net loss. The Parent believes that EBITDA, adjusted EBITDA and adjusted net loss help understand and evaluate Ucommune’s core operating performance.

EBITDA, adjusted EBITDA and adjusted net loss are presented to enhance investors’ overall understanding of Ucommune’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Investors are encouraged to review the reconciliation of the historical non-GAAP financial measures to their most directly comparable GAAP financial measures. As EBITDA, adjusted EBITDA and adjusted net loss have material limitations as analytical metrics and may not be calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

In light of the foregoing limitations, you should not consider EBITDA, adjusted EBITDA and adjusted net loss as substitutes for, or superior to, net loss prepared in accordance with U.S. GAAP. The Parent encourages investors and others to review its financial information in its entirety and not rely on any single financial measure. For more information on these non-GAAP financial measures, see the table below.

EBITDA represents net loss before interest expense, net, provision for income taxes, depreciation of property and equipment and amortization of intangible assets.

Adjusted EBITDA represents net loss before (i) interest expense, net, other expense/(income), net, provision for income taxes and loss on disposal of subsidiaries and (ii) certain non-cash expenses, consisting of share-based compensation expense, impairment loss on long-term investments, impairment loss on long-lived assets and long-term prepaid expenses, impairment loss on goodwill, depreciation of property and equipment, amortization of intangible assets, change in fair value of warrant liability and change in fair value of liabilities to be settled in shares, which the Parent does not believe are reflective of Ucommune’s core operating performance during the periods presented.

Adjusted net loss represents net loss before share-based compensation expense, impairment loss on long-lived assets and long-term prepaid expenses, impairment loss on long-term investment, impairment loss on goodwill, change in fair value of warrant liability, change in fair value of liabilities to be settled in shares and loss/(gain) on disposal of subsidiaries.

The following table sets forth a reconciliation of net loss to EBITDA and adjusted EBITDA for the periods indicated:

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Interest expense, net	10,402	12,863	3,262	512
Provision for income taxes	4,872	2,864	4,479	703
Depreciation of property and equipment	108,303	76,353	71,697	11,251
Amortization of intangible assets	10,803	11,202	10,154	1,593
EBITDA (non-GAAP)	(672,293)	(404,662)	(2,073,245)	(325,337)
Share-based compensation expense	—	202,333	249,317	39,123
Impairment loss on long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment loss on goodwill	—	—	1,504,525	236,093
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liability	—	—	(6,837)	(1,073)
Impairment loss on long-term investments	37,453	10,060	1,371	215
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Other expense/(income), net	63,480	(30,393)	19,260	3,022
Adjusted EBITDA (non-GAAP)	(339,855)	(146,454)	(176,146)	(27,642)

The table below sets forth a reconciliation of net loss to adjusted net loss for the periods indicated:

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Share-based compensation expense	—	202,333	249,317	39,123
Impairment loss on long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment loss on goodwill	—	—	1,504,525	236,093
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liability	—	—	(6,837)	(1,073)
Impairment loss on long-term investments	37,453	10,060	1,371	215
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Adjusted net loss (non-GAAP)	(537,715)	(219,343)	(284,998)	(44,723)

Liquidity and Capital Resources

Cash Flows and Working Capital

The Parent’s principal sources of liquidity have been cash from capital contributions by its shareholders and capital market financings, and short-term/long-term borrowings. As of December 31, 2019, 2020 and 2021, cash and cash equivalents were RMB175.8 million, RMB348.1 million and RMB165.8 million (US$26.0 million), respectively. Cash and cash equivalents consist primarily of cash at bank and on hand and are primarily denominated in Renminbi, U.S. dollars and Hong Kong dollars.

Historically, the Parent has not been profitable nor generated positive net cash flows. In 2019, 2020 and 2021, the Parent incurred losses from operations of RMB705.7 million, RMB494.7 million and RMB2,126.8 million (US$333.7 million), respectively and generated negative cash flows from operating activities of RMB223.4 million, RMB27.6 million and RMB199.1 million (US$31.2 million), respectively. In addition, as of December 31, 2021, the Parent had short-term borrowings of RMB47.8 million (US$7.5 million), current portion of long-term borrowings of RMB15.1 million (US$2.4 million), working capital deficit (defined as total current assets deducted by total current liabilities) of RMB454.0 million (US$71.2 million) and an accumulated deficit of RMB4,237.6 million (US$665.0 million). In addition, as of December 31, 2021, the Parent had unused credit line of RMB45.1 million (US$7.1 million).

Ucommune is seeking to expand its asset-light model, under which Ucommune can reduce upfront capital investments for opening new spaces. The Parent regularly monitors its current and expected liquidity requirements to help ensure that it maintains sufficient cash balances to meet Ucommune’s existing and reasonably likely long-term liquidity needs.

Ucommune has the intention and ability to extend or renew the bank borrowings, or to borrow new loans from commercial banks or other institutions or entities in the next 12 months after the issuance date of the combined and consolidated financial statements.

In December, 2021, one of the PRC subsidiaries negotiated a loan extension with Xiamen International Bank, Beijing Branch. As of March 31, 2022, RMB45.0 million was drawn down, bearing an interest rate of 6.8% per annum with a maturity date between June and July 2022.

In January 2022, the Parent closed a private placement for the offering of a US$3,000,000 principal amount 8% senior convertible debenture, a warrant to purchase 3,750,000 Class A ordinary shares of the Parent, at an exercise price of US$4.05 per Class A ordinary share (187,500 Class A ordinary shares at an exercise price of US$81.00 if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022), a warrant to purchase 18,750,000 Class A ordinary shares, at an exercise price of US$1.00 per 1.25 ordinary shares (937,500 Class A ordinary shares at an exercise price of US$20.00 per 1.25 ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022), and a warrant to purchase 18,750,000 Class A ordinary shares, at an exercise price of US$4.05 per ordinary share (937,500 Class A ordinary shares at an exercise price of US$81.00 if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022). The net proceeds to the Parent from the offering were approximately US$2.6 million.

The Parent has incurred recurring operating losses since its inception, including net losses of RMB806.7 million, RMB507.9 million and RMB2,162.8 million (US$339.4 million) for the years ended December 31, 2019, 2020 and 2021, respectively. The COVID-19 pandemic negatively impacted the Parent’s business operations in 2020 and 2021 and has continued to impact its financial position, results of operations and cash flows. These conditions raise substantial doubt about the Parent’s ability to continue as a going concern.

Historically, the Parent has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Parent’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan which includes continued business transition from an asset-heavy model to an asset-light model to improve profitability, continued exploration of new business opportunities that have synergies with its core business, collect long term receivables, control operating costs and optimize operational efficiency to improve its cash flow from operations. The Parent also plans to raise additional capital, including among others, obtaining debt financing, to support its future operations.

The Parent continues to explore opportunities to grow its business. However, the Parent has not yet achieved a business scale able to generate a sufficient level of revenues to achieve net profit and positive cash flows from operating activities, and the Parent expects that operating losses and negative cash flows from operations will continue for the foreseeable future. If the Parent is unable to grow Ucommune’s business to achieve economies of scale in the future, it will become even more difficult for the Parent to sustain a sufficient source of cash to cover its operating costs. There can be no assurance, however, that the Parent will be able to obtain additional financing on terms acceptable to Ucommune, in a timely manner, or at all. In the event that financing sources are not available, or that the Parent is unsuccessful in increasing its gross profit margin, collecting long term receivables and reducing operating losses, the Parent may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on its business, financial condition and results of operations and materially adversely affect its ability to continue as a going concern.

The Parent’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainties.

The Parent intends to finance future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities. The Parent may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions Ucommune may decide to pursue.

If the Parent’s existing cash is insufficient to meet Ucommune’s requirements, the Parent or its subsidiaries may seek to issue debt or equity securities or Ucommune may seek to obtain additional credit facilities. Financing may be unavailable in the amounts Ucommune needs or on terms acceptable to Ucommune, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict Ucommune’s operations and its ability to pay dividends to the Parent’s shareholders.

If the Parent and its subsidiaries are unable to obtain additional equity or debt financing as required, Ucommune’s business operations and prospects may suffer. See “Risk Factors — Risks Relating to Ucommune’s Business and Industry — The Parent requires significant capital to fund its operations and growth. If the Parent cannot obtain sufficient capital on acceptable terms, its business, financial condition and prospects may suffer.”

As a holding company with no material operations of its own, the Parent operates its businesses in the PRC through the PRC subsidiaries and the consolidated VIEs in China. Under PRC laws and regulations, the Parent may provide funding to the PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, the PRC subsidiaries may only provide Renminbi funding to the consolidated VIEs through entrusted loans. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay the Parent from using the proceeds of securities offerings, to make loans or additional capital contributions to the PRC subsidiaries, which could materially adversely affect the Parent’s liquidity and the Parent’s ability to fund and expand Ucommune’s business.” and “Use of Proceeds.”

The ability of the PRC subsidiaries to make dividends or other cash payments to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, is subject to restrictions under PRC laws and regulations. See “Risk Factors — Risks Relating to Doing Business in China — The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.” and “Risk Factors — Risks Relating to Doing Business in China — If the Parent is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable PRC tax consequences to Ucommune and the Parent’s non-PRC shareholders.”

The following table presents the selected combined and consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,
	2019	2020	2021
	RMB	RMB	RMB	US$
	(in thousands)
Net cash used in operating activities	(223,357)	(27,644)	(199,120)	(31,245)
Net cash provided by/(used in) investing activities	7,424	(39,258)	(59,083)	(9,272)
Net cash provided by financing activities	104,379	289,576	78,894	12,379
Effects of exchange rate changes	(51)	(18,185)	(4,986)	(783)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(111,605)	204,489	(184,295)	(28,921)
Cash, cash equivalents and restricted cash – beginning of the year	307,906	196,301	400,790	62,893
Cash, cash equivalents and restricted cash – end of the year	196,301	400,790	216,495	33,972

Operating Activities

Net cash used in operating activities in 2021 was RMB199.1 million (US$31.2 million). The difference between net loss of RMB2,162.8 million (US$339.4 million) and the net cash used by operating activities was mainly due to (i) share-based compensation of RMB249.3 million (US$39.1 million), (ii) amortization of right-of-use assets of RMB113.3 million (US$17.8 million) primarily associated with right-of-use of Ucommune’s spaces, (iii) depreciation of property and equipment of RMB71.7 million (US$11.3 million), and (iv) impairment loss on goodwill of RMB1,504.5 million (US$236.1 million), partially offset by a decrease in lease liabilities of RMB149.4 million (US$23.5 million).

Net cash used in operating activities in 2020 was RMB27.6 million. The difference between net loss of RMB507.9 million and the net cash used by operating activities was mainly due to (i) share-based compensation of RMB202.3 million, (ii) amortization of right-of-use assets of RMB159.7 million primarily associated with right-of-use of Ucommune’s spaces, and (iii) loss on disposal of property and equipment of RMB138.8 million, partially offset by a decrease in lease liabilities of RMB229.6 million. Ucommune has tightened requirements on rent collection to avoid incurring bad debt during the COVID-19 period. Ucommune has also implemented stricter budget control to lower unnecessary expenses and advances.

Net cash used in operating activities in 2019 was RMB223.4 million. The difference between net loss of RMB806.7 million and the net cash used in operating activities was mainly due to (i) amortization of Ucommune’s ROU assets of RMB289.0 million primarily associated with right-of-use of Ucommune’s spaces, (ii) change in fair value of liabilities to be settled in shares of RMB179.5 million reflecting the increase in Ucommune’s fair value in 2019, and (iii) depreciation of property and equipment of RMB108.3 million.

Investing Activities

Net cash used in investing activities in 2021 was RMB59.1 million (US$9.3 million), primarily attributable to (i) purchase of property, plant and equipment of RMB42.8 million (US$6.7 million), (ii) purchase of short-term investments of RMB365.9 million (US$57.4 million), (iii) payment for long-term investment of RMB15.1 million

(US$2.4 million), and (iv) investment of cash in trust account of RMB19.0 million (US$3.0 million), partially offset by (i) settlement of short-term investments of RMB345.3 million (US$54.2 million) and (ii) cash received from settlement of term deposit of RMB47.7 million (US$7.5 million).

Net cash used in investing activities in 2020 was RMB39.3 million, primarily attributable to (i) purchase of property, plant and equipment of RMB95.4 million, (ii) purchase of term deposits of RMB41.0 million, and (iii) purchase of short-term investments of RMB25.0 million, partially offset by (i) settlement of short-term investments of RMB57.0 million and (ii) cash received from disposal of subsidiary of RMB50.0 million.

Net cash provided by investing activities in 2019 was RMB7.4 million, primarily attributable to (i) settlement of short-term investments of RMB317.2 million, and (ii) loans collected from third parties of RMB190.0 million, partially offset by (i) purchase of short-term investments of RMB321.9 million, and (ii) purchase of property and equipment of RMB173.6 million.

Financing Activities

Net cash provided by financing activities in 2021 was RMB78.9 million (US$12.4 million), primarily attributable to proceeds of RMB111.6 million (US$17.5 million) from the financing in connection with the Parent’s underwritten public offering consummated in February 2021 and loans received from third parties of RMB51.0 million (US$8.0 million), partially offset by loan repayment to third parties of RMB75.0 million (US$11.8 million).

Net cash provided by financing activities in 2020 was RMB289.6 million, primarily attributable to (i) proceeds of RMB371.4 million from equity financings provided by PIPE investors, (ii) loans received from third parties of RMB97.0 million, and (iii) reverse recapitalization of RMB35.9 million, partially offset by loan repayment to third parties of RMB160.2 million and repayment of convertible bonds of RMB65.3 million.

Net cash provided by financing activities in 2019 was RMB104.4 million, primarily attributable to (i) loan received from third parties of RMB120.2 million, and (ii) cash received from issuing convertible bonds of RMB69.8 million, partially offset by loans repaid to third parties of RMB73.7 million.

Capital Expenditures

Capital expenditures are incurred primarily in connection with purchase of property and equipment and purchase of intangible assets. Capital expenditures were RMB173.6 million, RMB95.4 million and RMB42.8 million (US$6.7 million) for 2019, 2020 and 2021, respectively. The Parent has no significant outstanding commitments for capital expenditures as of December 31, 2021. See “— Contractual Obligations.” The Parent intends to fund its future capital expenditures with its existing cash balance and proceeds from securities offerings.

Contractual Obligations

The following table sets forth the contractual obligations and commitments as of December 31, 2021.

	Payments Due by Years Ending
	Total	Less than 1 year	1 – 3 years	3 – 5 year	More than 5 years
	(RMB in thousands)
Short-term borrowings(1)	47,774	47,774	—	—	—
Long-term borrowings(2)	15,783	15,137	646	—	—
Lease commitments(3)	786,757	285,200	212,251	168,160	121,146
Total contractual obligations	850,314	348,111	212,897	168,160	121,146

____________

Note:

(1)      Short-term borrowings represent borrowings from commercial banks with annual interest rate from 4.25% to 6.80%, and borrowings from others with annual interest rate from 12.24% to 15.00%.

(2)      Long-term borrowings primarily consist of loans from commercial bank with an annual interest rate from 5.00% to 7.92%.

(3)      Lease commitments relate to Ucommune’s obligation to pay under lease agreements.

Holding Company Structure

Ucommune International Ltd, the Parent, is the ultimate Cayman Islands holding company with no material operations of its own. The Parent operates its business through its subsidiaries and the consolidated VIEs. As a result, the Parent’s ability to pay dividends depends upon dividends paid by its subsidiaries. If its subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to the Parent.

In addition, the PRC subsidiaries are permitted to pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, only out of their retained earnings, if any, as determined in accordance with the Accounting Standards for Business Enterprise as promulgated by the Ministry of Finance of the PRC, or PRC GAAP. In accordance with PRC company laws, the consolidated VIEs in China must make appropriations from their after-tax profit to non-distributable reserve funds including (i) statutory surplus fund and (ii) discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the statutory surplus fund has reached 50% of the registered capital of the consolidated VIEs. Appropriation to discretionary surplus fund is made at the discretion of the consolidated VIEs.

Pursuant to the law applicable to China’s foreign investment enterprises, the Parent’s subsidiaries that are foreign investment enterprise in the PRC have to make appropriation from their after-tax profit, as determined under PRC GAAP, to reserve funds including (i) general reserve fund, (ii) enterprise expansion fund and (iii) staff bonus and welfare fund. The appropriation to the general reserve fund must be at least 10% of the after-tax profits calculated in accordance with PRC GAAP. Appropriation is not required if the reserve fund has reached 50% of the registered capital of the Parent’s subsidiary. Appropriation to the other two reserve funds is at the discretion of the Parent’s subsidiary.

Cash may be transferred within the group in the following manner when needed: (i) the Parent may transfer funds to its subsidiaries, including the PRC subsidiaries, by way of capital contributions or loans in accordance with the internal cash management policies described below and the “major operational decision management system” which is established by the risk control and compliance department of the Parent, discussed, considered and reviewed by the management team of the Parent, including its chief executive officer and chief financial officer, and approved by the chairman of the board of directors of the Parent; (ii) the Parent and its subsidiaries may provide loans to the VIEs and vice versa in accordance with the internal cash management policies; (iii) funds may be transferred from the VIEs to the WFOEs, as service fees for services contemplated by the VIE agreements namely, the Exclusive Business Cooperation Agreement relating to Ucommune Venture and Beijing U Bazaar and the Exclusive Technology Consulting and Service Agreement relating to Weixue Tianxia; (iv) the PRC subsidiaries, including the WFOEs, may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with their articles of association and in compliance with applicable PRC laws and regulations; and (v) the Parent’s non-PRC subsidiaries may make dividends or other distributions to the Parent in accordance with the articles of association or incorporation documents of the relevant non-PRC subsidiaries and in compliance with applicable local laws and regulations. Because the Parent is the primary beneficiary of the VIEs through contractual arrangements and the Parent and its subsidiaries do not have equity ownership in the VIEs, neither the Parent nor its subsidiaries are able to make direct capital contributions to the VIEs or their respective subsidiaries, and the VIEs are not able to make dividends or other distributions to the Parent. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries.”

Since January 1, 2018, cash has been transferred through the group in terms of loans; there have been no other transfers, dividends or distributions made to date between the Parent as the holding company, its subsidiaries and the consolidated VIEs, or to investors; and there have been no other cash flows and transfers of other assets by type that have occurred between the Parent as the holding company, its subsidiaries, and the consolidated VIEs. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries — Inter-group balances due from VIEs/Subsidiaries — Intercompany loan lent.” The WFOEs and the VIEs do not intend to distribute earnings or settle amounts owed under the VIE agreements.

As an offshore holding company, the Parent is permitted under PRC laws and regulations to provide funding from the proceeds of its offshore fund-raising activities to the PRC subsidiaries only through loans or capital contributions, and to the consolidated affiliated entity only through loans, in each case subject to the satisfaction of the applicable government registration and approval requirements. Before the Parent or its offshore entities provide loans to their onshore entities (i.e. the PRC subsidiaries and the VIE entities), the borrower must make filings about details of the loans with the SAFE or its local counterparts in accordance with relevant PRC laws and regulations. The PRC subsidiaries and the VIE entities that receive the loans are only allowed to use the loans for the purposes set forth in these laws and regulations. See “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay the Parent from using the proceeds of securities offerings, to make loans or additional capital contributions to the PRC subsidiaries, which could materially adversely affect the Parent’s liquidity and the Parent’s ability to fund and expand Ucommune’s business.” As a result, there is uncertainty with respect to the Parent’s ability to provide prompt financial support to the PRC subsidiaries and the consolidated VIEs when needed. In August 2020, Ucommune Venture entered into a loan agreement with Ucommune HK, under which Ucommune HK agreed to provide loans of up to a total of US$60 million to Ucommune Venture and Ucommune Venture could drawdown the loans in multiple tranches (up to an aggregate of US$60 million) within three years from the date of the first drawdown. Thereafter, both parties entered into two supplement agreements in January 2021 and March 2021. As of the date of this prospectus, Ucommune HK has provided a total of US$41 million in loans to Ucommune Venture, of which US$4 million have been repaid, under such loan agreements since the completion of the Business Combination in November 2020, using proceeds from the Parent’s previous PIPE financing and follow-on offerings. Such loans were included in intercompany loans, and disclosed as roll-forwards of the investment in subsidiaries and VIEs. See “Selected Combined and Consolidated Financial Data and Operating Data — Selected Condensed Combined and Consolidated Financial Statement Information of Parent, the VIEs, the WFOEs, the HK Subsidiaries and other Subsidiaries — Inter-group balances due from VIEs/Subsidiaries — Intercompany loan lent.”

The Parent, its subsidiaries and the VIEs are subject to restrictions on foreign exchange and their ability to transfer cash between entities, across borders, and to U.S. investors. Under PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. As a result, the PRC subsidiaries and the VIEs need to obtain SAFE approval to use cash generated from operations to pay off their respective debt in a currency other than Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi. See “Risk Factors — Risks Relating to Doing Business in China — Governmental control of currency conversion may limit the ability of the Parent, its subsidiaries and the VIEs to utilize net revenue effectively and their ability to transfer cash among the group, across borders, and to investors and affect the value of your investment.”

Ucommune has established stringent controls and procedures for cash flows within the group based on internal cash management policies established by the group finance department in Beijing, discussed, considered and reviewed by the relevant departments in the group and approved by the chairman of the board of directors of the Parent. Each transfer of cash among the Parent, its subsidiaries and the VIEs is subject to internal approval of each relevant company. To effect a cash transfer, a number of steps are needed, including but not limited to the issuance of payment receipt, logging into the online banking system and completing its verification process, inspection of the invoice, and payment execution. Only the finance department of each relevant company is authorized to make cash transfers. Within the finance department, the roles of payment approval, payment execution, record keeping, and auditing are segregated to minimize risk.

The PRC subsidiaries may pay dividends to their shareholders, which are the Parent’s subsidiaries incorporated in Hong Kong and indirectly wholly-owned by the Parent, out of their retained earnings in accordance with their articles of association and in compliance with applicable PRC laws and regulations. As of the date of this prospectus, none of the Parent’s subsidiaries had distributed any dividends or made any other distributions to the Parent or Ucommune Group Holdings. As of the same date, the Parent had not distributed any dividends or made any other distributions to U.S. investors. The PRC subsidiaries and the VIEs are subject to restrictions and limitations on their ability to distribute earnings from their businesses to the Parent and U.S. investors as well as their ability to settle amounts owed under the VIE agreements. The PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. PRC regulations permit a PRC subsidiary to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of the PRC subsidiaries and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. See “Risk Factors — Risks Relating to Doing Business in China — The Parent may rely on dividends and other distributions on equity paid by the PRC subsidiaries to fund any cash and financing requirements Ucommune may have, and any limitation on the ability of the PRC subsidiaries to make payments to the Parent could materially adversely affect Ucommune’s ability to conduct its business.”

Notwithstanding the foregoing, the PRC subsidiaries may use their own retained earnings (rather than Renminbi converted from foreign currency denominated capital) to provide financial support to their consolidated affiliated entity either through entrusted loans from the PRC subsidiaries to the consolidated VIEs or direct loans to such consolidated affiliated entity’s nominee shareholders, which would be contributed to the consolidated variable entity as capital injections. Such direct loans to the nominee shareholders would be eliminated in the combined and consolidated financial statements against the consolidated affiliated entity’s share capital.

Off-Balance Sheet Commitments and Arrangements

Ucommune has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. The Parent has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in the combined and consolidated financial statements. Furthermore, the Parent does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Parent does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to Ucommune or engages in leasing, hedging or product development services with Ucommune.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Currency Risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. Cash and cash equivalents denominated in RMB amounted to RMB171.9 million, RMB123.4 million and RMB131.6 million (US$20.7 million) as of December 31, 2019, 2020 and 2021, respectively.

Inflation Risk

Since Ucommune’s inception, inflation in China has not materially impacted the results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for 2019, 2020 and 2021 were increases of 2.9%, 2.5% and 0.9%, respectively. Although Ucommune has not been materially affected by inflation since Ucommune’s inception, Ucommune may be affected in the future by higher rates of inflation in China.

Internal Control Over Financial Reporting

Prior to the business combination, the Parent was a private company with limited accounting personnel and other resources with which to address its internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the internal investigation conducted by the Parent’s Board of Directors with the assistance from external legal advisors in 2020, the following material weaknesses were identified in March 2020, including

•        The lack of an Audit & Risk Committee and Chief Compliance officer to monitor all company policies, and ensure that the policies are implemented and followed;

•        A lack of financial compliance training related to the disclosure obligations by shareholders, directors and officers during a U.S. IPO to the Parent’s management personnel as well as other staff;

•        A failure to strictly implement the internal contract initiation and approval procedures to prohibit any unusual bypassing conduct of such procedures and improve employee’s awareness of such procedures by distributing relevant policies and delivering training;

•        A lack of proper contract approval procedures and policies, in which all related party transactions or above a certain amount must be reviewed;

•        A lack of internal file management procedures and lack of a more effective file records management system;

•        A lack of effective chop usage registration records with identifiable contract information, and lack of a parallel searchable chop usage registration records management system; and

•        A lack of compliance policies related to conflict of interest, related party transactions, ethics, and related matters.

The Parent has already made improvements in relating to above material weaknesses, including:

•        The establishment of Audit & Risk Committee and the appointment of an independent director as the Chair of Audit & Risk Committee, and the appointment of the Chief Risk Officer to monitor company’s policies since February 2020, who also report directly to Audit & Risk Committee;

•        The implementation of financial compliance related training and the plan to hold such training regularly in the future;

•        The release of the policies regarding to significant operation activities to all employees, and the improvement on OA system to ensure all internal contracts are proposed and approved properly;

•        The strengthen approval of contracts relating to related party transactions or contacts of a significant amount;

•        The establishment of an internal file management system;

•        The improvement of the chop management procedure and the implementation of an effective chop usage registration records; and

•        The establishment of new compliance policy related to conflicts of interest, related party transaction and ethics.

All those improvements have been effectively implemented before June 30, 2020 and all above material weaknesses are assessed to be remediated by June 30, 2020.

In connection with the audits of the combined and consolidated financial statements included in this prospectus, the Parent and its independent registered public accounting firm identified the following material weaknesses in internal control over financial reporting. The independent registered public accounting firm has not conducted an audit of the Parent’s internal control over financial reporting.

The material weaknesses that have been identified relate to:

•        A lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP, and

•        Insufficient accounting personnel with appropriate experience and knowledge to address complex accounting matters in accordance with U.S. GAAP.

Neither the Parent nor its independent registered public accounting firm undertook a comprehensive assessment of internal control under the Sarbanes-Oxley Act of 2002 for purposes of identifying and reporting any weakness in internal control over financial reporting. Once the Parent ceases to be an “emerging growth company” as such term is defined in the JOBS Act, the independent registered public accounting firm must attest to and report on the effectiveness of internal control over financial reporting. Had the Parent performed a formal assessment of internal control over financial reporting or had the independent registered public accounting firm performed an audit of internal control over financial reporting, additional control deficiencies may have been identified. The material weaknesses, if not timely remedied, may lead to significant misstatements in the combined and consolidated financial statements in the future.

To remedy the identified material weaknesses, the Parent has adopted and will adopt further measures to improve internal control over financial reporting, as follows.

•        The Parent has implemented, and plan to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work;

•        The Parent has recruited staff with knowledge of U.S. GAAP and SEC regulations in its finance and accounting department;

•        The Parent has also supplemented and enhanced internal training and development programs for financial reporting personnel; and

•        When entering into complex transactions, the Parent plans to utilize a third party consultant for accounting services as additional resources.

The Parent intends to remediate these material weaknesses in multiple phases and expect that it will incur certain costs for implementing the remediation measures. The implementation of the measure, however, may not fully address the material weaknesses identified in internal control over financial reporting, and the Parent cannot conclude that the material weaknesses have been fully remedied as of December 31, 2021. In addition, the Parent cannot assure you that the Parent will be able to continue implementing these measures in the future. See “Risk Factors — Risk Factors Relating to Ucommune’s Business and Industry — If the Parent fails to implement and maintain an effective system of internal controls to remediate its material weaknesses over financial reporting, the Parent may be unable to accurately report its results of operations, meet its reporting obligations or prevent fraud, and investor’s confidence and the market price of the ordinary shares may be materially adversely affected.”

As a company with less than US$1.07 billion in revenue for the Parent’s last fiscal year, the Parent qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 2 to the condensed and consolidated financial statements.

Change in Registered Independent Public Accounting Firm

In connection with a proposed initial public offering of Ucommune Group Holdings, Ucommune Group Holdings previously engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP, or Deloitte, to audit its combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018. The proposed initial public offering of Ucommune Group Holdings was subsequently put on hold, and Ucommune Group Holdings’ engagement with Deloitte was terminated effective on June 1, 2020. Ucommune Group Holdings withdrew its initial public offering documents on August 6, 2020.

In connection with the Business Combination, Ucommune Group Holdings engaged Marcum Bernstein & Pinchuk LLP, effective on June 2, 2020 as Ucommune Group Holdings’ independent registered public accounting firm to audit its combined and consolidated financial statements for the two fiscal years ended December 31, 2018 and 2019.

The change of Ucommune Group Holdings’ independent registered public accounting firm had been approved by the board of directors of Ucommune Group Holdings, or the Ucommune Group Holdings Board, and the decision was not made due to any disagreements between Ucommune Group Holdings and Deloitte.

The reports of Deloitte on Ucommune Group Holdings’ combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018 previously filed with the SEC did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 1, 2020, in connection with Deloitte’s audits on Ucommune Group Holdings’ combined and consolidated financial statements for the fiscal years ended December 31, 2017 and 2018, other than as disclosed hereinafter, there were no (i) disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in their report on the combined and consolidated financial statements for such years, or (ii) “reportable events” (hereinafter defined) requiring disclosure pursuant to Item 16F(a)(1)(v) of Form 20-F. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 16F of Form 20-F.

In January 2020, Deloitte informed the Ucommune Group Holdings Board that Deloitte became aware of certain contractual arrangements regarding shareholder transactions of Ucommune Group Holdings which were not previously provided to Deloitte, and raised concerns over the impact of these contracts on the subsequent event footnote to the combined and consolidated financial statements for the years ended December 31, 2017 and 2018, which omitted disclosures related to the contractual arrangements as well as Ucommune Group Holdings’ internal control over financial reporting.

In response to the issues raised by Deloitte, the Ucommune Group Holdings Board commenced an investigation of such issues with assistance from external legal advisors. On July 22, 2020, the Ucommune Group Holdings Board concluded this investigation and Ucommune Group Holdings had implemented relevant remedy measures including changes to the Ucommune Group Holdings Board composition and senior management team, strengthening internal control structure, and assessment of the impact of these contracts on the 2019 financial statements and related disclosures.

Ucommune Group Holdings provided a copy of this disclosure to Deloitte and requested that Deloitte furnish Ucommune Group Holdings with a letter addressed to the SEC stating whether it agrees with the above statements, and if not, stating the respects in which it does not agree. A copy of the letter from Deloitte, dated August 19, 2020, addressed to the SEC regarding the disclosure herein under the heading “Change in Registered Independent Public Accounting Firm” (which was previously disclosed in the Form F-4 of Ucommune International Ltd dated August 18, 2020) is filed as Exhibit 23.3 to this prospectus.

Prior to Marcum Bernstein & Pinchuk LLP’s engagement, neither Ucommune Group Holdings nor anyone on its behalf consulted Marcum Bernstein & Pinchuk LLP regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Ucommune Group Holdings’ financial statements, and neither a written report nor oral advice was provided to Ucommune Group Holdings by Marcum Bernstein & Pinchuk LLP that Marcum Bernstein & Pinchuk LLP concluded was an important factor considered by Ucommune Group Holdings in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of Form 20-F (and the related instructions thereto) or a reportable event as set forth in Item 16F(a)(1)(v)(A) through (D) of Form 20-F.

Industry Overview

Overview of China’s Agile Office Space Industry

An agile office space is an office space where different companies or individuals share the same work environment, creating a community in the office space. Generally, agile office space providers enter into long-term lease agreements with office landlords and design and/or build those offices as agile office spaces with modern and flexible layouts. They then lease the spaces and provide integrated office solutions to enterprises or freelancers.

In addition to office-related services, agile office space providers provide various services. These include individual services, such as catering, fitness, healthcare, training and entertainment, and general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services. These services aim to attract and retain members and generate additional revenue for agile office space providers, playing an increasingly important role in the agile office space value chain.

Market Size

According to Frost & Sullivan, the market size of China’s agile office space industry, consisting of rental revenue and service revenue, grew from RMB1.85 billion in 2014 to RMB25.83 billion in 2019 at a CAGR of 69.5%, and is expected to grow further to RMB100.03 billion in 2023 at a CAGR of 40.3%.

Market Size of Agile Office Space Industry in China, by Revenue, 2014 – 2023E

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Source: Frost & Sullivan

Penetration Rates

The agile office space industry is gradually gaining acceptance and becoming mainstream in tier-1 and new tier-1 cities in China, reflected by the increasing penetration rate, defined as the percentage of the area of agile office spaces relative to the total area of the commercial office buildings. According to Frost & Sullivan, China’s total area of commercial office buildings increased from 272.0 million m2 in 2014 to 396.6 million m2 in 2019, and is expected to reach 509.4 million m2 in 2023.

According to Frost & Sullivan, the penetration rate of agile office spaces in the relatively more mature commercial office market in tier-1 cities increased from 0.9% in 2014 to 7.4% in 2019, and is expected to reach 8.9% in 2023. The penetration rate of agile office spaces in new tier-1 cities increased from 0.9% in 2014 to 5.1% in 2019, and is expected to reach 6.2% in 2023.

As the agile office space business model becomes more widely accepted in China, the penetration rate is expected to gradually increase in lower tier cities. Growth in the agile office space rental market in China is expected to occur primarily in tier-1 cities, with future growth originating from new tier-1 cities and moderate growth in lower tier cities.

Penetration Rates of Agile Office Space in Tier-1 Cities and New Tier-1 Cities in China as a Percentage of Total Area of Commercial Office Buildings, 2014 – 2023E

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Source: Frost & Sullivan

Competitive Landscape

According to Frost & Sullivan, China’s agile office space industry has evolved rapidly in recent years and remains relatively dispersed. The top ten players accounted for 21.2% of total market share in terms of revenue for the year ended December 31, 2019. Ucommune is the largest player with a market share of 4.5% while each of the second to fifth players had market share ranging from 2.1% to 3.1%, according to Frost & Sullivan.

Industry consolidation has been taking place as the agile office space business model evolves and market leaders strengthen their positions. The industry is expected to shift from a purely physical space growth model driven by the increase in the number of spaces and workstations, to a space-and-service driven model with service revenue as the growth engine.

Key Drivers

According to Frost & Sullivan, the key drivers for China’s agile office space industry include:

Continuing Urbanization and Urban Transformation

China’s urbanization rate increased from 54.8% in 2014 to 60.6% in 2019, and is expected to reach 64.8% in 2023, according to Frost & Sullivan. Continuing urbanization results in increased labor supply in urban areas, leading to increased demand for renewed, innovative, cost-effective and environmentally sustainable buildings and other infrastructure.

Flexible Solutions Addressing Shortcomings of Traditional Workspaces

Traditional workspaces, generally offered under long-term leases with large upfront payments as lease deposits, are typically costly and inflexible. Enterprises generally have to spend time and money to refurbish or renovate the spaces prior to occupancy.

According to Frost & Sullivan, in today’s changing environment, enterprises seek flexible solutions that enable them to expand and/or adjust promptly and cost-effectively in response to business developments. Accordingly, traditional workspaces, the shortest tenancy of which normally ranges from three to four years according to Frost & Sullivan, are typically less appealing to enterprise tenants, while agile office spaces can satisfy the needs of large enterprises and SMEs.

According to Frost & Sullivan, the established extensive network of agile office spaces provides large enterprises with sufficient and variable number of spaces and workstations in accordance with their workforce growth and geographic expansion. This facilitates their penetration into new markets in China and overseas with time and cost efficiency.

SMEs generally are characterized as operating in small teams and value fast development and agility in response to the changing economic and industrial environment. As a result, SMEs naturally look for flexible office space solutions at cost-effective prices. Agile office spaces offer SMEs more cost-effective solutions by reducing costs for deposits and refurbishment.

For example, agile office spaces could result in up to 35% per employee savings compared to traditional offices in same or similar locations in tier-1 cities in China, according to Frost & Sullivan. By providing various options in terms of locations, sizes, lease terms and facilities, agile office spaces offer a seamless and fast on boarding process that fits SMEs’ needs in a fast-paced development lifecycle.

According to Frost & Sullivan, agile office space clients find that the community and the interactive nature of having many employees of different enterprises working in one agile office space can result in improved productivity. The environment also leads to demand for “one-stop” services, including, among others:

•        individual services such as catering, fitness, healthcare, training and entertainment,

•        general corporate services such as corporate secretary, human resources, legal, finance, IT support and tax services,

•        incubation services,

•        design and build services,

•        advertising, marketing and branding services, and

•        consultation and operation services for spaces under an asset-light model, which are expected to create synergies with traditional offline business.

Rise of the Sharing Economy and Demand from Generation Z

According to Frost & Sullivan, the sharing economy has become increasingly popular over the past few years in China, driven by urbanization and Generation Z’s desire for value, quality and variety in the work place. According to National Bureau of Statistics of China, the population of Generation Z was approximately 336.0 million in 2019, representing approximately 24.0% of the total population in China. The sharing economy reshapes the way of living and provides people with a new lifestyle, increasing market acceptance of agile office spaces, which can offer flexible office space solutions and various services.

According to Frost & Sullivan, Generation Z is becoming the main force of the working population in China and they value the quality of working places as they consistently seek improved lifestyle and living standards. Offices that attract Generation Z do not simply offer a space for work, but also provide quality facilities and aesthetic designs, a vibrant community with collaborative atmosphere and social interaction. Most agile office spaces can satisfy the needs of Generation Z, providing them with an extensive network to share knowledge and resources towards achieving their career goals.

Strong Growth in Number of SMEs under Favorable Government Policies

In recent years, China has been encouraging entrepreneurship and innovation, resulting in a surge of entrepreneurial activities across the country. Newly registered enterprises in China grew from 3.7 million in 2014 to 7.3 million in 2019, representing a CAGR of 14.6%, according to Frost & Sullivan. China has also promulgated policies to encourage agile office spaces to support and incubate SMEs.

In 2016, the State Council issued Guidance on Accelerating the Development of Working Spaces for Entrepreneurs to Serve the Transformation and Upgrading of the Real Economy, encouraging the implementation of incentives and subsidies for, as well as investment in, start-up incubators and agile office spaces. The Ministry of Science and Technology issued the National Strategy Planning on Start-up Incubators in 2017, planning to build a multi-type and multi-level start-up incubator services system by 2020. The number of SMEs is expected to increase under favorable policies, creating greater demand for agile office spaces.

Increased Demand for Smart Working

To improve efficiency and to save costs, enterprises tend to switch to agile office spaces to access smart office systems, integrated online platforms, and advanced and tailored technology support throughout their lifecycles. According to Frost & Sullivan, technological development will facilitate the growth of the agile office space industry, making it possible for people to work without location restrictions.

High Demand for Fully Equipped Workspaces

Enterprises have to spend time and resources in office decoration and facilities. Any delay caused by complex design and build process in office decoration may negatively affect the commencement of business and daily operation. According to Frost & Sullivan, enterprises, in particular, SMEs, often lack negotiation power or experience and therefore pay higher prices when purchasing things such as fixtures, equipment and furniture.

Accordingly, according to Frost & Sullivan, a fully equipped agile office space that includes facilities, furniture, high-speed internet and a staffed reception is appealing to enterprises, helping them to achieve time and cost efficiency. In addition, agile office space providers can achieve economies of scale when offering fully equipped workspaces, in line with government’s goals for environmentally sustainable development.

Demand for Professional Management of Small-sized Office Spaces

In China, a single commercial office building often contains numerous small-sized office spaces owned by different individual owners. In general, these individual owners lack capabilities and resources to operate these office spaces profitably, resulting in strong demand for professional management of such spaces. Agile office space providers are well-positioned to provide professional management services of small-sized office spaces as they have a large base of upstream SME members as potential users, as well as the expertise to manage workspaces of different sizes.

China’s Agile Office Space Rental Market

China’s agile office space rental market has experienced rapid growth since its emergence. China’s agile office space rental market in terms of revenue from agile office spaces, grew from RMB1.71 billion in 2014 to RMB20.53 billion in 2019 at a CAGR of 64.4%, and is expected to reach RMB51.99 billion in 2023 at a CAGR of 26.1%, according to Frost & Sullivan.

Rapid growth in the number of available workstations is expected to further drive the growth of the agile office space rental market. The number of China’s agile office workstations increased from approximately 0.1 million in 2014 to 1.7 million to 2019 at a CAGR of 76.2%, and is expected to reach 3.1 million in 2023 at a CAGR of 16.2%, according to Frost & Sullivan. In addition, China’s agile office space area increased from approximately 1.0 million m2 in 2014 to approximately 11.8 million m2 in 2019 at a CAGR of 63.8%, and is expected to reach 21.8 million m2 in 2023 at a CAGR of 16.6%, according to Frost & Sullivan.

China’s Agile Office Space Service Market

Agile office space providers, in addition to providing spaces and workstations, also offer services primarily including:

•        individual services, such as catering, fitness, healthcare, training and entertainment,

•        general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services,

•        incubation services helping start-ups grow, such as management training, marketing and equity financing,

•        design and build services,

•        advertising, marketing and branding services, and

•        consultation and operation services for spaces under an asset-light model.

As the agile office space member base expands and the community becomes more vibrant, agile office providers have opportunities to extend services to enterprises and individuals both in and beyond agile office spaces, such as community e-commerce. According to Frost & Sullivan, China’s agile office space service market grew from RMB0.14 billion in 2014 to RMB5.30 billion in 2019 at a CAGR of 106.8%, and is expected to reach RMB48.04 billion in 2023 at a CAGR of 73.5%, representing 48.0% of the expected total revenue of the agile office space market in 2023.

Services can help agile office space providers monetize the traffic in workspaces and achieve higher operating efficiency. As a result, agile office space services are expected to become the key growth driver for China’s agile office space industry in the future, according to Frost & Sullivan.

Asia Agile Office Space Industry

The market size of agile office space industry in Asia, consisting of rental revenue and service revenue, increased from US$0.40 billion in 2014 to US$5.09 billion in 2019 at a CAGR of 66.3%, according to Frost & Sullivan. China has been driving the growth in Asia’s agile office space industry, resulting in a growth rate higher than that of the U.S. market during the same period.

China, Japan, South Korea and Singapore, as well as other emerging markets such as Indonesia and Philippines, are expected to be the main markets driving the growth in agile office space industry in Asia. The market size is expected to reach US$21.90 billion in 2023 at a CAGR of 44.0% from 2019, according to Frost & Sullivan.

Market Size of Agile Office Space Industry in Asia, by Revenue, 2014 – 2023E

____________

Source: Frost & Sullivan

Business

What is Ucommune

Ucommune is China’s leading agile office space manager and provider with global ambitions. Ucommune operates the largest agile office space community in China in terms of number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan.

Ucommune’s mission is to cultivate a new working culture anchored in four foundations: “Sharing, Innovation, Responsibility and Success for all.”

Ucommune is dedicated to providing specialized, integrated services for managing agile office spaces in China. With strong management and chain operating capabilities, Ucommune distinguishes itself through seamless integration of physical spaces offline and member community online, empowering its members to fulfil their dreams.

The agile office space Ucommune envisages is based on a standardized, intelligent, humanized, digital and physical setting. It is an open platform complemented by enterprise services, with office space covering both online and offline members.

Overview

The urban transformation and the evolution in working culture in China have created strong demand for flexible and innovative working space, creating a unique and significant opportunity for the agile office space industry. Ucommune’s brand is the most recognized agile office space brand in China, according to Frost & Sullivan. Ucommune’s leading brand position, evidenced by brand awareness and member satisfaction according to a survey conducted by Frost & Sullivan, demonstrates its operating excellence and supports its future development.

Ucommune’s nationwide agile office space network covers economically vibrant regions, including all the tier-1 and new tier-1 cities in China. Ucommune’s unique and comprehensive network provides enterprise members with flexible and cost-efficient office space solutions, helping them to expand into new geographic locations quickly and enhance productivity. Ucommune is also actively involved in the urban transformation of older and under-utilized buildings, redefining the commercial real estate sector in China.

Ucommune believes the establishment of an Ucommune agile office space can attract more traffic to and improve the image of the surrounding neighborhood. Through its physical spaces, Ucommune also offers a comprehensive suite of corporate services to empower its members, which Ucommune refers to as U Plus services.

Ucommune’s expertise in the real estate and retail industries has enabled it to operate its agile office spaces with high efficiency. Since the launch of Ucommune’s first agile office space in September 2015, Ucommune has replicated its success across China and expanded its footprint overseas with its strong management and chain operating capabilities. Ucommune had 273 spaces across 65 cities as of December 31, 2021, which 220 spaces were in operation, providing approximately 62,580 workstations to its members, and 53 spaces were under construction or preparation for construction. The following map illustrates its agile office space network in Greater China as of December 31, 2021:

In addition, Ucommune provides spaces operated by Ucommune’s associates (which refer to spaces in which Ucommune has a minority interest investment but are operated by its associates and for which Ucommune does not consolidate the revenue from such spaces) to supplement Ucommune’s agile office space network. Ucommune refers members who need agile office space services in locations Ucommune does not operate directly to spaces operated by Ucommune’s associates and share its service experiences for such members with its associates. This network of spaces operated by Ucommune’s associates allows members to expand into new geographic locations by receiving a similar level of services provided by its agile office spaces. As of December 31, 2021, Ucommune had three spaces operated by Ucommune’s associates across three cities in Greater China and New York.

Ucommune has also been focusing on developing its asset-light model, under which Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build and launch new spaces. The asset-light model allows more landlords to benefit from Ucommune’s professional capabilities and strong brand recognition, which in turn enables Ucommune’s business to scale in a cost-efficient manner. As of December 31, 2021, Ucommune had 165 spaces under the asset-light model with managed area of approximately 622,815 m2, representing 72% of the aggregate managed area of approximately 865,150 m2 of all spaces. In 2021, Ucommune launched 40 new spaces under its asset-light model with managed area of approximately 271,355 m2, representing a 32% increase and a 77% increase in the number and managed area of new spaces under Ucommune’s asset-light model in 2020. In 2019, 2020 and 2021, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. Ucommune intends to focus on expanding its asset-light business as one of its major growth drivers.

The profitability of Ucommune’s agile office space services is partly driven by the maturity of its agile office spaces, or the length of time a space has been open to its members. Ucommune defines spaces that have been open for more than 24 months as mature spaces. Once a space reaches maturity, occupancy is generally stable, Ucommune initial investment in build-out and sales and marketing to drive member acquisition is complete and the space typically generates recurring revenue and cash flows. As of December 31, 2021, the overall occupancy rate for Ucommune’s 220 total spaces in operation and 92 mature spaces were approximately 70% and 76.4%, respectively.

While physical office spaces constitute Ucommune’s core offering, Ucommune has built a smart and integrated platform connecting offline and online services via technological innovation. Ucommune’s app U Bazaar, and data management system, Udata, together with its smart office system and IOT solutions, have created a seamless working experience for its members to go beyond physical spaces and provide them with convenient access to Ucommune’s U Plus services (described in more detail below), resulting in enhanced member loyalty and an expanded member base. As of December 31, 2021, Ucommune had approximately 1,176,970 members, including approximately 1,141,780 individuals and 35,180 enterprises, ranging from large enterprises to SMEs.

Agile office spaces provide unique access to a large urban population with high disposable income in an office setting, providing significant monetization opportunities. Ucommune individual members using workstations generally spend an average of eight hours in its spaces during a typical working day, building rapport with the Ucommune community and generating significant traffic and data. Powered by Ucommune’s technology capabilities, Ucommune offers various U Plus services meeting its members’ needs and preferences and build a vibrant Ucommune community serving a wider group of members beyond physical spaces.

Cooperating with over 700 business partners, Ucommune provides a comprehensive suite of U Plus services, including individual services, such as catering, fitness, healthcare, training and entertainment; general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services; incubation and corporate venturing services; design and build services; advertising and branding services; and related services to Ucommune’s community.

In July 2021, Besunyen Holdings Company Limited, or Besunyen, an investment company engaged in the manufacture and sale of therapeutic tea products, agreed to occupy 3,047.6 square meters at Ucommune’s landmark asset-light project in the Beijing Asia Finance Center for a total of 327 workstations from July 1, 2021 to December 31, 2023. In addition, Ucommune will also furnish its one-stop customized U Design services to Besunyen.

In October 2021, Ucommune started a five-year cooperation with Hexa Group, an Australian property developer, to jointly develop the “Hexa Space-Ucommune” co-working project located in Melbourne, Australia, adding another international market to its geographic footprint in addition to Hong Kong and Singapore.

Ucommune receives revenue from members by providing U Plus services and charging members fees based on services provided. Ucommune also generates revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services.

Ucommune also generates revenue by providing SAAS services, such as lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management services, to office buildings and industrial parks through Ucommune’s DOMES platform. The client base and revenue of Ucommune’s SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. Ucommune expects this trend to continue as Ucommune develops its SAAS business.

Total revenue decreased by 24.9% from RMB1,167.4 million in 2019 to RMB877.1 million in 2020 and increased by 20.6% from 2020 to RMB1,057.5 million (US$165.9 million) in 2021. Ucommune’s spaces in operation decreased from 174 as of December 31, 2019 to 163 as of December 31, 2020 and increased to 220 as of December 31, 2021. Ucommune’s member base increased from approximately 715,600 as of December 31, 2019 to approximately 1,044,700 as of December 31, 2020 and further to approximately 1,176,970 as of December 31, 2021. In 2020, the Parent’s financial condition and results of operation were materially and adversely affected by the impact of COVID-19 outbreak. Despite the adverse conditions, Ucommune has maintained its market leading position, as evidenced by the overall occupancy rate of 77% and 70% for all is spaces in operation as of December 31, 2020 and December 31, 2021, respectively.

The following chart illustrates Ucommune’s business model:

Strengths

China’s Leading Agile Office Space Brand Rooted in Deep Understanding of Local Market Dynamics

Ucommune is the most recognized agile office space brand in China, according to Frost & Sullivan, which reflects Ucommune’s leading position and operating excellence and supports its future development. Ucommune is the largest agile office space provider in China in terms of number of agile office spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. From the launch of its first agile office space in September 2015 to December 31, 2021, Ucommune has successfully built its agile office space network, consisting of 273 spaces (220 in operation and 53 under construction) across 65 cities. In addition, spaces operated by Ucommune’s associates supplement its agile office space network.

When members need agile office space services in locations that Ucommune does not operate, Ucommune refers them to the spaces operated by Ucommune’s associates and shares Ucommune’s service experiences for such members with Ucommune’s associates. This network of spaces operated by Ucommune’s associates allows members to expand into new geographic locations by receiving a similar level of services as provided by Ucommune’s agile office spaces. As of December 31, 2021, Ucommune had three spaces operated by Ucommune’s associates across three cities in Greater China and New York.

Centering on Ucommune’s brand, Ucommune has established a unique and extensive network of agile office spaces covering economically vibrant regions, including all the tier-1 and new tier-1 cities in China, and offers various office space solutions and services. As a result, Ucommune provides enterprise members with flexible and cost-efficient office space solutions, especially for their geographic expansion, helping them enhance productivity. As of December 31, 2021, Ucommune had approximately 35,180 enterprise members ranging from large enterprises to SMEs.

Ucommune’s leading position largely benefits from its deep understanding of local market dynamics. Ucommune’s management team has decades of experience in China’s commercial real estate industry, a deep understanding of China’s urban development, and extensive local knowledge. In light of China’s fast-paced development, both SMEs and large enterprises demand cost-effective and flexible office space solutions. Based on its unique and extensive network of agile office spaces and its Chinese cultural background, Ucommune has developed a deep understanding of the needs and preferences of enterprises in China.

Ucommune contributes its local knowledge and expertise to fulfill its corporate responsibilities. Ucommune’s well-recognized brand enables it to revitalize the properties that Ucommune occupies and improves the neighborhood where its spaces are located. By transforming under-utilized buildings across China to modern agile office spaces, Ucommune has built a vibrant community with a large number of members, benefitting surrounding office buildings, shopping malls and restaurants and improving consumers’ perception of the adjacent community.

Ucommune’s leading position and strong brand exemplify China’s highest agile office space industry SOP, attracting more real estate developers and owners to partner with Ucommune under its asset-light model. As Ucommune’s brand improves through its technology-driven platform, which integrates members, business partners, traffic and data, Ucommune can offer more services to meet the needs and preferences of Ucommune’s members and diversify monetization opportunities. Ucommune believes it is well-positioned to capture the growth of China’s agile office space industry and strengthen its leading position.

Superior Space Operating Efficiency and Chain Operating Capabilities

Ucommune’s capabilities in sourcing, design and build, and management are the foundation of its success in operating agile office spaces with high efficiency.

•        Sourcing.    Ucommune’s management team has decades of experience in commercial real estate and a deep understanding of urban development and local knowledge. Ucommune’s leading brand and strong value proposition to Ucommune’s community have resulted in strategic partnerships with more than ten leading commercial real estate developers and owners in China. Ucommune can access real estate opportunities that suit its sourcing and growth strategies and obtain long-term lease pipelines for properties on favorable terms. As of the date of the prospectus, Ucommune has entered into strategic cooperation agreements with a number of property providers in connection with the proposed development of agile office spaces with an aggregate area of approximately two million m2.

•        Design and Build.    With a team of over 50 experienced architects and designers, Ucommune has built strong in-house design and build capabilities to reduce build-out cost and time, maintain high quality and create innovative solutions tailored to the needs of its members. Ucommune’s design philosophy combines “Design, Skill and Technology” with providing one-stop spaces upgrade services. Ucommune’s integrated design and build capabilities significantly improve space opening efficiency. It typically takes Ucommune about three to five months to open a space under U Space category. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months. As of December 31, 2021, Ucommune’s team had involved in the design of over 127 projects across 33 cities for approximately 1,216,560 m2 area. Certain design plans of Ucommune’s spaces have been published in renowned architecture websites and received positive feedback. With Ucommune’s enhanced design and build capabilities, Ucommune plans to provide customers with prefabricated office design products.

•        Management.    With the efforts of Ucommune’s operating and community management team including, among others, more than 150 operating staff with hotel operating or other service industry experience, Ucommune has achieved higher occupancy rates than its peers. As of December 31, 2021, Ucommune’s overall occupancy rate was 70% for all spaces in operation. For mature spaces, Ucommune’s overall occupancy rate was 76.4% as of December 31, 2021.

Ucommune has replicated its success across China as a result of its strong chain operating capabilities, through its nationwide presence, proprietary operating system and product standardization. Ucommune has combined a centralized system for nationwide agile office space planning and product standardization and local expertise to manage the day-to-day operations in each agile office space.

Ucommune’s proprietary operation system, UDA, is a customized solution designed for its agile office space operations. It manages and monitors conference rooms and workstations in hundreds of agile office spaces simultaneously, improving its operating efficiency and enhancing its members’ experience. Ucommune has standardized its agile office spaces into three categories including Premium, Superior and Standard, accommodating different needs from its members.

Ucommune’s superior operating efficiency and chain operating capabilities lead to high scalability under its asset-light model. Landlords benefit from its management expertise through its full range of space operating services and customized office space solutions. As of December 31, 2021, Ucommune had 165 spaces under the asset-light model with managed area of approximately 622,815 m2, representing 72% of the aggregate managed area of approximately 865,150 m2 of all spaces. In 2019, 2020 and 2021, Ucommune generated operating profit from the subsidiary that operates agile office spaces under its asset-light model. The asset-light model can free up a large capital investments to build and launch new spaces, allowing it to expand its agile office space network at a faster pace, generate sustainable service revenue and achieve profitability more quickly.

Technology-driven Platform

Supported by Ucommune’s strong technology capabilities and a dedicated team, which has an extensive internet and technology industry background, Ucommune has built an integrated platform consisting of U Bazaar, Udata, smart office system and IOT solutions to serve its members offline and online and to create more monetization opportunities.

U Bazaar is connected to several smart office tools, enabling members to easily manage office logistics and operations, such as conference room and workstation booking, workstation log-in, smart device operation and calendar management. Through U Bazaar, Ucommune’s members also enjoy various services, ranging from individual services such as catering and healthcare to general corporate services such as corporate secretary and legal services.

Ucommune equips its spaces with smart office system and IOT solutions, promoting automated services including smart conference, cloud-based printing, facial recognition entrance and other cloud-based security control. Ucommune’s Udata applies data analytics and AI algorithms to analyze the large amount of data generated in Ucommune’s community. Udata provides Ucommune with a better understanding of its members’ needs and preferences, enabling Ucommune to offer customized and satisfactory services to them.

Ucommune’s technology-driven platform has not only improved work efficiency and experience of its members, improving member loyalty, but also improved its operational cost effectiveness. As of December 31, 2021, one operating staff operated on average approximately 4,400 m2 of Ucommune’s spaces in China. By integrating offline and online services on its platform, Ucommune has created strong connections among its members and between its members and its business partners, fostering a vibrant community around its brand with diversified monetization opportunities.

Dynamic Agile Office Ecosystem Empowering Enterprise Members

Ucommune’s dynamic agile office ecosystem provides a compelling value proposition to empower enterprise members. As its enterprise members understand its value, this increases member loyalty and drives its growth.

Ucommune offers enterprise members a full suite of office space solutions and U Plus services. Ucommune cooperates with business partners and investees to provide its enterprise members with high-quality services at favorable prices, including general corporate services, incubation and corporate venturing services, design and build services and advertising and branding services. Ucommune is also dedicated to creating business opportunities through dynamic interactions among its enterprise members and its business partners and investees. With the expansion of Ucommune community, Ucommune believes its compelling value proposition can benefit its enterprise members of all types and sizes.

Ucommune launched its SAAS services in 2018. In December 2019, the PRC subsidiary, Beijing Xiyu Information Technology Co., Ltd., or Xiyu Information, developed a SAAS management platform named DOMES for office buildings and industrial parks. The functions of Ucommune’s DOMES platform include lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management.

Through these SAAS services, Ucommune’s DOMES platform enables property developers and other participants along the real estate value chain to enhance the value of their properties. Ucommune’s DOMES clients include major real estate property companies in China, such as Beijing Jingying Menggu Changying Industrial Park and Shanghai Dashu Shared Office. The client base and revenue of Ucommune’s SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. Ucommune expects this trend to continue as it develops its SAAS business.

Ucommune maintains a healthy member mix of large enterprises and SMEs. Ucommune’s extensive agile office space network and customization capabilities fulfill the needs of large enterprises including Nokia, ByteDance, Nike (NYSE: NKE) and Liaoning Zhongwang, for flexible and cost-efficient office space solutions, providing it with steady revenue streams. Ucommune’s office space solutions and U Plus services serve SME members throughout their life cycles, helping them grow their businesses, expand into new geographic locations and reduce operating costs.

Ucommune’s dynamic agile office ecosystem has led to high member loyalty and attracted more enterprise members and business partners, which in turn makes it a more vibrant environment for Ucommune’s community.

Diversified Monetization Channels Enabled by Expansion of Member Base beyond Physical Spaces

Ucommune’s agile office spaces and technology-driven platform give it unique access to a large urban population with high disposable income in an office setting, providing it with significant monetization opportunities.

Ucommune’s individual members using workstations generally spend an average of eight hours in its spaces during a typical working day, building rapport with its Ucommune community and generating significant traffic and data. Ucommune is dedicated to meeting individual members’ needs. Ucommune cooperates with its business partners and investees to provide individual members with comprehensive services such as cafeterias, cafes, gyms, self-service supermarkets, vending machines, massage chairs, sleep pods, training and entertainment. Ucommune receives revenue from these services.

Ucommune also receives revenue from its business partners and investees through different arrangements, including (i) revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and (ii) fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services. These arrangements have diversified its monetization channels and expanded its membership beyond physical spaces.

Ucommune has experienced rapid growth in its member base. Ucommune’s individual members increased from approximately 688,900 as of December 31, 2019 to approximately 1,013,600 as of December 31, 2020 and further to approximately 1,141,780 as of December 31, 2021.

Powered by its technology capabilities, Ucommune can utilize the large amount of traffic in Ucommune community to explore new monetization initiatives. For example:

•        Ucommune promotes community e-commerce through cooperation with its business partners and investees. Ucommune launched U Product in August 2019, in which its members and their social contacts can participate in group purchases of high-quality products at favorable prices ordered on its platform and delivered to its spaces. Ucommune had processed an aggregate of approximately 40,646 U Product orders with GMV of RMB96.2 million since it launched in August 2019.

•        Ucommune provides precision marketing services through U Bazaar and its agile office spaces. Ucommune utilizes its technology to analyze the large amount of data on its platform, allowing it to help its advertisers understand consumers’ needs and preferences. Ucommune has integrated its smart advertising and branding platform with U Bazaar to facilitate its members’ purchase of services and show advertisements on the screens and digital displays in its spaces.

These initiatives enable Ucommune to provide more value to its members, business partners and investees and build a vibrant community serving wider groups of members beyond physical spaces.

Innovative Management

The founder of the Parent and Ucommune, Dr. Daqing Mao, has over 20 years of working experience in the commercial real estate industry. Before founding Ucommune, he served in various senior positions at China Vanke Co., Ltd. and CapitaLand China Holdings Pte Ltd for over 13 years, accumulating expertise and insights in operating and monetizing opportunities the commercial real estate industry.

Ucommune has a visionary and innovative management team with a unique combination of experience in commercial real estate and technology sectors. Ucommune’s management team has gained extensive industry background and experience with market leading players such as CapitaLand, Zaha Hadid Architects and Dentsu Aegis Network.

Strategies

Reinforce Leading Market Position by Exploring Growth under Ucommune’s Asset-Light Model and Pursuing Target Expansion

Ucommune intends to develop the agile office space business under its asset-light model as one of its major growth drivers. The Parent believes Ucommune’s leading position and strong brand and operating capabilities will attract more partners, including real estate developers, property owners and hotels, under its asset-light model. The growth in operations under the asset-light model can effectively reduce its capital investments to build and launch new spaces and achieve economies of scale by monetizing its operating capabilities, which the Parent believes will help Ucommune become the largest office property manager and operator in China.

Ucommune plans to reinforce its leading market position by pursuing target expansion by focusing on the following approaches:

•        Increase Ucommune’s managed area and the number of workstations by launching more spaces in cities with existing coverage and expanding to additional cities.

•        Explore the potential of property management and leasing of small-sized commercial properties under Ucommune’s U Studio category. Ucommune believes it can generate higher margins with these spaces, utilizing its capabilities and economies of scale. Ucommune plans to devote more resources to the expansion of its U Studio category to other tier-1 cities in China in the next few years.

•        Expand in its target overseas markets. Ucommune sees significant opportunities to grow in emerging overseas markets, such as Asia. Ucommune intends to help foreign companies enter the China market by utilizing its strong network in China and support China’s new economy companies to expand their overseas footprint and rapidly adapt to local markets.

Expand U Plus Services to Refine Ucommune’s Ecosystem

Ucommune plans to explore opportunities to monetize its operating capabilities. Ucommune’s capabilities in sourcing, design and build, and management enable it to provide entire package space services. Urban transformation in China has resulted in increased demand for renewed, innovative, cost-effective and environmentally sustainable buildings and other infrastructure. Ucommune may monetize its capabilities by capturing market opportunities, such as offering design and build services to its members and others beyond its Ucommune community, such as property developers and other office space providers.

Ucommune’s community also serves as a connection between members in upstream and downstream sectors. Ucommune plans to expand its offering of high-quality services to its members by developing U Bazaar as an enterprise and lifestyle platform. Using its technology, Ucommune can understand the demands and preferences of its members and are well-positioned to offer more services meeting their needs and monetize the large amount of traffic in its Ucommune community.

Cooperating with over 700 business partners, Ucommune plans to launch more services to enterprise members to facilitate their business development and continually upgrade and diversify service offerings to individual members. For example, Ucommune can provide precision marketing services on U Bazaar and in its physical spaces.

Ucommune also launched U Product, Ucommune’s community e-commerce initiative, in August 2019. Ucommune believes expanding U Plus services will enable it to enhance member loyalty, improve member experience and build a more vibrant community.

Invest in Technology to Enhance Operating Efficiency and Upgrade Smart Office System

Ucommune plans to invest in technology to enhance its operating efficiency and upgrade its smart office system by focusing on the following:

•        Strengthen Ucommune’s AI algorithm capabilities to enhance its operating management system, especially its data management system, Udata.

•        Develop its proprietary smart office technology. For example, Ucommune plans to promote the use of its proprietary IOT hub conference robot, Melobot, which can automatically record meeting videos, audios, scripts and mark up the speech of each participant.

•        Upgrade Ucommune’s smart office system. Ucommune cooperates with a multinational technology company and other partners in developing smart screens, which improves its individual members’ work efficiency and can also function as a new channel to distribute precision marketing services.

Selectively Pursue Acquisition and Investment Opportunities

Ucommune plans to evaluate investment opportunities, including acquiring local agile office brands with strong regional influence to expand its coverage, and companies that may support the integration of industrial chain resources for refining its one-stop space upgrade service. Ucommune may also make investments in private or public entities, enter into strategic alliances or issue securities through its parent company or subsidiaries.

In addition, Ucommune plans to explore corporate venturing. Ucommune expects the wide coverage of services provided by its investees to satisfy the evolving needs of its members. Meanwhile, Ucommune expects its investees’ businesses to grow with Ucommune.

Ucommune Community

Ucommune is China’s largest agile office space provider in terms of the number of spaces, aggregate managed area and number of cities covered in China as of December 31, 2019, according to Frost & Sullivan. Beyond physical spaces, Ucommune has built a technology-driven platform consisting of U Bazaar, a smart office system, IOT solutions and a data management system, Udata, to foster a vibrant Ucommune community by offering U Plus services to satisfy member needs.

Ucommune launched its first space in September 2015, and has since expanded its operations into 65 cities as of December 31, 2021. Ucommune operates its spaces under the following two models:

•        Self-operated Model.    Ucommune has three categories of spaces under its self-operated model.

•        U Space, under which Ucommune enters into leases with landlords for spaces with area generally over 200 m2 each, and designs and builds the spaces using its proprietary SOP.

•        U Studio, under which Ucommune leases scattered and small office spaces with area generally less than 200 m2 each from landlords, and designs and builds the spaces using its proprietary SOP.

•        U Design, under which Ucommune provides one-stop customized services from location selection to daily operations in accordance with the specifications of its members.

Fees received under its self-operated model, including for U Space, U Studio and U Design, pursuant to member service contracts are recognized as workspace membership revenue. Fees charged to members for ancillary services under its self-operated model, such as printing and copying, are recognized as other services revenue.

•        Asset-light Model.    Ucommune provides space design and build as well as management services to develop and manage agile office spaces for landlords who bear most of the capital investments to build out and launch new spaces. Ucommune has two categories under its asset-light model.

•        U Brand, under which Ucommune primarily charges landlords management fees for branding, consulting and operating services.

•        U Partner, under which Ucommune shares revenue with landlords.

Fees received under U Brand category are recognized as other services revenue. Fees received under U Partner category are recognized as workspace membership revenue.

With its large-scale agile office space network, Ucommune consistently seeks opportunities to provide U Plus services to improve the experience of its members and to build a vibrant Ucommune community serving wider groups of members beyond physical spaces.

To offer various U Plus services, Ucommune cooperates with third-party business partners and has strategically invested in enterprises engaging in a wide range of services.

Ucommune’s investees extend its offerings and their businesses grow with its expansion. Cooperating with over 700 business partners, Ucommune provides a comprehensive suite of U Plus services, including:

•        individual services, such as catering, fitness, healthcare, training and entertainment,

•        general corporate services, such as corporate secretary, human resources, legal, finance, IT support and tax services,

•        design and build services,

•        incubation and corporate venturing services,

•        advertising and branding services, and

•        related services to serve Ucommune’s community.

Ucommune plans to evaluate investment opportunities, including acquiring local agile office brands with strong regional influence to expand its coverage, and companies that may support the integration of industrial chain resources for refining its one-stop space upgrade service. Ucommune may also make investments in private or public entities, enter into strategic alliances or issue securities through the Parent or its subsidiaries.

In addition, Ucommune plans to explore corporate venturing. Ucommune expects the wide coverage of services provided by the Parent’s investees to satisfy the evolving needs of Ucommune’s members. Meanwhile, the Parent expects its investees’ businesses to grow with Ucommune.

The following chart illustrates Ucommune’s community:

Agile Office Space Services

Member Base for Agile Office Space Services

Ucommune provides agile office space services to enterprise and individual members on a regular or as-needed basis.

Enterprise Members

Ucommune’s unique and comprehensive network of agile office spaces covering economically vibrant regions, including all the tier-1 and new tier-1 cities in China, provides its enterprise members with flexible and cost-efficient office space solutions, particularly for their geographic expansion, helping them to rapidly achieve scale and enhance productivity. As of December 31, 2021, Ucommune had approximately 35,180 enterprise members ranging from large enterprises to SMEs.

Ucommune’s enterprise member base is diverse in terms of size, industry and geography with a healthy mix of large enterprise members and SME members.

The following chart illustrates the diversity of its enterprise members by industry as of December 31, 2021:

Large Enterprise Members

Large enterprise members are enterprise members with 100 or more employees. Compared to SME members, large enterprise members generally occupy more workstations and enter into leases with longer terms, which offer better visibility on Ucommune’s future revenue. Under long-term leases for dedicated spaces of more than 100 workstations, Ucommune usually conducts large-scale customization to suit member needs. As of December 31, 2021, Ucommune’s large enterprise members included Nokia, ByteDance, Nike (NYSE: NKE) and Liaoning Zhongwang.

SME Members

SME members are enterprise members with fewer than 100 employees. Ucommune’s SME members are a significant driver of the growth of its business. As Ucommune’s SME members grow, they typically rely on Ucommune to access more workstations and extensively utilize Ucommune’s suite of corporate services. For SME members that occupy more than 20 workstations, Ucommune can conduct moderate customization such as rearranging the furniture and opening the partitions between offices, to better satisfy member needs. In addition, SMEs often lack channels and negotiating power when they seek to purchase general corporate services. As Ucommune’s members, they enjoy discounted rates for general corporate services and employee benefits provided by its business partners in U Bazaar.

Ucommune takes pride in helping its SME members succeed. Ucommune often hosts events and activities in its spaces to assist SMEs members to resolve problems they encounter during different development stages of the SMEs. Ucommune invites successful investors to its spaces to meet with SME members and provide them with the opportunities to connect with these investors and to seek advice. Ucommune also utilizes its advertising, marketing and branding capabilities to promote SMEs members to help them attract users and improve brand awareness.

Individual Members

Ucommune’s individual members consist primarily of employees of its enterprise members and freelancers. As of December 31, 2021, Ucommune had approximately 1,141,800 individual members. According to a member survey conducted by Frost & Sullivan, more than 75% of its individual members using workstations have bachelor’s or master’s degrees and their annual incomes are higher than per capita disposable income in China in 2019.

They generally spend an average of eight hours in Ucommune’s spaces during a typical working day, providing Ucommune with opportunities to offer services to help their career advancement and improve the quality of their personal lives. As of December 31, 2021, approximately 44,580 of Ucommune’s individual members were using workstations.

Operating Models

As of December 31, 2021, Ucommune had 273 spaces across 65 cities of which 220 spaces were in operation, providing approximately 62,580 workstations to its members, and 53 spaces were under construction or preparation for construction. The following table sets forth some of Ucommune’s operating metrics as of the dates indicated:

	As of December 31, 2019	As of December 31, 2020	As of December 31, 2021
Number of cities	44	54	65
Number of Spaces	204	234	273
Number of spaces under self-operated model(1)	157	109	108
Number of spaces under asset-light model	47	125	165
Managed area (m2)(2)	643,100	647,700	865,150
Managed area under self-operated model(2)	471,900	296,200	242,335
Managed area under asset-light model(2)	171,200	351,500	622,815
Number of spaces in operation	174	163	220
Number of workstations of spaces in operation(2)(3)	73,300	57,500	62,580
Number of members(2)	715,600	1,044,700	1,176,970
Number of individual members(2)	688,900	1,013,600	1,141,780
Number of individual members using workstations(2)	58,100	44,050	44,580
Number of enterprise members(2)	26,700	31,100	35,180
Occupancy rate for all spaces in operation(2)	79%	77%	70%
Occupancy rate for mature spaces(2)	87%	81%	76.4%

____________

(1)      As spaces under U Studio category are small offices, Ucommune counts one or more small offices operated under U Studio category in one building as one space. As of December 31, 2019, December 31, 2020 and December 31, 2021, Ucommune cooperated with 147, 132 and 132 landlords counted by property ownership certificate, respectively, under U Studio category.

(2)      Approximate number subject to rounding adjustments.

(3)      As spaces under U Studio category are small offices, Ucommune leases the entire space to members instead of leasing all or some of the workstations therein. Therefore, the number of workstations under U Studio category is counted by dividing the managed area of the spaces in operation under U Studio category by the average area per workstation of 4.5 m2.

Based on different operating models and revenue sources, Ucommune categorizes its spaces into two models:

Self-operated Model

U Space

U Space is the core of Ucommune’s brand and community. Ucommune built its initial member base under U Space and built its brand awareness from here. Under this model, Ucommune enters into long-term leases with landlords. On average, the length of its leases under the U Space category is approximately nine years.

Ucommune designs and builds the space and then directly lease the space and workstations to its members. Ucommune bears the cost of leasing office buildings or floors from the landlords and expenses on design and build and operation of the spaces.

Ucommune generates revenue by directly leasing spaces to members and charging membership fees. Ucommune also generates revenue by leasing storefronts, restaurants and workstations to its business partners who occupy Ucommune’s spaces to provide services to Ucommune’s members. As of December 31, 2021, Ucommune had 55 spaces under the U Space category, including 53 spaces in operation with approximately 26,210 workstations available for members.

U Studio

Under the U Studio category, Ucommune leases small office spaces scattered in commercial office buildings, conducts moderate alterations and provides streamlined operating services to members. In China, different property owners typically own office spaces in the same office building, presenting challenges for owners of these small offices to manage their properties.

These office spaces are usually small, with an average area of under 200 m2 and are mostly owned by individual owners. These individual strata owners typically do not have professional management capabilities and resources to operate these office spaces on their own.

Ucommune can utilize its operating capabilities and economies of scale to generate higher margins and gross profit with these spaces. Ucommune bears the cost of leasing these office spaces from the landlords and expenses on design and build and operation of the spaces. Ucommune generates revenue by directly leasing spaces to its members and charging membership fees.

As of December 31, 2021, Ucommune had 29 spaces under U Studio category, all of which were spaces in operation located in Beijing with approximately 5,509 workstations available for members. U Studio spaces become appealing to members, in particular SMEs, as they provide more privacy compared to other types of agile office spaces. Ucommune plans to expand the U Studio category to other tier-1 cities.

U Design

For members who wish to bring the Ucommune experience to their own office spaces, Ucommune provides an option of customizing an office space according to the specifications of its members. Ucommune provides one-stop services to its members, from advisory services on location selection, design and build services, to delivery and operation services.

Ucommune provides the services under this model on an as-needed basis, and Ucommune generates revenue from services actually provided, such as operating fees, advisory fees and fees related to design and build of the spaces. As of December 31, 2021, Ucommune had six spaces under U Design category, all of which are spaces in operation with approximately 2,015 workstations available for members.

Asset-light Model

The asset-light model has two categories — U Brand and U Partner. Under both subcategories, Ucommune is responsible for operating the spaces and Ucommune can deliver its members the same quality services that Ucommune provides in U Space. As Ucommune expands rapidly into other cities and countries under the asset-light model, Ucommune can provide its members with spaces in more geographical locations.

As of December 31, 2021, Ucommune had 165 spaces under the asset-light model with managed area of approximately 622,815 m2, representing 72% of the aggregate managed area of approximately 865,150 m2 of all spaces. In 2021, Ucommune launched 40 new spaces under its asset-light model with managed area of approximately 271,355 m2, representing a 32% increase and a 77% increase in the number and managed area of new spaces under its asset-light model in 2020. In 2019, 2020 and 2021, the Parent generated operating profit from the subsidiary that operates agile office spaces under Ucommune’s asset-light model. Ucommune intends to focus on expanding its asset-light business as one of the major growth drivers.

U Brand

Under this model, landlords engage Ucommune to design and build spaces in accordance with its standards and landlords bear the associated costs. Alternatively, landlords can deliver Ucommune fully furnished spaces that meet its standards of design and functions. Under this model, Ucommune’s revenue consists of:

•        consultation fees relating to branding, design and build services,

•        management fees for operating services, and

•        under certain contracts, incentive fees based on the financial performance of the spaces.

Since U Brand does not require Ucommune to incur significant capital investments to build and launch new spaces, Ucommune believes it can scale rapidly under this model. As of December 31, 2021, Ucommune had 83 spaces under the U Brand category, including 55 spaces in operation with approximately 15,550 workstations available for members.

U Partner

Ucommune is making substantial effort in exploring a new operation category, U Partner, and launched its first space under U Partner category in July 2019. Under this model, Ucommune enters into partnerships with landlords, where the landlords offer the right to use spaces and Ucommune operates and manages the spaces under its brand. The landlords deliver Ucommune fully furnished spaces that meet its standards of design and functions. If the landlords engage Ucommune to design and build the spaces, Ucommune charges separate service fees for providing such services.

Ucommune generates revenue under a revenue sharing mechanism with landlords. As of December 31, 2021, Ucommune had 82 spaces under the U Partner category, including 61 spaces in operation with approximately 13,290 workstations available for members.

Space Offerings

Ucommune aims to provide one-stop office space solutions to members. Ucommune provides its members with offices and workstations to help ensure that they can find the most suitable office solutions from Ucommune’s spaces.

•        Standard workstations:    Standard workstations are dedicated workstations in shared offices.

•        On-demand workstations:    On-demand workstations are flexible workstations in open spaces. Members who do not need to use workstations every day can book on-demand workstations in its agile office spaces on as-needed basis.

•        Private offices and customized offices:    Private offices and customized offices are independent enclosed office spaces that are customized depending on the needs and scale of the members.

Ucommune’s spaces offering includes certain basic services and amenities free of charge, including high-speed internet access, reception services, package handling, security services, office furniture and stationary, lounge and common area and shared kitchen and pantry.

Ucommune’s spaces also feature various smart functions that aim to improve its members’ experience. Facial-recognition and smart monitoring systems are available in the majority of its spaces. As of December 31, 2021, cloud access control had been installed in approximately 90% of Ucommune’s spaces; and approximately 70% of Ucommune’s conference rooms were equipped with smart conferencing systems, featuring screen casting and video conferencing. Ucommune’s members can host video conferences across departments and geographical locations.

Ucommune’s spaces are equipped with air quality sensors, as well as temperature and humidity sensors that generate significant data into its data analytics platform to help with operational and space improvement. Ucommune’s smart operating systems, connected to power panels and lights in its spaces, can control lights, air conditioners and other devices automatically based on feedback from the sensors in its spaces.

Ucommune also provides its members with cloud-based printing services. Members can upload the documents to its smart office system, and print from printers of their choice in its spaces by logging into their user accounts and scanning QR codes to process payment for printing.

Smart Platform

Ucommune’s members can access its service offerings through U Bazaar in a quick and convenient way. U Bazaar is integrated with its smart office system, IOT devices and other technology capabilities to create a seamless working experience for its members in and beyond physical spaces. For more details of U Bazaar and Ucommune’s smart platform, see “— Technology.”

Ucommune’s members can also enjoy various enterprise-level and individual-level services provided by Ucommune and Ucommune’s business partners and investees through U Bazaar and Ucommune’s smart platform. For more details, see “— U Plus Services.”

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北京阳光100·优客工场
北京阳光100·优客工场
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北京市朝阳区光华路2号阳光100D座
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400-1188-891
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Development and Management of the Agile Office Spaces

Sourcing

Ucommune established its brand by opening Ucommune spaces in centrally located business districts in tier-1 cities. In selecting potential locations for its spaces, Ucommune focuses on demographics, population density, GDP growth and the surrounding neighborhood. Ucommune selects locations to cater to the needs and business goals of its target members. Ucommune plans to implement its sourcing strategy while Ucommune grows in tier-1 cities and expands into new tier-1 cities in China and overseas.

Ucommune has strong working relationships and a successful track-record cooperating with China’s leading commercial real estate developers and owners as well as local governments, as Ucommune can address their concerns and challenges in today’s changing environment. Real estate developers and owners seek to enter into long-term leases with customers to generate steady income, which makes agile office space a natural fit for their business models. Local governments hope to support new start-ups to attract young working professionals to cities and space providers, contributing to urban transformation.

Ucommune’s strong brand and operating capabilities and integrated community of large member base make Ucommune a valuable partner for these landlords. Ucommune’s spaces also bring more foot traffic to surrounding office buildings and shopping malls and improve the neighborhood where Ucommune’s spaces are located. The foregoing factors allow Ucommune to address landlord needs and enable Ucommune to secure long-term leases at prime locations at favorable rental rates, effectively lowering its real estate procurement costs. As of the date of the prospectus, Ucommune has entered into strategic cooperation agreements with six landlords in connection with the proposed development of agile office spaces with an aggregate area of approximately two million m2.

Design and Build

Ucommune’s design capabilities are the foundation of its unified and highly identifiable brand. Ucommune’s spaces feature innovative design with aesthetics, high efficiencies and broad functionalities.

The most significant feature of Ucommune’s design capability is the combination of standardization and modularization with artistic design. Ucommune’s proprietary SOP refines its design and build process to the finest details, allowing Ucommune to create and execute design plans in an orderly and efficient manner at lower costs. Ucommune’s SOP stipulates details such as the size of workstations, capacities of electricity, layout of air conditioners and area of common space. Ucommune’s ongoing effort in improving and modularizing its design and build is the key to its high scalability.

With a team of over 50 experienced architects and designers, Ucommune has built strong in-house design-and-build capabilities. Ucommune’s architects and designers were trained in the world’s top-tier architecture firms and are knowledgeable about China’s local markets. They have rich experience in designing agile office spaces and can deliver a three-dimension design in a short time with the use of advanced software and modelling technology.

As of December 31, 2021, Ucommune’s team had involved in the design of 127 projects across 33 cities for approximately 1,216,560 m2 area. Certain design plans of its spaces have been published in renowned architecture websites and received positive feedback. With its enhanced design and build capabilities, Ucommune plans to provide customers with prefabricated office design products.

Ucommune’s design and build capabilities enable Ucommune to reduce the time from taking possession of a new space to making the space ready for leasing to members. It typically takes Ucommune about three to five months to open a U Space. According to Frost & Sullivan, the industry average time from taking possession of a space to operation is approximately six months.

Ucommune also has long-term relationships with reputable third-party contractors able to deliver high-quality construction, build and project management. Ucommune gives its construction contractors detailed design and execution plans, and designate quality vendors for major materials and equipment and supervise the build process by conducting periodic and ad hoc inspections to help ensure the space under construction can meet its standards. As leading agile office space provider in China, Ucommune can obtain favorable terms from its contractors, such as extension of construction warranty from 12 months to 24 months for its projects in China.

Based on factors including redevelopment costs, location and standards of decoration and office facilities, Ucommune has developed three product lines based on different design standards — premium, superior and standard — which can satisfy the various needs and different budgets of its members.

Premium Product Line

Ucommune’s premium product line serves as flagship Ucommune spaces and are critical to its branding. As Ucommune’s top product line, it features premium facilities and decor. Ucommune usually designs the space with a customized theme and redevelops the entire space in accordance with the design. As of December 31, 2021, Ucommune had 15 spaces under its premium product line, all of which are spaces in operation with approximately 8,250 workstations available for members.

Superior Product Line

Ucommune develops the superior product line with high-end facilities and decor. As of December 31, 2021, Ucommune had 30 spaces under its superior product line, including 28 spaces in operation with approximately 12,120 workstations available for members.

Standard Product Line

Ucommune develops its standard product line by utilizing the original facilities and decor and conduct necessary modelling. Ucommune’s goal is to complete the redevelopment of the properties in a cost-efficient manner while ensuring the proper functioning of its working spaces. As of December 31, 2021, Ucommune had 228 spaces under its standard product line, including 177 spaces in operation with approximately 42,210 workstations available for members.

Management

Ucommune’s management team has a deep understanding of and rich experience in operating chain commercial real estate space, such as hotels and serviced apartments. Combined with its refined SOP on agile office space operations, Ucommune has significantly streamlined and simplified the operation of its spaces while maintaining its superior services that its members expect.

Led by its management team, Ucommune has an experienced operating and community management team including, among others, more than 150 operating staff with hotel operation or other service industry experience. Ucommune offers training to its operating staff on various aspects of space operation, including facilities and amenities maintenance, cleaning, security and other services. Ucommune also provides an operating guidance manual, which serves as a reference when the operating staff encounters problems in daily operations.

Operating Efficiency

Ucommune has achieved high efficiency as a result of its development and management capabilities. As of December 31, 2021, one operating staff operated on average approximately 4,400 m2 of Ucommune’s spaces in China. Ucommune’s overall occupancy rate as of December 31, 2021 was 70% for all spaces in operation.

Furthermore, the profitability profile of Ucommune’s agile office space services is partly driven by the maturity of its agile office spaces, or the period a space has been open to its members. Once a space reaches maturity, occupancy is generally stable, Ucommune’s initial investment in build-out and sales and marketing to acquire members is complete and the space typically generates recurring revenue and cash flow. As of December 31, 2021, the overall occupancy rate for its 273 total spaces in operation and 92 mature spaces were approximately 70% and 76.4%, respectively.

U Plus Services

In addition to agile office space services, Ucommune seeks to provide comprehensive services to empower its members, which is referred to as U Plus services, to improve the experience of Ucommune’s members and to build a vibrant Ucommune community serving wider group of members beyond physical spaces.

Ucommune is dedicated to providing services by itself or through its business partners and investees. Business partners are third-party service providers who, through Ucommune’s spaces or technology-driven platform, sell services to its members. Ucommune screens and selects reputable business partners through a rigorous screening process to help ensure that the quality of services they provide meet Ucommune’s standards. As of December 31, 2021, Ucommune had cooperated with over 700 business partners to provide U Plus services ranging from office services to lifestyle, from general corporate services to advertising and branding services, and from self-development to social networking.

Ucommune’s individual members using workstations generally spend an average of eight hours in its spaces during a typical working day, establishing rapport with Ucommune’s community and generating significant traffic and data. Ucommune has developed Udata, its data management system, which applies data analytics and AI algorithms to analyze and provide Ucommune with a better understanding of its members’ needs and preferences, enabling Ucommune to offer upgraded and satisfactory services to its members. For more details of Udata, see “— Technology — Udata.”

Utilizing its offering of U Plus services and technology capabilities, Ucommune has experienced rapid growth in its member base, increasing from approximately 715,600 as of December 31, 2019 to approximately 1,044,700 as of December 31, 2020 and further to approximately 1,176,970 as of December 31, 2021.

In addition to improving member experience, Ucommune has launched online and offline initiatives to increase its member loyalty. Ucommune hosts various events in its spaces, such as reading clubs, career development training and entrepreneur forums, to strengthen the connection among its members and between its members and its business partners and investees, fostering a vibrant community even outside working hours.

Furthermore, Ucommune has started to engage in community e-commerce, attracting members and their social contacts to participate in discounted sales of products. Through online orders and offline deliveries to its spaces, Ucommune brings value to its members and business partners while creating a vibrant and interactive Ucommune community. Ucommune has also launched a member loyalty program, under which its members receive reward points for engaging in various activities and can use reward points to purchase value-add services, book conference rooms and exchange points for membership gift packages.

Ucommune receives revenue from members by providing U Plus services and charging members fees based on services provided, such as design and build services and advertising and branding services. Ucommune also generates revenue from its business partners and investees through different arrangements, including:

•        revenue sharing arrangements under which Ucommune shares part of the revenue of its business partners as fees, and

•        fixed fee arrangements under which Ucommune charges its business partners and investees fixed fees for leasing its spaces to provide services.

Under a typical agreement for revenue sharing arrangements with its business partners:

•        business partners provide services in designated agile office spaces and are primarily responsible for operation and maintenance,

•        Ucommune provides utilities and ancillary services to support the services provided in the agile office spaces,

•        business partners share revenue with Ucommune in accordance with the pre-agreed proportion of their monthly/quarterly service income and may enjoy a one-month complimentary trial operating period, and

•        Ucommune’s cooperation with business partners has one to two year terms.

Under a typical agreement for fixed fee arrangements with Ucommune’s business partners:

•        business partners provide services in designated agile office spaces and are primarily responsible for operations and maintenance,

•        Ucommune provides utilities and ancillary services to support the services provided in the agile office spaces,

•        business partners pay fixed-fees per month/quarter/year for leasing Ucommune’s spaces and may enjoy a one-month complimentary trial operating period, and

•        Ucommune’s cooperation with business partners has one to two year terms.

Under Ucommune’s current arrangements, Ucommune provides a handful of its business partners with one-off complimentary trial operating periods ranging from one to three months in a few selected cases, at the beginning of its revenue sharing or fixed-fee arrangements, which do not materially increase its cost of revenue (excluding impairment loss). As Ucommune’s member base grows, Ucommune is exploring diversified monetization channels to serve Ucommune’s community.

Individual Services

By cooperating with over 700 business partners, Ucommune offers comprehensive individual services to improve the experience of its individual members and help them to achieve self-development. Such services include corporate secretarial, cafeteria, café, gyms, self-service supermarkets, vending machines, massage chairs, sleep pods, training and entertainment at agile office spaces.

Individual members access the offered services necessary for their work and lifestyles either within Ucommune’s spaces or through U Bazaar in a place where they spend their working hours. Ucommune also provides individual members with opportunities to interact with each other, supporting a cohesive culture among employees of enterprise members and fostering a vibrant community even outside working hours.

General Corporate Services

Start-up companies of smaller scale often lack negotiating power or experience when they seek to purchase services. As Ucommune’s members, they enjoy preferential rates for services from Ucommune’s business partners.

Because of Ucommune’s large member base and density of foot traffic in its spaces, Ucommune can select high-quality service providers and negotiate discounts on behalf of its members. Ucommune’s members not only save time on selecting and subscribing services, but also enjoy discounted rates to lower their costs and expenses, which increase member loyalty.

In addition, Ucommune has consolidated general corporate services on U Bazaar, enabling its enterprise members to access such services on one single platform. The general corporate services provided to enterprise members cover a wide range of services, including corporate secretarial, finance, legal, human resources, tax, trademark and intellectual property registration, software, healthcare and travel services, making Ucommune as an integrated general corporate service platform.

Incubation Services and Corporate Venture

Ucommune cooperates with its business partners to provide incubation services. Ucommune has many start-up members with high demand for financing and mentoring services, such as identifying and addressing market opportunities, and advising on government policies. Through hosting events in its spaces, Ucommune and its business partners invite entrepreneurs and mentors to share experiences on early stage projects with start-up founders, and make connections with business partners and potential investors.

From time to time, Ucommune also provides venture financing to companies that expand its service offerings and refine its ecosystem. Ucommune expects the wide coverage of services provided by its investees to enable Ucommune to keep satisfying the evolving needs of its members.

Design and Build Services

Ucommune’s in-house design and build capabilities are based on its agile office space services. Empowered by cutting edge technologies, Ucommune provides high quality, innovative and tailored design and build services to its members and others beyond the Ucommune community, such as property developers and other office space providers.

Advertising and Branding Services

In December 2018, Ucommune acquired a 51% equity interest in Shengguang Zhongshuo, a digital marketing services provider co-founded in June 2015 by Guangdong Advertising Group, one of the largest advertising companies in China. Since its inception, Shengguang Zhongshuo has helped companies formulate tailor-made digital marketing strategies in their respective industries, including the internet, automobile, finance, electronics and consumer goods. Shengguang Zhongshuo has won numerous awards and accolades, such as the Golden Award granted at the Kerui International Innovation Festival and the Golden Bi Te Award granted at the Mobile Intelligent Marketing Conference in 2018.

Through Shengguang Zhongshuo, Ucommune provides members with a wide range of tailor-made advertising and branding services based on their respective industries, business scale, competitive environments and phase of lifecycle. Ucommune has integrated its smart advertising and branding platform with U Bazaar to facilitate the purchase of advertising and branding services by Ucommune’s members in a convenient and efficient way.

Ucommune can help its members identify suitable advertising and branding tools and provide them with choices of distribution channels to implement their advertising and branding campaigns. Ucommune can generally negotiate favorable prices for prominent advertising and branding channels because of its scale of member base. In addition, Ucommune provides its members with advertising and branding services through the events hosted in its spaces, such as advertisement displays.

Ucommune utilizes its strong membership base to distinguish its marketing and branding services and attract customers. For example, many of Ucommune’s SMEs members have significant financing needs and are target customers for online financial service providers. Ucommune has attracted certain online financial service providers as the major customers of its advertising and branding services since 2019.

Related Services to Ucommune’s Community

The nature of Ucommune’s business — providing office space solutions — results in Ucommune’s individual members spending long hours in its physical spaces. Ucommune’s individual members using workstations generally spend an average of eight hours in its spaces during a typical working day, establishing rapport with Ucommune’s community and generating significant traffic and data.

Coupled with its business partners and investees and its technology capabilities, Ucommune has launched initiatives, such as community e-commerce and precision marketing, to build a vibrant community serving wider group of members beyond physical spaces.

Community E-commerce

Ucommune analyzes the preferences and behavior of its members and launched Ucommune’s community e-commerce initiative, U Product, in August 2019. Ucommune partners with emerging or established brands to conduct sales of high-quality products at favorable prices to its members and their social contacts by utilizing its physical spaces and online platform. Ucommune obtains favorable discounts from sellers because:

•        delivery of products occurs onsite within Ucommune’s spaces, which reduces delivery costs of the sellers,

•        orders are made on Ucommune’s online platform, which allows the sellers to pre-plan production to control costs and manage inventories, and

•        Ucommune’s community operating staff shares product information with members in Ucommune’s spaces and are rewarded when Ucommune’s members make purchases.

Ucommune does not charge members processing fees for the purchase of products through its U Product platform. As U Product is a relatively new service, as of the date of the prospectus, Ucommune did not charge partnered brands fees for their sale of products on its platform to promote community e-commerce and improvement in product offerings and user experience. In the future, Ucommune plans to charge partnered brands fees for selling products through its U Product platform.

As of December 31, 2021, Ucommune had processed an aggregate of approximately 40,646 U Product orders with a gross market value of RMB96.16 million since it launched U Product in August 2019. As of the date of the prospectus, most purchases are made through Ucommune’s WeChat mini program. The promotional interfaces of the U Product WeChat mini program aid the shopping experience on Ucommune’s platform, enabling dissemination of product information. Ucommune’s members can easily share the WeChat mini program for U Product with their families, friends and other social contacts who may also be interested in buying products through Ucommune’s platform.

Through the word-of-mouth referrals by Ucommune’s members on social networks, Ucommune’s platform has attracted a large and growing base of members. As Ucommune promotes community e-commerce in more spaces and offer broader selection of products, Ucommune can draw WeChat mini program users to U Bazaar by offering more products and better prices on U Bazaar, which Ucommune believes will significantly increase its member network and business partner base, helping Ucommune to keep member acquisition costs low.

Precision Marketing

Using traffic from Ucommune’s large member base and technology capabilities to analyze the large amount of data on its platform, making available screens and digital displays in its spaces and in-app push on U Bazaar, Ucommune helps advertisers, members and business partners understand consumers’ needs and preferences to deliver precision marketing online and offline. Ucommune’s precision marketing services also empower more merchants in surrounding areas by connecting them with its members.

SAAS Services

Ucommune launched its SAAS services in 2018. In December 2019, the PRC subsidiary, Xiyu Information, developed a SAAS management platform named DOMES (“DOMES”) for office buildings and industrial parks. The functions of Ucommune’s DOMES platform include lease contract management, CRM promotion management, IOT intelligent device management, and tenant and member operation management.

Through these SAAS services, Ucommune’s DOMES platform enables property developers and other participants along the real estate value chain to enhance the value of their properties. Ucommune’s DOMES clients include major real estate companies in China, such as Beijing Jingying Menggu Changying Industrial

Park and Shanghai Dashu Shared Office. The client base and revenue of Ucommune’s SAAS business grew significantly in the fourth quarter of 2020 as China recovered from COVID-19. Ucommune expects this trend to continue as Ucommune develops its SAAS business.

Technology

Technology is the core of Ucommune’s business, enabling Ucommune to operate its spaces with high efficiency and build an integrated platform to serve and empower its members online and offline. Ucommune’s research and development team, consisting of more than 47 staff with extensive internet- and technology-industry backgrounds, focuses on optimizing Ucommune’s systems based on business development, data analytics and member feedback. Ucommune plans to invest in technology to refine its data analytics and technologies capabilities to improve its operating efficiency and drive monetization opportunities.

Udata

Udata is Ucommune’s proprietary data management system for storing, cleaning and processing data. Ucommune systematically stores and organizes unstructured data in its data pool and then store the data on the data processing platform as structured datasets. Ucommune utilizes AI technology, including machine learning algorithms, and other data processing and statistics tools to automate modelling exercises to find meaningful correlations and intelligent patterns to generate actionable and effective insights from data.

Udata is one of the key drivers for expansion of its member base and enhancement of member loyalty. Udata is expected to manage more data generated in Ucommune community as Ucommune grows its business. It enhances Ucommune’s ability to provide more services meeting members’ demands and preferences. Udata also helps Ucommune explore diversified monetization opportunities, such as community e-commerce and precision marketing businesses.

U Bazaar

U Bazaar is Ucommune’s official app for members, consolidating various functions and services enabled by other operation systems. Through U Bazaar, members can manage access, including facial recognition access, to Ucommune’s spaces at their level of authorization and control the amenities in their dedicated space. Integrated with Ucommune’s smart conferencing system and Rocket Calendar, an emerging meeting and scheduling tool, U Bazaar provides Ucommune’s members with meeting scheduling, conference room booking, appointment reminders, and visitor management features.

U Bazaar is also a one-stop service platform, providing members with convenient access to comprehensive services provided by Ucommune and Ucommune’s business partners and investees. U Bazaar also functions as a social platform, creating connections among Ucommune’s members and between its members and its business partners, fostering a vibrant community around its brand.

UDA System

UDA is Ucommune’s proprietary agile office space operating system. Ucommune’s UDA system manages its assets, contracts, occupancy data, conference room data, member information and profiles and third-party resources. It is integrated with its customer relations management system, or CRM, and financial reporting system. Ucommune’s UDA system enables Ucommune to monitor its operations and occupancy on real-time basis and is highly scalable. It provides real-time insights into the performance of Ucommune’s business and provides support to Ucommune’s expansion under Ucommune’s asset-light model.

Smart Advertising and Branding System

Ucommune’s smart advertising and branding system manages the delivery of advertising content and support multi-channel and multi-media delivery. Ucommune’s smart advertising and branding system centralizes content delivery and display of the screens and digital displays in its spaces. Integrated with Ucommune’s proprietary demand-side platform powered by intelligent auction algorithm, Ucommune’s smart advertising and branding system enables real-time bidding for displaying online advertising.

Smart Office System

Ucommune’s smart office system consists of three major components: smart conferencing system, access control system and UcomOS office operating system.

Smart Conferencing System

Ucommune’s smart conferencing system, integrated with U Bazaar, manages the availability and booking of Ucommune’s conference rooms. Screen casting and video conferencing can be enabled through Ucommune’s smart conferencing system and allows members to have video conferences across departments, locations and cities without modifying their current network or having to pre-install software. As of December 31, 2021, approximately 70% conference rooms were equipped with smart conferencing systems.

Access Control System

Ucommune’s artificial intelligence-powered access control system enables centralized management of access to Ucommune’s spaces. Ucommune uses facial recognition technology to control access. Once members and visitors upload their pictures onto U Bazaar, Ucommune’s access control system allows members and visitors with proper authorization to enter Ucommune’s spaces.

Ucommune also uses QR codes and Bluetooth-enabled access control technology to allow members and visitors to enter Ucommune’s spaces by using their mobile devices. As of December 31, 2021, over 50 of Ucommune’s agile office spaces were equipped with facial recognition access control, and cloud-based security system cover almost all of Ucommune’s agile office spaces.

UcomOS

UcomOS is Ucommune’s proprietary cloud office operating system. UcomOS implements a system-level cloud architecture that allows members to enjoy simplified and convenient services, such as content searching and cloud-based printing, achieving a consistent office experience almost anywhere, anytime. UcomOS can be fully integrated with commonly used office systems and software to help ensure a smooth on boarding process for Ucommune’s members.

Hui Office

In June 2019, Ucommune launched Hui Office, an office space leasing platform designed to present available office spaces of various sizes, conditions and locations on one single platform. By consolidating information of various office spaces into one single platform, Ucommune can help office space providers and potential customers to reach each other in a reliable and efficient way. Under Ucommune’s standard contract with office space providers, Ucommune will charge them fixed fees for using the Hui Office brand, listing spaces on the Hui Office platform and using its operating system to operate Hui office spaces.

Privacy and Data Security

Ucommune has implemented internal rules and policy governing the use and sharing of personal and business data that Ucommune collects. Ucommune’s access to user data is on a strict “need-to-know” basis. Ucommune has also developed protocols, technologies and systems to implement such rules and policy. Data encryption and masking are implemented to help ensure data safety.

Ucommune’s members must acknowledge the terms and conditions of the user agreement before using its spaces or its app.

Intellectual Property

Ucommune develops and protects its intellectual property portfolio by registering its patents, trademarks, copyrights and domain names. Ucommune has also adopted a comprehensive set of internal rules for intellectual property management.

Ucommune has entered into standard employee agreements with its employees, including research and development employees, which state that the intellectual property created by them in connection with their employment with Ucommune is Ucommune’s intellectual property.

Ucommune develops proprietary SOP on agile office space operations. Ucommune also owns the copyrights of major systems that power its operations, including Udata, U Bazaar, UDA system, UcomOS and Hui Office. For Ucommune’s systems that are not proprietary, Ucommune enters into licensing arrangements on reasonable terms to help ensure Ucommune’s right of use.

As of December 31, 2021, Ucommune registered one patent, 1,026 trademarks, 69 copyrights and 31 domain names in the PRC, which include the domain name of Ucommune’s main operating website (www.ucommune.com). As of the same date, Ucommune registered three patents, 240 trademarks and four domain names outside of China.

Properties and Facilities

Ucommune leases the properties for its principal executive office, which is located on Floor 8, Tower D, No. 2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China with an aggregate area of approximately 860 m2.

Ucommune leases the properties for its agile office spaces. For more information on Ucommune’s spaces, see “— Agile Office Space Services.”

In addition to Ucommune’s leased agile office spaces and offices, as of December 31, 2021, Ucommune had self-owned properties in China with an aggregate area of approximately 249,000 m2. Ucommune primarily uses these properties for its agile office spaces.

Branding, Marketing and Sales

Ucommune has built a strong brand by providing superior experience and distinguished value proposition to its members and business partners. Ucommune’s highly recognizable brand allows it to expand through word-of-mouth. Active on social media, Ucommune regularly interacts with its members and business partners to promote Ucommune’s brand and the Ucommune spaces.

Ucommune’s dedicated sales and marketing team, supported by Ucommune’s integrated operation systems, conducts promotion of Ucommune’s agile office spaces. Ucommune occasionally engages real estate agents to conduct offline sales in targeted neighborhoods. Ucommune also cooperates with industrial zones, enterprises and organizations to conduct marketing and sales.

Ucommune uses data analytics and strategically place advertisements on third-party online information platforms such as 58.com and Ganji.com to attract potential members. Ucommune’s self-developed algorithm proactively searches for potential members on those third-party online information platforms and make recommendations based on the profiles of potential members.

Competition

Ucommune competes in an emerging and competitive industry for the following:

•        Locations:    The growth of Ucommune’s business depends on its ability to source suitable real estate for management under its self-operated model and asset-light model.

•        Members:    While the number of companies and individuals seeking agile office space solutions is growing, Ucommune competes to acquire new members and retaining existing members.

•        Business Partners:    Ucommune’s ability to continue to attract and retain quality business partners and to obtain favorable pricing for its members from such business partners depends on its ability to grow its member base and effectively match its members’ needs with the services provided by its business partners.

•        Technology:    Technology drives the growth and operating efficiencies of Ucommune’s business. Ucommune needs to develop better operating systems and more user-friendly apps to remain competitive.

•        Personnel:    Employees are Ucommune’s most valuable assets. Ucommune competes with its peer company to retain and recruit talented employees by providing competitive compensation and growth opportunities to its employees.

Ucommune believes that Ucommune is leading the competition in the agile office space industry on the basis of the above factors. However, some of Ucommune’s competitors may have more resources than it does, and may be able to devote greater resources than Ucommune can to expand their business and market shares. See “Risk Factors — Risks Relating to Ucommune’s Business and Industry — Ucommune faces vigorous competition. If Ucommune is not able to compete effectively with others, its business, financial condition and results of operations may be materially and adversely affected.”

Employees

Ucommune had a total of 766, 560 and 513 employees as of December 31, 2019, 2020 and 2021, respectively. As of December 31, 2021, approximately 71% of Ucommune’s employees held a bachelor’s degree or above. The following table gives a breakdown of Ucommune’s employees as of December 31, 2021 by function:

Function	Number
Operation and development	280
Technology and product development	152
Sales and marketing	15
Finance	33
General administrative and others	33
Total	513

As of December 31, 2021, 506 of Ucommune’s employees were based in Greater China. The remainder of Ucommune’s employees were based in Singapore.

Ucommune’s employees, who are on average below age 32, drive the rapid growth of Ucommune’s business. Ucommune devotes management and organizational focus and resources to help ensure that Ucommune’s culture and brand remain attractive to potential and existing employees. Ucommune has established comprehensive training programs that cover topics such as its corporate culture, employee rights and responsibilities, team-building, professional behavior and job performance.

Ucommune believes it offers its employees competitive compensation packages and a dynamic work environment that encourages initiative. As a result, Ucommune has generally been able to attract and retain qualified employees and maintain a stable core management team.

Under PRC regulations, Ucommune participates in various statutory employee benefit plans, including social insurance funds, such as a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund. PRC laws require Ucommune to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of its employees, up to a maximum amount specified by the local government from time to time.

In addition, Ucommune purchases additional commercial health insurance to increase insurance coverage of its employees. Bonuses are generally discretionary and based in part on employee performance and in part on the overall performance of its business. Ucommune adopted the 2019 Plan to grant share-based incentive awards to its employees to incentivize their contributions to Ucommune’s growth and development.

Ucommune enters into standard labor contracts with its employees. Ucommune also enters into standard confidentiality agreements with its senior management that contain non-compete restrictions. Ucommune believes that it maintains a good working relationship with its employees, and it has not experienced any major labor disputes.

Insurance

Consistent with industry practices, Ucommune maintains three types of insurance: public liability insurance, third party liability insurance and property all risks insurance. Ucommune considers its insurance coverage to be sufficient for its business operations in China.

Legal Proceedings

In December 2019, Beijing Huasheng Venture Real Estate Development Co., Ltd., or Beijing Huasheng, entered into a lease agreement with Ucommune Venture. Pursuant to the lease agreement, Ucommune Venture agreed to lease the property of Beijing Huasheng in Beijing for a term of 20 years from February 28, 2021, or the original lease. Disputes arose between two parties with respect to the performance of the lease agreement. In December 2021, Beijing Huasheng initiated an arbitration before Beijing Arbitration Commission, requesting Ucommune Venture to perform the original lease under the lease agreement and demanding Ucommune Venture to pay liquidated damages.

Except as described above, Ucommune is not a party to any material legal or administrative proceedings. Ucommune may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of its resources, including its management’s time and attention.

Regulation

Regulations Relating to Foreign Investment

Guidance Catalogue of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, which was promulgated and is amended from time to time by MOFCOM and NDRC. In June 2017, MOFCOM and NDRC promulgated a revision of the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which became effective in July 2017. Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth “permitted” category.

On December 27, 2021, MOFCOM and NDRC promulgated the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 Version), or the Negative List, effective on January 1, 2022. According to the Negative List, the proportion of foreign investment in a value-added telecommunications business (excluding e-commerce business, domestic multi-party communications, store-and-forward and call center) shall not exceed 50%.

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council in December 2001 and most recently amended in March 2022 and became effective on May 1, 2022, or the FITE Regulations, unless otherwise promulgated, the ultimate foreign equity ownership in VATS provider may not exceed 50%.

In June 2015, MIIT issued the Circular on Removing the Restrictions on Equity Ratio Held by Foreign Investors in Online Data Processing and Transaction Processing (Operating E-Commerce) Business to amend the relevant provisions in the FITE Regulations, allowing foreign investors to own more than 50% of equity interest in a VATS provider that “conducts e-commerce” business. However, other requirements provided by the FITE Regulations (such as the track record and experience requirement for a major foreign investor) still apply, and foreign investors are still prohibited from holding more than 50% of equity interest in a provider of other subcategories of VATS.

Foreign Investment Law (2019)

The National People’s Congress adopted the Foreign Investment Law of the PRC, or the Foreign Investment Law, on March 15, 2019, which came into effect on January 1, 2020 and replaced the existing laws governing foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law. The organization form, organization and activities of foreign-invested enterprises shall be governed, among others, by the Company Law of PRC and the Partnership Enterprise Law of PRC.

According to the Foreign Investment Law, foreign investments are entitled to pre-entry national treatment and are subject to a negative list management system. Pre-entry national treatment means that the treatment given to foreign investors and their investment at the stage of investment access is not lower than that of domestic investors and their investments. The negative list management system means that the state implements special administrative measures for access of foreign investment in specific fields.

Foreign investors shall not invest in prohibited fields stipulated in the negative list and shall meet the conditions stipulated in the negative list before investing in any restricted fields. Foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China shall be protected in accordance with the law, and national policies on supporting the development of enterprises shall equally apply to foreign-invested enterprises.

On December 26, 2019, the State Council promulgated the Implementation Rules to the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarify that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize foreign investment environment, and advances a higher-level opening of the Chinese market for foreign investors.

On December 30, 2019, MOFCOM and the SAMR, jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in China directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulations Relating to Leasing Properties

Pursuant to the Administration of Urban Real Estate Law of the PRC, which was promulgated by the SCNPC in July 1994 and most recently amended and came into effect in January 2020, a written lease contract shall be entered into between the lessor and the lessee for leasing a property. The contract shall include the terms and conditions such as the term, purpose and price of leasing and liability for maintenance and repair, as well as other rights and obligations of both parties. The contract shall be filed for registration and record with the real estate administration department.

The Administrative Measures for Commercial House Leasing were promulgated by Ministry of Housing and Urban-Rural Development in December 2010, and became effective in February 2011. These measures set out specific rules for commercial house leasing. Houses may not be leased in any of the following circumstances:

•        the house is an illegal structure;

•        the house fails to meet mandatory engineering construction standards with respect to safety and disaster preventions;

•        the house usage is changed in violation of applicable regulations; and

•        other circumstances prohibited by laws and regulations.

The lessor and the lessee shall register and file with the local property administration authority within thirty days after entering into the lease contract. Non-compliance with such registration and filing requirements shall be subject to fines from RMB1,000 to RMB10,000 provided that they fail to rectify within required time limits.

Regulations Relating to Fire Prevention

Fire Prevention Design Approval and Filing

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted in April 1998 and was most recently amended in April 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Emergency Management and its local counterparts at or above county level shall monitor and administer the fire prevention affairs. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to national fire prevention technical standards.

Pursuant to Notice of the Adjustments to the Functions, Structure and Staffing of the Ministry of Housing and Urban-Rural Development issued by the General Office of the CPC Central Committee and the General Office of the State Council on September 13, 2018, the review and examine function of fire protection designs for construction projects of the Ministry of Public Security was assigned to the Ministry of Housing and Urban-Rural Development.

According to the requirement of the Fire Prevention Law and Interim Provisions on the Administration of the Fire Protection Design Review and Final Inspection of Construction Projects, or the Interim Provisions, which became effective in June 2020, the housing and urban-rural development authorities of the local government at or above the county level (the “fire protection design review and final inspection authorities”) shall undertake fire protection design review, fire protection final inspection and recordation and random inspection of construction projects within their respective administrative regions. For construction projects that satisfy certain criteria (the “special construction projects”), the construction institutions shall apply for fire prevention design review and approval.

For construction projects other than the foregoing (the “other construction projects”), the construction institutions shall provide fire protection design drawings or technical information as needed for construction when applying for a construction permit or a construction commencement report. If fire protection design drawings or technical information as needed for construction fail to be submitted, the relevant authority shall neither issue a construction permit nor approve the construction commencement report. According to the Interim Provisions, and the Measures for the Administration of Construction Permits for Construction Projects, for a construction project with an investment amount less than RMB300,000 or a construction area less than 300 m2, the fire prevention design approval or the provision of fire protection design drawings or technical information is not required.

Fire prevention As-built Acceptance Check and Filing

According to the requirements of the Fire Prevention Law and the Interim Provisions, upon completion of a construction project to which a fire prevention design has been applied, such project must undergo an as-built acceptance check on fire prevention by, or filed with the fire protection design review and final inspection authorities. For special construction projects, the construction institutions shall, prior to use and operation of any business thereof, apply for a safety acceptance check on fire prevention.

For other construction projects, the construction institutions shall submit the filing for as-built inspection of the project. For a construction project whose investment is less than RMB300,000 or whose construction area is less than 300 m2 the fire prevention as-built acceptance check or filing is not required.

The construction institutions that (i) carry out a construction project of which the required fire prevention design is required to be approved but such design has not been approved or has failed the examination, or (ii) put into use a construction project which is required to undergo a fire prevention acceptance check but the project has not undergone such acceptance check or has failed the acceptance check, shall be ordered to suspend construction, usage, production or operations and be imposed a fine of RMB30,000 to RMB300,000 by competent government authorities. The construction institutions who fails to submit the filing for as-built inspect to the competent department of housing and urban-rural development, will be ordered to effect rectifications and be imposed a fine of not more than RMB5,000 by such department.

Fire Safety Inspection

The Fire Prevention Law requires that the construction institution or institutions using such venue apply to the fire prevention department of the public security authority of the local people’s government at or above the county level for a fire safety inspection before a public gathering place is put into use or opens for business. Public gathering places that have not undergone or have failed the fire safety inspection shall not be put into use or carry out business.

Regulations Relating to Value-Added Telecommunication Services

In September 2000, the State Council issued the Telecommunications Regulations of PRC, or the Telecom Regulations, which were amended in February 2016, as the primary governing law on telecommunication services. The Telecom Regulations set out the general framework for the provision of telecommunication services by PRC companies. Under the Telecom Regulations, telecommunications service providers must procure operating licenses prior to their commencement of operations. The Telecom Regulations draw a distinction between “basic telecommunications services” and VATSs.

A “Catalog of Telecommunications Business” was issued as an attachment to the Telecom Regulations to categorize telecommunications services as basic telecommunications services or VATS. In December 2015, MIIT released the Catalog of Telecommunication Business (2015 Version), or the 2015 Telecom Catalog, effective in March 2016 and most recently amended in June 2019. Under the 2015 Telecom Catalog, both the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business, continue to be categorized as VATSs. The information service business as defined under the 2015 Telecom Catalog includes information release and delivery services, information search and query services, information community platform services, information real-time interactive services, and information protection and processing services.

In March 2009, MIIT issued the Administrative Measures for Telecommunications Business Operating Permit, or the Telecom Permit Measures, which became effective in April 2009 and were most recently amended in July 2017. The Telecom Permit Measures confirm that there are two types of telecom operating licenses for operators in China: licenses for basic telecommunications services and licenses for VATS. The Telecom Permit Measures set forth the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

Under these regulations, a commercial operator of VATS must first obtain a VATS License from the MIIT or its provincial level counterparts. Otherwise, such operator might be subject to sanctions including corrective orders and warnings from the competent administration authority, fines and confiscation of illegal gains and, in the case of significant infringements, closure of websites.

In September 2000, the State Council promulgated the Administrative Measures on Internet Information Services, or the Internet Measures, which were most recently amended in January 2011. Under the Internet Measures, operators engage in commercial internet information services shall obtain a VATS License for internet information service, or the ICP License, from the relevant government authorities before engaging in any commercial internet information services operations within China.

In addition to the Telecommunications Regulations and other regulations above, the apps are specially regulated by the Regulations for the Administration of Mobile Internet Applications Information Services, or the APP Provisions, which were promulgated by the CAC in June 2016 and became effective in August 2016. Pursuant to the APP Provisions, the APP information service providers shall satisfy relevant qualifications required by laws and regulations, strictly carry out the information security management responsibilities and fulfill their obligations in various aspects relating to the real-name system, protection of users’ information and the examination and management of information content.

The consolidated affiliated entity, Beijing U Bazaar, which is also the Parent’s main on-line operating entity, has obtained a VATS License for the online data processing and transaction processing business (i.e., operating e-commerce business) and information service business (only for internet information services, except for information search and query services, information community platform services, information real-time interactive services, and information protection and processing services).

Regulations Relating to E-Commerce

In January 2014, the SAIC, the predecessor of SAMR, adopted the Administrative Measures for Online Trading, or the Online Trading Measures. The Online Trading Measures set forth requirements for anyone engaging in online trading and related services within China. Operators engaging in online commodity trading and related services shall undergo industrial and commercial registration in accordance with the law. When selling commodities or providing services to consumers, online commodity operators shall observe the Law on the Protection of Consumer Rights and Interests, the Product Quality Law and provisions of other laws, regulations and rules and shall not infringe on the consumers’ legitimate rights and interests.

In addition, when collecting or using information about consumers or operators in business activities, online commodity operators and related service operators shall follow the principles of legality, legitimacy and necessity, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected. When collecting or using information about consumers or operators, online commodity operators and related service operators shall disclose their collection and use rules and shall not collect or use information in violation of laws and regulations and the agreement between both parties.

Online commodity operators and related service operators and their staff must strictly keep confidential, and may not divulge, sell or illegally provide others with the data and information about personal information of consumers or trade secrets of operators they collected. Online commodity operators and related service operators shall take technical measures and other necessary measures to ensure information security and prevent information from being divulged or lost. When any information divulgence or loss occurs or may occur, remedial actions shall be taken immediately.

The SCNPC enacted the E-Commerce Law of the PRC or the E-Commerce Law in August 2018, which became effective in January 2019. The E-commerce Law proposes a series of requirements on e-commerce operators including individuals and entities carrying out business online, e-commerce platform operators and merchants on the platform. For example, the operators shall respect and equally protect consumers’ legitimate rights and provide options to consumers without targeting their personal characteristics, and also requires e-commerce operators to clearly point out to consumers their tie-in sales in which additional services or products are added by merchants to a purchase, and not to assume consumers’ consent to such tie in sales by default. The e-commerce platform operators must establish a credit evaluation system and publicize the credit evaluation rules, and to provide consumers with ways to evaluate products sold or services provided within the platform.

According to the E-Commerce Law, e-commerce platform operators who fail to take necessary actions when they know or should have known that the merchants within the platform infringe others’ intellectual property rights or the products or services provided by the merchants do not meet the requirements for personal and property security, or otherwise infringe upon consumers’ legitimate rights, will bear joint liability with such merchants. With respect to the products or services affecting consumers’ life and health, the e-commerce platform operators will be held jointly liable with the merchants if they fail to review the qualifications of merchants or fail to safeguard the interests of the consumers.

Regulations Relating to Advertising Business

The SAMR is the primary governmental authority regulating advertising activities in China. Regulations that apply to the advertising business primarily include the Advertisement Law of the PRC, or the Advertisement Law, promulgated by the SCNPC in October 1994 and most recently amended in April 2021, and the Administrative Regulations for Advertising, or the Advertising Regulations, promulgated by the State Council in October 1987 and which has been effective since December 1987.

According to the Advertisement Law and the Advertising Regulations, companies that engage in advertising activities must obtain, from the SAMR or its local branches, a business license, which specifically includes operating an advertising business in its business scope. Enterprises engaged in the advertising business with such advertising business in its business scope do not need to apply for an advertising operation license. The Advertising Law and the Advertising Regulations set certain content requirements for advertisements, including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest.

Advertisers, advertising agencies, and advertising distributors must ensure that the content of the advertisements they prepare or distribute is true and in complete compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Prior to distributing advertisements subject to government censorship and approval, advertising distributors are obligated to confirm that such censorship has been performed and approval has been obtained.

Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. Where serious violations occur, the SAMR or its local branches may suspend their advertisement publishing business or revoke such offenders’ business licenses.

In July 2016, SAIC issued the Interim Measures for the Administration of Internet Advertising, or the Interim Measures, to regulate internet advertising activities. The Interim Measures, which became effective in September 2016, defining internet advertising as any commercial advertising that directly or indirectly promotes goods or services through websites, webpages, internet applications and other internet media in the forms of words, picture, audio, video or others, including promotion through emails, texts, images, video with embedded links and paid-for search results.

According to the Interim Measures, an internet advertisement must be identifiable and clearly identified as an “advertisement” to the consumers. Paid search advertisements are required to be clearly distinguished from natural search results. In addition, the following internet advertising activities are prohibited:

•        providing or using any applications or hardware to intercept, filter, cover, fast forward or otherwise restrict any authorized advertisement of other persons;

•        using network pathways, network equipment or applications to disrupt the normal data transmission of advertisements, alter or block authorized advertisements of other persons or load advertisements without authorization; or

•        using fraudulent statistical data, transmission effect or matrices relating to online marketing performance to induce incorrect quotations, seek undue interests or harm the interests of others.

Internet advertisement publishers must verify relevant supporting documents and check the content of the advertisement and are prohibited from publishing any advertisement with unverified content or without all the necessary qualifications. Internet information service providers that are not involved in internet advertising business activities but simply provide information services must block any attempt to publish illegal advisements of which they are aware or should be reasonably be aware through their information services.

Regulations Relating to Internet Information Security and Privacy Protection

The MIIT issued the Several Provisions on Regulating the Market Order of Internet Information Services, or the Several Provisions, in December 2011, which became effective in March 2012. Pursuant to the Several Provisions, internet information service providers may not collect any users’ personal information or provide any such information to third parties without the consent of the user.

An internet information service provider must expressly inform the users of the method, content and purpose of the collection and processing of such users’ personal information and may only collect information necessary for the provision of its services. An internet information service provider is also required to properly maintain the users’ personal information, and in case of any leak or likely leak of the users’ personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, immediately report to the telecommunications authority.

The SCNPC has issued the Decision on Strengthening Internet Information Protection in December 2012. Pursuant to this decision, the State protects the electronic information that can identify the personal identity of citizens and that involves privacy of citizens. No organization or individual may obtain the personal electronic information of citizens by steal or other illegal means, nor sell or illegally provide certain information others. The Decision further set out the requirement for the internet service providers.

When collecting or using the personal electronic information of citizens in their business activities, the internet service providers shall follow the principle of lawfulness, properness and necessity, explicitly disclose their purposes, methods and scopes for collection and use of the information, and, upon consent of the information providers, may collect or use information without violation of the provisions of the laws and regulations and the agreement of both parties. Where the internet service providers collect and use the personal electronic information of citizens, they shall disclose the rules for such collection and use.

The network service providers as well as their personnel must keep in strict confidence of the personal electronic information of citizens collected in their business activities. They shall not divulge, distort or damage such information, or shall not sell or illegally provide certain information to others. Furthermore, the network service provider shall take technical measures and other necessary measures to ensure information security and prevent the disclosure, damage or loss of any personal electronic information of citizens collected in their business activities. In case of occurrence or possible occurrence of such disclosure, damage or loss of information, remedial measures shall be immediately taken.

Furthermore, MIIT’s Provisions on Protection of Personal Information of Telecommunications and Internet Users which was promulgated in July 2013 and became effective September 2013, contain detailed requirements on the use and collection of personal information as well as security measures required to be taken by telecommunications business operators and internet information service providers.

Pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 2015 which became effective November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders, shall be subject to criminal penalty for the result of:

•        any dissemination of illegal information in large scale;

•        any severe effect due to the leakage of the client’s information;

•        any serious loss of criminal evidence; or

•        other severe situation.

Any individual or entity that (a) sells or provides personal information to others in a way violating the applicable law, or (b) steals or illegally obtains any personal information, shall be subject to criminal penalty in severe situation. In addition, the Interpretations of the Supreme People’s Court and the Supreme People’s Procuratorate of the PRC on Several Issues Concerning the Application of Law in Handling Criminal Cases of Infringing Personal Information, issued in May 2017 and effective June 2017, clarified certain standards for the conviction and sentencing of the criminals in relation to personal information infringement.

The SCNPC promulgated the Cyber Security Law, which became effective in June 2017, to protect cyberspace security and order. Pursuant to the Cyber Security Law, any individual or organization using the network must comply with the Constitution and the applicable laws, follow the public order and respect social moralities, and must not endanger cyber security, or engage in activities by making use of the network that endanger the national security, honor and interests, or infringe on the fame, privacy, intellectual property and other legitimate rights and interests of others.

The Cyber Security Law sets forth various security protection obligations for network operators, which are defined as “owners and administrators of networks and network service providers”, including, among others, complying with a series of requirements of tiered cyber protection systems, verifying users’ real identity, localizing the personal information and important data gathered and produced by key information infrastructure operators during operations within the China and providing assistance and support to government authorities where necessary for protecting national security and investigating crimes.

Regulations Relating to Intellectual Property in the PRC

Trademark

Pursuant to the Trademark Law of the PRC, or the Trademark Law, which was most recently amended in November 2019, the right to exclusive use of a registered trademark shall be limited to trademarks which have been approved for registration and to goods for which the use of such trademark has been approved. The period of validity of a registered trademark shall be ten years, counted from the day the registration is approved.

According to the Trademark Law, using a trademark that is identical to or similar to a registered trademark in connection with the same or similar goods without the authorization of the owner of the registered trademark constitutes an infringement of the exclusive right to use a registered trademark. The infringer shall, in accordance with the regulations, undertake to cease the infringement, take remedial action and pay damages.

Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, as most recently amended in June 2021, a patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications.

A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, or else the use will constitute an infringement of the rights of the patent holder.

Copyright

Pursuant to the Copyright Law of the PRC, or the Copyright Law, as most recently amended in June 2021, copyrights include personal rights such as the right of publication and that of attribution as well as property rights such as the right of production and that of distribution. Reproducing, distributing, performing, projecting, broadcasting or compiling a work or communicating the same to the public via an information network without permission from the owner of the copyright therein, unless otherwise provided in the Copyright Law, shall constitute infringements of copyrights.

The infringer shall, according to the circumstances of the case, undertake to cease the infringement, take remedial action, offer an apology and pay damages. Pursuant to the Computer Software Copyright Protection Regulations promulgated in December 2001 and amended in January 2013, the software copyright owner may undergo registration formalities with a software registration authority recognized by the State Council’s copyright administrative department. The software copyright owner may authorize others to exercise that copyright, and is entitled to receive remuneration.

Domain Name

Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT in August 2017 and became effective in November 2017. The MIIT is the major regulatory authority of the domain names. The registration of domain names in China is on a “first-apply-first-registration” basis. A domain name applicant will become the domain name holder upon completion of the application procedure.

Regulations Relating to Tax in the PRC

Income Tax

The Enterprise Income Tax Law of the PRC, or the Enterprise Income Tax Law, was promulgated in March 2007 and was most recently amended in December 2018. The Enterprise Income Tax Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects.

Under the Enterprise Income Tax Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the Enterprise Income Tax Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance, or MOF, and SAT, jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or Circular 59. In December 2009, SAT issued the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or Circular 698. Both Circular 59 and Circular 698 became effective retroactively as of January 2008.

In February 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or SAT Circular 24, which became effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7, to supersede existing provisions in relation to the indirect transfer as set forth in Circular 698, while the other provisions of Circular 698 remain in force. SAT Circular 7 introduces a new tax regime that is significantly different from that under Circular 698.

SAT Circular 7 extends its tax jurisdiction to capture not only indirect transfers as set forth under Circular 698 but also transactions involving transfer of immovable property in China and assets held under the establishment and placement in China of a foreign company through the offshore transfer of a foreign intermediate holding company. SAT Circular 7 also addresses transfer of the equity interest in a foreign intermediate holding company broadly.

In addition, SAT Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and introduces safe harbor scenarios applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which was amended in June 2018.

SAT Circular 37 superseded the Non-resident Enterprises Measures and SAT Circular 698 as a whole and partially amended some provisions in SAT Circular 24 and SAT Circular 7. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-added Tax

Pursuant to the Provisional Regulations on Value-added Tax of the PRC which was promulgated in December 1993 and most recently amended in November 2017 and its implementation rules, all entities or individuals in the PRC engaging in the sale of goods, the provision of processing services, repairs and replacement services, and the importation of goods are required to pay value-added tax. A value-added tax rate at 6%, 11% or 17% applies to the PRC enterprises unless otherwise exempted or reduced according to the value-added tax Regulations and other relevant regulations.

Pursuant to the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax in Lieu of Business Tax which was promulgated in March 2016 and most recently amended on in December 2017, upon approval of the State Council, the pilot program of the collection of value-added tax in lieu of business tax shall be promoted nationwide in a comprehensive manner as of May 1, 2016. All taxpayers of business tax engaged in the building industry, the real estate industry, the financial industry and the life service industry shall be included in the scope of the pilot program with regard to payment of value-added tax instead of business tax.

Pursuant to the Circular of the Ministry of Finance and the State Administration of Taxation on Adjusting Value-added Tax Rates which was promulgated on April 4, 2018 and became effective on May 1, 2018, by MOF and SAT, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable tax rates of 17% and 11% shall be adjusted to 16% and 10%. Furthermore, pursuant to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform promulgated by MOF, SAT and the General Administration of Customs of PRC on March 20, 2019 and became effective on April 1, 2019, the currently applicable value-added tax rate of 16% shall be adjusted to 13%, and the value-added tax rate of 10% shall be adjusted to 9%.

Regulations Relating to Labor Protection in the PRC

Labor Law and Labor Contract Law

According to the Labor Law of the PRC, or the Labor Law, which was promulgated by the SCNPC in July 1994, became effective in January 1995, and was most recently amended in December 2018, an employer shall develop and improve its rules and regulations to safeguard the rights of its employees, and shall develop and improve its labor safety and health system, stringently implement national protocols and standards on labor safety and health, conduct labor safety and health education for workers, guard against labor accidents and reduce occupational hazards.

The Labor Contract Law of the PRC, or the Labor Contract Law, which was promulgated by the SCNPC in June 2007, became effective in January 2008, and was most recently amended in December 2012, and the Implementation Regulations on Labor Contract Law, promulgated and effective in September 2008, regulate both employer and the employee and contain specific provisions involving the terms of the labor contract. Pursuant to the Labor Contract Law, employers shall establish employment relationships with employees on the date that they start employing employees.

To establish employment, a written employment contract shall be concluded, or employers will be liable for the illegal actions. Furthermore, enterprises and institutions are prohibited from forcing the laborers to work beyond the time limit and the employers shall pay laborers overtime working compensation in accordance with national regulations. In addition, the labor wages shall not be lower than local standards on minimum wages and shall be paid to the laborers timely.

Regulations on Social Insurance and Housing Provident Fund

According to the Social Insurance Law of the PRC effective as of July 1, 2011, and as amended on December 29, 2018, the Regulations on Occupational Injury Insurance effective as of January 1, 2004 and as amended on December 20, 2010, the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective as of January 1, 1995, the Interim Regulations concerning the Levy of Social Insurance effective as of January 22, 1999 and most recently amended on March 24, 2019, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance.

An enterprise must provide social insurance by processing social insurance registration with local social insurance agencies, and shall pay or withhold relevant social insurance premiums for or on behalf of employees. If an employer does not pay the full amount of social insurance premiums as required by law, the social insurance premium collection institution shall order the employer to make the payment or make up the difference within the stipulated period and impose a daily surcharge equivalent to 0.05% of the overdue payment from the date on which the payment is overdue. If such overdue payment is not made within the stipulated period, the relevant administration government department shall impose a fine from one to three times the amount of overdue payment.

According to the Regulations on the Administration of Housing Provident Fund, which was promulgated in and became effective in April 1999, and was most recently amended in March 2019, the employer shall timely pay up and deposit housing provident fund contributions in full amount and late or insufficient payments shall be prohibited. The employer shall process housing provident fund payment and deposit registrations with the housing provident fund administration center.

With respect to companies who violate the above regulations and fail to process housing provident fund payment and deposit registrations or open housing provident fund accounts for their employees, such companies shall be ordered by the housing provident fund administration center to complete such procedures within a designated period. Those who fail to process their registrations within the designated period shall be subject to a fine ranging from RMB10,000 to RMB50,000.

When companies violate these regulations and fail to pay up housing provident fund contributions in full amount as due, the housing provident fund administration center shall order such companies to pay up within a designated period, and may further apply to the People’s Court for mandatory enforcement against those who still fail to comply after the expiration of such period.

Regulations Relating to Foreign Exchange

General Administration of Foreign Exchange

According to the Regulations on Foreign Exchange Administration of the PRC (Revised in 2008) which were promulgated by the State Council on January 29, 1996, came into effect on April 1, 1996, and were last revised on August 5, 2008, RMB is convertible into other currencies for the purpose of current account items, such as trade related receipts and payments, payment of interests and dividends. Current account foreign exchange income may, in accordance with relevant provisions of the PRC, be retained or sold to any financial institution engaged in foreign exchange settlement and sales business. The conversion of RMB into other currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from SAFE or its local branches.

Payments for transactions that take place within the PRC must be made in RMB. Unless otherwise approved, PRC companies may repatriate foreign currency payments received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks under the current account items subject to a cap set by SAFE or its local branches. Pursuant to the Notice of the SAFE on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, or the SAFE Circular No. 59 which was promulgated on November 19, 2012, became effective on December 17, 2012 and was revised on May 4, 2015 and October 10, 2018, the approval is not required for the opening of an account entry in foreign exchange accounts under direct investment or for domestic transfer of the foreign exchange under direct investment.

SAFE Circular No. 59 also simplifies the capital verification and confirmation formalities for foreign invested enterprises, the foreign capital and foreign exchange registration formalities required for the foreign investors to acquire the equity interests and foreign exchange registration formalities required for the foreign investors to acquire the equity interests of Chinese party, and further improves the administration on exchange settlement of foreign exchange capital of foreign invested enterprises.

In light of The Circular of the SAFE on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment, or the SAFE Circular No. 13, promulgated on February 13, 2015 and effective on June 1, 2015, to improve the efficiency on foreign exchange management, the SAFE has cancelled the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment. In addition, SAFE Circular No. 13 simplifies the procedure of registration of foreign exchange and investors shall register with banks to have the registration of foreign exchange under the condition of direct domestic investment and direct overseas investment.

The Circular of the SAFE on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or the SAFE Circular No. 19, which was promulgated on March 30, 2015 and became effective as of June 1, 2015, adopts the approach of discretional foreign exchange settlement. The discretionary settlement of the foreign exchange capital of foreign-invested enterprises refers to that the settlement of foreign exchange capital in the capital accounts of foreign-funded enterprises that have been subject to the confirmation of cash capital contribution at foreign exchange authorities (or the entry registration of cash contribution at banks) may be handled at banks based on the enterprises’ actual requirements for business operation.

The proportion of discretional settlement of foreign exchange capital of foreign-funded enterprises is temporarily determined as 100%. SAFE may, based on the international balance of payments, adjust the aforesaid proportion at appropriate times.

The Notice of the SAFE on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular 16, was promulgated and became effective on June 9, 2016. According to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency into RMB on discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital, foreign debts and repatriated funds raised through overseas listing) on a discretionary basis, which applies to all enterprises registered in China.

SAFE Circular 16 reiterates the principle that RMB converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or expenditure prohibited by laws and regulations of PRC and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within China unless otherwise specifically provided. In addition, the converted RMB may not be used to make loans for unrelated enterprises unless it is within the business scope nor to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

Regulations in Relation to Offshore Investment

Pursuant to the Circular on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the Circular No. 37, which was promulgated by SAFE and became effective on July 4, 2014, a domestic resident shall, before contributing the domestic and overseas lawful assets or interests to a special purpose vehicle, apply to the foreign exchange office for foreign exchange registration of overseas investments.

In addition, in the event of any change of basic information of the overseas special purpose vehicle such as the individual shareholder, name or operation term, or if there is a capital increase, decrease, equity transfer or swap, merge, spin-off or other amendment of the material items, the domestic resident shall complete the modification of foreign exchange registration procedures for offshore investment. Upon the completion of the overseas financing, the special purpose vehicle shall comply with the related provisions on Chinese foreign investment and foreign debt administration if the capital financed is repatriated for use within the territory of China. Failure to comply with the registration procedures as set out in SAFE Circular 37 may result in penalties.

The SAFE Circular No. 13 has further revised Circular No. 37 by requiring domestic residents to register with qualified banks rather than SAFE or its local counterparts in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations Relating to Dividend Distributions

The principal regulations governing distribution of dividends of wholly foreign-owned enterprises, include the PRC Company Law, the Foreign Investment Law and the Implementing Regulations of the Foreign Investment Law. Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with the PRC accounting standards and regulations. In addition, FIEs in the PRC are required to allocate at least 10% of their accumulated profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Regulations Relating to Stock Incentive Plans

Pursuant to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, or Circular 7, issued by SAFE in February 2012, employees, directors, supervisors and other senior management participating in any stock incentive plan of an overseas publicly listed company who are PRC citizens or who are non-PRC citizens residing in China for a continuous period of not less than one year, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company and complete certain other procedures.

In addition, SAT has issued certain circulars concerning employee share options or restricted shares. Under these circulars, the employees working in the PRC who exercise share options or are granted restricted shares will be subject to PRC individual income tax. The PRC subsidiaries of such overseas listed company have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If the employees fail to pay or the PRC subsidiaries fail to withhold their income taxes according to relevant laws and regulations, the PRC subsidiaries may face sanctions imposed by the tax authorities or other PRC government authorities.

Regulations Relating to Mergers and Acquisitions and Overseas Listing

On August 8, 2006, six PRC governmental agencies jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009. The M&A Rules require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to MOFCOM for approval. For a detailed description of the risks associated with the M&A Rules, see “Risk Factors — Risks Relating to Doing Business in China — Certain PRC regulations may make it more difficult for Ucommune to pursue growth through acquisitions.”

On December 24, 2021, the State Council published the draft Administrative Provisions on the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Provisions, and the CSRC published the draft Measures for Record-filings of the Overseas Issuance and Listing of Securities by Domestic Companies (Draft for Comments), or the Administrative Measures, for public comment. Pursuant to the Administrative Provisions, domestic enterprises that (i) offer shares, depository receipts, convertible notes or other equity securities overseas, or (ii) list securities on an overseas stock exchange, must complete record-filing procedures and report the relevant information to the CSRC. The CSRC shall determine the record-filing method.

Pursuant to the Administrative Measures, domestic enterprises that directly or indirectly offer or list securities on an overseas stock exchange shall file with the CSRC within three business days after submitting their initial public offering and/or listing application documents. Issuers already listed on an overseas stock exchange which offer securities to be listed on an overseas stock exchange shall file with the CSRC within three business days after the completion of such offering, see “Risk Factors — Risks Relating to Doing Business in China — Although the Parent believes that PRC government approval is not required for this offering, PRC government authorities could reach a different conclusion. In addition, similar rules could restrict or require additional approvals for public offerings, including this offering and the issuance of the Parent’s Class A ordinary shares upon exercise of the warrants, or for maintaining the Parent’s status as a publicly listed company outside China.”

Management

Directors and Executive Officers

The following table sets forth information regarding the Parent’s directors and executive officers as of the date of this prospectus.

Name	Age	Position
Daqing Mao	53	Chairman of the Board of Directors
Xin Guan	40	Chief Executive Officer, Chief Operating Officer
Siyuan Wang	36	Chief Financial Officer
Cheong Kwok Mun	54	Director
Zhimo Zhao	40	Director
Jian Zhang	46	Independent Director
Jinghong Xu	58	Independent Director
Xianhao Gu	40	Independent Director
Binchao Xu	44	Chief Technology Officer
Zhenfei Wu	44	Chief Marketing Officer
Jianghai Shen	37	Chief Product Designer
Zirui Wang	31	Chief Risk Officer

Daqing Mao is the founder of the Parent and has served as the Parent’s director since December 2020. Mr. Mao has served as the chairman of the Parent’s Board of Directors since June 2021. Since March 2021, Mr. Mao has also served as a director of UK Wisdom Limited, and the Parent owns an 85% equity interest of Ucommune Talent Limited, the sponsor of UK Wisdom Limited. Prior to founding Ucommune, Dr. Mao served as the executive vice president of China Vanke Co., Ltd. (HKEX: 2202) from 2009 to 2015 and the chief executive officer of Vanke Company Limited Beijing Region from 2015 to 2016. Prior to that, Dr. Mao served as the Bohai-Rim region general manager of CapitaLand China Holdings Pte Ltd (Beijing) from 2002 to 2009, and was the chief representative of The Ascott Limited (Beijing) from 2000 to 2002, was a resident architect and project manager at Somerset Holding’s Limited from 1996 to 1999, was a senior designer at Nikken Sekkei International from 1994 to 1996, and was a senior planner at Thailand’s Saha Group from 1992 to 1993. Dr. Mao is also the founder and chairman of 5Lmeet, a lifestyle innovation company based in Beijing. He is a Chartered Architect in China and serves as visiting professor in multiple universities and an expert consultant of the Beijing Municipal People’s Government. Dr. Mao received his bachelor’s degree in architecture from Southeast University in 1991 and his Ph.D. degree in management science and engineering from Tongji University in 2002. He also completed his post-doctoral program in regional economics at Peking University in 2006.

Xin Guan has served as the chief executive officer of the Parent since June 2021 and the chief operating officer of the Parent since November 2020. Before joining Ucommune in 2016, she was in charge of systematic construction at Taikang Community from 2014 to 2016. She also served as vice president for the medium-level brand chain at Plateno Group from 2012 to 2014. Ms. Guan obtained her bachelor’s degree in mathematics with a dual degree in business administration from University of Waterloo in 2004.

Siyuan Wang has served as the chief financial officer of the Parent since June 2021. Mr. Wang joined Ucommune in November 2018 and has served as its financial controller. Since March 2021, Mr. Wang has also served as the chief financial officer of UK Wisdom Limited, and the Parent owns an 85% equity interest of Ucommune Talent Limited, the sponsor of UK Wisdom Limited. Prior to joining Ucommune, Mr. Wang worked in the audit and assurance function at Deloitte Touche Tohmatsu LLC, Chicago office, from 2012 to 2018. Mr. Wang has a strong background in accounting and finance and is familiar with U.S. GAAP and financial reporting. He graduated from the University of Idaho in 2009 with a Bachelor of Science in Accounting and Finance, and received a Master of Science in Accounting from Michigan State University in 2012. Mr. Wang has been an American Institute of Certified Public Accountant (AICPA) since September 2014.

Cheong Kwok Mun has served as the Parent’s director since November 2020. From November 2020 to June 2021, Mr. Cheong also served as the chairman of the Parent’s Board of Directors and the chief financial officer of the Parent. Prior to joining Ucommune in 2019, he was an independent consultant specializing in real estate advisory services. He previously served as the Asian regional head of capital raising and client relations at

Corestate Capital Group from 2015 to 2017. Before that, he had worked at CapitaLand Limited (SGX: C31) for 11 years, during which he served as the managing director of Raffles City China Fund from 2008 to 2010 and as vice president of investor relations and capital partners at the headquarters in Singapore from 2009 to 2015. Mr. Cheong received his bachelor’s degree in economics from the University of Western Australia in 1993.

Zhimo Zhao has served as the Parent’s director since November 2020. Mr. Zhao is in charge of Ucommune’s investor relations. Mr. Zhao served as chief marketing officer and chief representative for East Asia region at Eurofr Environment Tech. Ltd. Mr. Zhao received his master’s degree in management from the Australian National University in 2013.

Jian Zhang has served as the Parent’s independent director since November 2020. Ms. Zhang has served as independent director of Shenzhen Sinexcel Electric Co., Ltd. (SZSE: 300693) from 2015 to 2021, and served as independent director of NetPosa Technologies Ltd. (SZSE: 300367) from 2016 to 2020. Ms. Zhang worked at TCL group from 2007 to 2014, in charge of financial matters. Ms. Zhang also had nine years of professional auditing experience at Ernst & Young from 1998 to 2007. Ms. Zhang received her EMBA degree from China Europe International Business School in 2013 and her bachelor’s degree in accounting from Beijing Wuzi University in 1997. In November 2020, the CSRC imposed a penalty of RMB50,000 on Ms. Zhang because NetPosa Technologies failed to disclose certain guarantee arrangements and material contracts in annual reports when Mr. Zhang acted as a director of NetPosa Technologies.

Jinghong Xu has served as the Parent’s independent director since November 2020. Mr. Xu is the chairman of Zhongguancun Longmen Investment Limited, and served as the chairman of Tsinghua Holdings Co., Ltd. from 2012 to 2018. Mr. Xu has years of experience at Tsinghua University at various positions including Deputy Director of President’s Office, Director of Administration, and Vice Dean of General Affairs. Mr. Xu received his master’s degree in mechanical engineering from Tsinghua University in 1988.

Xianhao Gu has served as the Parent’s independent director since December 2020. Mr. Gu has worked for New Oriental Education & Technology (NYSE: EDU) since 2006. He served in various positions in New Oriental Education & Technology, including the assistant to the chief financial officer since 2019, managing director and head of risk control of the New Oriental Education Industry Fund since 2018, chief financial officer of Maxen International Education, a subsidiary of New Oriental Education & Technology, from 2012 to 2018, and financial manager of financial management department from 2006 and 2012. Mr. Gu received his bachelor’s degree in accounting from Dongbei University of Finance and Economics in July 2004 and is a chartered accountant.

Binchao Xu has served as the chief technology officer of the Parent since November 2020. Prior to joining Ucommune in 2015, Mr. Xu served as general manager of the product center of Hi Sun Technology (China) Limited (HKEX: 0818) from 2009 to 2013, and manager of the product division of Ninetowns Internet Technology Group Co., Ltd from 2004 to 2007. Mr. Xu received his bachelor’s degree in computer science and application from Lanzhou University in 2003.

Zhenfei Wu has served as the chief marketing officer of the Parent since November 2020. Prior to joining Ucommune in 2018, Mr. Wu Zhenfei founded Shengguang Zhongshuo Digital Marketing Co., Ltd. in 2015, which Ucommune acquired in 2018. Prior to that, Mr. Wu served as general manager of south China district of media and advertising department and vice manager of Shenzhen branch of Bluefocus Intelligent Communications Group Co., Ltd. from 2014 to 2015, general manager of south China district of Shanghai OMP Advertisement Communication Company from 2013 to 2014, vice general manager of south China district of Shanghai Madhouse Advertisement Communication Company in 2012, vice general manager of south China district of Shanghai MediaV Advertisement Communication Company from 2009 to 2012, senior manager of Shanghai Allyes Advertisement Communication Company from 2005 to 2009, and senior manager of International Data Group from February 2004 to August 2005. Mr. Wu received his bachelor’s degree in mechanical engineering and automation from South China University of Technology in 2001 and his graduate certificate in marketing and communication from the University of Hong Kong in 2015.

Jianghai Shen has served as the chief product designer of the Parent since November 2020. Prior to joining Ucommune in 2018, Mr. Shen founded Beijing Daguan Architectural Design Consulting Co., Ltd. in 2016, which Ucommune acquired in 2018. Prior to that, he served as design manager at Sino-Ocean Group Holding Limited (HKEX: 3377) from 2015 to 2016, as architectural design manager at China Vanke Co., Ltd. (HKEX: 2202) from 2012 to 2015, and as architect at Zaha Hadid Architects from 2010 to 2011. Mr. Shen received his master’s degree in architecture design from University of Westminster in 2010 and his bachelor’s degree in architecture from Hebei University of Technology in 2009.

Zirui Wang has served as the chief risk officer of the Parent since June 2021. Mr. Wang joined Ucommune in July 2016 and has served as the risk officer of Ucommune’s risk control department, legal director and legal manager of Ucommune’s legal department. Mr. Wang received his master`s degree in law from Beijing Normal University in July 2016. Mr. Wang has maintained a legal professional qualification certificate since March 2015.

Employment Agreements and Indemnification Agreements

The Parent has entered into employment agreements with each of its executive officers. Each of its executive officers is employed for a specified time period, which can then be renewed upon mutual agreement before the expiration of the current employment term. The Parent may terminate an executive officer’s employment for cause at any time without advance notice in certain events. The Parent may also terminate an executive officer’s employment by giving a prior written notice or by paying certain compensation. An executive officer may terminate his or her employment at any time by giving prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by the Parent, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of Ucommune’s confidential information or the confidential information of Ucommune’s customers and suppliers. In addition, each executive officer has agreed to be bound by certain non-compete and non-solicitation restrictions during the term of his or her employment and for twenty-four months following the last date of employment.

The Parent has also entered into indemnification agreements with each of its directors and executive officers. Under these agreements, the Parent agrees to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of the Parent.

Board of Directors

The Parent’s Board of Directors consists of six directors, including three independent directors: Jian Zhang, Jinghong Xu and Xianhao Gu. A director is not required to hold any of the Parent’s shares to qualify as a director. The Listing Rules of the Nasdaq generally require that a majority of an issuer’s board of directors must consist of independent directors.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Parent is required to declare the nature of his or her interest at a meeting of the Parent’s directors. A general notice given to the directors by any director to the effect that he or she is a member, shareholder, director, partner, officer or employee of any specified company or firm and is to be regarded as interested in any contract or transaction with that company or firm shall be deemed a sufficient declaration of interest for the purposes of voting on a resolution in respect to a contract or transaction in which he/she has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he/she may be interested therein and if he/she does so, his/her vote shall be counted and he/she may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement is considered. The Parent’s Board of Directors may exercise all of the powers to borrow money, to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock or other securities whenever money is borrowed or as security for any of its debt, liability or obligation or of any third party. None of the Parent’s directors has a service contract with the Parent that provides for benefits upon termination of service as a director.

Committees of the Board of Directors

The Parent has established an audit committee, a compensation committee and a nominating and corporate governance committee under the Parent’s Board of Directors. The Parent has also adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee.    The Parent’s audit committee consists of Jian Zhang and Jinghong Xu, chaired by Jian Zhang. The Parent has determined that each of them satisfies the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of the Nasdaq and meet the independence standards under Rule 10A-3 under the Exchange Act, as amended. The Parent has determined that Jian Zhang qualifies as an “audit committee financial expert.” The audit committee oversees the Parent’s accounting and financial reporting processes and the audits of the financial statements. The audit committee is responsible for, among other things:

•        establishing clear hiring policies for employees or former employees of the independent auditors;

•        reviewing and recommending to the Parent’s Board of Directors for approval, the appointment, re-appointment or removal of the independent auditor, after considering its annual performance evaluation of the independent auditor;

•        approving the remuneration and terms of engagement of the independent auditor and pre-approving all auditing and non-auditing services permitted to be performed by the Parent’s independent auditors at least annually;

•        obtaining a written report from the Parent’s independent auditor describing matters relating to its independence and quality control procedures;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•        discussing with the Parent’s independent auditor, among other things, the audits of the financial statements, including whether any material information should be disclosed, issues regarding accounting and auditing principles and practices;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        reviewing and recommending the financial statements for inclusion within the Parent’s quarterly earnings releases and to the Parent’s Board of Directors for inclusion in its annual reports;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing policies with respect to risk assessment and risk management;

•        reviewing the adequacy and effectiveness of the Parent’s accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        approving annual audit plans, and undertaking an annual performance evaluation of the internal audit function;

•        establishing and overseeing procedures for the handling of complaints and whistleblowing;

•        meeting separately and periodically with management, the internal auditors and the independent registered public accounting firm;

•        monitoring compliance with the Parent’s code of business conduct and ethics, including reviewing the adequacy and effectiveness of its procedures to ensure proper compliance;

•        reporting periodically to the Parent’s Board of Directors; and

•        handling other matters that are specifically delegated to the Parent’s audit committee by the Parent’s Board of Directors from time to time.

Compensation Committee.    The Parent’s compensation committee consists of Cheong Kwok Mun and Xianhao Gu. The compensation committee assists the Parent’s Board of Directors in reviewing and approving the compensation structure, including all forms of compensation, relating to its directors and executive officers. The Parent’s chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        reviewing and evaluating the Parent’s executive compensation and benefits policies generally;

•        reviewing and recommending any incentive compensation or equity plans, programs or other similar arrangements;

•        periodically reviewing and reassessing the adequacy of the committee charter;

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management; and

•        reporting periodically to the Parent’s Board of Directors; and

•        handling other matters that are specifically delegated to the compensation committee by the Parent’s Board of Directors from time to time.

Nominating and Corporate Governance Committee.    The Parent’s nominating and corporate governance committee consists of Jinghong Xu, Daqing Mao and Zhimo Zhao, chaired by Jinghong Xu. The Parent has determined that Jinghong Xu satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq. The nominating and corporate governance committee assists the Parent’s Board of Directors in selecting individuals qualified to become directors and in determining the composition of the Parent’s Board of Directors and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to the Parent’s Board of Directors for election or re-election to its Board of Directors, or for appointment to fill any vacancy or newly created directorships on its Board of Directors;

•        reviewing periodically with the Parent’s Board of Directors the current composition of its Board of Directors with respect to characteristics such as judgment, experience, expertise, diversity and background;

•        recommending to the Parent’s Board of Directors such criteria with respect to nomination or appointment of members of the Parent’s Board of Directors and chairs and members of its committees or other corporate governance matters as may be required pursuant to any SEC or Nasdaq rules, or otherwise considered desirable and appropriate;

•        recommending to the Parent’s Board of Directors the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        periodically and reassessing the adequacy of the committee charter;

•        overseeing compliance with the corporate governance guidelines and code of business conduct and ethics; and

•        overseeing and leading the self-evaluation of the Parent’s Board of Directors in its performance and effectiveness as a whole.

Duties and Functions of Directors

Under Cayman Islands law, the Parent’s directors owe fiduciary duties to the Parent, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in the Parent’s best interests. The Parent’s directors must also exercise their powers only for a proper purpose. The Parent’s directors also owe to the Parent a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience.

However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to the Parent, the Parent’s directors must ensure compliance with the Parent’s Memorandum and Articles of Association, as amended and restated from time to time. The Parent has the right to seek damages if a duty owed by the Parent’s directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in the Parent’s name if a duty owed by the Parent’s directors is breached. The functions and powers of the Parent’s Board of Directors include, among others:

•        convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends;

•        appointing directors or officers and determining their terms of offices and responsibilities;

•        exercising the Parent’s borrowing powers and mortgaging the Parent’s property; and

•        approving the transfer of the Parent’s shares, including the registering of such shares in the Parent’s share register.

Terms of Directors and Officers

The Parent’s officers are elected by and serve at the discretion of the Parent’s Board of Directors. Each director is not subject to a term of office and holds office until such time as his successor takes office or until the earlier of his death, resignation or removal from office by ordinary resolution of all shareholders. A director will be removed from office automatically if, among other things, the director:

•        becomes bankrupt or makes any arrangement or composition with his creditors;

•        dies or is found by the Parent to be of unsound mind;

•        resigns by notice in writing to the Parent;

•        is prohibited by law from being a director; or

•        is removed from office pursuant to any other provisions of the Parent’s Memorandum and Articles of Association.

Interested Transactions

A director may, subject to any separate requirement for audit and risk committee approval under applicable law or applicable Nasdaq rules, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2021, the Parent paid an aggregate of RMB9.5 million (US$1.5 million) in cash to its directors and executive officers. For share incentive grants to the Parent’s directors and executive officers, see “— Share Incentive Plan.” The Parent has not set aside or accrued any amount to provide pension, retirement or other similar benefits to its directors and executive officers. The PRC subsidiaries and the VIEs are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

2019 Plan

The Parent adopted the 2019 Plan on August 22, 2019, to attract and retain exceptionally qualified personnel and to encourage them to acquire a proprietary interest in its growth and performance. The 2019 Plan provides for the issuance of up to an aggregate of 15,028,567 (or, 751,429 if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) of the Parent’s ordinary shares. As of date of this prospectus, after retroactively adjusted to reflect the Share Consolidation, options to purchase an aggregate number of 718,138 ordinary shares are outstanding under the 2019 Plan.

The options granted under the 2019 Plan have been completely assumed and replaced by the options under the 2020 Plan. The Parent’s options granted under the 2019 Plan were assumed and replaced by the options under the 2020 Plan.

2020 Plan

The Parent adopted the 2020 Plan on November 17, 2020, to assume and replace the 2019 Plan. The Parent rolled over options granted under the 2019 Plan with the same terms. The 2020 Plan provides for the issuance of up to an aggregate of 7,188,661 (or, 359,434 if retroactively adjusted to reflect the Share Consolidation) of the Parent’s Class A ordinary shares. As of the date of this prospectus, after retroactively adjusted to reflect the Share Consolidation, options to purchase an aggregate number of 358,507 Class A ordinary shares of the Parent were granted and outstanding, including 343,509 Class A ordinary shares of the Parent granted to replace the granted and outstanding awards under 2019 Plan.

The terms under the 2020 Plan are substantially the same with the 2019 Plan. The following paragraphs summarize the terms of the 2020 Plan.

Types of Awards.    The 2020 Plan permits the awards of options, share appreciation rights, rights to dividends and dividend equivalent right, restricted shares and restricted share units and other rights or benefits under the 2020 Plan.

Plan Administration.    The 2020 Plan shall be administrated by a committee formed in accordance with applicable stock exchange rules, unless otherwise determined by the Parent’s Board of Directors.

Eligibility.    The Parent’s employees and consultants are eligible to participate in the 2020 Plan. An employee or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award.    Each award under the 2020 Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by the Parent and the grantee, including any amendments thereto.

Conditions of Award.    The Parent’s Board of Directors or any entity appointed by the Parent’s Board of Directors to administer the 2020 Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award.    The term of each award is stated in the award agreement between the Parent and the grantee of such award.

Transfer Restrictions.    Unless otherwise determined by the administrator of the 2020 Plan, no award and no right under any such award, shall be assignable, alienable, saleable or transferable by the employee otherwise than by will or by the laws of descent and distribution unless, if so determined by the administrator of the 2020 Plan, the employee may, in the manner established by such administrator, designate a beneficiary or beneficiaries to exercise the rights of the employee, and to receive any property distributable, with respect to any award upon the death of the employee.

Exercise of Award.    Any award granted under the 2020 Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the 2020 Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to the Parent in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the 2020 Plan.    The administrator of the 2020 Plan may amend, alter, suspend, discontinue or terminate the 2020 Plan, or any award agreement hereunder or any portion hereof or thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without:

•        shareholder approval with such legally mandated threshold for a resolution of the shareholders if such approval is necessary to comply with any tax or regulatory requirement for which or with which the administrator of the 2020 Plan deems it necessary or desirable to qualify, or

•        shareholder approval with such threshold for a resolution of the shareholders in respect of such amendment, alteration, suspension, discontinuation or termination as provided in the Parent’s Memorandum and Articles of Association for any amendment to the 2020 Plan that increases the total number of shares reserved for the purposes of the 2020 Plan, and

•        with respect to any award agreement, the consent of the affected employee, if such action would materially and adversely affect the rights of such employee under any outstanding award.

The following table, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, summarizes options that were granted to the persons who serve as the Parent’s directors and executive officers under the 2020 Plan. Such options were granted to reflect assumption of the awards granted to such persons under the 2019 Plan.

Name	Position	Class A Ordinary Shares Underlying Outstanding Options	Option Exercise Price (US$ per Share)	Date of Grant	Date of Expiration
Daqing Mao	Director	—	—	—	—
Xin Guan	Chief Executive Officer and Chief Operating Officer	*	0.0042	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Siyuan Wang	Chief Financial Officer	*	0.0042	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Cheong Kwok Mun	Director	*	0.0042	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhimo Zhao	Director	*	0.0042	Various dates from September 19, 2019 to January 11, 2022	Various dates from September 19, 2029 to January 11, 2032
Jian Zhang	Independent Director	—	—	—	—
Jinghong Xu	Independent Director	—	—	—	—
Xianhao Gu	Independent Director	—	—	—	—
Binchao Xu	Chief Technology Officer	*	0.0042	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
Zhenfei Wu	Chief Marketing Officer	*	0.0042	September 1, 2020	September 1, 2030
Jianghai Shen	Chief Product Designer	—	—	—	—
Zirui Wang	Chief Risk Officer	*	0.0042	Various dates from September 19, 2019 to September 1, 2020	Various dates from September 19, 2029 to September 1, 2030
All directors and executive officers as a group		64,525
All non-executive employees as a group		293,982	0.0042	Various dates from September 19, 2019 to October 13, 2020	Various dates from September 19, 2029 to October 13, 2030

____________

*        Less than 1% of the Parent’s ordinary shares.

Foreign Private Issuer Status

As the Parent is a foreign private issuer, the Parent is exempt from the rules under the Exchange Act, prescribing the furnishing and content of proxy statements, and the Parent’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Parent is not required under the Exchange Act to file quarterly periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and is not required to disclose in its periodic reports all of the information that U.S. domestic issuers are required to disclose.

The Parent may follow corporate governance practices in accordance with Cayman Islands law in lieu of most of the corporate governance rules set forth by Nasdaq. As a result, the Parent’s corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on a national securities exchange. As of the date of this prospectus, the Parent does not have a majority of independent directors serving on its Board of Directors, its audit committee composed entirely of only two independent directors and the Parent has not established a nominating committee and a compensation committee composed entirely of independent directors.

Principal Shareholders

The following table sets forth information regarding the beneficial ownership of the ordinary shares of the Parent as of the date of this prospectus by:

•        each person known to the Parent to beneficially own more than 5% of the Parent’s issued and outstanding ordinary shares;

•        each of the officers and directors of the Parent; and

•        all of the officers and directors of the Parent as a group.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Parent believes, based on the information furnished to it, that the persons and entities named in the table below will have sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All the ordinary shares subject to options or warrants exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The calculations in the table below, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, are based on 4,373,728 ordinary shares issued and outstanding as of the date of this prospectus, comprising 3,901,106 Class A ordinary shares and 472,622 Class B ordinary shares of the Parent, assuming none of the outstanding warrants are exercised.

Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Class A Ordinary Shares	Class B Ordinary Shares	Total Ordinary Shares**	% of Beneficial Ownership***	% of Aggregate Voting Power****
Executive Officers and Directors
Daqing Mao(2)	18,000	472,622	490,622	11.2	64.7
Xin Guan	*	—	*	*	*
Siyuan Wang	*	—	*	*	*
Cheong Kwok Mun	*	—	*	*	*
Zhimo Zhao	*	—	*	*	*
Jian Zhang	—	—	—	—	—
Jinghong Xu	—	—	—	—	—
Xianhao Gu	—	—	—	—	—
Binchao Xu	*	—	*	*	*
Zhenfei Wu	*	—	*	*	*
Jianghai Shen	*	—	*	*	*
Zirui Wang	*	—	*	*	*
All Executive Officers and Directors as a group	153,906	472,622	626,528	14.1	65.6
5% or Greater Holders
JAK Opportunities LLC(3)	7,500,000	—	7,500,000	63.2	40.6
Holding group of Dr. Daqing Mao/Angela Bai(2)	18,000	472,622	490,622	11.2	64.7
AMBITIOUS WORLD LIMITED(4)	268,708	—	268,708	6.1	2.4

____________

*        Less than 1%.

**      On as-converted basis. The Parent has adopted a dual-class share structure such that its ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 15 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

***    For each person and group included in this column, percentage ownership is calculated by dividing the sum of (i) the number of shares beneficially owned by such person or group and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days as the date of this prospectus, by 4,373,728, including Class A ordinary shares issued to investors of the US$60.9 million PIPE financing.

****  For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of the Parent’s ordinary shares as a single class.

(1)      Except for Jian Zhang, Jinghong Xu and Xianhao Gu, the address of the Parent’s directors and executive officers is Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China. The business address of Jian Zhang is 3D Building D, Baoneng Taigucheng North, Nanshan District, Shenzhen, People’s Republic of China. The business address of Jinghong Xu is Room 601 6-F, No.2 Kexueyuan South Road, Haidian District, Beijing, People’s Republic of China. The business address of Xianhao Gu is No.6 Haidian Zhongjie, Haidian District, Beijing, People’s Republic of China.

(2)      Represents an aggregate of 18,000 Class A ordinary shares held by Maodq Limited, a limited liability company incorporated in the British Virgin Islands wholly owned by Dr. Daqing Mao, and 472,622 Class B ordinary shares, consisting of (i) 210,000 Class B ordinary shares held by Maodq Limited, (ii) 190,871 Class B ordinary shares held by Fair Vision Group Limited, a British Virgin Islands company wholly owned by Planet MDQ Limited and ultimately controlled by Dr. Daqing Mao, and (iii) 71,751 Class B ordinary shares held by Astro Angel Limited, a British Virgin Islands company wholly owned by Baixh Limited and ultimately controlled by Ms. Angela Bai, the spouse of Dr. Daqing Mao. The registered address of Maodq Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands. The registered address of Fair Vision Group Limited and Astro Angel Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(3)      Represents (i) up to 625,000 Class A ordinary shares issuable upon conversion of the Debenture at the Floor Price and (ii) up to an aggregate of 6,875,000 Class A ordinary shares issuable upon exercise of the Series A Warrant and the Series C Warrant at the Floor Price per Class A ordinary share and the Series B Warrant at the Floor Price per 1.25 Class A ordinary shares, within 60 days from the date of this prospectus. The general partner of the partnership that owns JAK Opportunities LLC is ATW Partners Opportunities Fund GP LLC, which is an affiliate of Chardan Capital Markets, LLC, a registered broker-dealer, and whose members are Antonio Ruiz-Gimenez, Kerry Propper and Jack Liu. The business address of JAK Opportunities LLC is 17 State Street, 2100 New York, New York 10004.

(4)      Based on the Schedule 13G filed on February 11, 2022, represents 5,374,142 Class A ordinary shares (or, 268,708 Class A ordinary shares after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) held by Ambitious World Limited, a British Virgin Islands company controlled by Wisdom World Group Limited. Mr. Weihao Zhao is the sole director of Ambitious World Limited. Wisdom World Group Limited is incorporated in the British Virgin Islands and is a nominee company under a trust established by Mr. Bin Zhao as the settlor, or the Trust, where THE CORE TRUST COMPANY LIMITED and TCT (BVI) Limited acts as the trustee and the nominee company, respectively, under the Trust. Wisdom World Group Limited is directly wholly owned by TCT (BVI) Limited. TCT (BVI) Limited is established under the laws of the British Virgin Islands and is wholly owned by THE CORE TRUST COMPANY LIMITED. A family member of Mr. Bin Zhao is the beneficiary of the Trust with respect to the Parent’s Class A ordinary shares held by Ambitious World Limited. The Trust is irrevocable with respect to the Parent’s Class A ordinary shares held by Ambitious World Limited. Pursuant to Section 13(d) of the Exchange Act, such beneficiary of the Trust may be deemed to beneficially own all of the Class A ordinary shares held by Ambitious World Limited. Wisdom World Group Limited and TCT (BVI) Limited, each as a nominee company under the Trust, and The CORE TRUST COMPANY LIMITED, as the trustee under the Trust, should not be deemed to beneficially own any Class A ordinary shares directly held by Ambitious World Limited under Section 13(d) of the Exchange Act. The registered address of Ambitious World Limited is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

To the Parent’s knowledge, as of the date of this prospectus, after retroactively adjusted to reflect the 20-to-1 ordinary Share Consolidation effected on April 21, 2022, 27,025 of the Class A ordinary shares of the Parent are held by four record holders in the United States, representing approximately 0.6% of the Parent’s total outstanding shares on an as converted basis.

SELLING SHAREHOLDERS

After retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, this prospectus relates to the resale from time to time of an aggregate of 1,073,192 Class A ordinary shares of the Parent. This prospectus also relates to the issuance by the Parent of (i) 16,651 Class A ordinary shares upon the exercise of the UPOs, (ii) 333,002 UPO Warrants to purchase an additional 8,326 Class A ordinary shares upon the exercise of the UPOs, (iii) 333,002 UPO Rights to convert to an additional 1,665 Class A ordinary shares upon the exercise of the UPOs, (iv) the issuance by the Parent of 8,326 Class A ordinary shares upon the exercise of the UPO Warrants, (v) 1,665 Class A ordinary shares upon the conversion of the UPO Rights, (vi) up to 685,000 Class A ordinary shares upon the conversion of the Debenture at the Floor Price, including interest accrued on the principal sum of US$3,000,000 that may be paid in shares and (vii) the issuance by the Parent of up to an aggregate of 6,875,000 Class A ordinary shares upon the exercise of the Series A Warrant and the Series C Warrant at the Floor Price per Class A ordinary share and the Series B Warrant at the Floor Price per 1.25 Class A ordinary shares. The Selling Shareholders may from time to time offer and sell any or all of the Class A ordinary shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When the “Selling Shareholders” are referred to in this prospectus, it means the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Shareholders’ interest in the Class A ordinary shares other than through a public sale.

The following table, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022, sets forth, as of the date of this prospectus, the names of the Selling Shareholders, and the aggregate number of Class A ordinary shares that the Selling Shareholders may offer pursuant to this prospectus and that the Selling Shareholders will beneficially own after the offering.

Name of Selling Shareholder	Before the Offering		Number of Class A Ordinary Shares Being Offered	After the Offering
	Number of Class A Ordinary Shares	Percentage of Outstanding Class A Ordinary Shares**		Number of Class A Ordinary Shares	Percentage of Outstanding Class A Ordinary Shares**	Percentage of Aggregate Voting Power***
Class A ordinary shares registered for resale:
Shanghai Taibo Medical Technology Co., Ltd(1)	69,307.00	1.6%	69,307.00	—	—	—
TP Overseas Investment LLC(2)	50,248	1.1%	50,248	—	—	—
The Core Private Wealth Management Limited(3)	49,505	1.1%	49,505	—	—	—
Beijing Aikang Medical Investment Holding Group Co., Ltd(4)	29,703	0.7%	29,703	—	—	—
TXP Investment LLC(5)	24,753	0.6%	24,753	—	—	—
Tigerstep Developments Limited(6)	24,753	0.6%	24,753	—	—	—
Hanhe Capital Ltd(7)	10,000	0.2%	10,000	—	—	—
Green Better Limited(8)	9,901	0.2%	9,901	—	—	—
First MOMA Green Space Investment Limited(9)	9,901	0.2%	9,901	—	—	—
Hong Kong MoTian Star Enterprise Management Co., Limited(10)	7,425	0.2%	7,425	—	—	—
Sunshine 100 China Holdings Ltd(11)	4,951	0.1%	4,951	—	—	—
SHANGHAI AOJIWEIZHAN INVESTMENT CENTER (LIMITED PARTNERSHIP)(12)	4,951	0.1%	4,951	—	—	—
E-House (China) Enterprise Holdings Limited(13)	4,951	0.1%	4,951	—	—	—
Beijing Texperts Information Technology Co. LTD(14)	694	0.0%*	694	—	—	—
HongKong Joyrun Holdings Limited(15)	495	0.0%*	495	—	—	—
Maodq Limited(16)	228,000	5.2%	228,000	—	—	—

Name of Selling Shareholder	Before the Offering		Number of Class A Ordinary Shares Being Offered	After the Offering
	Number of Class A Ordinary Shares	Percentage of Outstanding Class A Ordinary Shares**		Number of Class A Ordinary Shares	Percentage of Outstanding Class A Ordinary Shares**	Percentage of Aggregate Voting Power***
Zhuangkun Limited(17)	28,768	0.7%	28,768	—	—	—
Cheong Kwok Mun(18)	11,250	0.3%	11,250	—	—	—
Yongfeng Lu(18)	2,500	0.1%	2,500	—	—	—
Nan Shi(18)	2,500	0.1%	2,500	—	—	—
Xin Guan(18)	21,600	0.5%	21,600	—	—	—
Binchao Xu(18)	15,500	0.4%	15,500	—	—	—
Zhenfei Wu(18)	10,425	0.2%	10,452	—	—	—
Zhimo Zhao(18)	18,250	0.4%	18,250	—	—	—
Siyuan Wang(18)	13,000	0.3%	13,000	—	—	—
Xuefei Xiao(18)	6,000	0.1%	6,000	—	—	—
Zirui Wang(18)	12,000	0.3%	12,000	—	—	—
Mengdan Zhang(18)	2,500	0.1%	2,500	—	—	—
Wei Hu(18)	2,500	0.1%	2,500	—	—	—
Jin Liu(18)	1,000	0.0%*	1,000	—	—	—
Jiben Zhang(18)	1,000	0.0%*	1,000	—	—	—
Yuehong Liang(18)	1,000	0.0%*	1,000	—	—	—
Sifan Wei(18)	1,000	0.0%*	1,000	—	—	—
Jianxi Jia(18)	750	0.0%*	750	—	—	—
Wei Sun(18)	750	0.0%*	750	—	—	—
Shan Ji(18)	750	0.0%*	750	—	—	—
Qian Yang(18)	750	0.0%*	750	—	—	—
Meng Nan(18)	750	0.0%*	750	—	—	—
Miaomiao Jin(18)	750	0.0%*	750	—	—	—
Xiaodong Li(18)	750	0.0%*	750	—	—	—
Rui Yang(18)	750	0.0%*	750	—	—	—
Chen Chen(18)	750	0.0%*	750	—	—	—
Yiqiang Zhao(18)	750	0.0%*	750	—	—	—
Xueshan Lei (deceased)(18)(19)	750	0.0%*	750	—	—	—
Xiuyun Shao(18)	750	0.0%*	750	—	—	—
Enxi Liu(18)	750	0.0%*	750	—	—	—
Han Guo(18)	750	0.0%*	750	—	—	—
Qiujie Huang(18)	750	0.0%*	750	—	—	—
Huijuan Jiang(18)	750	0.0%*	750	—	—	—
Zhuangkun He(18)	26,250	0.6%	26,250	—	—	—
FAIR VISION GROUP LIMITED(20)	190,871	4.4%	190,871	—	—	—
Astro Angel Limited(21)	71,751	1.6%	71,751	—	—	—
Bannong Holdings Limited(22)	48,115	1.1%	48,115	—	—	—
Sparkle Zest Limited(23)	30,337	0.7%	30,337	—	—	—
Daga Architecs Limited(24)	13,537	0.3%	13,537	—	—	—
UPOs:
Chardan Capital Markets LLC(25)	26,642	0.6%	26,642	—	—	—
Debenture and JAK Warrants:
JAK Opportunities LLC(26)	7,560,000	63.3%	7,560,000	—	—	—

____________

*         Less than 0.1%.

**       Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, the Parent believes, based on the information furnished to it, that the persons and entities named in the table above will have, immediately after the offering, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All the ordinary shares subject to options or warrants exercisable within 60 days of the completion of the offering are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

As of the date of this prospectus, the Parent has 4,373,728 ordinary shares issued and outstanding, consisting of 3,901,106 Class A and 472,622 Class B ordinary shares, assuming none of the Warrants are exercised.

For each person and group included in this column, percentage ownership is calculated by dividing the sum of (i) the number of shares beneficially owned by such person or group and (ii) the number of ordinary shares underlying share options held by such person or group that are exercisable within 60 days as the date of this prospectus, by 4,373,728.

The Parent has adopted a dual-class share structure such that its ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 15 votes. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

***    For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of the Parent’s ordinary shares as a single class.

(1)      Represents Class A ordinary shares held by Shanghai Taibo Medical Technology Co., Ltd., a company incorporated in Shanghai, China. The address of Shanghai Taibo Medical Technology Co., Ltd. is 5/F, 7th Building No. 3601, DongFang Road, New District, Shanghai.

(2)      Represents Class A ordinary shares held by TP Overseas Investment LLC, a limited liability company incorporated in Delaware. The address of TP Overseas Investment LLC is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, city of Dover, County of Kent, Delaware, 19904.

(3)      Represents Class A ordinary shares held by The Core Private Wealth Management Limited, a company incorporated in the British Virgin Islands. The address of The Core Private Wealth Management Limited is 6/F, 396, Sec. 1 Keelung Road, Taipei 11051, Taiwan.

(4)      Represents Class A ordinary shares held by Beijing Aikang Medical Investment Holding Group Co., Ltd., a company incorporated in Beijing, China. The address of Beijing Aikang Medical Investment Holding Group Co., Ltd. is Room 523, No. 9, Yuxin Street, Yukou Village, Yukou Town, Pinggu District, Beijing, China.

(5)      Represents Class A ordinary shares of TXP Investment LLC, a limited liability company incorporated in Delaware. The address of TP Overseas Investment LLC is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, city of Dover, County of Kent, Delaware, 19904.

(6)      Represents Class A ordinary shares held by Tigerstep Developments Limited, a limited liability company incorporated in the British Virgin Islands. The address of Tigerstep Developments Limited is P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, the British Virgin Islands.

(7)      Represents Class A ordinary shares held by Hanhe Capital Ltd, a limited liability company incorporated in the British Virgin Islands. The address of Hanhe Capital Ltd is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(8)      Represents Class A ordinary shares held by Green Better Limited, a limited liability company incorporated in the British Virgin Islands. The address of Green Better Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(9)      Represents Class A ordinary shares held by First MOMA Green Space Investment Limited, a limited liability company incorporated in the British Virgin Islands. The address of First MOMA Green Space Investment Limited is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(10)    Represents Class A ordinary shares held by Hong Kong MoTian Star Enterprise Management Co., Limited, a limited company incorporated in Hong Kong. The address of Hong Kong MoTian Star Enterprise Management Co., Limited is Room 1302, 13/F Cheong K Building, 84-86 Des Voeux Road Central, Hong Kong.

(11)    Represents Class A ordinary shares held by SUNSHINE 100 CHINA HOLDINGS LTD, a company incorporated in the Cayman Islands with limited liability. The address of SUNSHINE 100 CHINA HOLDINGS LTD is 190 Elgin Avenue George Town, Grand Cayman KY1–9005 Cayman Islands.

(12)    Represents Class A ordinary shares held by SHANGHAI AOJIWEIZHAN INVESTMENT CENTER (LIMITED PARTNERSHIP), a limited partnership incorporated in China. The address of SHANGHAI AOJIWEIZHAN INVESTMENT CENTER (LIMITED PARTNERSHIP) is Room 368, 211 Rd. Futebei, China (Shanghai) Pilot Free Trade Zone, China.

(13)    Represents Class A ordinary shares held by E-House (China) Enterprise Holdings Limited, a company incorporated in the Cayman Islands with limited liability and listed on the Hong Kong Stock Exchange (2048.HK). The address of E-House (China) Enterprise Holdings Limited is 11/F, Qiushi Building, 383 Guangyan Road, Jing’an District, Shanghai 200072, China.

(14)    Represents Class A ordinary shares held by Beijing Texperts Information Technology Co. LTD, a limited liability company incorporated in China. The address of Beijing Texperts Information Technology Co. LTD is Room 106, 1st Floor, Building 1, No. 20, Guangmao Street, Economic Development Zone, Daxing District, Beijing, China.

(15)    Represents Class A ordinary shares held by HongKong Joyrun Holdings Limited, a limited company incorporated in Hong Kong. The address of HongKong Joyrun Holdings Limited is Flat/Rm 603, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Hong Kong.

(16)    Represents 18,000 Class A ordinary shares, and 210,000 Class A ordinary shares issuable upon conversion of 210,000 Class B ordinary shares held by Maodq Limited, a limited liability company incorporated in the British Virgin Islands wholly owned by Dr. Daqing Mao, chairman of the Parent’s Board of Directors. The registered address of Maodq Limited is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands.

(17)    Represents Class A ordinary shares held by Zhuangkun Limited, a limited liability company incorporated in the Zhuangkun Limited, a limited liability company incorporated in the British Virgin Islands wholly owned by Zhuangkun He, the Parent’s former chief executive officer. The registered address of Zhuangkun Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(18)    Represents the number of Class A ordinary shares held by the corresponding shareholders. Each of these shareholders (except Zhuangkun He) are currently Ucommune’s employees, among those Cheong Kwok Mun is the Parent’s director, Xin Guan is the Parent’s chief executive officer and chief operating officer, Binchao Xu is the Parent’s chief technology officer, Zhenfei Wu is the Parent’s chief marketing officer, Zhimo Zhao is the Parent’s director, Siyuan Wang is the Parent’s chief financial officer and Zirui Wang is the Parent’s chief risk officer. Zhuangkun He is the Parent’s co-founder and its former chief executive officer and is currently the Parent’s advisor focusing on strategic planning. Unless otherwise stated, the business address of these selling shareholders is Floor 8, Tower D, No.2 Guang Hua Road, Chaoyang District, Beijing, People’s Republic of China, 100026.

(19)    Xueshan Lei (deceased) is the record holder of the shares.

(20)    Represents Class A ordinary shares issuable upon conversion of Class B ordinary shares held by Fair Vision Group Limited, a British Virgin Islands company wholly owned by Planet MDQ Limited and ultimately controlled by Dr. Daqing Mao, chairman of the Parent’s Board of Directors. The registered address of Fair Vision Group Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(21)    Represents Class A ordinary shares issuable upon conversion of Class B ordinary shares held by Astro Angel Limited, a British Virgin Islands company wholly owned by Baixh Limited and ultimately controlled by Ms. Angela Bai, the spouse of Dr. Daqing Mao, chairman of the Parent’s Board of Directors. The registered address of Astro Angel Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(22)    Represents Class A ordinary shares held by Bannong Holdings Limited, a British Virgin Islands company controlled by Mr. Guohang Wang, the Parent’s former chief strategy officer. The registered address of Bannong Holdings Limited is Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

(23)    Represents Class A ordinary shares held by Sparkle Zest Limited, a British Virgin Islands company wholly owned by Zhenfei Wu, the Parent’s chief marketing officer. The registered address of Sparkle Zest Limited is Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(24)    Represents Class A ordinary shares held by Daga Architecs Limited, a British Virgin Islands company controlled by Jianghai Shen, the Parent’s chief product designer. The registered address of Daga Architecs Limited is Trinity Chambers, PO Box 4301, Road Town, Tortola, British Virgin Islands.

(25)    Represents an aggregate of 26,642 Class A ordinary shares issuable upon exercise of 333,002 UPOs, held by Chardan Capital Markets LLC, exercisable for 16,651 Class A ordinary shares, 333,002 warrants to purchase an additional 8,326 Class A ordinary shares and 333,002 rights to purchase an additional 1,665 Class A ordinary shares within 60 days from the date of this prospectus. Chardan Capital Markets LLC is a company incorporated in New York. The address of Chardan Capital Markets LLC is 17 State Street, Suite 2100, New York, NY 10004.

(26)    Represents (i) up to 685,000 Class A ordinary shares issuable upon conversion of the Debenture at the Floor Price, including interest accrued on the principal sum of US$3,000,000 that may be paid in shares, and (ii) up to an aggregate of 6,875,000 Class A ordinary shares issuable upon exercise of the Series A Warrant and the Series C Warrant at the Floor Price per Class A ordinary share and the Series B Warrant at the Floor Price per 1.25 Class A ordinary shares. JAK Opportunities LLC is a company incorporated in Delaware, U.S. The business address of JAK Opportunities LLC is 17 State Street, 2100 New York, New York 10004.

The Parent cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such Class A ordinary shares.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of Class A ordinary shares registered on its behalf. A Selling Shareholder may sell or otherwise transfer all, some or none of such Class A ordinary shares in this offering. See “Plan of Distribution.”

Related Party Transactions

Contractual Arrangements with the VIEs and Their Respective Shareholders

See “Corporate History and Structure” for a description of the contractual arrangements among the PRC subsidiaries, the VIEs and the shareholders of the VIEs.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Private Placements

See “Description of Share Capital and Other Securities — History of Securities Issuances.”

Share Incentives

See “Management — Share Incentive Plan.”

UK Wisdom Limited

On June 4, 2021, UK Wisdom Limited, a blank check company incorporated as a Cayman Islands exempted company, publicly filed a registration statement in connection with a contemplated initial public offering of 5,000,000 units. The Parent owns an 85% equity interest, and Mao Daqing, the Parent’s founder, director and controlling shareholder, owns a 15% interest through Ucommune Talent Limited, the sponsor of UK Wisdom Limited. Since March 2021, Mr. Mao has served as a director of UK Wisdom Limited, and Mr. Siyuan Wang, the Parent’s chief financial officer, has served as chief financial officer of UK Wisdom Limited.

In June 2021, the Parent entered into a loan agreement with UK Wisdom Limited to provide an interest-free loan of US$3 million for a one-year term from June 8, 2021 to June 7, 2022. The loan is to be repaid in full prior to or upon maturity.

Transaction with JAK Opportunities LLC

On January 26, 2022, the Parent entered into and closed a private placement pursuant to a securities purchase agreement with JAK Opportunities LLC as the purchaser for the offering of certain securities. See “Description of Share Capital and Other Securities — History of Securities Issuances — Issuance of Debenture and JAK Warrants.”

Other Transactions of Ucommune

Transactions with Angela Bai

In August 2020, Angela Bai, spouse of Dr. Daqing Mao, extended two loans of US$1.1 million and RMB8.0 million to Ucommune. One loan had an interest rate of 8.0% per annum with a maturity date of January 4, 2021, and the other had an interest rate of 4.785% per annum with a maturity date of August 15, 2021. In October 2020, Angela Bai lent another loan of RMB1.5 million to Ucommune with interest rate of 4.785% and a maturity date of January 5, 2021. As of December 31, 2021, all outstanding balances to Angela Bai was repaid.

Transactions with Youxiang Group

Ucommune entered into six lease agreements with Youxiang Chuangzhi (Beijing) Technology Service Co., Ltd. and its affiliates, collectively Youxiang Group, an affiliate of Dr. Daqing Mao. Those lease agreements have terms ranging from two years to 20 years, and Ucommune pays daily rents ranging from RMB2.83/m2 to RMB10/m2 with annual increases set forth in the lease agreements.

For the years ended December 31, 2019, 2020 and 2021, the lease expenses incurred in connection with lease agreements with Youxiang Group were RMB22.3 million, RMB12.6 million and RMB5.1 million (US$0.8 million), respectively. As of December 31, 2019, 2020 and 2021, the amounts due to Youxiang Group under these lease agreements were RMB27.9 million, RMB24.6 million and nil, respectively.

Youxiang Group provides property management services to Ucommune. For the years ended December 31, 2019, 2020 and 2021, the expenses incurred in connection with property management services provided by Youxiang Group were RMB3.5 million, RMB3.7 million and RMB5.1 million (US$0.8 million), respectively. As of December 31, 2019, 2020 and 2021, the amounts due to Youxiang Group for property management services were RMB6.2 million, RMB6.4 million and nil, respectively.

In March 2021, Youxiang Group provided a loan of RMB1.0 million due March 22, 2022 with an interest of 4.785% per annum to Ucommune. As of December 31, 2021, the amounts due to Youxiang Group were RMB1.0 million (US$0.2 million). Ucommune incurred aggregate interest expense of RMB141.7 thousand (US$22.2 thousand) on these borrowings in 2021.

Ucommune provides consulting, construction and designing services to Youxiang Group. For the years ended December 31, 2019, 2020 and 2021, revenue generated from Youxiang Group for consulting, construction and designing services was RMB12.1 million, RMB19.3 million and RMB24.6 million (US$3.9 million), respectively. As of December 31, 2019, 2020 and 2021, the amounts due from Youxiang Group for consulting, construction and designing services were RMB14.5 million, RMB20.3 million and RMB18.0 million (US$2.8 million), respectively.

Transactions with Xinjiang Xinzhongshuo

Xinjiang Xinzhongshuo Marketing Co., Ltd., or Xinjiang Xinzhongshuo, was controlled by Zhenfei Wu, the Parent’s chief marketing officer. In 2019, Ucommune procured promotion consulting services from Xinjiang Xinzhongshuo. In 2019, expenses incurred for such services were RMB4.4 million. Ucommune settled all outstanding balances due to Xinjiang Xinzhongshuo in 2019.

Xinjiang Xinzhongshuo sells advertisement distribution resources to Ucommune. For the year ended December 31, 2020 and 2021, the expenses incurred in connection with the purchase of advertisement distribution resources from Xinjiang Xinzhongshuo were RMB5.0 thousand and nil, respectively. As of December 31, 2019, 2020 and 2021, the amounts due to Xinjiang Xinzhongshuo for advertisement distribution services were RMB1.6 million, nil and nil, respectively.

Transactions with Guangdong Advertising Co., Ltd.

Guangdong Advertising Co., Ltd. is an affiliate of Shengguang Zhongshuo and Shengguang Zhongshuo is one of the PRC subsidiaries of the Parent. In 2019, 2020 and 2021, revenues generated from providing marketing services to Guangdong Advertising Co., Ltd. from Ucommune were RMB117.8 million, RMB77.0 million and RMB45.5 million (US$7.1 million), respectively. As of December 31, 2019, 2020 and 2021, the amounts due from Guangdong Advertising Co., Ltd. for marketing services were RMB36.4 million, RMB2.5 million and RMB35.9 million (US$5.6 million), respectively.

Guangdong Advertising Co., Ltd. sells advertisement distribution resources to Ucommune. For the year ended December 31, 2019, 2020 and 2021, the expenses incurred from Guangdong Advertising Co., Ltd. in connection with the purchase of advertisement distribution resources were RMB2.9 million, RMB1.1 million and RMB1.9 million (US$0.3 million), respectively. As of December 31, 2019, 2020 and 2021, the amounts due to Guangdong Advertising Co., Ltd. for advertisement distribution services were nil, RMB1.1 million and nil, respectively.

Transactions with Guangdong Marketing Advertising Group

Guangdong Marketing Advertising Group is a subsidiary of an affiliate of Shengguang Zhongshuo, and Shengguang Zhongshuo is one of the PRC subsidiaries of the Parent. For the year ended December 31, 2019, 2020 and 2021, the expenses incurred from Guangdong Marketing Advertising Group in connection with the purchase of advertisement distribution resources from Ucommune were RMB8.7 million, RMB10.4 million and RMB12.6 million (US$2.0 million), respectively. As of December 31, 2019, 2020 and 2021, the amounts due to Guangdong Marketing Advertising Group for advertisement distribution services were RMB9.2 million, RMB18.7 million and RMB12.3 million (US$1.9 million), respectively.

Description of Share Capital and OTHER SECURITIES

The Parent is an exempted company incorporated under the laws of the Cayman Islands and the Parent’s affairs are governed by its memorandum and articles of association, as amended and restated from time to time, and Companies Act (As Revised) of the Cayman Islands, which are referred to as the “Companies Act” below, and the common law of the Cayman Islands.

The Parent’s share capital consists of ordinary shares. In respect of all of the Parent’s ordinary shares the Parent has power insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the share capital subject to the provisions of the Companies Act and the articles of association and to issue any shares, whether such shares be of the original, redeemed or increased capital, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers under its memorandum and articles of association.

On April 21, 2022, the Parent effected a Share Consolidation of 20 ordinary shares with par value of US$0.0001 each in the Parent’s issued and unissued share capital into one ordinary share with par value of US$0.002 each. As a result, the Share Consolidation became effective at 5 P.M. on April 21, 2022, U.S. Eastern time. No fractional shares were issued in connection with the Share Consolidation. All fractional shares were rounded up to the whole number of shares. Each twenty pre-split ordinary shares outstanding automatically combined and converted to one issued and outstanding ordinary share without any action on the part of the Parent’s shareholders, and the terms of the Parent’s outstanding warrants, unit purchase options, senior convertible debentures and awards under the Parent’s share incentive plans were adjusted automatically without any action on the part of the holders of those warrants, unit purchase options, senior convertible debentures and awards under the Parent’s share incentive plans. Immediately following the Share Consolidation, the Parent’s authorized share capital became US$50,000.00 divided into 25,000,000 ordinary shares of par value of US$0.002 each, comprising (a) 20,000,000 Class A ordinary shares of par value of US$0.002 each and (b) 5,000,000 Class B ordinary shares of par value of US$0.002 each.

The Parent’s authorized share capital as of the date of this prospectus is US$50,000 divided into 25,000,000 ordinary shares of a par value of US$0.002 each, comprising (a) 20,000,000 Class A ordinary shares of par value of US$0.002 each and (b) 5,000,000 Class B ordinary shares of par value of US$0.002 each.

As of the date of this prospectus, after retroactively adjusted to reflect the 20-to-1 Share Consolidation, there are (i) 4,373,728 ordinary shares outstanding, comprising 3,901,106 Class A ordinary shares and 472,622 Class B ordinary shares; (ii) 4,673,225 Prior Warrants outstanding, each exercisable to purchase 0.025 Class A ordinary shares at a price of US$230.00 per full share, and 5,679,011 New Warrants outstanding, each exercisable to purchase 0.05 Class A ordinary share at a price of US$81.00 per full share; (iii) a UPO outstanding, exercisable for 16,651 Class A ordinary shares, 333,002 UPO Warrants to purchase an additional 8,326 Class A ordinary shares and 333,002 UPO Rights to purchase an additional 1,665 Class A ordinary shares; (iv) a US$3,000,000 principal amount 8% senior convertible Debenture outstanding, convertible into up to 625,000 Class A ordinary shares at the Floor Price of US$6.00 (or up to 685,000 Class A ordinary shares if interest accrued on the principal sum of US$3,000,000 is paid in shares); and (iv) JAK Warrants outstanding, including a Series A Warrant to purchase 625,000 Class A ordinary at a floor exercise price of US$6.00 per Class A ordinary share, a Series B Warrant to purchase up to 3,125,000 Class A ordinary shares at a floor exercise price of US$6.00 per 1.25 Class A ordinary shares, and a Series C Warrant to purchase 3,125,000 Class A ordinary shares at a floor exercise price of US$6.00 per Class A ordinary share. All options, regardless of grant dates, will entitle holders to an equivalent number of Class A ordinary shares once the vesting and exercising conditions are met.

The following are summaries of material provisions of the Parent’s amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of the Parent’s ordinary shares.

Objects of the Parent

According to Clause 3 of the Parent’s amended and restated memorandum of association, the objects for which the Parent is established are unrestricted and the Parent shall have full power and authority to carry out any object not prohibited by the Companies Act or as the same may be revised from time to time, or any other law of the Cayman Islands.

Ordinary Shares

General.    The Parent’s ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of the Parent’s issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. The Parent may not issue shares to bearer. The Parent’s shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.    The holders of the Parent’s ordinary shares are entitled to such dividends as may be declared by the Parent’s Board of Directors subject to the Parent’s amended and restated memorandum and articles of association and the Companies Act. In addition, the Parent’s shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Parent’s directors. The Parent’s amended and restated articles of association provide that dividends may be declared and paid out of its profits, realized or unrealized, or from any reserve set aside from profits which its Board of Directors determine is no longer needed. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Act. No dividend may be declared and paid unless the Parent’s directors determine that, immediately after the payment, the Parent will be able to pay its debts as they become due in the ordinary course of business and the Parent has funds lawfully available for such purpose. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights; Meetings of Shareholders.    In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 15 votes, voting together as one class. Voting at any meeting of shareholders is by poll and not on a show of hands.

A quorum required for a meeting of shareholders consists of two or more shareholders holding not less than one-half of the votes attaching to the issued and outstanding shares entitled to vote at general meetings present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. As a Cayman Islands exempted company, the Parent is not obliged by the Companies Act to call shareholders’ annual general meetings. The Parent’s memorandum and articles of association provide that the Parent may (but are not obliged to) in each year hold a general meeting as its annual general meeting in which case the Parent will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. The Parent, however, will hold an annual shareholders’ meeting during each fiscal year, as required by the Listing Rules at the Nasdaq. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Shareholders’ annual general meetings and any other general meetings of the Parent’s shareholders may be called by a majority of its Board of Directors or its chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than one-third of the votes attaching to the issued and outstanding shares entitled to vote at general meetings, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, the Parent’s amended and restated memorandum and articles of association do not provide the Parent’s shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least fifteen (15) days is required for the convening of the Parent’s annual general meeting and other general meetings unless such notice is waived in accordance with the Parent’s articles of association.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution also requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to the Parent’s amended and restated memorandum and articles of association.

Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Ordinary Shares.    Subject to the restrictions in the Parent’s amended and restated memorandum and articles of association as set out below, any of the Parent’s shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by the Parent’s Board of Directors.

The Parent’s Board of Directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which the Parent has a lien. The Parent Board of Directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with the Parent, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the Parent’s Board of Directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the Nasdaq may determine to be payable or such lesser sum as the Parent’s directors may from time to time require is paid to the Parent in respect thereof.

If the Parent’s directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the Nasdaq, be suspended and the register closed at such times and for such periods as the Parent’s Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as the Parent’s Board of Directors may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), if the assets available for distribution amongst the Parent’s shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Parent’s shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Parent for unpaid calls or otherwise. If the Parent’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by the Parent’s shareholders in proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of ordinary share will be the same in any liquidation event. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

Calls on Shares and Forfeiture of Shares.    The Parent’s Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares.    The Parent may issue shares on terms that such shares are subject to redemption, at the Parent’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by the Parent’s Board of Directors. The Parent may also repurchase any of its shares provided that the manner and terms of such purchase have been approved by its Board of Directors or are otherwise authorized by its memorandum and articles of association. Under the Companies Act, the redemption or repurchase of any share may be paid out of the Parent’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding, or (c) if the company has commenced liquidation. In addition, the Parent may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    If at any time the Parent’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not the Parent is being wound-up, may be varied with the consent in writing of a majority the holders of the issued shares of that class or series or with the sanction of an ordinary resolution at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.    Holders of the Parent’s ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of its list of shareholders or its corporate records (except for the memorandum and articles of association, special resolutions which have been passed by its shareholders, its register of mortgages and charges, and a list of its current directors). However, the Parent will provide its shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares.    The Parent’s amended and restated memorandum of association authorizes the Parent’s Board of Directors to issue additional ordinary shares from time to time as the Parent’s Board of Directors shall determine, to the extent of available authorized but unissued shares.

The Parent’s amended and restated memorandum of association also authorizes the Parent’s Board of Directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights, voting rights; and

•        the rights and terms of redemption and liquidation preferences.

The Parent’s Board of Directors may issue preferred shares without action by its shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Changes in Capital.    The Parent may from time to time by ordinary resolutions:

•        increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•        consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;

•        divide its share into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential deferred, qualified or special rights, privileges, conditions or such restrictions;

•        sub-divide its existing shares, or any of them into shares of a smaller amount that is fixed by its amended and restated memorandum and articles of association; and

•        cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the Companies Act and its memorandum and articles of association with respect to matters to be dealt with by ordinary resolution, the Parent may, by special resolution, reduce its share capital and any capital redemption reserve in any manner authorized by law.

Anti-Takeover Provisions.    Some provisions of its amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of the Parent or management that shareholders may consider favorable, including provisions that authorize the Parent’s Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by its shareholders.

Exempted Company.    The Parent is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Register of Members

Under the Cayman Companies Act, the Parent must keep a register of members and there should be entered therein:

•        the names and addresses of the Parent’s members, together with a statement of the shares held by each member, and such statement shall confirm (i) of the amount paid or agreed to be considered as paid, on the shares of each member, (ii) the number and category of shares held by each member, and (iii) whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

Under Cayman Islands law, the Parent’s register of members is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands Law to have legal title to the shares as set against its name in the register of members. The Parent will perform the procedure necessary to immediately update the register of members to record and give effect to the issuance of shares by the Parent. Once the Parent’s register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from the Parent’s register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the Parent, the person or member aggrieved (or any member of the Parent or the Parent itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Warrants

Prior Warrants

As of the date of this prospectus, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effective on April 21, 2022, there are 4,673,225 Prior Warrants outstanding, each exercisable to purchase 0.025 Class A ordinary shares at a price of US$230 per full share. The Parent will not issue fractional shares. As a result, a holder of the Prior Warrants must exercise its Prior Warrants in multiples of 40, at a price of US$230 per full share, subject to adjustment, to validly exercise the Prior Warrants. The Prior Warrants will expire five years after the consummation of the Business Combination.

The Parent may redeem the outstanding Prior Warrants (excluding the private warrants that are part of the 220,000 units the Parent issued at a price of US$10.00 (before the Share Consolidation) per unit in a private placement to Everstone Investments, LLC and Chardan Capital Markets LLC), in whole and not in part, at a price of US$0.01 (before the Share Consolidation) (or, US$0.20 after retroactively adjusted to reflect the Share Consolidation) per Prior Warrant:

•        at any time while the Prior Warrants are exercisable,

•        upon a minimum of 30 days’ prior written notice of redemption,

•        if, and only if, the last sales price of the Parent’s ordinary shares equals or exceeds US$16.50 (before the Share Consolidation) (or, US$330.00 after retroactively adjusted to reflect the Share Consolidation) per share for any 20 trading days within a 30 trading day period ending three business days before the Parent sends the notice of redemption, and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying the Prior Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and the Parent issues a notice of redemption, each holder of the Prior Warrants can exercise his, her or its Prior Warrants prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the US$16.50 (before Share Consolidation) (or, US$330.00 after retroactively adjusted to reflect the Share Consolidation) trigger price as well as the US$11.50 (before the Share Consolidation) (or, US$230.00 after retroactively adjusted to reflect the Share Consolidation) warrant exercise price per full share after the redemption notice is issued and not limit the Parent’s ability to complete the redemption.

If the Parent calls the Prior Warrants for redemption as described above, the Parent’s management will have the option to require all holders of the Prior Warrants that wish to exercise the Prior Warrants to do so on a “cashless basis.” In such event, each holder of the Prior Warrants would pay the exercise price by surrendering the whole Prior Warrant for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the Prior Warrants, multiplied by the difference between the exercise price of the Prior Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Prior Warrants. Whether the Parent will exercise its option to require all holders of Prior Warrants to exercise their Prior Warrants on a “cashless basis” will depend on a variety of factors including the price of the Parent’s ordinary shares at the time the Prior Warrants are called for redemption, the Parent’s cash needs at such time and concerns regarding dilutive share issuances.

New Warrants

As of the date of this prospectus, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effective on April 21, 2022, there are 283,951 New Warrants outstanding, each exercisable to purchase 0.05 Class A ordinary share at a price of US$81.00 per full share. The Parent will not issue fractional shares. As a result, a holder of the New Warrants must exercise its New Warrants in multiples of 20, at a price of US$81.00 per full share, subject to adjustment, to validly exercise the New Warrants. The New Warrants will expire five years from the date of issuance.

The following is a brief summary of certain terms and conditions of the New Warrants (after retroactively adjusted to reflect the 20-to-1 Share Consolidation effective on April 21, 2022) and is subject in all respects to the provisions contained in the New Warrants accompanying the Class A ordinary shares and the Warrant Agent Agreement.

Form.    The New Warrants are issued in electronic certificated form.

Term.    The New Warrants are exercisable on the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercisability.    The New Warrants are exercisable, at the option of each holder, in whole or in part by delivering to the Parent a duly executed exercise notice and payment in full for the number of Class A ordinary shares purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of Class A ordinary shares issuable upon exercise of the New Warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the Class A ordinary shares. If the Parent effects a merger, consolidation, sale of substantially all of its assets, or other similar transaction, then, upon any subsequent exercise of a New Warrant, the New Warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of Class A ordinary shares then issuable upon exercise in full of the New Warrant.

Exercise Price.    The exercise price of the New Warrants is US$81.00 per Class A ordinary share. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise. Subject to limited exceptions, a holder of New Warrants will not have the right to exercise any portion of the New Warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of Class A ordinary shares outstanding immediately after giving effect to its exercise. The holder, upon notice to the Parent, may increase or decrease the beneficial ownership limitation provisions of the New Warrant, provided that in no event shall the limitation exceed 9.99% of the number of Class A ordinary shares outstanding immediately after giving effect to the exercise of the New Warrant.

Cashless Exercise.     If the Parent fails to maintain the effectiveness of the registration statement and current prospectus relating to the common shares issuable upon exercise of the New Warrants the holders of the New Warrants shall have the right to exercise the New Warrants solely via a cashless exercise feature provided for in the New Warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the holder would be entitled to receive a number of Class A ordinary shares in accordance with certain formula set forth in the New Warrant.

Delivery of Class A ordinary shares.    The Parent shall deliver the Class A ordinary share underlying the New Warrants to the holders exercising such New Warrants by no later than 5:00 P.M. New York City time on the second trading day following the New Warrants exercise date, provided the funds in payment of the exercise price for such New Warrants have cleared on the trading day following the exercise date.

No Fractional Shares.    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the New Warrants, and the number of New Warrants will be rounded to the nearest whole number.

Transferability.    Subject to applicable laws and restrictions, a holder may transfer a New Warrant upon surrender of the New Warrant to the Parent with a completed and signed assignment in the form attached to the New Warrant. The transferring holder will be responsible for any tax that liability that may arise as a result of the transfer.

Authorized Shares.    During the period the New Warrants are outstanding, the Parent will reserve from its authorized and unissued ordinary shares a sufficient number of shares to provide for the issuance of Class A ordinary shares underlying the New Warrants upon the exercise of the New Warrants.

No Market.    There is no public trading market for the New Warrants and the Parent does not intend that they will be listed for trading on Nasdaq or any other securities exchange or market.

Exchange Listing.    The Class A ordinary shares and the Prior Warrants of the Parent are currently listed on Nasdaq under the symbols “UK,” and “UCOMW,” respectively. The New Warrants are not listed on Nasdaq or any national securities exchange or market.

Fundamental Transactions.    In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of the Parent’s assets, tender offer or exchange offer, reclassification of the Parent’s ordinary shares or the consummation of a transaction whereby another entity acquires more than 50% of the Parent’s outstanding voting power, then the holder shall have the right to receive for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of ordinary shares of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the New Warrant is exercisable immediately prior to such event.

Right as a Shareholder.    Except as otherwise provided in the New Warrants or by virtue of such holder’s ownership of the Parent’s ordinary shares, the holders of the New Warrants do not have the rights or privileges of holders of the Class A ordinary shares until they receive the Class A ordinary shares underlying the New Warrants.

Waivers and Amendments.    Any term of the New Warrants issued may be amended or waived with the written consent of holders of the New Warrants. The New Warrants were issued pursuant to a warrant agent agreement by and between the Parent and American Stock Transfer & Trust Company LLC, the warrant agent.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to the Parent and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissenting minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of not less than 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, the Parent will normally be the proper plaintiff to sue for a wrong done to the Parent as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Parent’s memorandum and articles of association provides that that the Parent shall indemnify its officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the Parent’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the Parent or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, the Parent has entered into indemnification agreements with its directors and executive officers that provide such persons with additional indemnification beyond that provided in its amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Parent’s directors, officers or persons controlling the Parent under the foregoing provisions, the Parent has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and the Parent’s amended and restated articles of association provide that the Parent’s shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Parent’s amended and restated articles of association allow the Parent’s shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of the Parent entitled to vote at general meetings to requisition an extraordinary general meeting of the Parent’s shareholders, in which case the Parent’s Board of Directors is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, the Parent’s amended and restated articles of association do not provide the Parent’s shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings not called by such shareholders. As an exempted Cayman Islands company, the Parent is not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but the Parent’s amended and restated articles of association do not provide for cumulative voting. As a result, the Parent’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Parent’s amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of the Parent’s shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (a) gives notice in writing to the company that he resigns the office of director; (b) dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; (c) is prohibited by any applicable law or designated stock exchange rules from being a director; (d) is found to be or becomes of unsound mind; or (e) is removed from office pursuant to any other provision of the Parent’s amended and restated memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, the Parent cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands laws, including the duty to ensure that, in their opinion, any such transactions must be entered into bona fide in the best interests of the company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and the Parent’s amended and restated articles of association, if the Parent’s share capital is divided into more than one class of shares, the Parent may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and the Parent’s amended and restated memorandum and articles of association, the Parent’s memorandum and articles of association may only be amended by a special resolution of the Parent’s shareholders.

Rights of Nonresident or Foreign Shareholders.    There are no limitations imposed by the Parent’s amended and restated memorandum and articles of association on the rights of nonresident or foreign shareholders to hold or exercise voting rights on the Parent’s shares. In addition, there are no provisions in amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of the Parent’s securities issuances in the past three years.

Ordinary Shares and Warrants

On May 16, 2019, Ucommune Group Holdings issued a total of 70,333,091 ordinary shares at par value of US$0.0001 per share (or, approximately 3,516,665 ordinary shares at par value of US$0.002 per share if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) to Zhaozy Limited, Dynamic Youth Limited, Cinaus Holdings Limited, Baixh Limited, Maodq Limited, Brian Zhao Limited, Linkgtrend Investment Limited, Lintrend Investment Limited, Qinjun Limited, Mainto Capital Limited, Pine Wine Holdings Limited, Hezk Limited, Everest Capital-UC Limited, Majun Limited, Urshare International Limited, Dai WF Limited, Yuzl Limited, Yangtong Limited, Assemble Bonanza Investment Limited, Yipei Global Holding Limited, Fusl Limited, Hong Kong Junfa Property Company Limited, GanJH Limited, JiangM International Limited, Aisijia Company Limited, Prometheus YK Holding Limited, BECL Star Holding Ltd, FanXC Limited, DaiC Holdings Limited and Shanghai Fengluo Enterprise Management Consulting Partnership (Limited Partnership). These shares were exchanged for the Parent’s ordinary shares at the rate of 0.4783 upon completion of the Business Combination.

On June 21, 2019, Ucommune Group Holdings issued a total of 20,313,269 ordinary shares at par value of US$0.0001 per share (or, approximately 1,015,664 ordinary shares at par value of US$0.002 per share if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) to Max Harmony Limited, AJX Limited, Uke Overseas Investment Limited, Yirun Silver Limited, Suzhou Industry Park Gaorong Growth Investment Center (Limited Partnership), PinHui International Investment Limited, Locals Winwin Limited, Sichuan XinWen Investment Co., LTD, Pure Idea International Limited, Jiaxing Chuanghehuijin Equity Investment Partnership Enterprise (Limited Partnership), Hangzhou Shenghang Jinghe Investment Management L.P., Songdu Culture & Tourism Development Co., Limited, Silk Road Kechuang Investment Center Ltd. and Shanghai Wuhui Management Consulting Partnership (Limited Partnership). These shares were exchanged for the Parent’s ordinary shares at the rate of 0.4783 upon completion of the Business Combination.

On August 28, 2019, Ucommune Group Holdings issued a total of 40,666,624 ordinary shares at par value of US$0.0001 per share (or, approximately 2,033,332 ordinary shares at par value of US$0.002 per share if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) to Majun Limited, Shanghai Wuhui Management Consulting Partnership (Limited Partnership), Silk Road Kechuang Investment Centre Ltd., Xingpai Group Limited, ShiY Limited, Yi Pin Xuan International Limited, HODE LIMITED, SundayRiver Limited, Aplus Youke Holdings Limited, XSpecies Company Limited, Fiji Pine Group Limited, Future Fortune First Group Limited, CEG Beaux Associated Co., Ltd., Tembusu IV UCOM Ltd., Plum Angel Investment Co., Ltd., Tembusu Limited., Ideate Investments Limited, Cyanhill Capital Limited, WEDO A HOLDING LIMITED, WEDO B HOLDING LIMITED, Guohui (HK) Holdings Co., Limited, Junhao Holdings Limited, WilsonR Limited, CDL International Limited, GYY International Limited, Genius Choice International Limited, Rich Enterprise Holdings Ltd., Valencia & JONSON International Limited, Talent Found Limited, Dongyiyuanda Limited, Daga Architects Limited, iZest Limited and Bannong Holdings Limited. These shares were exchanged for the Parent’s ordinary shares at the rate of 0.4783 upon completion of the Business Combination.

On August 2, 2019, the predecessor of the Parent issued the Prior Warrants to purchase 2,336,612 Class A ordinary shares, each exercisable to purchase one-half (1/2) of one Class A ordinary share at a price of US$11.50 per full share (or, 116,831 Class A ordinary shares, each exercisable to purchase 0.025 Class A ordinary shares at a price of US$230.00 per full share if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022). The Parent will not issue fractional shares. As a result, a holder of the Prior Warrants must exercise its Prior Warrants in multiples of two (prior to the Share Consolidation) or 40 (after the Share Consolidation), at a price of US$11.50 per full share (or US$230.00 per full share if retroactively adjusted to reflect the Share Consolidation), subject to adjustment, to validly exercise the Prior Warrants. The Prior Warrants will expire five years after the consummation of the Business Combination. For details, see “— Warrants — Prior Warrants.”

In the Parent’s registered offering of Class A shares and New Warrants consummated in February 2021, the Parent issued and sold an aggregate of 4,938,271 Class A ordinary shares and 4,938,271 New Warrants, each exercisable for one Class A ordinary shares, at a combined public offering price of US$4.05 (or, 246,914 Class A ordinary shares and 4,938,271 New Warrants, each exercisable for 0.05 class A ordinary shares, at a combined public offering price of US$81.00 if retroactively adjusted to reflect the Share Consolidation), less the underwriting discounts and commissions. Concurrently, the underwriter exercised the option to purchase an additional 740,740 New Warrants (prior to the Share Consolidation) from the Parent at a price of US$0.01 (prior to the Share Consolidation) per Warrant, less the underwriting discounts and commissions. The Parent will not issue fractional shares. As a result, a holder of the New Warrants must exercise its New Warrants in multiples of one (prior to the Share Consolidation) or 20 (after the Share Consolidation), at a price of US$4.05 per full share (or US$81.00 per full share if retroactively adjusted to reflect the Share Consolidation), subject to adjustment, to validly exercise the New Warrants. The New Warrants will expire five years after the date of issuance. For details, see “— Warrants — New Warrants.”

On May 25, 2021, the Parent issued an aggregate of 2,000,000 Class A ordinary shares (or, 100,000 Class A ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) to 34 investors as recipients of earn-out payments pursuant to the merger agreement dated June 29, 2020 in connection with the Business Combination.

Unit Purchase Option

The Parent issued to Chardan Capital Markets LLC, or Chardan, (and its designees), for US$100, an option to purchase 300,000 units exercisable initially at US$11.50 per unit (or an aggregate exercise price of US$3,450,000) commencing on the later of February 2, 2020 and the consummation of a Business Combination. In connection with the underwriters election to partially exercise their over-allotment option on August 28, 2019, the Parent issued an additional 33,002 unit purchase options to Chardan and its designees. The UPO may be exercised for cash or on a cashless basis, at the holder’s option, and expires August 2, 2024. Each unit consists of one Class A ordinary share, one UPO Warrant and one UPO Right. Each UPO Warrant was initially exercisable to purchase one-half of one Class A ordinary share at an exercise price of US$11.50 per whole share, and each UPO Right will convert into one-tenth (1/10) of one Class A ordinary share, subject to adjustment. In March 2021, the Parent and Chardan agreed to amend the exercise price of UPOs and UPO Warrants to US$3.05.

On April 21, 2022, upon the effectiveness of the Share Consolidation, the terms of the unit, UPO Warrant and UPO Right were adjusted automatically to the following:

•        Each unit consists of 0.5 Class A ordinary shares, one UPO Warrant and one UPO Right. Each UPO Warrant was initially exercisable to purchase 0.025 Class A ordinary shares at an exercise price of US$61.00 per whole share, and each UPO Right will convert into 0.005 Class A ordinary share, subject to adjustment.

Convertible Note Issued to All-Stars SPX Limited

On January 11, 2019, pursuant to a note purchase agreement dated December 24, 2018, Ucommune Group Holdings issued a convertible promissory note due on January 9, 2020, in the principal amount of US$10 million to All-Stars, which was assumed by the Parent upon the closing of the Business Combination. Maodq Limited, a wholly-owned subsidiary of Dr. Daqing Mao, pledged 697,977 (or, 34,899 if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) of the Parent’s ordinary shares to All-Stars for securing the loan extended by All-Stars to the Parent under the convertible promissory note.

The convertible note bears a simple interest at the rate of eight percent per annum. According to the note purchase agreement, as long as the convertible promissory note is outstanding, All-Stars, as the note holder, shall enjoy the following rights:

Pre-emptive right.    All-Stars has a pre-emptive right to purchase any new shares or securities issued by the Parent to third parties based on All-Stars’ percentage ownership in the Parent on a pro rata, fully diluted and as-converted basis.

Information and Inspection Rights.    The Parent will deliver to All-Stars:

•        audited annual consolidated financial statements of Ucommune Venture, Ucommune (Hong Kong) Limited and Ucommune Singapore Pte. Ltd., including without limitation, the balance sheet as of the end of such fiscal year and statements of income, shareholders’ equity, and cash-flow for such fiscal year (each audited and certified by an accounting firm designated by the board), within one hundred and twenty (120) days after the end of each fiscal year;

•        unaudited quarterly management accounts of Ucommune Venture, Ucommune (Hong Kong) Limited and Ucommune Singapore Pte. Ltd., within forty-five (45) days after the end of each fiscal quarter; and

•        copies of all documents or other information filed with and disclosed under the request of any stock exchange or securities regulatory authority.

As a result of All-Stars’ information and inspection rights, All-Star might be in possession of material non-public information of the Parent from time to time and therefore be subject to certain trading restrictions under U.S. securities laws. For example, All-Star shall comply with the trading restrictions under applicable securities laws and shall prevent the disclosures of material non-public information when the Parent delivers its non-public information to All-Stars.

In addition, within twelve (12) months from the date All-Stars wires the principal amount to the Parent, in the case that the Parent issues new shares in class(es) that is different from the class(es) of shares that All-Stars may invest in to any third party, All-Stars shall be entitled to any more favorable investment rights or privileges granted to such third parties by the Parent if such more favorable rights or privileges be granted to the third parties.

In accordance with the convertible promissory note, subject to certain conditions, if the next round financing occurs before maturity, All-Stars has the right to convert US$5 million, US$4 million and US$1 million of the principal amount and all accrued interest thereon into the Parent’s shares issued in that round, at the conversion price determined based on the Parent’s pre-money valuation at US$800 million, US$1,360 million and US$2,500 million, respectively, on a fully diluted and as converted basis. Upon conversion, All-Stars will be entitled to the rights for the holder of shares in the same class(es) as the converted shares (including but not limited to, any information rights, preemptive rights, first refusal and co-sale rights, voting right, and registration rights) set forth in the relevant memorandum and articles of association, shareholders’ agreement and other related documents.

On July 6, 2020, Ucommune Group Holdings entered into an amended note purchase agreement with All-Stars, which was assumed by the Parent at the closing of the Business Combination. Pursuant to the amended note purchase agreement, the Parent issued a note in the principal amount of US$11.2 million to All-Stars, and upon the issuance of the note, the convertible promissory note with All-Stars issued on January 11, 2019 terminated. The repayment of principal amount and any accrued but unpaid interest under the amended note purchase agreement was divided into five separate installments, the last of which was settled in November 2020. In December 2020, the pledge of the Parent’s ordinary shares by Maodq Limited was released.

Business Combination

On November 17, 2020, the Parent consummated a business combination pursuant to a merger agreement with Orisun Acquisition Corp. and certain other parties. Following the business combination, Ucommune Group Holdings became a wholly owned subsidiary of the Parent (Ucommune International Ltd.) In connection with the closing of business combination, as of November 18, 2020, certain backstop investors had invested an aggregate amount of US$68.0 million pursuant to backstop agreements, including an aggregate investment of US$60.9 million in a PIPE financing.

Issuance of Debenture and JAK Warrants

On January 26, 2022, the Parent entered into and closed a private placement pursuant to the January 2022 Securities Purchase Agreement with JAK Opportunities LLC as the purchaser for the offering of:

•        A US$3,000,000 principal amount 8% senior convertible Debenture. The Debenture matures on January 25, 2023 and pays interest in cash at the rate of 8.0% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on April 1, 2022. The Parent may also elect to pay accrued interest in Class A ordinary shares at a rate of 12.0% per annum, assuming a conversion rate equal to the lesser of (a) the conversion price then in effect or (b) the average of the volume weighted average price of Class A ordinary shares for the five consecutive trading days ending on the applicable interest payment date. The Debenture is convertible at the option of the Purchaser into Class A ordinary shares equal to 125% of the principal amount of the Debenture at an initial conversion price equal to the lesser of (i) US$1.00, subject to certain adjustments, and (ii) 100% of the lowest daily volume weighted average price of Class A ordinary shares during the ten consecutive trading days prior to the conversion date;

•        A Series A Warrant to purchase 3,750,000 Class A ordinary shares at an exercise price of US$4.05 per Class A ordinary share. The Series A Warrant is exercisable immediately and expires on January 26, 2029;

•        A Series B Warrant to purchase a total of 18,750,000 Class A ordinary shares at an exercise price of US$1.00 per 1.25 Class A ordinary shares (equivalent to an exercise price of US$0.80 per Class A ordinary share), each exercise of which entitles the Series B Warrant holder to deduct 10% from the exercise price. The exercise price shall be subject to a one-time downward adjustment to match the lowest volume weighted average price of the Class A ordinary shares on the ten consecutive trading days immediately following the Effective Date. The Series B Warrant is exercisable immediately and expires on the twelve month anniversary of the Effective Date; and

•        A Series C Warrant to purchase 18,750,000 Class A ordinary shares at an exercise price of US$4.05 per Class A ordinary share. 50% of Series C Warrant vested upon issuance, and 50% of the Series C Warrant shall vest proportionately based on the number of Series B Warrants exercised. The Series C Warrant shall expire on the seven year anniversary of Effective Date.

Under the Securities Purchase Agreement, the Parent agreed not to undertake any action which (i) alters or changes the rights, preferences or privileges of the Debenture as a class, (ii) results in the company incurring any debt incurred not in the ordinary course of the business, or (iii) alters or amends the Parent’s amended and restated articles of association. The Parent also agreed to maintain a minimum net cash position in cash or marketable securities of no less than US$1.0 million as long as the Debenture is outstanding. In addition, the Parent granted the Purchaser a 36-month right to participate in certain future financings, up to a level of 25%.

Subject to the Parent’s compliance with certain conditions, the Parent may redeem the Debenture in cash at 120% premium. Upon any optional redemption, the Parent is obligated to issue the Purchaser Series A Warrants to purchase a number of Class A ordinary shares equal to 60% of the principal amount of the Debenture subject to optional redemption, divided by the then conversion price.

The Debenture contains certain events of default (including, but not limited to, default in payment of principal or interest; breaches of covenants, agreements, representations or warranties; an event of default under the transaction documents in connection with the offering; receipt of a deficiency or non-compliance notice from, or ineligibility from listing or quotation for trading on, Nasdaq; changes in control and fundamental transactions; certain bankruptcy events; certain payment defaults with respect to indebtedness; and the entering or filing of certain monetary judgments against the Parent), subject to waiver by the Purchaser. Upon an event of default, the outstanding principal amount of the Debenture for a premium, plus liquidated damages, interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Purchaser’s election, immediately due and payable in cash. The Parent is also subject to certain negative covenants under the Debenture, including but not limited to, the incurrence of indebtedness, liens on assets, amendment of charter documents, repayment or repurchase of securities or certain debt, the payment of dividends and affiliate transactions.

The conversion price of the Debenture and the exercise price of the JAK Warrants are subject to adjustments upon certain events, including stock splits, stock dividends, subsequent equity transactions (other than specified exempt issuances), subsequent rights offerings and fundamental transactions. If the Parent fails to timely deliver the Class A ordinary shares upon any conversion of the Debenture or exercise of the JAK Warrants, the Parent will be subject to certain liquidated damages and buy-in provisions.

Notwithstanding anything to the contrary in the Securities Purchase Agreement, Debenture, JAK Warrants or related transaction documents, neither the conversion price of the Debentures nor the exercise price of the JAK Warrants shall be lower than the Floor Price of US$0.30 (or, US$6.00 if retroactively adjusted to reflect the

20-to-1 Share Consolidation effected on April 21, 2022). The Floor Price shall be proportionately decreased upon a stock split or share subdivision of Class A ordinary shares, and shall be proportionately increased in the case of a reverse stock split or share combination of Class A ordinary shares. While the Debenture and JAK Warrants remain outstanding, the Parent will not issue Class A ordinary shares or Class A ordinary share equivalents at a price per share or with a conversion or exercise price per share, as applicable, that is below the Floor Price without the prior written consent of the Purchaser.

On April 21, 2022, upon the effectiveness of the Share Consolidation, the terms of the Debenture and JAK Warrants were adjusted automatically to the following:

•        The Debenture is convertible at the option of the Purchaser into Class A ordinary shares equal to 125% of the principal amount of the Debenture at an initial conversion price equal to the lesser of (i) US$20.00, subject to certain adjustments set forth in the Debenture, and (ii) 100% of the lowest daily volume weighted average price of Class A ordinary shares during the ten consecutive trading days prior to the conversion date, provided that in no event shall the conversion price be lower than the Floor Price, subject to adjustment upon a stock split, share subdivision, reverse stock split or share combination of ordinary shares;

•        The Series A Warrant is exercisable to purchase 187,500 Class A ordinary shares at an initial exercise price of US$81.00 per Class A ordinary share (subject to adjustment pursuant to the terms therein), provided that in no event shall the exercise price be lower than the Floor Price, subject to adjustment upon a stock split, share subdivision, reverse stock split or share combination of ordinary shares.

•        The Series B Warrant is exercisable to purchase a total of 937,500 Class A ordinary shares at an initial exercise price of US$20.00 per 1.25 Class A ordinary shares (equivalent to an exercise price of US$16.00 per Class A ordinary share), each exercise of which entitles the Series B Warrant holder to deduct 10% from the exercise price. The exercise price shall be subject to a one-time downward adjustment to match the lowest volume weighted average price of the Class A ordinary shares on the ten consecutive trading days immediately following the Effective Date, provided that in no event shall the exercise price be lower than the Floor Price, subject to adjustment upon a stock split, share subdivision, reverse stock split or share combination of ordinary shares and

•        The Series C Warrant is exercisable to purchase 937,500 Class A ordinary shares at an initial exercise price of US$81.00 per Class A ordinary share (subject to adjustment pursuant to the terms therein); and shall be lower than the Floor Price, provided that in no event shall the exercise price be lower than the Floor Price, subject to adjustment upon a stock split, share subdivision, reverse stock split or share combination of ordinary shares.

Effective May 13, 2022, the conversion price of the Debenture was adjusted to be the Floor Price of US$6.00, and the terms of the JAK Warrants were further adjusted to be the following:

•        the Series A Warrant entitles the holder to purchase 625,000 Class A ordinary shares at an exercise price equaling to the Floor Price of US$6.00 per Class A ordinary share. The Series A Warrant is exercisable immediately and expires on January 26, 2029;

•        the Series B Warrant entitles the holder to purchase a total of 3,125,000 Class A ordinary shares at an exercise price equaling to the Floor Price of US$6.00 per 1.25 Class A ordinary shares (equivalent to an exercise price of US$4.8 per Class A ordinary share), each exercise of which entitles the Series B Warrant holder to deduct 10% from the aggregate exercise price. The Series B Warrant is exercisable immediately and expires on the twelve month anniversary of the Effective Date; and

•        the Series C Warrant entitles the holder to purchase 3,125,000 Class A ordinary shares at an exercise price equaling to the Floor Price of US$6.00 per Class A ordinary share. 50% of Series C Warrant vested upon issuance, and 50% of the Series C Warrant shall vest proportionately based on the number of Series B Warrants exercised. The Series C Warrant shall expire on the seven year anniversary of Effective Date.

Options granted under Share Incentive Plan

See “Management — Share Incentive Plan.”

Shares Eligible for Future Sale

As of the date of this prospectus, after retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022:

•        the Parent’s authorized share capital is US$50,000 divided into 25,000,000 ordinary shares of par value of US$0.002 each, consisting of:

•        20,000,000 Class A ordinary shares of par value of US$0.002 each, and

•        5,000,000 Class B ordinary shares of par value of US$0.002 each;

•        4,373,728 ordinary shares, comprising 3,901,106 Class A ordinary shares and 472,622 Class B ordinary shares, are issued and outstanding;

•        10,352,236 Warrants to purchase Class A ordinary shares are outstanding;

•        a UPO is outstanding, exercisable for 16,651 Class A ordinary shares, 333,002 UPO Warrants to purchase an additional 8,326 Class A ordinary shares and 333,002 UPO Rights to purchase an additional 1,665 Class A ordinary shares;

•        a US$3,000,000 principal amount 8% senior convertible Debenture convertible into up to 625,000 Class A ordinary shares at the Floor Price of US6.00 (or up to 685,000 Class A ordinary shares if interest accrued on the principal sum of US$3,000,000 is paid in shares) is outstanding; and

•        JAK Warrants to purchase up to an aggregate of 6,875,000 Class A ordinary shares (the Series A Warrant and the Series C Warrant exercisable at the Floor Price per Class A ordinary share and the Series B Warrant exercisable at the Floor Price per 1.25 Class A ordinary shares) are outstanding.

Sales of substantial amounts of the ordinary shares in the public market could adversely affect prevailing market prices of the ordinary shares.

Rule 144

In general, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least six months may sell its ordinary shares provided that, at the time of a sale, such person is not, and has not been during the three months preceding the sale, the Parent’s affiliate, subject to the availability of current public information about the Parent, and subject to the restrictions on the use of Rule 144 by former shell companies below.

Persons who are the Parent’s affiliates and have beneficially owned the Parent’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•        1% of the then outstanding ordinary shares; or

•        the average weekly trading volume of the Parent’s ordinary shares of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by the Parent’s affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about the Parent.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company, unless following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and

•        at least one year has elapsed from the time that the issuer filed current Form 20-F type information with the SEC reflecting its status as an entity that is not a shell company.

Following the consummation of the Business Combination, the Parent has no longer been a shell company. Once the conditions set forth in the exceptions listed above are satisfied, Rule 144 is available for the resale of the above noted restricted securities.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

The Parent is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that the Parent sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by the Parent’s affiliates.

Subject to certain limitations, holders of the Parent’s restricted shares who are not the Parent’s affiliates or who are the Parent’s affiliates by virtue of their status as the Parent’s officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

•        none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

•        in the case of a sale of the Parent’s restricted shares by an officer or director who is the Parent’s affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of the Parent’s restricted shares who will be the Parent’s affiliate other than by virtue of his or her status as the Parent’s officer or director.

Agreements in Connection with the Business Combination

Registration Rights

In connection with the Business Combination, the Parent entered into backstop agreements with a number of investors. The backstop agreements provide that holders of the PIPE shares can, at any time after the consummation of the Business Combination and subject to certain conditions set forth in the backstop agreements, make up to two demands that the Parent registers the applicable Class A ordinary shares. In addition, pursuant to the backstop agreements, the holders of PIPE shares have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the Business Combination.

Escrow Agreements

1,321,011 Class A ordinary shares (or, 66,051 Class A ordinary shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) owned by the Parent’s initial shareholders following the Business Combination were placed in an escrow account and will be released and available for sale as early as six months from the date of the Business Combination, provided that 50% of such shares will be released on the date on which the closing price of the shares equals or exceeds US$12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) (or US$250.00 if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination. In July 2021, these 1,321,011 shares (or, 26,875 shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) were released and became eligible for trading in the public market.

The Parent also entered into an escrow agreement in connection with Ucommune Group Holdings’ indemnification obligations under the merger agreement for the Business Combination. 3,140,567 ordinary shares escrow shares (or, 157,029 ordinary shares escrow shares if retroactively adjusted to reflect the 20-to-1 Share Consolidation effected on April 21, 2022) (which will not be fully paid at issuance) are held in escrow for the escrow period, which ends approximately six months following the closing date of the Business Combination, to satisfy any potential claims against the former Ucommune Group Holdings shareholders brought pursuant to the merger agreement. In July 2021, these 3,140,567 shares (or, 157,029 shares if retroactively adjusted to reflect the Share Consolidation) were released and became eligible for trading in the public market.

The escrow shares were issued as partly paid. During the escrow period, the former Ucommune Group Holdings shareholders shall be entitled to vote and to receive dividends on the escrow shares. If any claims are to be satisfied by withholding part of or all of the escrow shares from the Ucommune Group Holdings shareholders at the end of the escrow period, the Parent will forfeit and cancel those escrow shares. Any escrow shares released from the escrow account and transferred by the escrow agent to the Ucommune Group Holdings shareholders will be deemed fully paid ordinary shares as of the time of such release and transfer and no Ucommune Group Holdings shareholders will be required to pay any additional amount (in cash or otherwise) to the Parent in connection with the receipt of fully paid ordinary shares.

Agreements in Connection with the Debenture and JAK Warrants

Registration Rights

Pursuant to a registration rights agreement, or the January 2022 Registration Rights Agreement, between the Parent (Ucommune International Ltd) and JAK Opportunities LLC as the purchaser, dated January 26, 2022, the Parent agreed to file a registration statement registering the resale of the Class A ordinary shares underlying the Debenture and the JAK Warrants 60 days from the date of the January 2022 Registration Rights Agreement. The Parent also agreed to have the registration statement declared effective within 120 days from the date of the January 2022 Registration Rights Agreement. In addition, the Parent agreed to pay the purchaser, as partial liquidated damages, a fee of 2.0% of the purchaser’s subscription amount per month in cash upon the occurrence of certain events, including the failure to file or have the registration statement declared effective within agreed periods.

Lock Up Agreement

Concurrently with the execution of the January 2022 Securities Purchase Agreement, Debenture, JAK Warrants and January 2022 Registration Rights Agreement, the Parent entered into a lock-up agreement, or the January 2022 Lock-Up Agreement, with (i) the Parent’s directors and officers who beneficially own over one million Class A ordinary shares and (ii) the Parent’s shareholders beneficially owned 10% or more of the Parent’s shares. Until 60 days after the Effective Date, the signatories agreed not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any Class A ordinary shares or securities convertible, exchangeable or exercisable into, Class A ordinary shares beneficially owned, held or hereafter acquired by any such signatory.

Taxation

The following discussion of Cayman Islands, PRC and United States federal income tax consequences of an investment in the Parent’s Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the Parent’s Class A ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, the Parent’s Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng, the Parent’s PRC legal counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation, and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Parent or holders of the ordinary shares levied by the government of the Cayman Islands, except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands.

The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by the Parent. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of the ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporate tax.

People’s Republic of China Taxation

Under the PRC EIT Law, which became effective on January 1, 2008 and most recently amended on December 29, 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the PRC EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, the SAT Circular 82 issued by the SAT in April 2009 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC:

•        senior management personnel and departments that are responsible for daily production, operation and management;

•        financial and personnel decision-making bodies;

•        key properties, accounting books, company seal, minutes of board meetings and shareholders’ meetings; and

•        half or more of the senior management or directors having voting rights.

Further to SAT Circular 82, the SAT issued the SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on resident status and administration on post-determination matters. The Parent is a company incorporated outside the PRC. As a holding company, the Parent’s key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. As such, the Parent does not believe that the Parent meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, the Parent believes its other entities outside China are not PRC resident enterprises.

However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with the Parent. If the PRC tax authorities determine that the Parent, which is the Cayman Islands holding company, is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, a 10% withholding tax would be imposed on dividends the Parent pays to its non-PRC enterprise shareholders.

In addition, nonresident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if the Parent is deemed a PRC resident enterprise, dividends paid to the Parent’s non-PRC individual shareholders and any gain realized on the transfer of ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us).

These rates may be reduced by an applicable tax treaty, but it is unclear whether the Parent’s non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Parent is treated as a PRC resident enterprise. See “Risk Factors — Risks Relating to Doing Business in China — If the Parent is classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable PRC tax consequences to Ucommune and the Parent’s non-PRC shareholders.”

Material U.S. Federal Income Taxation Considerations

The following discussion describes certain material United States federal income tax consequences to U.S. Holders (defined below) of an investment in the Parent’s Class A ordinary shares or warrants. This summary applies only to investors that hold the Parent’s Class A ordinary shares or warrants as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This discussion is based on the United States Internal Revenue Code of 1986, as amended, or Internal Revenue Code, as in effect on the date of this prospectus and on United States Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. The summary below does not discuss certain United States federal tax consequences that may be relevant to a particular U.S. Holder’s particular circumstances, such as consequences relating to the Medicare contribution tax on net investment income or the alternative minimum tax.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•        banks;

•        certain financial institutions;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        broker dealers;

•        United States expatriates;

•        traders that elect to use the mark-to-market method of accounting;

•        tax-exempt entities;

•        persons holding Class A ordinary shares or warrants as part of a straddle, hedging, conversion or integrated transaction;

•        persons that actually or constructively (including through the ownership of warrants) own 10% or more of the Parent’s stock, by total combined voting power or by value;

•        persons who acquired Class A ordinary shares or warrants pursuant to the exercise of any employee share option or otherwise as compensation; or

•        persons holding Class A ordinary shares or warrants through partnerships or other pass-through entities.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE PARENT’S CLASS A ORDINARY SHARES OR WARRANTS.

The discussion below of the United States federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Class A ordinary shares or warrants and you are, for United States federal income tax purposes,

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for United states federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Internal Revenue Code Section 7701(a)(30), or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Class A ordinary shares or warrants, the tax treatment of a partner will generally depend upon the status and the activities of the partnership. A U.S. Holder that is a partner in a partnership holding Class A ordinary shares or warrants is urged to consult its tax advisor.

Taxation of Dividends and Other Distributions on Class A Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of any distributions the Parent makes to you with respect to its Class A ordinary shares (without reduction for any amounts withheld) generally will be includible in your gross income as foreign source dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of the Parent’s current or accumulated earnings and profits (as determined under United States federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other United States corporations.

To the extent that the amount of the distribution exceeds the Parent’s current and accumulated earnings and profits (as determined under United States federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your Class A ordinary shares, and then, to the extent such excess amount exceeds your tax basis in your Class A ordinary shares, as capital gain. However, the Parent currently does not, and the Parent does not intend to, calculate its earnings and profits under United States federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income”, provided that (1) the Parent’s Class A ordinary shares are readily tradable on an established securities market in the United States or the Parent is eligible for the benefits of a qualifying income tax treaty with the United States, (2) the Parent is neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (3) the Class A ordinary shares are held for a holding period of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Class A ordinary shares are generally considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on Nasdaq, as the Parent’s Class A ordinary shares currently are. If the Parent is treated as a “resident enterprise” for PRC tax purposes (see “Taxation — People’s Republic of China Taxation”), the Parent may be eligible for the benefits of the income tax treaty between the United States and the PRC, or the Treaty. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to the Parent’s Class A ordinary shares.

Any non-U.S. withholding tax (including any PRC withholding tax (see “Taxation — People’s Republic of China Taxation”)) paid (or deemed paid) by a U.S. Holder at the rate applicable to such Holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations. Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by the Parent with respect to Class A ordinary shares will generally constitute “passive category income.”

The rules relating to the determination of the foreign tax credit are complex and U.S. Holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances, including the effects of any applicable income tax treaties.

Constructive Dividends on Class A Ordinary Shares or Warrants

If the exercise price of the Parent’s warrants is adjusted in certain circumstances (or in certain circumstances, there is a failure to make adjustments or a failure to make adequate adjustments), that adjustment (or failure to adjust) may result in the deemed payment of a taxable dividend to a U.S. Holder of warrants or the Parent’s Class A ordinary shares. Any such constructive dividend will be taxable generally as described above under “— Taxation of Dividends and Other Distributions on Class A Ordinary Shares.” Generally, a U.S. Holder’s tax basis in the Parent’s Class A ordinary shares or warrants will be increased to the extent of any such constructive dividend. It is not entirely clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder could be “qualified dividend income” as discussed above under “— Taxation of Dividends and Other Distributions on Class A Ordinary Shares.” U.S. Holders should consult their tax advisers regarding the proper U.S. federal income tax treatment of any adjustments to (or failure to adjust, or adjust adequately) the exercise price of the warrants.

The Parent is currently required to report the amount of any constructive dividends on its website or to the IRS and to holders not exempt from reporting. The IRS has proposed regulations addressing the amount and timing of constructive dividends, as well as, obligations of withholding agents and filing and notice obligations of issuers in respect of such constructive dividends. If adopted as proposed, the regulations would generally provide that (i) the amount of a constructive dividend is the excess of the fair market value of the right to acquire stock immediately after the exercise price adjustment over the fair market value of the right to acquire stock (after the exercise price adjustment) without the adjustment, (ii) the constructive dividend occurs at the earlier of the date the adjustment occurs under the terms of the instrument and the date of the actual distribution of cash or property that results in the constructive dividend and (iii) the Parent is required to report the amount of any constructive dividends on its website or to the IRS and to all holders (including holders that would otherwise be exempt from reporting). The final regulations will be effective for constructive dividends occurring on or after the date of adoption, but holders and withholding agents may rely on them prior to that date under certain circumstances.

Taxation of a Disposition of Class A Ordinary Shares or Warrants

Subject to the PFIC rules discussed below, upon a sale or other disposition of Class A ordinary shares or warrants, a U.S. Holder will generally recognize a capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount realized (including the amount of any tax withheld) and such U.S. Holder’s tax basis in such Class A ordinary shares or warrants. Any such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Parent’s Class A ordinary shares or warrants at the time of the disposition exceeds one year. Long-term capital gain of individual U.S. Holders generally will be subject to United States federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations.

Any such gain or loss that you recognize generally will be treated as United States source income or loss for foreign tax credit limitation purposes. However, if the Parent is treated as a “resident enterprise” for PRC tax purposes, the Parent may be eligible for the benefits of the Treaty. In such event, if PRC tax were to be imposed on any gain from the disposition of the Parent’s Class A ordinary shares or warrants, a U.S. Holder that is eligible for the benefits of the Treaty may elect to treat the gain as PRC source income for foreign tax credit purposes. U.S. Holders should consult their tax advisors regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.

Taxation of Exercise or Expiration of Warrants

In general, you will not be required to recognize income, gain or loss upon exercise of the Parent’s warrants by payment of the exercise price. Your tax basis in the Parent’s Class A ordinary shares received upon exercise of the warrants will be equal to the sum of (1) your tax basis in the warrants exchanged therefor and (2) the exercise price of the warrants. Your holding period in the Parent’s Class A ordinary shares received upon exercise will commence on the day after you exercise the warrants.

If the warrants expire without being exercised, you will recognize a capital loss in an amount equal to your tax basis in the warrants. Such loss will be long-term capital loss if, at the time of the expiration, your holding period in the warrants is more than one year. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-United States corporation will be a PFIC for United States federal income tax purposes for any taxable year if, after applying certain look-through rules, either:

•        at least 75% of its gross income for such taxable year is passive income (the income test), or

•        at least 50% of the total value of its assets (generally based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the asset test).

For this purpose, the Parent will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which the Parent owns, directly or indirectly, 25% or more (by value) of the stock.

Passive income generally includes rents, royalties, dividends, interest and certain gains. Cash is a passive asset for these purposes. Goodwill is an active asset under the PFIC rules to the extent attributable to activities that produce active income. Although “passive income” generally includes rents, certain “active rental income” is not considered passive for purposes of determining whether a company is a PFIC.

Based on the manner in which the Parent operates its business, the composition of its income and assets, and the value of its assets, including goodwill, although not clear, the Parent does not believe it was a PFIC for U.S. federal income tax purposes for its taxable year ended December 31, 2020. However, the application of the PFIC rules is subject to uncertainty in several respects, and the Parent cannot assure you it will not be a PFIC for any taxable year. The value of the Parent’s assets for purposes of the PFIC determination will generally be determined by reference to the market price of its ordinary shares, which could fluctuate significantly. In addition, the Parent’s PFIC status depends on the manner in which the Parent operates its workspace business (and the extent to which its income from workspace membership continues to qualify as active for PFIC purposes). Furthermore, it is not entirely clear how the contractual arrangements between the Parent, the VIEs and their nominal shareholders are treated for purposes of the PFIC rules, and the Parent may be or become a PFIC if the VIEs are not treated as owned by the Parent. Because of these uncertainties, there can be no assurance the Parent was not a PFIC for the Parent’s taxable year ended December 31, 2020, or will not be a PFIC in the current taxable year or the future.

If the Parent is a PFIC for any taxable year during your holding period for its Class A ordinary shares (or under proposed United States Treasury regulations, the warrants), the Parent generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the Parent’s Class A ordinary shares or warrants, and, although subject to uncertainty, potentially the Parent’s Class A ordinary shares received upon exercise of such warrants. Certain elections (such as a “deemed sale” election) may be available under certain circumstances.

For each taxable year that the Parent is treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a pledge) of the Parent’s Class A ordinary shares or warrants, unless you make a “mark-to-market” election as discussed below, which may not be available for the warrants. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period;

•        the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which the Parent was a PFIC, will be treated as ordinary income; and

•        the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from the Parent (as described above under “— Taxation of Dividends and Other Distributions on Class A Ordinary Shares”) if the Parent is a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the Parent’s Class A ordinary shares or warrants cannot be treated as capital gains, even if you hold the Parent’s Class A ordinary shares or warrants as capital assets.

If the Parent is treated as a PFIC with respect to you for any taxable year, to the extent any of the Parent’s subsidiaries are also PFICs or the Parent make direct or indirect equity investments in other entities that are PFICs, you may be deemed to own a proportionate interest in such lower-tier PFICs that are directly or indirectly owned by the Parent, and you may be subject to the adverse tax consequences described in the preceding paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. As a result, you may incur liability for any excess distribution described above if the Parent receive a distribution from its lower-tier PFICs or if any shares in such lower-tier PFICs are disposed of (or deemed disposed of). You should consult your tax advisor regarding the applicability of the PFIC rules to any of the Parent’s subsidiaries.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. The mark-to-market election is available only for “marketable stock” and may not include warrants. If you make a valid mark-to-market election for the Parent’s Class A ordinary shares, you will include in income for each year that the Parent is a PFIC an amount equal to the excess, if any, of the fair market value of the Parent’s Class A ordinary shares as of the close of your taxable year over your adjusted basis in such Class A ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the Parent’s Class A ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Parent’s Class A ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A ordinary shares will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the Parent’s Class A ordinary shares, as well as to any loss realized on the actual sale or other disposition of the Parent’s Class A ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A ordinary shares. Your basis in the Parent’s Class A ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that the Parent makes would generally be subject to the tax rules discussed above under “— Taxation of Dividends and Other Distributions on Class A Ordinary Shares,” except that the lower rate applicable to qualified dividend income (discussed above) would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in the applicable United States Treasury regulations, and may not include warrants. Nasdaq is a qualified exchange. The Parent’s Class A ordinary shares are listed on Nasdaq and, consequently, if you are a holder of Class A ordinary shares and the Parent’s Class A ordinary shares are regularly traded, the mark-to-market election might be available to you if the Parent become a PFIC. Because a mark-to-market election may not be made for equity interests in any lower-tier PFICs the Parent owns, a U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by the Parent that are treated as an equity interest in a PFIC for United States federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-United States corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election, or a QEF Election, to include in income its share of the corporation’s income on a current basis. However, you may make a QEF Election with respect to the Parent’s Class A ordinary shares only if the Parent agrees to furnish you annually with certain tax information. The Parent does not intend to provide information necessary for U.S. Holders to make QEF Elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. A QEF Election may not be available for warrants regardless of whether the Parent provides such information.

A U.S. Holder of a PFIC is generally required to file an annual report with the U.S. Internal Revenue Service. If the Parent is or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisor regarding the application of the PFIC rules to your investment in the Parent’s Class A ordinary shares or warrants.

Information Reporting and Backup Withholding

Any dividend payments (including constructive dividends) with respect to Class A ordinary shares or warrants and proceeds from the sale, exchange, redemption or other disposition of Class A ordinary shares or warrants may be subject to information reporting to the U.S. Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Additional Reporting Requirements

Certain U.S. Holders who are individuals (and certain entities) are required to report information relating to an interest in the Parent’s Class A ordinary shares or warrants, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain financial institutions). U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of the Parent’s Class A ordinary shares or warrants issued.

PLAN OF DISTRIBUTION

The Parent is registering the possible resale from time to time of an aggregate of 1,073,192 Class A ordinary shares of the Parent. The Parent is also registering the issuance by the Parent of (i) up to 116,831 Class A ordinary shares upon the exercise of the Prior Warrants, (ii) up to 283,951 Class A ordinary shares upon the exercise of the New Warrants, (iii) 16,651 Class A ordinary shares upon the exercise of the UPOs, (iv) 333,002 UPO Warrants to purchase an additional 8,326 Class A ordinary shares upon the exercise of the UPOs, (v) 333,002 UPO Rights to convert to an additional 1,665 Class A ordinary shares upon the exercise of the UPOs, (vi) 8,326 Class A ordinary shares upon the exercise of the UPO Warrants, (vii) 1,665 Class A ordinary shares upon the conversion of the UPO Rights, (vii) the issuance by the Parent of up to 685,000 Class A ordinary shares upon conversion of the Debenture at the Floor Price, including interest accrued on the principal sum of US$3,000,000 that may be paid in shares, and (ix) the issuance by the Parent of up to an aggregate of 6,875,000 Class A ordinary shares upon the exercise of the Series A Warrant and the Series C Warrant at the Floor Price per Class A ordinary share and the Series B Warrant at the Floor Price per 1.25 Class A ordinary shares.

The prices at which the Class A ordinary shares covered by this prospectus may actually be disposed of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.

The Parent will not receive any of the proceeds from resale of Class A ordinary shares by the Selling Shareholders. The Parent will receive proceeds from the exercise of the Warrants, UPOs, UPO Warrants and JAK Warrants for cash, but not from the sale of the Class A ordinary shares underlying the Warrants, UPOs, UPO Warrants, UPO Rights, Debenture and JAK Warrants.

The Selling Shareholders, which as used herein includes donees, pledgees, transferees, assignees, distributees or other successors-in-interest selling the Parent’s Class A ordinary shares or interests in the Parent’s Class A ordinary shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their Class A ordinary shares or interests in the Parent’s Class A ordinary shares on any stock exchange, market or trading facility on which the Parent’s Class A ordinary shares, as applicable, are traded or in private transactions.

The Selling Shareholders may use any one or more of the following methods when disposing of their Class A ordinary shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the Class A ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their members, partners or shareholders;

•        short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        through agents;

•        broker-dealers may agree with the Selling Shareholders to sell a specified number of such Class A ordinary shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some of the Parent’s Class A ordinary shares owned by them and, if a Selling Shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such Class A ordinary shares, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Shareholders to include the pledgee, transferee or other successors in interest as the Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the Parent’s Class A ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Parent’s Class A ordinary shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Parent’s Class A ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell the Parent’s Class A ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the Parent’s Class A ordinary shares to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the Parent’s Class A ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may in the future resell a portion of the Parent’s Class A ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Parent’s Class A ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Parent’s Class A ordinary shares may be underwriting discounts and commissions under the Securities Act. If any Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Parent and the Selling Shareholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the Parent’s Class A ordinary shares to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of the Parent’s Class A ordinary shares offered by the Selling Shareholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Parent’s Class A ordinary shares. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more Class A ordinary shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the Parent’s Class A ordinary shares by bidding for or purchasing Class A ordinary shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if Class A ordinary shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Parent’s Class A ordinary shares at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The Parent has agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Shareholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Shareholders may use this prospectus in connection with resales of the Parent’s Class A ordinary shares. This prospectus and any accompanying prospectus supplement will identify the Selling Shareholders, the terms of the Parent’s Class A ordinary shares and any material relationships between the Parent and the Selling Shareholders. Selling Shareholders may be deemed to be underwriters under the Securities Act in connection with the Parent’s Class A ordinary shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Shareholders will receive all the net proceeds from the resale of the Parent’s Class A ordinary shares.

The aggregate proceeds to the Selling Shareholders from the sale of the Parent’s Class A ordinary shares offered by them will be the purchase price of such the Parent’s Class A ordinary shares less discounts or commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of the Parent’s Class A ordinary shares to be made directly or through agents.

A Selling Shareholder that is an entity may elect to make an in-kind distribution of Class A ordinary shares to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of the Parent, such members, partners or shareholders would thereby receive freely tradable Class A ordinary shares pursuant to the distribution through a registration statement.

The Parent is required to pay all fees and expenses incident to the registration of its Class A ordinary shares to be offered and sold pursuant to this prospectus, which the Parent expects to be approximately US$0.2 million.

Legal Matters

The validity of the Parent’s Class A ordinary shares offered by this prospectus and other certain legal matters as to Cayman Islands law will be passed upon for the Parent by Maples and Calder (Hong Kong) LLP.

Experts

The combined and consolidated financial statements as of December 31, 2020 and 2021 and for the three years ended December 31, 2019, 2020 and 2021 included in this prospectus have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such combined and consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Marcum Bernstein & Pinchuk LLP is located in New York, the United States.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the Parent to “incorporate by reference” the information it files with them. This means that the Parent can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in the Parent’s affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When the Parent updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

The Parent incorporates by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus:

•        its Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on May 10, 2022;

•        the description of the securities contained in its registration statement on Form 8-A filed on January 5, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•        its Current Reports on Form 6-K filed with the SEC on January 28, 2022, February 10, 2022, March 2, 2022, March 15, 2022 and April 21, 2022;

•        any Form 20-F, 10-K, 10-Q or 8-K filed with the SEC after the date of this prospectus and prior to the termination of this offering of securities (except to the extent such reports are furnished but not filed with the SEC); and

•        any Report on Form 6-K submitted to the SEC after the date of this prospectus and prior to the termination of this offering of securities, but only to the extent that the forms expressly state that the Parent incorporates them by reference in this prospectus.

Potential investors, including any beneficial owner, may obtain a copy of any of the documents summarized herein or any of its SEC filings incorporated by reference herein without charge by written or oral request directed to Xuefei Xiao, Floor 8, Tower D No.2 Guang Hua Road, Chaoyang District, Beijing. People’s Republic of China, 100026. The telephone number at the Parent’s executive office is +86 10 6506-7789.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Where You Can Find Additional Information

The Parent has filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the Class A ordinary shares, the Warrants and the Rights offered under this prospectus. This prospectus, which constitutes a part of the registration statement on Form F-3, does not contain all of the information contained in the registration statement. You should read the Parent’s registration statements and their exhibits and schedules for further information with respect to the Parent and the Class A ordinary shares, the Warrants and the Rights offered in this prospectus. The registration statement, including its exhibits and schedules, are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

The Parent is subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, the Parent is required to file reports, including annual reports on Form 20-F, and other information with the SEC. As the Parent is a foreign private issuer, the Parent is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and the Parent’s executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Parent will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

The Parent has not authorized anyone to give any information or make any representation about Ucommune that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

UCOMMUNE INTERNATIONAL LTD.

COMBINED AND CONSOLIDATED FINANCIAL
STATEMENTS
FOR THE YEARS ENDED
DECEMBER 31, 2020 AND 2021

UCOMMUNE INTERNATIONAL LTD.

Report of Independent Registered Public Accounting Firm (PCAOB ID 5395)

To the Shareholders and Board of Directors of Ucommune International Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ucommune International Ltd (the “Company”) as of December 31, 2020 and 2021, the related combined and consolidated statements of operations, comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying combined and consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has suffered recurring losses and negative cash flows from operating activities that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2020.

Beijing, China
May 10, 2022

UCOMMUNE INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2020	2021
	RMB	RMB	USD
			(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	348,064	165,792	26,016
Restricted cash	52,199	50,703	7,956
Term deposits	47,710	—	—
Short-term investments	5,900	26,423	4,146
Accounts receivable, net of allowance of RMB19,240 and RMB26,158 as of December 31, 2020 and 2021, respectively	125,359	132,264	20,755
Prepaid expenses and other current assets, net	163,401	147,676	23,173
Amounts due from related parties, current	24,504	54,715	8,586
Total current assets	767,137	577,573	90,632

Non-current assets
Restricted cash	527	—	—
Long-term investments	9,051	22,231	3,489
Property and equipment, net	350,980	231,795	36,374
Right-of-use assets, net	879,348	678,769	106,514
Intangible assets, net	28,420	16,639	2,611
Goodwill	1,533,485	43,011	6,749
Rental deposit	61,170	35,920	5,637
Long-term prepaid expenses	113,271	72,135	11,320
Amounts due from related parties, non-current	297	498	78
Other assets, non-current	194,444	194,444	30,512
Total non-current assets	3,170,993	1,295,442	203,284
TOTAL ASSETS	3,938,130	1,873,015	293,916

UCOMMUNE INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2020	2021
	RMB	RMB	USD
			(Note 2)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings (including short-term borrowings of the consolidated VIEs without recourse to the Company of RMB49,457 and RMB47,774 as of December 31, 2020 and 2021)	49,457	47,774	7,497
Long-term borrowings, current portion (including long-term borrowings, current portion of the consolidated VIEs without recourse to the Company of RMB3,618 and RMB15,137 as of December 31, 2020 and 2021)	3,618	15,137	2,375
Note payable (including Note payable of the consolidated VIEs without recourse to the Company of RMB12,105 and nil as of December 31, 2020 and 2021)	12,105	—	—
Accounts payable (including accounts payable of the consolidated VIEs without recourse to the Company of RMB267,558 and RMB261,204 as of December 31, 2020 and 2021)	272,299	263,218	41,305
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to the Company of RMB226,256 and RMB250,880 as of December 31, 2020 and 2021)	263,997	294,382	46,196
Amounts due to related parties, current (including amounts due to related parties, current of the consolidated VIEs without recourse to the Company of RMB92,737 and RMB32,899 as of December 31, 2020 and 2021)	92,737	34,660	5,440
Deferred workspace membership fee (including advance workspace membership fee of the consolidated VIEs without recourse to the Company of RMB50,858 and RMB50,320 as of December 31, 2020 and 2021)	53,667	52,131	8,180
Contract liabilities (including contract liabilities of the consolidated VIEs without recourse to the Company of RMB14,833 and RMB23,913 as of December 31, 2020 and 2021)	14,833	23,913	3,752
Income taxes payable (including income tax payable of the consolidated VIEs without recourse to the Company of RMB301 and RMB4,429 as of December 31, 2020 and 2021)	1,366	4,436	696
Deferred subsidy income (including deferred subsidiary income of the consolidated VIEs without recourse to the Company of RMB9,562 and RMB8,108 as of December 31, 2020 and 2021)	9,562	8,108	1,272
Share-based liabilities, current (including share-based liabilities, current of the consolidated VIEs without recourse to the Company of nil and RMB2,571 as of December 31, 2020 and 2021)	—	2,571	403
Lease liabilities, current (including lease liabilities, current of the consolidated VIEs without recourse to the Company of RMB351,225 and RMB256,178 as of December 31, 2020 and 2021)	365,049	285,200	44,754
Total current liabilities	1,138,690	1,031,530	161,870

UCOMMUNE INTERNATIONAL LTD.
CONSOLIDATED BALANCE SHEETS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	As of December 31,
	2020	2021
	RMB	RMB	USD
			(Note 2)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-current liabilities:
Long-term borrowings (including long-term borrowings of the consolidated VIEs without recourse to the Company of RMB15,242 and RMB646 as of December 31, 2020 and 2021)	15,242	646	101
Refundable deposits from members, non-current (including refundable deposits from members, non-current of the consolidated VIEs without recourse to the Company of RMB16,477 and RMB21,766 as of December 31, 2020 and 2021)	16,477	21,766	3,416
Deferred tax liabilities (including deferred tax liability of the consolidated VIEs without recourse to the Company of RMB1,543 and RMB362 as of December 31, 2020 and 2021)	1,543	362	57
Lease liabilities, non-current (including lease liabilities, non-current of the consolidated VIEs without recourse to the Company of RMB553,034 and RMB413,593 as of December 31, 2020 and 2021)	580,562	428,486	67,239
Warrant liabilities (including warrant liabilities of the consolidated VIEs without recourse to the Company of nil and nil as of December 31, 2020 and 2021)	—	11,211	1,759
Share-based liabilities, non-current (including share-based liabilities, non-current of the consolidated VIEs without recourse to the Company of nil and RMB1,303 as of December 31, 2020 and 2021)	—	1,303	204
Total non-current liabilities	613,824	463,774	72,776
TOTAL LIABILITIES	1,752,514	1,495,304	234,646

Commitments and contingencies (Note 21)

SHAREHOLDERS’ EQUITY
Class A ordinary shares (20,000,000 and 20,000,000 authorized, 3,549,969 and 3,896,916 issued and outstanding as of December 31, 2020 and, 2021, with par value of US$0.002 and US$0.002, respectively(i))	49	54	8
Class B ordinary shares (5,000,000 and 5,000,000 authorized, 472,622 and 472,622 issued and outstanding as of December 31, 2020 and 2021, with par value of US$0.002 and US$0.002, respectively(i))	6	6	1
Additional paid-in capital(i)	4,230,656	4,566,956	716,655
Statutory reserves	5,065	6,051	950
Accumulated deficit	(2,240,205)	(4,237,604)	(664,973)
Accumulated other comprehensive income	4,742	1,091	171
Total Ucommune International Ltd. shareholders’ equity	2,000,313	336,554	52,812
Noncontrolling interests	185,303	41,157	6,458
TOTAL EQUITY	2,185,616	377,711	59,270
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	3,938,130	1,873,015	293,916

____________

(i)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 1(a). Further, the ordinary shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26).

The accompanying notes are an integral part of these consolidated financial statements.

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Revenue:
Workspace membership revenue	557,994	422,984	376,642	59,103
Marketing and branding service revenue (including services provided to a related party of RMB117,796, RMB77,046 and RMB45,528 for the years ended December 31, 2019, 2020 and 2021)	534,826	317,461	463,475	72,729
Other service revenue (including services provided to related parties of RMB12,116, RMB19,955 and RMB25,928 for the years ended December 31, 2019, 2020 and 2021)	74,538	136,692	217,391	34,113
Total revenue	1,167,358	877,137	1,057,508	165,945

Cost of revenue:
Workspace membership (including services provided by related parties of RMB22,336, RMB12,564 and RMB3,490 for the years ended December 31, 2019, 2020 and 2021)	(814,002)	(557,102)	(508,121)	(79,735)
Marketing and branding service (including services provided by related parties of RMB57,444, RMB11,504 and RMB14,495 for the years ended December 31, 2019, 2020 and 2021)	(485,473)	(297,893)	(444,717)	(69,786)
Other services	(69,917)	(113,074)	(181,222)	(28,438)
Total cost of revenue	(1,369,392)	(968,069)	(1,134,060)	(177,959)

Operating expenses:
Impairment loss on long-lived assets and long-term prepaid expenses	(52,030)	(36,505)	(114,485)	(17,965)
Impairment loss on goodwill	—	—	(1,504,525)	(236,093)
Pre-opening expenses	(15,124)	—	—	—
Sales and marketing expenses	(75,841)	(47,061)	(61,670)	(9,677)
General and administrative expenses	(181,582)	(320,202)	(376,417)	(59,068)
Remeasurement gain of previously held equity interests in connection with step acquisitions	386	—	—	—
Change in fair value of warrant liability	—	—	6,837	1,073
Change in fair value of liabilities to be settled in shares	(179,475)	—	—	—
Loss from operations	(705,700)	(494,700)	(2,126,812)	(333,744)

Interest expense, net	(10,402)	(12,863)	(3,262)	(512)
Subsidy income	16,782	13,931	7,352	1,154
Impairment loss on long-term investments	(37,453)	(10,060)	(1,371)	(215)

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Gain on disposal of long-term investments	—	8,561	—	—
Loss on disposal of subsidiaries	—	(39,703)	(14,978)	(2,350)
Other (expense)/income, net	(63,480)	30,393	(19,260)	(3,022)
Loss before income taxes and loss from equity method investments	(800,253)	(504,441)	(2,158,331)	(338,689)
Provision for income taxes	(4,872)	(2,864)	(4,479)	(703)
Loss from equity method investments	(1,548)	(639)	(27)	(4)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Less: Net loss attributable to noncontrolling interests	(15,523)	(19,452)	(166,424)	(26,116)
Net loss attributable to Ucommune International Ltd.	(791,150)	(488,492)	(1,996,413)	(313,280)
Net loss per share attributable to ordinary shareholders of Ucommune International Ltd.(i)
– Basic and diluted(i)	(316.00)	(149.98)	(462.88)	(72.64)
Weighted average shares used in calculating net loss per share(i)
– Basic and diluted(i)	2,503,708	3,257,088	4,313,064	4,313,064

____________

(i)      Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 1(a). Further, the ordinary shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26).

The accompanying notes are an integral part of these consolidated financial statements.

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	(69)	5,768	(3,651)	(573)
Total Comprehensive loss	(806,742)	(502,176)	(2,166,488)	(339,969)
Less: Comprehensive loss attributable to noncontrolling interest	(15,524)	(19,352)	(166,424)	(26,116)
Comprehensive loss attributable to Ucommune International Ltd.’s shareholders	(791,218)	(482,824)	(2,000,064)	(313,853)

The accompanying notes are an integral part of these consolidated financial statements.

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Amounts in thousands, except share and per share data, or otherwise noted)

	Ordinary Shares		Additional paid-in capital(i)	Statutory Reserve	Accumulated deficit	Accumulated other comprehensive loss	Total Ucommune International Ltd. shareholders’ equity	Noncontrolling interests	Total shareholders’ equity
	Shares(i)	Amount (i)
Balance as of December 31, 2018	—	—	1,354,048	1,637	(957,135)	(835)	397,715	198,357	596,072
Issuance of ordinary shares	3,140,566	44	2,310,338	—	—	—	2,310,382	—	2,310,382
Net loss	—	—	—	—	(791,150)	—	(791,150)	(15,523)	(806,673)
Foreign currency translation adjustment	—	—	—	—	—	(91)	(91)	22	(69)
Provision for statutory reserve	—	—	—	2,190	(2,190)	—	—	—	—
Business acquisitions	—	—	(17,078)	—	—	—	(17,078)	20,090	3,012
Acquisition of noncontrolling interests	—	—	(1,639)	—	—	—	(1,639)	(1,081)	(2,720)
Capital contribution from noncontrolling shareholders	—	—	—	—	—	—	—	4,110	4,110
Balance as of December 31, 2019	3,140,566	44	3,645,669	3,827	(1,750,475)	(926)	1,898,139	205,975	2,104,114
Net loss	—	—	—	—	(488,492)	—	(488,492)	(19,452)	(507,944)
Foreign currency translation adjustment	—	—	—	—	—	5,668	5,668	100	5,768
Provision for statutory reserve	—	—	—	1,238	(1,238)	—	—	—	—
Reverse recapitalization	555,496	7	33,888	—	—	—	33,895	—	33,895
Equity financing through PIPE	301,534	4	350,646	—	—	—	350,650	—	350,650
Conversion of rights to ordinary shares	24,995	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	200,453	—	—	—	200,453	—	200,453
Disposal of subsidiary	—	—	—	—	—	—	—	(1,320)	(1,320)
Balance as of December 31, 2020	4,022,591	55	4,230,656	5,065	(2,240,205)	4,742	2,000,313	185,303	2,185,616
Net loss	—	—	—	—	(1,996,413)	—	(1,996,413)	(166,424)	(2,162,837)
Foreign currency translation adjustment	—	—	—	—	—	(3,651)	(3,651)	—	(3,651)
Provision for statutory reserve	—	—	—	986	(986)	—	—	—	—
Share issuance upon the underwritten public offering, net of issuance costs	246,914	4	93,311	—	—	—	93,315	—	93,315
Issuance of Earn-out shares to the Founder	100,000	1	(1)	—	—	—	—	—	—
Stock-based compensation	—	—	244,339	—	—	—	244,339	—	244,339
Capital contribution from noncontrolling shareholders	—	—	140	—	—	—	140	25	165
Capital injection to a subsidiary	—	—	(1,902)	—	—	—	(1,902)	1,902	—
Addition of noncontrolling interest in connection with acquisition	—	—	—	—	—	—	—	22,400	22,400
Acquisition of noncontrolling interest	—	—	375	—	—	—	375	(1,075)	(700)
Disposal of subsidiary to a related party	—	—	38	—	—	—	38	(874)	(836)
Round-up of fractional shares in connection with share consolidation	33
Capital reduction from noncontrolling shareholders	—	—	—	—	—	—	—	(100)	(100)
Balance as of December 31, 2021 in RMB	4,369,538	60	4,566,956	6,051	(4,237,604)	1,091	336,554	41,157	377,711
Balance as of December 31, 2021 in USD	4,369,538	9	716,655	950	(664,973)	171	52,812	6,458	59,270

____________

(i)                          Par value of ordinary shares, additional paid-in capital and share data have been retroactively restated to give effect to the reverse recapitalization that is discussed in Note 1(a). Further, the ordinary shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26).

The accompanying notes are an integral part of these consolidated financial statements.

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Cash flows from operating activities:
Net loss	(806,673)	(507,944)	(2,162,837)	(339,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	108,303	76,353	71,697	11,251
Amortization of intangible assets	10,803	11,202	10,154	1,593
Loss on disposal of property and equipment	30,604	138,827	19,389	3,043
Loss on disposal of intangible assets	14	608	—	—
Impairment of long-lived assets and long-term prepaid expenses	52,030	36,505	114,485	17,965
Impairment of long-term investment	37,453	10,060	1,371	215
Impairment of Goodwill	—	—	1,504,525	236,093
Loss on disposal of subsidiaries	—	39,703	14,978	2,350
Gain on disposal of long-term investments	—	(8,561)	—	—
Amortization of right-of-use assets	289,005	159,738	113,306	17,780
Remeasurement gain of previously held equity interests in connection with step acquisitions	(386)	—	—	—
Change in fair value of liabilities to be settled in shares	179,475	—	—	—
Change in fair value of warrant liabilities	—	—	(6,837)	(1,073)
Share-based compensation	—	202,333	249,317	39,123
Bad debt expense	4,950	19,439	12,587	1,975
Loss from equity method investment	1,548	639	27	4
Deferred income tax benefit	(884)	(884)	(1,445)	(227)
Other income(expense), net	—	—	(6,253)	(980)
Changes in operating assets and liabilities:
Accounts receivable	(19,821)	(47,483)	(10,102)	(1,585)
Prepaid expenses and other current assets	(6,570)	8,060	40,636	6,377
Other non-current assets	5,308	5,741	—	—
Amount due from related parties	(27,814)	28,693	(30,412)	(4,772)
Long-term prepaid expenses	(1,274)	3,092	(30,091)	(4,722)
Rental deposit, non-current	(6,900)	35,784	24,950	3,915
Accounts payable	46,401	40,593	6,166	968
Note payable	—	12,105	(12,105)	(1,900)
Accrued expenses and other current liabilities	43,549	(20,984)	47,524	7,458
Advanced workspace membership fee	12,393	(44,769)	(909)	(143)
Contract liabilities	8,569	(9,041)	8,824	1,385
Income tax payable	(5,422)	1,041	3,070	482
Deferred subsidy income	(6,383)	(2,412)	(1,454)	(228)
Amount due to related parties	37,108	8,549	(35,525)	(5,575)
Lease liabilities	(217,505)	(229,570)	(149,445)	(23,451)
Change in held for sale assets	(10,181)	(3,258)	—	—
Change in held for sale liabilities	18,862	6,068	—	—
Refundable deposits from members, non-current	81	2,129	5,289	830
Net cash used in operating activities	(223,357)	(27,644)	(199,120)	(31,245)

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Cash Flows from investing activities
Purchase of term deposits	(41,712)	(40,960)	—	—
Settlement of term deposits	24,000	26,715	47,710	7,487
Purchase of short-term investments	(321,940)	(24,980)	(365,868)	(57,413)
Settlement of short-term investments	317,200	57,010	345,345	54,192
Purchase of property and equipment	(173,571)	(95,433)	(42,762)	(6,710)
Proceeds from disposal of property and equipment	1,089	55	124	19
Purchase of intangible asset	(4,345)	(125)	(1,200)	(188)
Loan provided to third parties	—	(17,000)	(8,036)	(1,261)
Loan collected from related parties	2,200	—	—	—
Loan collected from third parties	190,000	—	—	—
Payment for long-term investment	(1,978)	—	(15,121)	(2,373)
Proceeds from disposal of long-term investments	—	9,940	—	—
Cash deduction due to disposal of subsidiaries	—	(4,480)	(1,625)	(255)
Cash received for business acquisitions, net of cash paid	16,481	—	1,186	186
Proceeds from disposal of subsidiaries	—	50,000	205	32
Investment of cash in Trust Account	—	—	(19,041)	(2,988)
Net cash (used in)/provided by investing activities	7,424	(39,258)	(59,083)	(9,272)

Cash flows from financing activities
Capital reduction in a subsidiary			(100)	(16)
Capital contribution from noncontrolling shareholders	4,110	—	165	26
Cash paid for listing fee	(6,299)	—	—	—
Acquisition of noncontrolling interests	(2,720)	—	(700)	(110)
Loan repaid to related parties	(6,906)	(23,800)	(10,750)	(1,687)
Loan received from related parties	—	34,550	2,761	433
Loan received from third parties	120,165	97,017	50,990	8,001
Loan repaid to third parties	(73,733)	(160,188)	(75,031)	(11,774)
Reverse recapitalization	—	35,881	—	—
Equity financing through PIPE, net	—	371,366	—	—
Repayment for convertible bond	—	(65,250)	—	—
Cash received from issuing convertible bond	69,762	—	—	—
Underwritten public offering financing, net of listing fee	—	—	111,559	17,506
Net cash provided by financing activities	104,379	289,576	78,894	12,379

Effects of exchange rate changes	(51)	(18,185)	(4,986)	(783)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(111,605)	204,489	(184,295)	(28,921)
Cash, cash equivalents and restricted cash – beginning of the period	307,906	196,301	400,790	62,893
Cash, cash equivalents and restricted cash – end of the period	196,301	400,790	216,495	33,972

Supplemental disclosure of cash flow information:
Interest paid	7,948	19,626	11,173	1,753
Income taxes paid	6,801	3,366	2,854	448

Supplemental disclosure of noncash information:
Payable for purchase of property and equipment	179,914	97,128	123,998	19,458
Payable for investments and acquisitions	41,688	32,688	10,556	1,656
Right-of-use assets obtained in exchange for new operating lease liabilities	315,027	11,902	150,486	23,615
ROU assets disposed as reduction of operating lease liabilities due to lease termination	83,770	819,879	192,570	30,218

UCOMMUNE INTERNATIONAL LTD.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Amounts in thousands, except share and per share data, or otherwise noted)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the combined and consolidated balance sheets that sum to the total of the same such amounts shown in the combined and consolidated statements of cash flows:

	As of December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Cash and cash equivalents	175,774	348,064	165,792	26,016
Restricted cash, current	—	52,199	50,703	7,956
Restricted cash, non-current	20,527	527	—	—
Total cash, cash equivalents and restricted cash	196,301	400,790	216,495	33,972

The accompanying notes are an integral part of these consolidated financial statements.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 and 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES

Ucommune Group Holdings Limited (“Ucommune Group”) was founded in 2018 and was incorporated in the Cayman Islands. On June 29, 2020, Orisun Acquistion Corp. (“Orisun”), a special purpose acquisition company (“SPAC”), entered into a share exchange agreement (the “Share Exchange Agreement”) with Ucommune Group. Pursuant to the Share Exchange Agreement, Ucommune International Ltd (“the Company”), which is a subsidiary wholly owned by Orisun, acquired all of the issued and outstanding ordinary shares of Ucommune Group from the shareholders of Ucommune Group by newly issuing ordinary shares of Orisun to the shareholders of Ucommune Group (“SPAC Transaction”). The SPAC Transaction was consummated on November 17, 2020. Ucommune Group’s shareholders remains the controlling financial interests of Ucommune Group after the SPAC Transaction, which was accounted for as a reverse recapitalization and fully described below. In connection with the closing of the SPAC Transaction, Orisun had been ceased and Ucommune International Ltd continued as the surviving company.

Ucommune International Ltd, its consolidated subsidiaries, variable interest entities (“VIEs”) and VIEs’ subsidiaries (collectively referred to as the “Group”) is primarily engaged in providing long-term leasing, on-demand and short-term leasing solutions to freelancers, start-up entrepreneurs, small medium enterprises and corporations by delivering well-furnished and fully-serviced space on a flexible basis in the People’s Republic of China (“PRC”). The individuals and enterprises registered on U bazaar, a mobile app of the Group are referred to as members.

a.      Reverse recapitalization

On November 17, 2020, the Company consummated the SPAC Transaction pursuant to the Share Exchange Agreement, where the Company acquired 100% of the issued and outstanding ordinary shares of Ucommune Group in exchange for 70,000,000 ordinary shares of the newly issued to the Company. In connection with Ucommune Group’s indemnification obligations under the Share Exchange Agreement, 3,140,567 Ordinary Shares escrow shares (which will not be fully paid at issuance) will be issued to the escrow agent to hold in escrow for the escrow period to satisfy any potential claims against the current Ucommune Group shareholders brought pursuant to the Share Exchange Agreement.

Ucommune Group was determined to be the accounting acquirer given Ucommune Group effectively controlled the combined entity after the SPAC Transaction. The transaction is not a business combination because the Company was not a business. The transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of shares by Ucommune Group for the net monetary assets of the Company, accompanied by a recapitalization. Ucommune Group is determined as the predecessor and the historical financial statements of Ucommune Group became the Company’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. The equity is restated using the exchange ratio of 0.4783 established in the reverse recapitalization transaction, which is 70,000,000 divided by 146,341,551 (131,312,984 ordinary shares and 15,028,567 ordinary shares to be issued for options granted by Ucommune Group), to reflect the equity structure of the Company. Loss (income) per share is retrospectively restated using the historical weighted-average number of ordinary shares outstanding multiplied by the exchange ratio. The share and per share data is retrospectively restated using the exchange ratio in the share-based compensation footnote, see Note 19. The adjustments are also applied to income tax and parent only information, see Note 16 — income tax and Note 25 — condensed financial information of parent company where relevant, respectively.

The par value of ordinary shares remained $0.0001, the subscription receivable was adjusted retrospectively from negative $12 to $nil, and the difference of $5 was adjusted retrospectively as in addition paid-in capital as of December 31, 2020. The consolidated statements of changes in equity for the years ended December 31, 2018 and 2019 were also adjusted retrospectively to reflect these changes. The weighted average number of ordinary shares

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

outstanding used in computing net loss per ordinary share — basic and diluted was adjusted retrospectively from 131,312,984 to 70,000,000 for the years ended December 31, 2018 and 2019. The loss per share before and after the retrospective adjustments are as follows.

	Year Ended December 31,
	2018		2019
	Before adjustment	After adjustment	Before adjustment	After adjustment
Net loss per share attributable to ordinary shareholders of Ucommune International Ltd.
– Basic and diluted*	(94.8)	(198.2)	(151.2)	(316.0)
Weighted average shares used in calculating net loss per share
– Basic and diluted*	4,532,318	2,167,958	5,324,235	2,503,708

____________

*        The ordinary shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26).

Upon the consummation of the SPAC Transaction, the net assets of the Company were USD 5,885 in cash which had been consolidated in the consolidated balance sheets.

In addition, 4.0 million earnout shares (“Earnout Shares”) were granted to certain shareholders of Ucommune Group. The shareholders may be entitled to receive Earnout Shares as follows: (a) 2,000,000 Class A Ordinary Shares if (i) the volume weighted average price(“VWAP”)of the Company Class A Ordinary Shares equals or exceeds $16.50 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2022 on any securities exchange or securities market on which the Company Ordinary Shares are then traded or (ii) the revenue of Ucommune Group exceeds RMB850,000,000 in the fiscal year of 2020 pursuant to the audited consolidated financial statements of Ucommune Group as of and for the fiscal year ended December 31, 2020; (b) 1,000,000 Class A Ordinary Shares if (i) the VWAP of the Company Class A Ordinary Shares equals or exceeds $22.75 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2023 on any securities exchange or securities market on which the Company Ordinary Shares are then traded or (ii) the revenue of Ucommune Group exceeds RMB1,275,000,000 in the fiscal year of 2021 pursuant to the audited consolidated financial statements of Ucommune Group as of and for the fiscal year ended December 31, 2021; and (c) 1,000,000 Class A Ordinary Shares if (i) the VWAP of the Company Class A Ordinary Shares equals or exceeds $30.00 (or any foreign currency equivalent) in any twenty trading days within a thirty trading day period before December 31, 2024 on any securities exchange or securities market on which the Company Ordinary Shares are then traded or (ii) the revenue of Ucommune Group exceeds RMB1,912,000,000 in the fiscal year of 2022 pursuant to the audited consolidated financial statements of Ucommune Group as of and for the fiscal year ended December 31, 2022.

b.      Reorganization

Prior to the SPAC Transaction, Ucommune Group undertook a series of steps as follows to restructure its business (the “Reorganization”):

Ucommune (Beijing) Venture Investment Co., Ltd. (“Ucommune Venture”) was established in April 2015, as a limited liability company in the PRC incorporated by Dr. Daqing Mao and other co-founders. After the incorporation, Ucommune Venture completed a series of financing by issuing equity interests with certain preferential rights to investors.

During September 2018 to June 2019, Ucommune Venture undertook a series of reorganization transactions to re-domicile its business from the PRC to the Cayman Islands (the “Re-domiciliation”). The Re-domiciliation was executed in the following steps:

1)      In September 2018, Ucommune Group was incorporated in the Cayman Islands to be the holding company of the Group. In December 2018, the Company established Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”), a wholly owned subsidiary of the Company as an

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

intermediate holding company. In January 2019, Ucommune HK established a wholly foreign owned enterprise, Ucommune (Beijing) Technology Co., Ltd. (“WFOE”), for the purpose of establishing a VIE structure as further described in 3) below.

2)      In May and June 2019, Ucommune Group issued an aggregate of 90,646,360 ordinary shares to all Ucommune Venture’s then existing shareholders at par value, in the same proportions as the percentage of equity interest they held in Ucommune Venture. Before the issuance of ordinary shares, Ucommune Group, its subsidiaries, its consolidated VIEs and the VIEs’ subsidiaries are under common ownership with Ucommune Group. Then, upon the issuance of the ordinary shares, the equity structure of Ucommune Group is identical to that of Ucommune Venture. The preferential rights of Ucommune Venture’s equity interest holders were cancelled upon the issuance of ordinary shares by the Company, which was accounted for as a modification.

3)      In May 2019, a series of VIE agreements were entered into between WFOE, Ucommune Venture and the shareholders of Ucommune Venture. Those arrangements effectively provided control over the operations of Ucommune Venture to WFOE. Upon the completion of step 2) and 3), the Re-domiciliation was completed.

Prior to the Re-domiciliation, Ucommune Group and Ucommune Venture are under the same ownership. The Re-domiciliation was accounted for as a reorganization of entities under common ownership. As a result, the accompanying financial statements have been prepared on a combined basis using historical cost.

As of December 31, 2021, the Company’s major subsidiaries, its VIEs and the VIEs’ major subsidiaries were as follow:

Name	Later of date of establishment or acquisition	Place of establishment	Percentage of legal ownership of the Company	Principal activities
Major Subsidiaries of the Company:
Ucommune Group Holdings Limited	September 21, 2018	Cayman	100%	Investment holding
Ucommune Group Holdings (Hong Kong) Limited (“Ucommune HK”)	December 7, 2018	Hong Kong	100%	Shared workspace
Ucommune (Beijing) Information Technology Co., Ltd (“WFOE”)	January 3, 2019	PRC	100%	Technology and internet service
Melo, Inc.	May 15, 2019	Delaware	100%	Technology Innovation
Melo Hongkong Limited	May 15, 2019	Hong Kong	100%	Technology Innovation
Beijing Melo Technology Co. Ltd	May 15, 2019	PRC	100%	Technology Innovation
VIEs:
Ucommune (Beijing) Venture Investment Co., Ltd (“Ucommune Investment”)	April 3, 2015	PRC	Nil	Shared workspace
Beijing Youxianji Technology Co., Ltd (“Youxianji”)	August 29, 2018	PRC	Nil	Technology and internet service
Beijing Weixue Tianxia Educational Technology Co. Ltd	May 15, 2019	PRC	Nil	Technology Innovation

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Name	Later of date of establishment or acquisition	Place of establishment	Percentage of legal ownership of the Company	Principal activities
Major VIEs’ subsidiaries:
Beijing Sunshine 100 Ucommune Venture Investment Co., Ltd.	May 18, 2015	PRC	Nil	Shared workspace
Beijing Pengda Ucommune Venture Investment Co., Ltd.	July 31, 2015	PRC	Nil	Shared workspace
Shanghai Ucommune Venture Investment Co., Ltd.	October 30, 2015	PRC	Nil	Shared workspace
Beijing Weituo Ucommune Venture Investment Co., Ltd.	January 04, 2016	PRC	Nil	Shared workspace
Beijing Hongkun Enterprise Management Consulting Co., Ltd.	May 16, 2016	PRC	Nil	Shared workspace
Beijing Jingchao Ucommune Technology Services Co., Ltd.	September 19, 2016	PRC	Nil	Shared workspace
Beijing Dongke Ucommune Technology Service Co., Ltd.	July 06, 2017	PRC	Nil	Shared workspace
Hongtai Innovation Space (Beijing) Venture Investment Co., Ltd. (“Hongtai Space”)	December 05, 2017	PRC	Nil	Shared workspace
Hongkunyouxiang (Beijing)Technology Co., Ltd.	December 06, 2017	PRC	Nil	Shared workspace
Shenzhen Weido Union Technology Co., Ltd. and Subsidiaries (“Shenzhen Weido”)	June 01, 2018	PRC	Nil	Shared workspace
Hezuogongchuang (Beijing) Office Services Co., Ltd. and its Subsidiaries (“Wujie Space”)	June 01, 2018	PRC	Nil	Shared workspace
Beijing Dongyi Yuanda Architectural Decoration Engineering Co., Ltd. (“Dongyi Yuanda”)	July 01,2018	PRC	Nil	Construction
Beijing Daguan Architectural Design Consulting Co., Ltd. and Subsidiary (“Daguan”)	July 01,2018	PRC	Nil	Interior design
Zhuhai Shengguang Zhongshuo Digital Marketing Co., Ltd. (“Shengguang Zhongshuo”)	December 20, 2018	PRC	Nil	Marketing service
Beijing Xiyu Information Technology Co., Ltd.	March 20, 2017	PRC	Nil	SaaS services and IOT solutions
Guangdong Wanhe Green Technology Co., Ltd. (“Wanhe”)	May 31, 2021	PRC	Nil	Interior design
Beijing Kuanneng Technology Co., Ltd. (“Kuanneng”)	September 1, 2021	PRC	Nil	Restaurant

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

c.      The VIE arrangements

The Company operates substantially all of its business through its VIEs including Ucommune Venture and Beijing U Bazaar. On May 20, 2019, WFOE entered into a series of contractual arrangements with Ucommune Venture, Beijing U Bazaar, and the respective equity interest holders. The series of contractual agreements include exclusive business cooperation agreement, exclusive call option agreement, equity pledge agreement, powers of attorney and spousal consent letters.

The Group believes that these contractual arrangements enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIEs, and (2) receive the economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and is able to consolidate the VIEs and VIEs’ subsidiaries.

Details of the contractual agreements are set forth below.

•        Agreements that transfer economic benefits to the Group:

Exclusive Business Cooperation Agreement

Pursuant to the exclusive business cooperation agreement between WFOE and the VIEs, WFOE has the exclusive right to provide or designate any third-party to provide, among other things, leasing solution, permission of intellectual property rights, technological support and business support to the VIEs and their subsidiaries. In exchange, the VIEs and their subsidiaries pay service fees to WFOE in an amount determined by WFOE in its sole discretion. Without the prior written consent of WFOE, the VIEs and their subsidiaries cannot accept services provided by or establish similar cooperation relationship with any third-party. WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by PRC laws or regulations. The agreement will be effective upon signing by both parties until WFOE signs a separate agreement to acquire the whole equity of the VIEs. Unless otherwise required by applicable PRC laws, the VIEs and their shareholders do not have any right to terminate the agreement.

•        Agreements that provide the Company effective control over VIEs:

Equity Pledge Agreement

Under the equity interest pledge agreement among WFOE, the VIEs and their shareholders, the VIEs’ shareholders pledged all of their equity interests of the VIEs to WFOE as security for performance of the obligations of the VIEs and its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney. If any of the specified events of default occurs, WFOE may exercise the right to enforce the pledge immediately. WFOE may transfer all or any of its rights and obligations under the equity interest pledge agreement to its designee(s) at any time. The agreement will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the powers of attorney.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Exclusive Call Option Agreement

Under the exclusive call option agreement among WFOE, the VIEs and their shareholders, each of the shareholders of the VIEs irrevocably granted WFOE a right to purchase, or designate a third-party to purchase, all or any part of their equity interests in the VIEs at a purchase price equal to the lowest price permissible by the then-applicable PRC laws and regulations at WFOE’s sole and absolute discretion to the extent permitted by PRC law. The shareholders of the VIEs shall promptly give all considerations they received from the exercise of the options to WFOE or its designee(s). The VIEs and their shareholders covenant that, without WFOE’s prior written consent, they will not, among other things, (i) sell, transfer, create any pledge or otherwise dispose of their equity interests in the VIEs or create any pledge or encumbrance on their equity interests in the VIEs; (ii) vote for shareholders’ resolution regarding sell, transfer, create any pledge or otherwise dispose of their equity interests in the VIEs; (iii) change the VIEs’ registered capital; (iv) amend the VIEs’ articles of association; (v) cause the VIEs to enter into any major contracts or terminate any material contracts to which the VIEs is a party; (vi) declare or distribute dividends; (vii) terminate, liquidate or dissolve the VIEs; or (viii) allow the VIEs to incur, inherit, guarantee or permit any debts, except for those payables incurred in the ordinary or usual course of business but not incurred by way of borrowing. The agreement will remain effective until terminated by WFOE at its discretion or the entire equity interests in the VIEs have been transferred to WFOE or its designee(s).

Powers of Attorney

Pursuant to the powers of attorney executed by the VIEs’ shareholders, each of them irrevocably authorized WFOE or its designee(s) to act on their respective behalf as exclusive agent and attorney, to the extent permitted by law, with respect to all rights of shareholders concerning all the equity interest held by each of them in the VIEs, including but not limited to proposing to convene or attend shareholder meetings, signing the resolutions and minutes of such meetings, exercising all the rights as shareholders (including but not limited to voting rights, nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole).

Spousal Consent Letters

Pursuant to the spousal consent letters executed by the spouses of relevant individual shareholders of the VIEs, the signing spouses unconditionally and irrevocably agreed that the equity interest in the VIEs held by and registered in the name of their spouses be disposed of in accordance with the exclusive call option agreement, the exclusive business cooperation agreement, the equity interest pledge agreement and the powers of attorney described above, and that their spouses may perform, amend or terminate such agreements without their additional consent. Additionally, the signing spouses agreed not to assert any rights over the equity interest in the VIEs held by their spouses. In addition, in the event that the signing spouses obtain any equity interests in the VIEs held by their spouses for any reason, they agree to be bound by and sign any legal documents substantially similar to the contractual arrangements described above, as may be amended from time to time.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

Risks in relation to VIE structure

The Company believes that the contractual arrangements with VIEs and their shareholders are in compliance with existing PRC laws and regulations and are legally enforceable. However, the contractual arrangements are subject to risks and uncertainties, including:

—

VIEs and their shareholders may have or develop interests that conflict with the Group’s interests, which may lead them to pursue opportunities in violation of the aforementioned contractual agreements. If the Group cannot resolve any conflicts of interest or disputes between the Group and the shareholders of VIEs, the Group would have to rely on legal proceedings, which could result in disruption of its business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

—

VIEs and their shareholders could fail to obtain proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIE or the Group, mandate a change in ownership structure or operations for the VIEs or the Group, restrict the VIEs or the Group’s use of financing sources or otherwise restrict the VIEs or the Group’s ability to conduct business.

—

The PRC government may declare the aforementioned contractual arrangements invalid. They may modify the relevant regulations, have a different interpretation of such regulations, or otherwise determine that the Group or the VIEs have failed to comply with the legal obligations required to effectuate such contractual arrangements.

—	If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government may restrict or prohibit the Group’s business and operations in China.

The Group’s ability to conduct its business may be negatively affected if the PRC government were to carry out any of the aforementioned actions. As a result, the Group may not be able to consolidate VIEs and their subsidiaries in the combined and consolidated financial statements as the Group may lose the ability to exert effective control over VIEs and their shareholders, and the Group may lose the ability to receive economic benefits from VIEs.

The Group’s business has been directly operated by the VIEs and their subsidiaries. As of December 31, 2020, and 2021, the VIEs and their subsidiaries accounted for an aggregate of 88.5% and 93.2%, respectively, of the Group’s consolidated total assets, and 94.3% and 93.0% respectively of the Group’s consolidated total liabilities.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

The following financial information of the Company’s VIEs and VIEs’ subsidiaries after the elimination of inter-company transactions and balances as of December 31, 2020 and 2021 and for the years ended December 31, 2019, 2020 and 2021 was included in the accompanying consolidated financial statements:

	As of December 31,
	2020	2021
	RMB	RMB	USD
Cash and cash equivalents	122,354	125,064	19,625
Other current assets	376,221	382,788	60,068
Total current assets	498,575	507,852	79,693
Property and equipment, net	329,322	229,655	36,038
Right-of-use assets, net	832,411	644,886	101,197
Goodwill	1,440,769	28,912	4,537
Other non-current assets	382,218	333,442	52,324
Total non-current assets	2,984,720	1,236,895	194,096
TOTAL ASSETS	3,483,295	1,744,747	273,789
Accounts payable	267,558	261,204	40,989
Lease liabilities, current	351,225	256,178	40,200
Other current liabilities	447,621	436,031	68,423
Total current liabilities	1,066,404	953,413	149,612
Lease liabilities, non-current	553,034	413,593	64,902
Other non-current liabilities	33,261	24,077	3,778
Total non-current liabilities	586,295	437,670	68,680
Total liabilities	1,652,699	1,391,083	218,292
	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
Net revenues	1,147,942	846,298	1,027,988	161,314
Net loss	(736,149)	(396,494)	(1,832,247)	(287,520)
Net cash (used in)/provided by operating activities	(164,856)	8,435	72,702	11,409
Net cash provided by/(used in) investing activities	36,329	(41,915)	(40,811)	(6,404)
Net cash provided by/(used in) financing activities	13,358	(34,223)	(31,281)	(4,909)

There are no combined and consolidated VIEs’ assets that are collateral for the VIEs’ obligations. No creditors (or beneficial interest holders) of the VIEs have recourse to the general credit of the Company or any of its combined and consolidated subsidiaries. No terms in any arrangements, considering both explicit arrangements and implicit variable interests, require the Company or its subsidiaries to provide financial support to the VIEs. However, if the VIEs ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to the VIE through loans to the shareholders of the VIEs or entrustment loans to the VIEs.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

d.      Going Concern and impact of COVID-19 pandemic

The Group has incurred recurring operating losses since its inception, including net losses of RMB806.7 million, RMB507.9 million and RMB2,162.8 million for the years ended December 31, 2019, 2020 and 2021, respectively. Net cash used in operating activities was RMB223.4 million, RMB27.6 million and RMB199.1 million for the years ended December 31, 2019, 2020 and 2021, respectively. Accumulated deficit was RMB4,237.6 million as of December 31, 2021. As of December 31, 2021, the Company had cash and cash equivalents of RMB165.8 million (US$26.0 million). The COVID-19 pandemic negatively impacted the Group’s business operations for the years ended December 31, 2020 and 2021 and has continued to impact the Group’s financial position, results of operations and cash flows. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

Historically, the Group has relied principally on both operational sources of cash and non-operational sources of financing from investors to fund its operations and business development. The Group’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan which includes continued business transition from asset-heavy model to asset-light model in order to improve the profitability, continued exploration of new business opportunities that have synergies with our core business, push collection of long term receivables, controlling operating costs and optimizing operational efficiency to improve the Group’s cash flow from operations. The Group also plans to raise additional capital, including among others, obtaining debt financing, to support its future operation.

The Group continues to explore opportunities to grow its business. However, it has not yet achieved a business scale that is able to generate a sufficient level of revenues to achieve net profit and positive cash flows from operating activities, and the Group expects the operating losses and negative cash flows from operations will continue for the foreseeable future. If it is unable to grow the business to achieve economies of scale in the future, it will become even more difficult for the Group to sustain a sufficient source of cash to cover its operating costs. There can be no assurance, however, that the Group will be able to obtain additional financing on terms acceptable to the Group, in a timely manner, or at all. In the event that financing sources are not available, or that the Group is unsuccessful in increasing its gross profit margin, push collection of long term receivables and reducing operating losses, the Group may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Group’s business, financial condition and results of operations and would materially adversely affect its ability to continue as a going concern.

The Group’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of such uncertainties.

e.      Recent development

Novel coronavirus (COVID-19) was first found in December of 2019. Subsequently, COVID-l9 spread rapidly around the world. To reduce the impacts of the pandemic, the governments of many countries implemented measures such as quarantines, travel restrictions, and the temporary restrictions of business activities. This has resulted in a material and negative effect on the economy and rental market in China and caused significant loss of our business, decrease in our occupancy rates, particularly in the quarters ended March 31, 2020 and June 30, 2020 until the year ended December 31, 2021, which in turn resulted in a decrease in our revenue.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

1.      ORGANIZATIONS AND PRINCIPAL ACTIVITIES (cont.)

The COVID-19 pandemic has created unique global and industry-wide challenges, including challenges to many aspects of our business. Substantially all of our revenues and workforce are concentrated in China. The extent to which COVID-19 impacts our financial position, results of operations and cash flows in 2022 will depend on the future developments of the outbreak, including new information concerning the global severity of and actions taken to contain the outbreak, which are highly uncertain and unpredictable. In addition, our financial position, results of operations and cash flows could be adversely affected to the extent that the outbreak harms the Chinese economy in general.

2.      SIGNIFICANT ACCOUNTING POLICIES

a.      Basis of presentation and use of estimates

The accompanying combined and consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) which include the Company, its subsidiaries, its VIEs and VIEs’ subsidiaries under which they are under common ownership. These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. Actual results may differ from those estimates. The Group bases its estimates on past experience and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Significant accounting estimates reflected in the Group’s financial statements include, but are not limited to, valuation allowance for deferred tax assets, incremental borrowing rate, allowance for doubtful accounts, impairment of right-of-use (“ROU”) assets, other long-lived assets, goodwill and long-term investments, purchase price allocation relating to business acquisitions, and valuation of the Group’s share-based liabilities and warrant liabilities. Actual results may differ materially from those estimates.

b.      Principles of consolidation

The accompanying combined and consolidated financial statements include the financial information of the Company and its subsidiaries, the VIEs and VIEs’ subsidiaries. All intercompany balances and transactions were eliminated upon combination and consolidation.

c.      Foreign currency translation and transactions

The Group’s reporting currency is Renminbi (“RMB”). The functional currency of the subsidiaries and VIEs’ subsidiaries incorporated outside the mainland China is United States dollar (“USD” or “US$”), Hong Kong dollar (“HK$”) or Singapore dollar (“SGD”). The functional currency of all the other subsidiaries and the VIEs and VIEs’ subsidiaries is RMB.

Monetary assets and liabilities denominated in currencies other than the applicable functional currencies are translated into the functional currencies at the prevailing rates of exchange at the balance sheet date. Nonmonetary assets and liabilities are remeasured into the applicable functional currencies at historical exchange rates.

d.      Business combinations

Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interest, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition- related expenses are expensed as incurred. Common forms of the consideration made in acquisitions are equity exchange; consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition. For business combinations during the years ended December 31, 2019 and 2021, see Note 3. No business combinations during the year ended December 31, 2020.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

In a business combination achieved in stages, the Group remeasures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the remeasurement gain or loss, if any, is recognized in the combined and consolidated statements of operations.

e.      Asset acquisitions

If investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.

f.       Impairment of ROU assets and other long-lived assets

The Group reviews its ROU assets and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. Factors the Group considers to be important which could trigger an impairment review primarily includes (a) Significant underperformance relative to projected operating results; (b) Significant changes in the overall business strategy; (c) Significant adverse changes in legal or business environment and (d) Significant competition, unfavorable industry trend, or economic outlook. When these events occur, the Group measures impairment by comparing the carrying value of the ROU assets and other long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposal. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the fair value of the assets. The Company measured the fair value of impaired space by using discounted cash flow model. The estimates used in projected future cash flows include rental charges, occupancy rate, operating costs. The weighted average cost of capital is used as the discount rate. The Group recorded RMB21,103, RMB4,667 and RMB13,385 impairment losses on its ROU assets, RMB9,479, RMB3,460 and RMB16,347 impairment losses on its property and equipment, RMB21,448, RMB28,378 and nil impairment losses on its property held for sale during the years ended December 31, 2019, 2020 and 2021, respectively.

g.      Fair value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

h.      Financial instruments

The Group’s financial instruments consist primarily of cash and cash equivalents, restricted cash, term deposits, short-term investments, equity securities without readily determinable fair values, amounts due from/to related parties, accounts receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings, long-term borrowings, warrant liability and other liabilities.

As of December 31, 2020 and 2021, the carrying values of cash and cash equivalents, restricted cash, term deposits, short-term investments, accounts receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings and other liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments. The carrying amounts of long-term borrowings approximate their fair values as their interest rates are at the same level of current market yield for comparable loans.

i.       Convenience translation

The Group’s business is primarily conducted in China and substantially all of the revenues are denominated in Renminbi (“RMB”). However, periodic reports made to shareholders will include current period amounts translated into US dollars using the exchange rate as of balance sheet date, for the convenience of the readers. Translations of balances in the combined and consolidated balance sheets and the related consolidated statements of operations, comprehensive loss, change in shareholders’ equity and cash flows from RMB into US dollars as of and for the year ended December 31, 2021 are solely for the convenience of the readers and were calculated at the rate of USD1.00=RMB6.3726 representing the noon buying rate set forth in the H.10 statistical release of the U.S. Federal Reserve Board on December 31, 2021. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into USD at that rate on December 31, 2021, or at any other rate.

j.       Cash and cash equivalents

Cash and cash equivalents comprise cash at banks and on hand, which have original maturities of three months or less when purchased and are subject to an insignificant risk of changes in value. The carrying value of cash equivalents approximates market value.

k.      Restricted cash

Restricted cash consists of cash equivalents restricted as to withdrawal or use for a specified purpose. Restricted cash is classified as either current or non-current based on when the amount will be released in accordance with the terms of the respective agreement.

l.       Term deposit

Term deposits represent time deposits placed with banks with original maturities of more than three months and equal or less than one year. Interest earned is recorded as interest income during the period.

In order to ensure that the Group’s loans under a commercial bank in PRC can be timely and fully repaid, the Group pledged RMB40,669 and nil term deposit to the commercial bank as of December 31, 2020 and 2021.

m.     Short-term investments

Short-term investments include various financial products with variable interest rates placed with financial institutions and are restricted as to withdrawal and use. The Group classifies the financial products as held-to-maturity securities. The original maturities of the short-term investments are longer than three months, but shorter than twelve months. The carrying amount of these short-term investments approximate their fair values due to the short-term maturities of these investments and are carried at cost.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Group reviews its short-term investments for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Group considers available quantitative and qualitative evidences in evaluating the potential impairment of its short-term investments. If the carrying amount of an investment exceeds the investment’s fair value, the Group considers, among other factors, general market conditions, expected future performance of the investees, the duration and the extent to which the fair value of the investment is less than the carrying amount, and the Group’s intent and ability to hold the investments. OTTI is recognized as a loss in the combined and consolidation statements of operations. No impairment charge was recognized for the years ended December 31, 2019, 2020 and 2021.

n.      Property and equipment, net

Property and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets, as follows:

Category	Estimated useful life
Leasehold improvement	Shorter of the lease term or estimated economic life
Building	20 years
Furniture	5 years
Office equipment	3 years
Vehicles	5 years

Repair and maintenance costs are charged to expenses as incurred, whereas the costs of renewals and betterment that extend the useful lives of property and equipment are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the cost and accumulated depreciation from the assets and accumulated depreciation accounts with any resulting gain or loss reflected in the combined and consolidated statements of operations.

o.      Goodwill

The excess of the purchase price over the fair value of net assets acquired is recorded on the combined and consolidated balance sheets as goodwill. Goodwill is not amortized, but tested for impairment annually or more frequently if event and circumstances indicate that it might be impaired.

Goodwill is tested for impairment at the reporting unit level on an annual basis (December 31 for the Group) and between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. These events or circumstances include a significant change in stock prices, business environment, legal factors, financial performances, competition, or events affecting the reporting unit. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit.

Management has determined that the Group has three reporting units within the entity at which goodwill is monitored for internal management purposes. Starting from January 1, 2020, the Group adopted ASU 2017-04, which simplifies the accounting for goodwill impairment by eliminating Step 2 from the goodwill impairment test. If the carrying amount of a reporting unit exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, versus determining an implied fair value in Step 2 to measure the impairment loss. Management evaluated the recoverability of goodwill by performing a qualitative assessment before using the quantitative impairment test approach at the reporting unit level. Based on an assessment of the qualitative factors, management determined that it is more-likely-than-not that the fair value of all three reporting units are less than its carrying amount as of December 31, 2019, 2020 and 2021.

Therefore, management performed quantitative assessment using the discounted cash flow method and taking into account the market capitalization when determining the fair value of each reporting unit. Key assumptions used to determine the estimated fair value include: (a) internal cash flows forecasts including expected revenue growth,

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

operating margins and estimated capital needs, (b) an estimated terminal value using a terminal year long-term future growth rate determined based on the growth prospects of each reporting unit; (c) a discount rate that reflects the weighted-average cost of capital adjusted for the relevant risk associated with each reporting unit’s operations and the uncertainty inherent in the Group’s internally developed forecasts; and (d) the EBITDA multiples used in the market approach fair value method. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for the reporting unit.

Based on the result of the Group’s annual goodwill impairment assessment, nil, nil and RMB1,504,525 impairment loss were recognized for the years ended December 31, 2019, 2020 and 2021, respectively (see Note 7).

p.      Intangible assets

Intangible assets are amortized using the straight-line basis over the estimated useful lives as follows:

Category	Estimated useful life
Brand name	5 years
Customer relationship	3 – 5 years
Software	5 years
Patent	19 years

q.      Long-term investments

The Group’s long-term investments include equity securities without readily determinable fair values (cost method investments before adoption of Accounting Standard Codification (“ASC”) 321) and equity method investments.

Equity securities without readily determinable fair values

For equity securities without readily determinable fair value, the Group elected to use the measurement alternative to measure those investments at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. The adoption did not have a material impact on the Group’s combined and consolidated financial position or results of operations.

The Group reviews its equity securities without readily determinable fair value for impairment at each reporting period. If a qualitative assessment indicates that the investment is impaired, the Group estimates the investment’s fair value in accordance with the principles of ASC Topic 820 — Fair Value Measurement (“ASC 820”). If the fair value is less than the investment’s carrying value, the Group would recognize an impairment loss in the combined and consolidated statements of operations.

Equity method investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Group initially records its investment at cost and subsequently recognizes the Group’s proportionate share of each equity investee’s net income or loss after the date of investment into accumulated deficit and accordingly adjusts the carrying amount of the investment. The Group reviews its equity method investments for impairment whenever an event or circumstance indicates that any OTTI has occurred. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investment.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

r.       Warrant liability

In connection with the issuances of ordinary shares, the Group may issue options or warrants to purchase ordinary shares. In certain circumstances, these options or warrants may be classified as liabilities, rather than as equity.

Warrants classified as equity are initially recorded at fair value and subsequent changes in fair value are not recognized as long as the warrants continue to be classified as equity. Warrants classified as liabilities are initially recorded at fair value with gains and losses arising from changes in fair value recognized in the consolidated statements of operations during the period in which such instruments are outstanding.

s.       Lease

The Group early adopted ASC Topic 842 — Leases (“ASC 842”) on January 1, 2017 on a modified retrospective basis. In connection with the adoption of ASC 842, the Group made an accounting policy election for all lease related asset classes, to account for the lease and non-lease components as a single lease component. The Group has also made an accounting policy election to exempt leases with an initial term of 12 months or less from being recognized on the balance sheet. Short-term leases are not significant in comparison to the Group’s overall lease portfolio. Payments related to those leases continue to be recognized in the combined and consolidated statement of operations on a straight-line basis over the lease term.

From the Perspective of Lessee

The Group leases properties for its co-working space and other locations. At the commencement of each lease, management determines its classification as an operating or finance lease. For leases that qualify as operating leases, the Group recognizes the associated lease expense on a straight-line basis over the term of the lease beginning on the date of initial possession, which is generally when the Group enters the leased premises and begins to make improvements in preparation for its intended use.

At the commencement date of a lease, the Group recognizes a lease liability for future fixed lease payments and a ROU asset representing the right to use the underlying asset during the lease term.

The future fixed lease payments are discounted using the incremental borrowing rate as the rate implicit in the lease is not readily determinable. The incremental borrowing rate is estimated on a portfolio basis and incorporating lease term, currency risk, credit risk and an adjustment for collateral. Upon adoption of ASU 2016-02 on January 1, 2017, the Group elected to use the remaining lease term as of January 1, 2017 in the estimation of the applicable discount rate for leases that were in place at adoption.

For the initial measurement of the lease liabilities for leases commencing after January 1, 2017, the Group uses the discount rate as of the commencement date of the lease, incorporating the entire lease term. Current maturities and long-term portions of operating lease liabilities are classified as lease liabilities, current and lease liabilities, non-current, respectively, in the combined and consolidated balance sheets.

The ROU asset is measured at the amount of the lease liabilities with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred and lease incentives. Variable lease expenses include rent contingent payments based on percentages of revenue as defined in the lease. It is not included in lease expenses before it incurs or becomes probable.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

From the Perspective of Lessor

The Group recognizes workspace membership revenue under ASC 842, and all the lease contracts are operating leases. The Group provides various leasing solutions for its members and generates revenues from monthly rent in the form of membership services fees or office desk rental fee. The workspace memberships enable members to access to office space, use of a shared internet connection, access to certain facilities (kitchen, common areas, etc.), as well as fee-based for the use of conference room. The price of each membership varies, based on the basis of the particular characteristics of the office space occupied by the member, the geographic location of the workspace, and the amount of desk space in the contract. The members do not have options to purchase underlying assets at termination. Renewal of memberships are on a negotiation basis before termination. The majority of the Group’s lease contracts are fixed lease payment contracts. The Group’s variable lease payments consist of certain contracts indexed to future sales revenues of the lessees. Variable membership fees are recognized when incurred. Workspace membership revenue consists primarily of fees from members and is recognized ratably, on a monthly basis, over the lease term, as access to office space is provided. The Group applied practical expedients to choose not to separate lease and non-lease components for all lease related asset classes. The consolidated component is accounted for under ASC842. The lease term for most of the membership services is less than one year. The leases do not have renewal options and penalty is imposed if the lessees early terminate the leases. Workspace membership fees are generally collected in advance each quarter. Members are generally required to provide the Group with a deposit which is normally one-month service fee. Pursuant to the term of membership agreement, the amount of deposit may be applied against the member’s unpaid balance.

The residual value of the Group’s lease assets represents the fair value of the leased assets at the end of the lease terms. The Group relies on industry data, historical experience, independent appraisals and the experience of the management team to value lease residuals.

Operating lease income from fixed payments and variable lease income for the years ended December 31, 2019, 2020 and 2021 were as follows:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Operating lease income from fixed payments	555,187	417,816	375,331
Variable operating lease income	2,807	5,168	—
Total	557,994	422,984	375,331

Lease payments receivable for the following five years as of December 31, 2021 were as follows:

As of December 31, 2021
RMB
2022	180,735
2023	59,122
2024	19,889
2025	6,483
2026	2,164
Thereafter	1,151
Total	269,544

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

t.       Revenue recognition

Revenue is recognized when control of promised goods or services is transferred to the Group’s customers in an amount of consideration to which the Group expects to be entitled to in exchange for those goods or services. The Group follows the five steps approach for revenue recognition under Topic 606: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the Group satisfies a performance obligation.

The primary sources of the Group’s revenues are as follows:

(i)     Workspace membership revenue

As set out in Note 2 “Lease, from the perspective of lessor”, workspace membership revenue is recognized under ASC 842.

(ii)    Marketing and branding services revenue

Marketing and branding services revenue primarily consists of advertising services revenue, generated by a subsidiary acquired in 2018. The service provided is accounted for as a single performance obligation and revenue is recognized over the service period by using the advertisement placed as output method.

(iii)   Other services revenue

Other services revenue primarily consists of 1) interior design and construction revenue, 2) co-working space management fees, 3) SaaS services and IOT solutions revenue and 4) charges to members for ancillary services including printing copying, etc. Design and construction revenue is generated from two subsidiaries acquired in 2018 and one subsidiary acquired in 2021. Design revenue is recognized over time based on the basis of direct measurements of the value to the customer of the services transferred to date relative to the remaining services promised under the contract. Construction revenue is recognized over time based on a percentage of contract costs incurred to date compared to the total estimated contract cost. Co-working space management fees is derived from managing branded co-working space locations for leased property owners. The fee generally consists of a monthly base amount plus revenue sharing. Revenue is recognized over time when service is provided. Variable consideration is estimated as the most likely amount to which the Group expects to be entitled. SaaS service and IOT solution is generated from a subsidiary acquired in 2019 and recognized upon the service was completed. Revenue from ancillary services to members is recorded upon performance obligation delivered per contracts.

Contract liabilities primarily result from the timing difference between the Group’s satisfaction of performance obligation and the customers’ payment. Substantial all marketing and branding revenue, and other services revenue is recognized over time during the years ended December 31, 2020 and 2021.

u.      Cost of revenue (excluding impairment loss)

Cost of revenue (excluding impairment loss) primarily consists of lease expenses, employee compensation and benefits, depreciation and amortization and other workspace operational costs such as utilities, maintenance, daily cleaning, insurance costs, office expenses, and consumables.

v.      Pre-opening expenses

Pre-opening expenses are expensed as incurred and consist of expenses incurred before a sharing workspace location opens for operations. The primary component of pre-opening expenses is lease expenses.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

w.      Government subsidies

The government subsidies provided by the local government mainly included funding to support the development of the Group’s business. The Group reports government subsidies as subsidy income when received from local government authority with no limitation on the use of the subsidies. From time to time, the Group receives government subsidies related to government sponsored projects and records such government subsidies as a liability when received and recognizes as income when the performance obligation is met or fulfilled. For the years ended December 31, 2019, 2020 and 2021, RMB16,782, RMB13,931 and RMB7,352 were received and recognized as other income in the Group’s combined and consolidated statements of operations, respectively.

x.      Value added taxes

Value-added tax (“VAT”) is reported as a deduction to revenue. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded in accrued expense and other current liabilities on the consolidated balance sheet.

y.      Income taxes

Current income taxes are provided for in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes are classified as a component of the provisions for income taxes.

z.       Share-based compensation

Share-based compensation expense arises from the Company’s share-based awards granted to its employees and non-employees.

In determining the fair value of share options granted, a binomial option pricing model is applied.

Share-based compensation expense for share options granted is recognized on a tranche-by-tranche method over the requisite service period. The Company elected to not estimate the forfeiture rate, but to account for the forfeiture when forfeitures occur.

A change in any of the terms or conditions of share awards is accounted for as a modification. The Company calculates the incremental compensation cost of modification as the excess of the fair value of the modified awards over the fair value of the original awards immediately before its terms are modified, measured based on the share price and other pertinent factors at the modification date. The Company recognizes, over the remaining requisite service period of the modified awards, the sum of the incremental compensation cost and the remaining unrecognized compensation cost, if any, for the original award on the modification date.

aa.    Comprehensive loss

Comprehensive loss includes net loss and foreign currency translation adjustments.

bb.    Commitments and Contingencies

In the normal course of business, the Group is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as business disputes, government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

cc.    Net loss per share

Basic and diluted loss per share is computed by dividing losses attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the period. During the three years ended December 31, 2019, 2020 and 2021, the Group has ordinary shares issuable upon the exercise of share options, unit purchase options and warrants as potentially dilutive ordinary shares and are excluded from the calculation for the three years, as their effects would be anti-dilutive.

dd.    Significant risks and uncertainties

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the Peoples Bank of China, controls the conversion of RMB into other currencies. The value of the RMB is subject to changes in central government policies, international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The Group’s cash and cash equivalents denominated in RMB amounted to RMB123,385 and RMB131,600 as of December 31, 2020 and 2021, respectively.

Interest rate risk

The Group is exposed to the impact of interest rate changes primarily through its variable-rate borrowings. As of December 31, 2020 and 2021, the Group has RMB1,000 and nil short-term borrowings with variable interest rates.

Concentration risks

Financial instruments that potentially expose the Group to significant concentration of credit risk primarily consist of cash and cash equivalents, term deposit and short-term investments. As of December 31, 2020 and 2021, substantially all of the Group’s cash and cash equivalents, term deposits and short-term investments were deposited in financial institutions located in the PRC. There is nil customer individually represent greater than 10% of total revenue for the year ended December 31, 2020. There is one customer individually represent 12.3% of total revenue for the year ended December 31, 2021.

There are three and one customer individually represent greater than 10% of total accounts receivable for the year ended December 31, 2020 and 2021, respectively. The aggregated percentage to total accounts receivable is 40.1% and 14.1% for the year ended December 31, 2020 and 2021, respectively.

There are no suppliers that individually represent greater than 10% of the total cost of revenue (excluding impairment loss) for the years ended December 31, 2020 and 2021.

ee.    Recent accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss methodology with an expected credit loss methodology, which will result in more timely recognition of credit losses. ASU 2016-13 is effective for annual reporting periods, and interim periods within those years, beginning after December 15, 2019, excluding entities eligible to be smaller reporting companies as defined by the SEC. For all other entities, ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Group is an emerging-growth company and has elected to adopt the new standard as of the effective date applicable to nonissuers. The Group is evaluating the impact of the adoption of this standard on its consolidated financial statements.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which focuses on amending the legacy guidance on convertible instruments and the derivatives scope exception for contracts in an entity’s own equity. ASU 2020-06 simplifies an issuer’s accounting for convertible instruments by reducing the number of accounting models that require separate accounting for embedded conversion features. ASU 2020-06 also simplifies the settlement assessment that entities are required to perform to determine whether a contract qualifies for equity classification. Further, ASU 2020-06 enhances information transparency by making targeted improvements to the disclosures for convertible instruments and earnings-per-share (EPS) guidance, i.e., aligning the diluted EPS calculation for convertible instruments by requiring that an entity use the if-converted method and that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or shares, adding information about events or conditions that occur during the reporting period that cause conversion contingencies to be met or conversion terms to be significantly changed. This update will be effective for the Group’s fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The adoption of this new accounting standard will not have a significant impact on the Group’s consolidated financial statements.

The Group does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its consolidated financial position, statements of operations and cash flows.

3.      BUSINESS ACQUISITIONS

Business acquisitions in the year ended December 31, 2019:

Acquisition of Melo Inc.

In May 2019, the Group acquired 100% equity interests of Melo Inc., a company providing technology services, at the share consideration valued at RMB107,883 under an equity exchange arrangement. The control of Melo Inc. was transferred to the Group in May 2019 and the ordinary shares of the Company were issued in August 2019. Melo Inc. controls and consolidates Weixue Tianxia through a series of contractual arrangements where the primary beneficiary is Melo Inc.

The acquisition was recorded using the acquisition method of accounting. Accordingly, the acquired assets and liabilities assumed were at their fair value on the date of acquisition. The purchase price allocation was determined by the Group with assistance of an independent valuation appraiser. The purchase prices were allocated on the date of acquisition as follows:

	RMB	Amortization Period
Cash	634
Other current assets	3,335
Property and equipment	370
Intangible assets	13,708	19 years
ROU assets	301
Lease liabilities, current	(127)
Current liabilities	(2,881)
Lease liabilities, non-current	(174)
Goodwill	92,717
Total purchase consideration	107,883

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

3.      BUSINESS ACQUISITIONS (cont.)

Other acquisitions in the year ended December 31, 2019:

During the year ended December 31, 2019, the Group also made several other business acquisitions. The total consideration of these business acquisitions was RMB22,647, of which RMB4,510 was cash consideration and RMB18,137 was previously held equity interest. The cash and cash equivalents, intangible assets, goodwill and acquired noncontrolling interests from these business acquisitions were RMB3,608, RMB562, RMB21,751 and RMB19,597, respectively. The purchase price allocations were determined by the Group with the assistance of an independent valuation appraiser.

The results of operations for all these acquired entities have been included in the Group’s combined and consolidated financial statements from their respective acquisition dates.

Business acquisitions in the year ended December 31, 2021:

During the year ended December 31, 2021, the Group made two business acquisitions which were individually and collectively immaterial business combinations. The total cash consideration of these business acquisitions was RMB3,850. The cash and cash equivalents, intangible assets, goodwill and acquired noncontrolling interests from these business acquisitions were RMB86, RMB10,699, RMB14,051 and RMB22,400, respectively. The purchase price allocations were determined by the Group with the assistance of an independent valuation appraiser.

The results of operations for all these acquired entities have been included in the Group’s combined and consolidated financial statements from their respective acquisition dates.

4.      PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Advances to suppliers(i)	63,513	49,652
Prepaid VAT	53,399	36,315
Rental deposit, current	7,825	27,361
Staff advances	4,791	5,314
Prepaid consulting expenses	3,848	5,259
Short-term construction deposits	2,838	5,559
Prepaid short-term rent	3,104	4,899
Interest receivable	490	166
Receivables from third-party payment platform	378	563
Others(ii)	38,612	33,647
Total	178,798	168,735
Less: Allowance for doubtful accounts	(15,397)	(21,059)
Total	163,401	147,676

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

4.      PREPAID EXPENSES AND OTHER CURRENT ASSETS, NET (cont.)

The Group recognized bad debt loss for prepayment and other current assets of RMB1,194, RMB11,395 and RMB5,662 in 2019, 2020 and 2021, respectively.

Notes:

(i)     Advances to suppliers mainly includes prepaid advertising costs, occupancy maintenance and facilities management expenses, prepayment to construction and design suppliers as well as prepaid financing service fee to a trust account.

(ii)    Others mainly includes the loans provided to third parties and the non-trade receivables from third parties.

5.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Leasehold improvement	393,388	346,732
Buildings	164,436	148,459
Furniture	20,504	14,480
Office equipment	32,388	27,031
Vehicles	119	99
Total cost of property and equipment	610,835	536,801
Less: Accumulated depreciation	(225,788)	(264,089)
Impairment loss	(34,595)	(41,889)
Add: Foreign exchange differences	290	252
Construction in progress	238	720
Total	350,980	231,795

Depreciation expenses for the years ended December 31, 2019, 2020 and 2021 were RMB108,303, RMB76,353 and RMB71,697, respectively.

Impairment loss for the years ended December 31, 2019, 2020 and 2021 were RMB9,479, RMB3,460 and RMB16,347, respectively.

Loss on disposal for the years ended December 31, 2019, 2020 and 2021 were RMB30,604, RMB138,827 and RMB19,389, respectively.

The building located in Kaifeng, Henan Province, with carrying amount of RMB 44,737, was pledged for a 2-year RMB9,800 bank loan which was borrowed in July, 2020.

The building located in Ningbo, Zhejiang Province, with carrying amount of RMB 82,053 as of December 31, 2021, was pledged for a 1-year RMB 32,043 bank loan borrowed in January, 2021 and another 1-year RMB 12,957 bank loan borrowed in December, 2021.

As of December 31, 2021, the Group had no significant outstanding capital commitments.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

6.      INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Brand name	16,567	27,267
Customer relationship	12,978	10,005
Software	8,805	12,978
Patent	13,708	13,708
Others	562	562
Total cost of intangible assets	52,620	64,520
Less: accumulated amortization	(24,200)	(34,355)
Impairment loss	—	(13,526)
Intangible asset	28,420	16,639

The Group recorded amortization expense of RMB10,803, RMB11,202 and RMB10,154 for the years ended December 31, 2019, 2020 and 2021, respectively. The Group recorded impairment loss of nil, nil and RMB 13,526 for the years ended December 31, 2019, 2020 and 2021, respectively. As of December 31, 2021, the future estimated amortization expenses are as below:

As of December 31, 2021

RMB
Within one year	5,226
1 – 2 years	4,160
2 – 3 years	2,824
3 – 4 years	2,291
4 – 5 years	1,551
5 years and thereafter	587
Total	16,639

7.      GOODWILL

Goodwill consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Beginning Balance	1,533,485	1,533,485
Acquisitions	—	14,051
Impairment loss	—	(1,504,525)
Ending Balance	1,533,485	43,011

During the year ended December 31, 2021, goodwill was allocated to the following three reporting units: Co-working reporting unit, marketing and branding reporting unit and others reporting unit. The Group performed qualitative assessment for each reporting unit and considers primary factors such as the impact of COVID-19, overall financial performance of the reporting unit, continuous decrease in the Group’s share price and other specific

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

7.      GOODWILL (cont.)

information related to the operations. The Group determined that the above factors are more likely than not to have a significant adverse impact on the three reporting units and therefore quantitative impairment test was performed utilizing an income approach and market approach to determine the three reporting units’ fair value.

The Group performed the quantitative analysis using the discounted cash flow method and taking into account the market capitalization when determining the fair value of each reporting unit. Key assumptions used to determine the estimated fair value include: (a) internal cash flows forecasts including expected revenue growth, operating margins and estimated capital needs, (b) an estimated terminal value using a terminal year long-term future growth rate determined based on the growth prospects of each reporting unit; (c) a discount rate that reflects the weighted-average cost of capital adjusted for the relevant risk associated with each reporting unit’s operations and the uncertainty inherent in the Group’s internally developed forecasts; and (d) the EBITDA multiples used in the market approach fair value method.

Based on the quantitative goodwill impairment test, the Group recorded goodwill impairment loss of RMB1,131,154, RMB133,523 and RMB239,848 for the co-working space, marketing and branding and others reporting units for the year ended December 31, 2021. The carrying amount of goodwill of co-working space, marketing and branding and others reporting units as of December 31, 2021 was nil, nil and RMB43,011, respectively.

8.      LONG-TERM INVESTMENTS

Long-term investments consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Equity method investments:
Youxiang City Hebei Real Estate Development and Operation Co., Ltd. (“Youxiang City”)(a)	603	—
Other equity method investments(b)	6,856	6,929

Equity securities without readily determinable fair values investments:
Green fire Decoration Engineering (Beijing) Co., Ltd. (Green Fire)(c)	—	13,821
Other equity securities without readily determinable fair values investments (d)	14,651	15,910
Less: impairment loss on long-term investments	(13,059)	(14,429)
Total	9,051	22,231

____________

Notes:

(a)      In July 2017, the Group signed an agreement with Youxiang City to invest RMB 9,000 in Youxiang City, a company focusing on real estate development and operation, for 30% equity interests. The Group paid RMB 3,000 in July 2017. In October 2020, Youxiang City reduced the registered paid-in capital to RMB 900 and returned the RMB 2,100 to the Group. In July 28, 2021, the Group signed an agreement to dispose Youxiang City to Youxiang Chuangzhi (Beijing) Technology Service Co., Ltd., which is the Group’s related party under common control. There was no gain or loss from the disposal of the Youxiang City.

(b)      The Group accounts for these investments by using equity method because the Group has the ability to exercise significant influence but does not have control over the Group has the ability to exercise significant influence but does not have control over the investees. The Group recognized gain or loss according to its equity interest percentage in these investees. In addition, the impairment recognized for other equity method investments were RMB 6,303, RMB 3,460 and RMB 471 for the years ended December 31, 2019, 2020 and 2021.

(c)      In March 2021, the Group invested RMB 13,821 in cash in Green fire, a decoration and material sales Company, for 10% equity interests. As the Group does not have the ability to exercise significant influence over the investee, the investment was accounted for by using equity securities without readily determinable fair value as of December 31, 2021. The 10% equity interest was frozen in relation to a legal case regarding a lease of property.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

8.      LONG-TERM INVESTMENTS (cont.)

(d)      The balance represents equity securities without readily determinable fair values for Group does not have the ability to exercise significant influence over the investees relating to a cost method investment. For the years ended December 31, 2019, 2020 and 2021, the Group recorded impairment losses of RMB31,150, RMB6,600 and RMB 900 to other equity securities without readily determinable fair value, respectively as the Group believes the carrying value of the investments were no longer recoverable. Among the total RMB 15,910 equity securities without readily determinable fair values investments, RMB 1,700 related to 4 long-term investments were frozen in relation to a legal case regarding a lease of property.

9.      LEASE

From the Perspective of Lessee

The Group leases real estate for terms between 2 to 20 years from real estate companies. The Group generally does not have options to extend or terminate leases, as the renewal or termination of relevant lease is on negotiation basis. Lease commences when the landlords make the space available for the Group to use.

The Group sub-leased the leased premises to provide various lease solutions. All of the Group’s leases are operating leases under ASC 842.

Supplemental balance sheet information related to the leases were as follows:

	As of December 31,
	2020	2021
	RMB	RMB
ROU assets	879,348	678,769
Operating lease liabilities – current	(365,049)	(285,200)
Operating lease liabilities – non-current	(580,562)	(428,486)
Weighted average remaining lease terms	7.71 year	7.10 year
Weighted average incremental borrowing rate	10.75%	10.09%

The gain from termination of leases for the years ended December 31, 2019, 2020 and 2021 were nil, RMB168,722 and RMB94,022, respectively and recorded in other (expense)/income, net in the combined and consolidated statement of operations.

The components of lease expenses for the years ended December 31, 2019, 2020 and 2021 were as follows:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Operating lease expenses for variable payments	1,151	453	13,413
Operating lease expenses for fixed payments	506,026	337,608	241,466
Short-term lease expenses	7,277	10,265	10,841
Total	514,454	348,326	265,720
	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	440,170	207,803	192,570

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

9.      LEASE (cont.)

Supplemental noncash information:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Operating lease liabilities arising from obtaining ROU assets	315,027	11,902	150,486

The future lease payments as of December 31, 2021 were as follows:

As of December 31, 2021
RMB
2022	285,200
2023	112,645
2024	99,606
2025	92,449
2026	75,711
Thereafter	121,146
Total lease payments	786,757
Less: imputed interest	(73,071)
Total lease liabilities	713,686

10.    OTHER ASSETS, NON-CURRENT

	As of December 31,
	2020	2021
	RMB	RMB
Long-term receivable(i)	175,000	175,000
Others	19,444	19,444
Total	194,444	194,444

____________

Notes:

(i)      Long-term receivable represents the consideration receivable generated from the disposal of buildings to a third- party buyer. The Group filed appeal against the buyer because it did not repay the consideration on time as agreed. The local court has enforced asset preservation with properties value higher than the long-term receivable according to the Group’s appeal.

11.    FAIR VALUE MEASUREMENT

The carrying amounts of cash and cash equivalents, restricted cash, term deposits, short-term investments, accounts receivables, loans receivable, prepaid expenses and other current assets, accounts payable, short-term borrowings and accrued expenses and other current liabilities approximate their fair values due to the short-term maturities. The carrying amounts of long-term borrowings approximate their fair value as their interest rates are at the same level of current market yield for comparable loans.

Measured at fair value on a non-recurring basis

The Group’s goodwill and intangible assets are primarily acquired through business acquisitions. Purchase price allocation are measured at fair value on a non-recurring basis as of the acquisition dates. The Group measures its goodwill and intangible assets at fair value on a non-recurring basis when it is annually evaluated or whenever

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

11.    FAIR VALUE MEASUREMENT (cont.)

events or changes in circumstances indicate that carrying amount of a reporting unit exceeds its fair value. Acquired intangible assets are measured using the income approach — discounted cash flow method when events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. The Group recorded nil and RMB1,504,525 impairment loss on goodwill, nil and RMB13,526 impairment loss on intangible assets for the years ended December 31, 2020 and 2021.

The Group measures ROU assets, property and equipment and other long-lived assets on a non-recurring basis whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable. The fair value is determined using models with significant unobservable inputs (Level 3 inputs), primarily the management projection of discounted future cash flow and the discount rate. The Group recorded RMB21,103, RMB4,667 and RMB13,385 impairment losses on its ROU assets, RMB9,476, RMB3,460 and RMB16,347 impairment losses on property and equipment for the years ended December 31, 2019, 2020 and 2021, respectively.

There is no transfer between different levels during the years ended December 31, 2020 and 2021.

Measured at fair value on a recurring basis

The Group measures share-based liabilities and warrant liabilities on a recurring basis. The fair value is determined using models with significant unobservable inputs (Level 3 inputs).

12.    SHORT-TERM BORROWINGS

Short-term borrowings consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Borrowings from commercial banks(i)	49,457	46,900
Borrowings from others(ii)	—	874
Total	49,457	47,774

____________

Notes:

(i)      In June 2018, the Group obtained a one-year line of credit of RMB30,000 from a PRC commercial bank with an annual interest rate of 5.655%. From March to April 2020, the Group drew three tranches of loans totalling RMB 9,000 at an annual interest rate of 5.655%, and the Group has fully repaid the loans in 2021.

In August 2019, the Group entered into a loan agreement with a PRC commercial bank. In August 2020, the Group drew RMB 1,000 at an annual interest rate of 5.20%, and the Group repaid the loans at due date in August 2021.

In December 2020, the Group obtained a two-year line of credit of RMB 90,000 from Xiamen International Bank with an annual interest rate of 6.80%. The Group drew two tranches of loans totalling RMB 37,957 in December, 2020 at an annual interest rate of 6.80% and the Group repaid the loan at due date in December 2021. In January 2021 and December 2021, the Group drew two tranches of loans totalling RMB 45,000 with an annual interest rate of 6.80%.

In May 2020, the Group obtained a one-year line of credit of RMB 1,500 from a PRC commercial bank and drew RMB 1,500 in June 2020 with an annual interest rate of 4.50%. At April 30, 2021, the Group repaid the loans and obtained another loan agreement with the bank for one-year of RMB 1,500 with an annual interest rate of 4.25%.

In February 2021, the Group obtained a one-year line of credit of RMB 519 from China Construction Bank. In May 2021, the Group drew RMB 400 from it with an interest rate of 4.25%.

(ii)     In March 2021, the Group entered into a loan agreement with a third party and drew two tranches of loans of RMB 1,000 and RMB 500 with an annual interest rate of 12.24% in March 2021 and May 2021. In June 2021, the Group drew loan of RMB 800 with an annual interest rate of 15%. The Group repaid RMB 750, RMB 291 and RMB 385 in 2021.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

13.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Penalty payable(i)	48,021	117,590
Refundable deposits from members, current	54,999	62,947
Payable for investments and acquisitions	32,688	10,556
Payable to former shareholders of acquirees	13,782	9,958
Accrued payroll	19,062	17,397
VAT payable	15,142	5,271
Other taxes payable	3,419	5,225
Interests payable	118	308
Others	21,735	18,937
Third-party loans(ii)	53,192	43,407
Amounts reimbursable to employees	1,839	2,786
Total	263,997	294,382

____________

Notes:

(i)      This item represents penalty for early termination of lease and overdue rent.

(ii)     This item represents loans borrowed from third party individuals or companies which need to repay within one year with annual interest rate from 4.85% to 20%.

14.    LONG-TERM BORROWINGS

Long-term borrowings consisted of the following:

	As of December 31,
	2020	2021
	RMB	RMB
Long-term borrowing, current	3,618	15,137
Long-term borrowings, non-current	15,242	646
Total	18,860	15,783

In connection with the acquisition of Dongyi Yuanda in July 2018, the Group assumed a loan of RMB12,000 from a commercial bank which bears an annual interest rate at 7.03%. The annual interest rate was changed to 5.00% in 2020. The Group has repaid RMB 8,000 in September 2020 and RMB1,000 in November 2021. The remaining balance of the loan as of December 31, 2021 is RMB 3,000 with mature date of December 2022.

In 2020, the Group entered into a loan agreement with a third party and obtain loans totaling RMB 7,950 which bears interest at rate of 12.24% per year. The principal and interest should be paid monthly. The Group has repaid RMB2,890 in 2020 and RMB3,618 in 2021. The remaining balance of the loan as of December 31, 2021 is RMB 1,442 with mature date of from May 2022 to June 2022.

From August to November 2021, the Group entered into loan agreements with a third party and obtained loan totaling RMB1,790 with the loan term for 2 years, which bears interest at rate of 12.24% per year. The principal and interest should be paid monthly. The Group has repaid RMB249 in 2021. The remaining balance of the loan as of December 31, 2021 is RMB 1,541, of which RMB 895 is classified as long-term borrowings, current and RMB 646 is classified as long-term borrowings with mature dates from July 2023 to November 2023.

In 2020, the Group entered into a loan agreement with another commercial bank of RMB9,800 at an annual interest rate of 7.92%. The due date was July 2022.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

15.    COST OF REVENUE (EXCLUDING IMPAIRMENT LOSS)

Cost of revenue (excluding impairment loss) consisted of the following:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Lease expenses	494,111	345,208	260,866
Employee compensation and benefits	71,134	68,890	107,739
Depreciation and amortization	109,875	76,209	68,755
Advertising costs	469,367	278,679	424,230
Other operating costs(i)	224,905	199,083	272,470
Total	1,369,392	968,069	1,134,060

____________

Notes:

(i)      Including costs for construction and design services, utilities, maintenance, daily cleaning and others.

16.    INCOME TAXES

Cayman Islands & BVI

The Company and Ucommune Group are tax-exempted companies incorporated in the Cayman Islands. A subsidiary, Ucommune International Limited, is incorporated in BVI. The foregoing companies are not subject to income tax.

United States (“U.S.”)

Ucommune N.Y. Corp. is incorporated in the U.S. and is subject to the U.S. federal income taxes. According to U.S. tax reform, a flat corporate income tax rate of 21% is effective beginning in 2018.

Hong Kong

Ucommune HK was established in Hong Kong and is subject to a two-tiered income tax rate for taxable income earned in Hong Kong effectively since April 1, 2018. The first 2,000 Hong Kong dollars of profits earned by a company is subject to be taxed at an income tax rate of 8.25%, while the remaining profits will continue to be taxed at the existing tax rate, 16.5%. No provision for Hong Kong profits tax has been made in the combined and consolidated financial statements as it has no assessable profit for the years ended December 31, 2019, 2020 and 2021.

Singapore

Ucommune Singapore Pte. Ltd. was established in Singapore and is subject to Singapore corporate income taxes at the rate of 17% for the years ended December 31, 2019, 2020 and 2021.

PRC

Effective from January 1, 2008, a new Enterprise Income Tax Law, or (“the New EIT Law”), combined the previous income tax laws for foreign invested and domestic invested enterprises in the PRC by the adoption of a unified tax rate of 25% for most enterprises with the following exceptions. According to the requirements of Cai Shui [2014] No. 26, enterprises that qualify as encouraged industrial enterprises located in Zhu Hai Heng Qin New Area (“Heng Qin New Area”) are subject to a tax rate of 15%. Shengguang Zhongshuo, as a company located in Heng Qin New Area, is qualified to enjoy the 15% preferential income tax rate.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

16.    INCOME TAXES (cont.)

According to Caishui [2019] No. 13 and Caishui [2021] No. 12, small and low-profit enterprises have updated their preferential tax conditions. The entity should meet the three conditions: 1. The annual taxable income does not exceed RMB 3,000; 2. The number of employees does not exceed 300; 3. The total assets do not exceed RMB 50,000.

For small, low-profit enterprises whose annual taxable income does not exceed RMB1,000, the preferential income tax rate was 2.5%; for the annual taxable income exceeding RMB1,000 but not more than RMB 3,000, the preferential income tax rate was 10%.

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Current tax expense	5,756	3,748	5,924
Deferred tax benefit	(884)	(884)	(1,445)
Total	4,872	2,864	4,479

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Group’s deferred tax assets were as follows:

	As of December 31,
	2020	2021
	RMB	RMB
Deferred tax assets:
Allowance for doubtful accounts	5,084	7,821
Impairment loss on long-lived assets and long-term prepaid expenses	27,289	42,634
Impairment loss on long-term investments	16,371	16,706
Accrued Liabilities	10,418	11,809
Deductible temporary difference related to advertising expenses	4,561	4,616
Deferred subsidy income	821	711
Net operating loss carrying forwards	291,750	317,242
Total deferred tax assets	356,294	401,539
Less: valuation allowance	(356,294)	(401,539)
Deferred tax assets, net	—	—

Net change in the valuation allowance of deferred tax assets are summarized as follows:

RMB
Net change of valuation allowance of Deferred tax assets
Balance at December 31, 2018	160,252
Additions-change to tax expense	119,264
Balance at December 31, 2019	279,516
Additions-change to tax expense	96,599
NOL Reductions/expirations	(19,821)
Balance at December 31, 2020	356,294
Additions-change to tax expense	66,093
NOL Reductions/expirations	(20,848)
Balance at December 31, 2021	401,539

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

16.    INCOME TAXES (cont.)

The significant components of deferred taxes liability were as follows:

	As of December 31,
	2020	2021
	RMB	RMB
Deferred tax liabilities:
Acquired intangible assets	1,543	362

The aggregate NOLs in 2021 was RMB1,778,802 deriving from entities in the PRC, Hong Kong, Singapore and U.S. The aggregate NOLs in 2020 was RMB1,721,775 deriving from entities in the PRC, Hong Kong, Singapore and U.S.

As of December 31, 2021 and 2020, the certain entities of the Company had PRC net operating tax loss carry forwards of RMB1,627,650 and RMB1,668,412, respectively. As of December 31, 2021 and 2020, the certain entities of the Company had Hong Kong net operating tax loss carry forwards of RMB 102,156 and RMB 17,470, respectively. As of December 31, 2021 and 2020, the certain entities of the Company had Singapore net operating tax loss carry forwards of RMB47,114 and RMB33,974, respectively. As of December 31, 2021 and 2020, the certain entities of the Company had U.S. net operating tax loss carry forwards of RMB1,882 and RMB1,919, respectively. The cumulative net operating loss in the PRC can be carried forward for five years, to offset future net profits for income tax purposes. The NOLs in RPC will start to expire from in 2022 through 2026 if they are not used. The tax losses in Hong Kong, Singapore and U.S. can be carried forward without an expiration date.

The Group does not file combined or consolidated tax returns, therefore, losses from individual subsidiaries of the Group may not be used to offset other subsidiaries’ earnings within the Group. Valuation allowance is considered on each individual subsidiary basis. Valuation allowance of RMB279,516, RMB356,294 and RMB401,539 had been provided as of December 31, 2019, 2020 and 2021, respectively, in respect of all deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

As a result of the Tax Act, the Company has evaluated whether it has an additional tax liability from the Global Intangible Low Taxed Income (“GILTI”) inclusion on current earnings and profits of its foreign controlled corporations. The law also provides that corporate taxpayers may benefit from a 50% reduction in the GILTI inclusion, which effectively reduces the tax rate on the foreign income to 10.5%. The GILTI inclusion further provides for a foreign tax credit in connection with the foreign taxes paid. As of December 31, 2021 and 2020, the Company does not have any aggregated positive tested income; and as such, did not record a liability for GILTI tax.

The Company will account for future tax liability arising from Global Intangible Low-Taxed Income, if any, as a period cost.

The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the years ended December 31, 2020 and 2021. The Group did not incur any significant interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

According to the PRC Tax Administration and Collection Law, the tax authority may require the taxpayer or the withholding agent to make delinquent tax payment within three years if the underpayment of taxes is resulted from the tax authority’s act or error. No late payment surcharge will be assessed under such circumstances. The

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

16.    INCOME TAXES (cont.)

statute of limitation will be three years if the underpayment of taxes is due to the computational errors made by the taxpayer or the withholding agent. Late payment surcharge will be assessed in such case. The statute of limitation will be extended to five years under special circumstances which are not clearly defined (but an underpayment of tax liability exceeding RMB100 is specifically listed as a “special circumstance”). The statute of limitation for transfer pricing related issue is ten years. There is no statute of limitation in the case of tax evasion.

Therefore, the Group is subject to examination by the PRC tax authorities based on the above.

The components of (loss) profit before income taxes are summarized as follows:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
PRC	(541,768)	(597,856)	(1,845,292)
Non-PRC	(258,485)	93,415	(313,039)
Total	(800,253)	(504,441)	(2,158,331)

The reconciliation of the effective tax rate and the statutory income tax rate applicable to PRC operations was as follow:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Loss before provision for income taxes and loss	(800,253)	(504,441)	(2,158,331)
Income tax expense computed at an applicable tax rate of 25%	(200,063)	(126,110)	(539,583)
Effect of non-deductible items	1,075	9,213	437,412
Effect of preferential tax rate	43,826	16,042	30,249
Effect of income tax rate difference in other jurisdictions	40,770	9,243	24,453
Effect of change in tax rate	—	(2,123)	(14,145)
Change in valuation allowance	119,264	96,599	66,093
Total	4,872	2,864	4,479

If the Group did not enjoy income tax exemptions and preferential tax rates for the years ended December 31, 2019, 2020 and 2021, the increase in income tax expenses and net loss per share amounts would be as follows:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Increase in income tax expenses	5,299	1,764	3,019
Net loss per share-basic and diluted*	(318.20)	(150.60)	(328.70)

____________

*        The net loss per share basic and diluted are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26)

New EIT Law includes a provision specifying that legal entities organized outside of the PRC will be considered residents for Chinese Income tax purposes if the place of effective management or control is within the PRC. The implementation rules to the New EIT Law provide that non-resident legal entities will be considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. occurs within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Group does not believe that the legal entities organized outside of the PRC within the Group should be treated as residents for EIT law purposes. If the PRC tax authorities subsequently

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

16.    INCOME TAXES (cont.)

determine that the Company and its subsidiaries registered outside the PRC should be deemed a resident enterprise, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25% with the statute subject to the determination by PRC tax authorities.

If the Company were to be a non-resident for PRC tax purpose, dividends paid to it out of profits earned by PRC subsidiaries after January 1, 2008 would be subject to 10% withholding tax, if no tax treaty is applicable. In addition, under tax treaty between the PRC and Hong Kong, if the foreign investor is incorporated in Hong Kong and qualifies as the beneficial owner, the applicable withholding tax rate may be reduced to 5%, if the investor holds at least 25% in the Foreign Invested Enterprise (“FIE”); or 10%, if the investor holds less than 25% in the FIE.

17.    SHAREHOLDER’S EQUITY

Ordinary shares

The Company was authorized to issue a total of 500,000,000 ordinary shares (25,000,000 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) of a par value of $0.0001 each ($0.002 per share retrospectively restated for effect of share consolidation on April 21, 2022) prior to the SPAC Transaction. The Company had only one class of issued ordinary shares and Holders of the Company’s ordinary shares are entitled to one vote for each share.

Upon the consummation of the SPAC Transaction, the Company changed the authorized ordinary shares of the Company to (i) 400,000,000 Class A Ordinary Shares (20,000,000 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) of a par value of US$0.0001 each ($0.002 per share retrospectively restated for effect of share consolidation on April 21, 2022) and (ii) 100,000,000 Class B Ordinary Shares (5,000,000 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) of a par value of US$0.0001 each ($0.002 per share retrospectively restated for effect of share consolidation on April 21, 2022). Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 15 votes, voting together as one class.

Upon the consummation of the SPAC Transaction, there were 3,896,861 ordinary shares (194,843 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) of Orisun remain issued and outstanding which had been replaced by the ordinary shares of the Company. The Company also issued 7,188,661 ordinary shares (359,433 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) for share incentive plan. Besides, the convertible promissory note issued to Ucommune Group was automatically converted into 24,425 ordinary shares (1,221 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022).

Upon the consummation of the SPAC Transaction, the Company issued 6,030,670 ordinary shares (301,534 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) for PIPE investors.

All outstanding rights prior to the SPAC transaction were converted into 499,892 ordinary shares (24,995 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) at the same time.

Upon the closing of the underwritten public offering on February 2, 2021, the Company issued 4,938,271 Class A ordinary shares (246,914 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) with net proceeds of RMB111,559 after deduction of underwriting discounts and commissions and other offering expenses of which RMB 18,244 was allocated to the issuance of new warrants at a combined offering.

On May 8, 2021, the Company issued 2,000,000 Earn-out Shares (100,000 of its ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) to certain shareholders for the revenue of the fiscal year of 2020 satisfied the corresponding condition.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

17.    SHAREHOLDER’S EQUITY (cont.)

Warrants

As of December 31, 2021, there were 10,352,236 warrants outstanding (517,612 of its warrants retrospectively restated for effect of share consolidation on April 21, 2022), which consist of 4,673,225 warrants (233,661 of its warrants retrospectively restated for effect of share consolidation on April 21, 2022) (including public warrants and private warrants, collectively referred to as the “Prior Warrants”) outstanding before the SPAC Transaction, 5,679,011 warrants (283,951 of its warrants retrospectively restated for effect of share consolidation on April 21, 2022) issued upon the closing of the Underwritten Public Offering on February 2, 2021 (the “New Warrants”).

Prior Warrants

Each whole public warrant that was issued with units in the initial public offering (“IPO”) of Orisun in 2019 is exercisable for one ordinary share at a price of $11.50 per full share ($230.00 per share retrospectively restated for effect of share consolidation on April 21, 2022). No fractional shares will be issued upon exercise of the public warrants. The warrants became exercisable on the date of the SPAC Transaction. No public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 90 days from the consummation of the SPAC Transaction, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the public warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their public warrants on a cashless basis. The public warrants will expire five years from the consummation of the SAPC Transaction or earlier upon redemption or liquidation.

The Company may redeem the outstanding public warrants, in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) ($330.00 per share retrospectively restated for effect of share consolidation on April 21, 2022), for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

17.    SHAREHOLDER’S EQUITY (cont.)

The private warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private warrants will be exercisable on a cashless basis at the holder’s option and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

New Warrants

On February 2, 2021, the Company completed a follow-on offering of 4,938,271 Class A ordinary shares (246,914 of its shares retrospectively restated for effect of share consolidation on April 21, 2022) and warrants to purchase 4,938,271 Class A ordinary shares (246,914 of its shares retrospectively restated for effect of share consolidation on April 21, 2022) at a combined offering price of US$4.05 for one ordinary share ($81.00 per share retrospectively restated for effect of share consolidation on April 21, 2022) and one firm warrant (“New Warrants”) to purchase one ordinary share, or the base offering. The warrants will expire on February 2, 2026. The underwriter in this offering exercised its option in full to purchase an additional 740,740 warrants (37,037 of its warrants retrospectively restated for effect of share consolidation on April 21, 2022) to purchase ordinary shares at an offering price of US$0.01 per warrant ($0.2 per warrant retrospectively restated for effect of share consolidation on April 21, 2022), which closed concurrently with the base offering.

No fractional shares will be issued upon exercise of the new warrant. No new warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the new warrants and a current prospectus relating to such shares of common stock.

The new Warrants are classified as a liability and the fair value allocated to the new Warrants was RMB11,211 as of December 31, 2021. The warrants liability will be re-measured at each reporting period until the warrants are exercised or expire and any changes will be recognized in the statement of operations. No warrants were exercised as of December 31, 2021.

The table below provides a reconciliation of the beginning and ending balance for the liabilities measured using fair significant unobservable inputs:

Insurance of warrants on February 2, 2021	18,244
Change in fair value	(6,837)
Foreign currency translation adjustment	(196)
Balance – December 31, 2021	11,211

Unit Purchase Option

There was an option purchased by the IPO underwriter of Orisun in 2019, to purchase 300,000 units (15,000 of its units retrospectively restated for effect of share consolidation on April 21, 2022) exercisable at $11.50 per unit ($230 per unit retrospectively restated for effect of share consolidation on April 21, 2022) commencing on the consummation of the SPAC Transaction. In connection with the underwriter’s election to partially exercise its over-allotment option on August 28, 2019, there was an additional 33,002 unit (1,650 of its units retrospectively restated for effect of share consolidation on April 21, 2022) purchase options issued to the underwriter. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires five years from the effective date of the registration statement related to the initial public offering of Orisun (i.e., expires by August 2, 2024).

The unit purchase options were recognized as equity instrument, which is classified within equity as additional paid-in capital.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

18.    EMPLOYEE DEFINED CONTRIBUTION

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund, unemployment insurance and other welfare benefits are provided to employees. Chinese labor regulations require that the Group’s PRC entities make contributions to the government for these benefits based on certain percentages of the employees’ salaries. The Group has no legal obligation for the benefits beyond the contributions made. The total amount for such employee benefits, which was expensed as incurred, was RMB27,965, RMB21,451 and RMB23,327 for years ended December 31, 2019, 2020 and 2021, respectively.

19.    SHARE-BASED COMPENSATION

a.      Incentive Plan

2019 Plan

On September 19, 2019, September 1, 2020 and October 13, 2020, Ucommune Group granted 13,870,231, 1,843,899 and 191,062 share options (693,512, 92,195 and 9,553 of its share options retrospectively restated for effect of share consolidation on April 21, 2022) to Ucommune Group’s employees and non-employees (the “Grantees”) at an exercise price of $0.0001 per share ($0.002 per share retrospectively restated for effect of share consolidation on April 21, 2022) respectively. The expiration date of the share options was the 10th anniversary of the date of grant. The options will vest in accordance with four types of vesting schedules set out in the respective option award agreement.

For type 1, 100% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO.

For type 2, 50% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO; 50% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO.

For type 3, 50% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO; 30% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 20% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO.

For type 4, 50% of the awarded options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 30% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO; 20% of the options shall vest and become exercisable on the third anniversary date of the Company’s IPO.

On September 1,2020, The vesting schedule of the award options for certain employees and non-employees has been changed from “50% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO; 30% of the options shall vest and become exercisable on the first anniversary date of the Company’s IPO; 20% of the options shall vest and become exercisable on the second anniversary date of the Company’s IPO”(Type 3) to “100% of the awarded options shall vest and become exercisable upon the date of the Company’s IPO”(Type 1).

2020 Plan

In connection with the SPAC Transaction, the Company adopted the 2020 Plan on November 17, 2020 (the “Replacement Date”), which is also the effective date of the SAPC Transaction to assume and replace the 2019 Plan. The Company rolled over options granted under the 2019 Plan with nearly the same terms. One option granted under the 2019 Plan was assumed and replaced by 0.4783 option under the 2020 Plan and the exercise price of the options was increased from $0.0001 per share to $0.00021 (0.0001 divided by 0.4783) per share (from $0.002 per share to $0.00418 retrospectively restated for effect of share consolidation on April 21, 2022). The 2020 Plan provides for the issuance of up to an aggregate of 7,188,661 of Class A ordinary shares (359,433 of its share options retrospectively restated for effect of share consolidation on April 21, 2022).

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

19.    SHARE-BASED COMPENSATION (cont.)

The fair value of option granted was estimated on the date of grant using the binominal option- pricing model with the following assumptions used for grants during the applicable periods:

	For the years ended December 31,
	2019	2020
	RMB	RMB
Risk-free interest rate	1.80%	0.66% – 0.71%
Volatility	37.34%	22.67% – 35.44%
Dividend yield	—	—
Life of options (in years)	10	10
Fair value of underlying ordinary shares*	830.20	689.40

____________

*        The fair value of underlying ordinary shares is presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022.

(1)    Risk-free interest rate

Risk-free interest rate was estimated based on the daily treasury long term rate of the U.S. Treasury Department with a maturity period close to the expected term of the options, plus the country default spread of China.

(2)    Volatility

The volatility of the underlying ordinary shares during the lives of the options was estimated based on the historical stock price volatility of comparable listed companies over a period comparable to the expected term of the options.

(3)    Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the expected term of the options.

(4)    Life of options

Life of options is extracted from option agreements.

Prior to the consummation of the SPAC Transaction, the estimated fair value of the ordinary shares underlying the options as of the valuation date was determined based on a contemporaneous valuation. When estimating the fair value of the ordinary shares on the valuation dates, management has considered a number of factors, including the result of a third party appraisal of the Company, while taking into account standard valuation methods and the achievement of certain events. The fair value of the ordinary shares in connection with the option grants on the valuation date was determined with the assistance of an independent third-party appraiser. The fair values of the underlying ordinary shares on each date of the grant after November 17, 2020, were the closing prices of the Company’s ordinary shares traded in the stock exchange.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

19.    SHARE-BASED COMPENSATION (cont.)

A summary of options activities during the year ended December 31, 2020 and 2021 is presented below:

	Number of options*	Weighted average exercise price USD*	Weighted average grant date fair value RMB*	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding at January 1, 2020	693,513	0.002	830.20	9.72
Granted (before Replacement Date)	101,748	0.002	689.40
Forfeited (before Replacement Date)	(63,585)	0.002	817.20
Conversion due to recapitalization	(381,691)	0.004	744.40
Forfeited (after Replacement Date)	(1,050)	0.004	830.20
Options outstanding at December 31, 2020	348,935	0.004	811.80	8.85	287,773
Granted	—	—	—
Exercised	(45,216)	0.004	806.80
Forfeited	(5,426)	0.004	803.00
Options outstanding at December 31, 2021	298,293	0.004	812.60	7.84	26,237
Options vested and expected to vest as of December 31, 2021	298,293	0.004	812.60	7.84	26,237
Options exercisable as of December 31, 2021	211,344	0.004	807.00	7.88	18,589

____________

*        The shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022.

The aggregate intrinsic value was calculated as the difference between the exercise price of the underlying awards and the closing stock price of $0.69 ($13.80 per share retrospectively restated for effect of share consolidation on April 21, 2022) of the Company’s ordinary share on December 31, 2021.

The fair values of the options granted for the years ended December 31, 2019 and 2020 are as follows, no options granted for the year ended December 31, 2021:

	For the years ended December 31,
	2019	2020
	RMB	RMB
Weighted average grant date fair value of option per share*	830.20	1,071.40
Aggregate grant date fair value of options**	575,788	373,832

____________

*        The weighted average grant date fair value of option per share is presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022.

**      In connection with the SPAC transaction effective date on November 17, 2020, the Company adopted the 2020 Plan and replace the 2019 Plan. Therefore, the aggregated grant date fair value of options for the year ended December 31, 2019 of RMB 575,788 was replaced by RMB 275,402. The aggregated grant date fair value of options granted in 2020 was RMB 98,430.

As of December 31, 2021, there was approximately RMB52,221 of total unrecognized compensation cost related to unvested share options. The unrecognized compensation costs are expected to be recognized over a weighted average period of 1.45 years.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

19.    SHARE-BASED COMPENSATION (cont.)

Total share-based compensation expense for the years ended December 31, 2020 and 2021 were as follows:

	For the year ended December 31,
	2020	2021
Cost of revenue	7,375	40,588
Selling and marketing	11,740	23,870
General and administrative	145,508	86,719
Total share-based compensation expense	164,623	151,177

b.      Earn-out compensation from SPAC Transaction

In connection with SPAC Transaction, 4,000,000 Earnout Shares (200,000 of its earnout shares retrospectively restated for effect of share consolidation on April 21, 2022) were granted to certain shareholders of Ucommune Group as disclosed in Note 1 (b).

The Company accounted for the Earnout Shares as share-based compensation under ASC 718. The Company determined the fair value of the earn-out shares using binomial model, which includes significant unobservable inputs that are classified as level 3 in the fair value hierarchy. Assumptions used to estimate the fair values of the share options granted or modified were as follows:

For the years ended December 31, 2020

RMB
Risk-free interest rate	0.10% – 0.24%
Volatility	29.80% – 32.58%
Dividend yield	—
Life (in years)	0.45 – 2.45
Fair value of the underlying ordinary shares (USD)*	163.40

____________

*        The fair value of the underlying ordinary shares is presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022.

Total share-based compensation expense of earn-out shares for the years ended December 31, 2021 were as follows:

For the year ended December 31, 2021
General and administrative	94,266

20.    NET LOSS PER SHARE

For the years ended December 31, 2019, 2020 and 2021, for the purpose of calculating net loss per share as a result of the reorganization as described in Note 1, the number of shares used in the calculation reflects the outstanding shares of the Company as if the reorganization took place at the beginning of the period presented.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

20.    NET LOSS PER SHARE (cont.)

Basic and diluted net loss per share for each of the year presented were calculated as follows:

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Numerator:
Net loss attributable to Ucommune International Ltd.’s shareholders	(791,150)	(488,492)	(1,996,413)
Denominator:
Weighted average ordinary shares used in computing basic and diluted loss per share**	2,503,708	3,257,088	4,313,064
Basic and diluted net loss per share**	(316.00)	(149.98)	(462.88)

____________

*        The potential dilutive securities were not included in the calculation of dilutive net loss per share in those periods where their inclusion would be anti-dilutive.

**      The ordinary shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26)

21.    RELATED PARTIES BALANCES AND TRANSACTIONS

The Group had the following related parities:

a.      Executive Officers and companies controlled by executive officers

b.      Equity method investees

c.      Companies controlled by the same controlling shareholders.

d.      The 30% equity holder of Shengguang Zhongshuo

e.      The wholly owned subsidiary of d.

I.       Balances:

The Group had the following related party balances:

			As of December 31,
	Relationship	Notes	2020	2021
			RMB	RMB
Amounts due from related parties:
Guangdong Advertising Co., Ltd.	(d)	(i)	2,529	35,872
Youxiang Group	(c)	(ii)	21,778	19,230
Others		(iii)	494	111
			24,801	55,213

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

21.    RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

			As of December 31,
	Relationship	Notes	2020	2021
			RMB	RMB
Amounts due to related parties:
Youxiang Group	(c)	(iv)	67,669	20,159
Angela Bai	(a)	(v)	4,750	—
Guangdong Marketing Advertising Group	(e)	(vi)	18,667	12,280
Others			1,651	2,221
			92,737	34,660

____________

Notes:

(i)      Amounts due from Guangdong Advertising Co., Ltd. are marketing service fee receivable and prepaid advertising fee.

(ii)     Amounts due from Youxiang Group are construction fee and rental deposits.

(iii)    Amounts due from others are operating management fees and operating management fees and prepaid marketing service fee.

(iv)    Amounts due to Youxiang Group are accrued lease expenses, property management expenses and borrowing with annual interest rate of 4.785%

(v)      In August 2020, Angela Bai, spouse of Dr. Daqing Mao, extended two loans of US$1,100 and RMB8,000 to the Group, respectively. One loan had an interest rate of 8.0% per annum with a maturity date of January 4, 2021, and the other had an interest rate of 4.785% per annum with a maturity date of August 15, 2021. In October 2020, Angela Bai, lent another loan of RMB 1,500 with interest rate of 4.785% and a maturity date of January 5, 2021 to the Group. As of December 31, 2021, all the loans from Angela Bai were paid off.

(vi)    Amounts due to Guangdong Marketing Advertising Group are accounts payable for advertisement distribution services.

The Group entered into leases with Youxiang Group and the related ROU assets as of December 31, 2020 and 2021 were RMB17,622 and nil, respectively. The related lease liabilities as of December 31, 2020 and 2021 were RMB24,566 and nil, respectively.

II.     Transactions:

Lease expenses

			For the Years Ended December 31,
	Relationship	Notes	2019	2020	2021
			RMB	RMB	RMB
Youxiang Group	(c)	(i)	22,336	12,645	5,134

Revenues

			For the Years Ended December 31,
	Relationship	Notes	2019	2020	2021
			RMB	RMB	RMB
Youxiang Group	(c)	(ii)	12,116	20,124	26,087
Guangdong Advertising Co., Ltd.	(d)	(iii)	117,796	77,046	45,528

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

21.    RELATED PARTIES BALANCES AND TRANSACTIONS (cont.)

Property management expense

			For the Years Ended December 31,
	Relationship	Notes	2019	2020	2021
			RMB	RMB	RMB
Youxiang Group	(c)	(iv)	3,531	3,668	5,106

Promotion consulting expense

			For the Years Ended December 31,
	Relationship	Notes	2019	2020	2021
			RMB	RMB	RMB
Xinjiang Xinzhongshuo Marketing Co., Ltd.	(a)	(v)	4,350	—	—

Purchase of advertisement distribution resources

			For the Years Ended December 31,
	Relationship	Notes	2019	2020	2021
			RMB	RMB	RMB
Xinjiang Xinzhongshuo Marketing Co., Ltd.	(a)	(vi)	47,425	5	—
Guangdong Advertising Co., Ltd.	(d)	(vi)	2,871	1,081	1,929
Guangdong Advertising Marketing Group	(e)	(vi)	8,687	10,418	12,566

Settlement of payable by disposal of a subsidiary

			For the Years Ended December 31,
	Relationship	Notes	2019	2020	2021
			RMB	RMB	RMB
Youxiang Group	(c)	(vii)	—	—	14,525

____________

Notes:

(i)      The amount represents rental expense for the operating lease to Youxiang Group.

(ii)     The amount represents consulting, construction and designing services provided to Youxiang Group.

(iii)    The amount represents marketing services provided to Guangdong Advertising Co., Ltd.

(iv)    The amount represents property management services provided by Youxiang Group.

(v)      The amount represents promotion consulting expense provided by Xinjiang Xinzhongshuo Marketing Co., Ltd.

(vi)    The amount represents advertisement distribution services provided by these related parties.

(vii)   On July 28, 2021, the Group disposed of one of its subsidiaries, Beijing Ucommune Jingkai Technology Co., Ltd. to Youxiang Group with a consideration of RMB14,525, which was used to settlement the payables due to Youxiang Group. No gain or loss recognized as it is the transaction under common control.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

22.    COMMITMENTS AND CONTINGENCIES

Capital commitment

As of December 31, 2021, the Group had no significant outstanding capital commitments.

Contingencies

From time to time, the Group is involved in various other legal and regulatory proceedings arising in the normal course of business. While the Group cannot predict the occurrence or outcome of these proceedings with certainty, it does not believe that an adverse result in any pending legal or regulatory proceeding, individually or in the aggregate, would be material to the Group’s consolidated financial condition or cash flows.

23.    RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by the Group’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s subsidiaries.

In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, a foreign invested enterprise established in the PRC is required to provide certain statutory reserves, namely general reserve fund, the enterprise expansion fund and staff welfare and bonus fund which are appropriated from net profit as reported in the enterprise’s PRC statutory accounts, which is included in retained earnings accounts in equity section of the consolidated balance sheets. A wholly-owned foreign invested enterprise is required to allocate at least 10% of its annual after-tax profit to the general reserve until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts.

Appropriations to the enterprise expansion fund and staff welfare and bonus fund are at the discretion of the board of directors for all foreign invested enterprises. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends. If any PRC subsidiary incur debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the Group. Any limitation on the ability of the PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit the ability to grow, make investments or acquisitions that could be beneficial to pay dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide statutory common reserve at least 10% of its annual after-tax profit until such reserve reaches 50% of its respective registered capital based on the enterprise’s PRC statutory accounts. The Group’s provision for the statutory common reserve is in compliance with the aforementioned requirement of the Company Law. A domestic enterprise is also required to provide for discretionary surplus reserve, at the discretion of the board of directors, from the profits determined in accordance with the enterprise’s PRC statutory accounts. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

Because the Group’s entities in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s entities in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital, additional paid-in capital and statutory reserves of the Group’s entities in the PRC. The aggregate amount of paid-in capital, additional paid-in capital and statutory reserves, which is the amount of net assets of the Group’s entities in the PRC (mainland) not available for distribution, were RMB4,211,944 and RMB4,220,272 as of December 31, 2020 and 2021, respectively.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

24.    SEGMENT INFORMATION

Operating segments are defined as components of an enterprise engaging in business activities for which separate financial information is available that is regularly evaluated by the Group’s chief operating decision makers (“CODM”) in deciding how to allocate resources and assess performance.

The Group’s CODM has been identified as the CEO. For the years ended December 31, 2019, 2020 and 2021, there are three operating segments identified including workspace membership, marketing and branding, and others.

The Group primarily operates in the PRC and substantially all of the Group’s long-lived assets are located in the PRC. The Group’s CODM evaluates performance based on each operating segment’s revenue and costs of revenue (excluding impairment loss). Revenues and cost of revenue (excluding impairment loss) by segment are presented below.

	For the years ended December 31,
	2019	2020	2021
	RMB	RMB	RMB
Revenue:
Workspace membership	557,994	422,984	376,642
Marketing and branding services	534,826	317,461	463,475
Other services	74,538	136,692	217,391
Total revenue	1,167,358	877,137	1,057,508
Cost of revenue (excluding impairment loss)
Workspace membership	(814,002)	(557,102)	(508,121)
Marketing and branding services	(485,473)	(297,893)	(444,717)
Other services	(69,917)	(113,074)	(181,222)
Total cost of revenue (excluding impairment loss)	(1,369,392)	(968,069)	(1,134,060)

The Group’s CODM does not review the financial position by operating segment, thus total assets by operating segment is not presented.

25.    PARENT ONLY INFORMATION

Basis of presentation

The condensed financial information of the Parent Company has been prepared using the same accounting policies as set out in the Group’s combined and consolidated financial statements except that the Parent Company used the equity method to account for investments in its subsidiaries and VIEs.

Investments in subsidiaries and VIEs

The Parent Company and its subsidiaries, VIEs and VIEs’ subsidiaries were included in the combined and consolidated financial statements where inter-company balances and transactions were eliminated upon consolidation. For purpose of the Parent Company’s stand-alone financial statements, its investments in subsidiaries, VIEs and VIEs’ subsidiaries were reported using the equity method of accounting. The Parent Company’s share of loss from its subsidiaries, VIEs and VIEs’ subsidiaries were reported as share of loss of subsidiaries, VIEs and VIEs’ subsidiaries in the accompanying Parent Company financial statements. Ordinarily under the equity method, an investor in an equity method investee would cease to recognize its share of the losses of an investee once the carrying value of the investment has been reduced to RMB nil absent an undertaking by the investor to provide continuing support and fund losses. For the purpose of Parent Company Information, preparation the Parent Company has continued to reflect its share, based on its proportionate interest, of the losses of subsidiaries, VIEs and VIEs’ subsidiaries regardless of the carrying value of the investment even though the Parent Company is not obligated to provide continuing support or fund losses.

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

25.    PARENT ONLY INFORMATION (cont.)

The following represents condensed unconsolidated financial information of Ucommune International Ltd.

Condensed Balance Sheets:

	As of December 31,
	2020		2021
	RMB	RMB	USD
			(Note 2)
ASSETS
Current assets
Cash and cash equivalents	181,262	1,284	201
Amount due from inter-company	235,086	493,382	77,421
Other current assets	979	—	—
Non-current assets
Investment in subsidiaries	1,623,395	—	—
TOTAL ASSETS	2,040,722	494,666	77,622

LIABILITIES AND EQUITY
Current liabilities
Investment deficit in subsidiaries and consolidated VIEs	—	97,625	15,319
Other current liabilities	40,409	49,276	7,732
Total current liabilities	40,409	146,901	23,051

Non-current liabilities:
Other non-current liabilities	—	11,211	1,759
TOTAL LIABILITIES	40,409	158,112	24,810

EQUITY
Class A ordinary shares (20,000,000 and 20,000,000 authorized, 3,549,969 and 3,896,916 issued and outstanding as of December 31, 2020 and, 2021, with par value of US$0.002(i))	49	54	8
Class B ordinary shares (5,000,000 and 5,000,000 authorized, 472,622 and 472,622 issued and outstanding as of December 31, 2020 and, 2021, with par value of US$0.002(i))	6	6	1
Additional paid-in capital	4,230,656	4,566,956	716,655
Accumulated deficit	(2,235,140)	(4,231,553)	(664,023)
Accumulated other comprehensive loss	4,742	1,091	171
TOTAL EQUITY	2,000,313	336,554	52,812
TOTAL LIABILITIES AND EQUITY	2,040,722	494,666	77,622

____________

(i)      The ordinary shares are presented on a retroactive basis to reflect the Company’s share consolidation on April 21, 2022 (Note 26).

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

25.    PARENT ONLY INFORMATION (cont.)

Condensed Statements of Operations and Comprehensive Loss:

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Loss from operations	(11,110)	(42,702)	(120,491)	(18,907)
Loss from investment in subsidiaries	(780,040)	(445,790)	(1,875,922)	(294,373)
Net loss	(791,150)	(488,492)	(1,996,413)	(313,280)
Other comprehensive loss	91	5,668	(3,651)	(573)
Total Comprehensive loss	(791,059)	(482,824)	(2,000,064)	(313,853)

Condensed Statements of Cash Flows:

	For the Years Ended December 31,
	2019	2020	2021	2021
	RMB	RMB	RMB	USD
				(Note 2)
Net cash used in operating activities	(69,622)	(179,963)	(290,529)	(45,590)
Net cash used in investing activities	—	—	—	—
Net cash provided by financing activities	69,762	375,462	111,724	17,532
Reverse recapitalization	—	39,162	—	—
Equity financing through PIPE	—	336,300	—	—
Cash received from convertible bond	69,762	—	—	—
Underwritten public offering financing, net of listing fee	—	—	111,559	17,506
Capital contribution from minority shareholders	—	—	165	26
Net increase in cash and cash equivalents	140	177,862	(176,718)	(27,731)
Cash and cash equivalents at beginning of the year	—	140	178,002	27,932
Cash and cash equivalents at end of the year	140	178,002	1,284	201

26.    SUBSEQUENT EVENTS

On January 26, 2022, the Company entered into and closed a private placement pursuant to a securities purchase agreement (the “Securities Purchase Agreement”) with JAK Opportunities LLC (the “Purchaser”) for the offering of a $3,000,000 principal amount 8% senior convertible debenture (the “Debenture”), a warrant (the “Series A Warrant”) to purchase 3,750,000 ordinary shares (187,500 of ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022) (the “Ordinary Shares”) of the Company, at an exercise price of $4.05 per Ordinary Share ($81 per Ordinary Share retrospectively restated for effect of share consolidation on April 21, 2022), a warrant (the “Series B Warrant”) to purchase 18,750,000 Ordinary Shares (937,500 of ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022), at an exercise price of $1.00 per ordinary share ($20 per Ordinary Share retrospectively restated for effect of share consolidation on April 21, 2022), and a warrant (the “Series C Warrant”, together with the Series A Warrant and the Series B Warrant, the “Warrants”) to purchase 18,750,000 Ordinary Shares (937,500 of ordinary shares retrospectively restated for effect of share consolidation on April 21, 2022), at an exercise price of $4.05 per Ordinary Share ($81 per Ordinary Share retrospectively restated for effect of share consolidation on April 21, 2022). The net proceeds to the Company from the offering were approximately $2.6 million. The Company intends to use the proceeds from the issuance of

UCOMMUNE INTERNATIONAL LTD.
NOTES TO COMBINED AND CONSOLIDATED STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2019, 2020 AND 2021
(Amounts in thousands, except share and per share data, or otherwise noted)

26.    SUBSEQUENT EVENTS (cont.)

the Debenture and the Warrants for working capital purposes. On March 1, 2022, the Company and the Purchaser entered amendment agreements to the Securities Purchase Agreement, Debenture, and Warrants to set a floor price of $0.30 per Ordinary Share ($6 per Ordinary Share retrospectively restated for effect of share consolidation on April 21, 2022) for the conversion price of the Debenture and exercise price of the Warrants. The Company has evaluated the accounting impact on private placement and determined that debenture and warrants are separately freestanding financial instrument and the warrant was classified as liability, while the fair value of warrant liability is still in the evaluation process.

On April 21, 2022, at an extraordinary general meeting, the shareholders of the Company approved a share consolidation of 20 ordinary shares with par value of US$0.0001 each in the Company’s issued and unissued share capital into one ordinary share with par value of US$0.002 (the “Share Consolidation”). Immediately following the Share Consolidation, the authorized share capital of the Company should be US$50,000.00 divided into 25,000,000 ordinary shares of par value of US$0.002 each, comprising (a) 20,000,000 Class A ordinary shares of par value of US$0.002 each and (b) 5,000,000 Class B ordinary shares of par value of US$0.002 each, and there were 4,369,506 ordinary shares outstanding. Other than the subsequent event described above, the Company did not identify any subsequent events that would have required adjustment or disclosure on the combined and consolidated financial statements.

The Company has evaluated subsequent events through the issuance of the combined and consolidated financial statements and no other subsequent event is identified that would have required adjustment or disclosure in the consolidated financial statements.